   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1996
                                                          REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                          KOLL REAL ESTATE GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          6749                  02-0426634
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

            4343 VON KARMAN AVENUE, NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 833-3030
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
                               RAYMOND J. PACINI
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          Koll Real Estate Group, Inc.
                                4343 Von Karman
                            Newport Beach, CA 92660
                                  714-833-3030
          (Name and address, including zip code, of agent for service)
                           --------------------------
                                   COPIES TO:
                            GREGORY W. PRESTON, ESQ.
                             ROBERT I. NEWTON, ESQ.
                            McDermott, Will & Emery
                                1301 Dove Street
                          Newport Beach, CA 92660-2444
                            telephone (714) 851-0633
                            facsimile (714) 851-9348
                           --------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: SECURITIES WILL BE DISTRIBUTED TO EXCHANGING DEBENTUREHOLDERS, COMMON AND PREFERRED STOCKHOLDERS OF KOLL REAL ESTATE GROUP, INC. (THE "COMPANY") AND TO CERTAIN FINANCIAL ADVISORS UPON CONSUMMATION OF THE EXCHANGE OFFER AND CAPITAL STOCK COMBINATION TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
          SECURITIES TO BE REGISTERED             BE REGISTERED(1)        PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $0.05 per share
  ("Common Stock") to be offered in exchange
  for 12% Senior Subordinated Pay-In-Kind
  Debentures due March 15, 2002 ("Senior
  Debentures").................................      9,359,208              (2)                 (2)                 (2)
Common Stock to be offered in exchange for 12%
  Subordinated Pay-In-Kind Debentures due March
  15, 2002 ("Subordinated Debentures").........      1,169,901              (3)                 (3)                 (3)
Common Stock to be issued in the Capital Stock
  Combination described in this Registration
  Statement upon the reclassification and
  consolidation of outstanding shares of Series
  A Convertible Redeemable Preferred Stock
  ("Preferred Stock")..........................      680,516(4)             (5)                 (5)                 (5)
Common Stock to be issued in the Capital Stock
  Combination described in this Registration
  Statement upon the reclassification and
  consolidation of outstanding shares of Class
  A Common Stock...............................      489,385(4)             (6)                 (6)                 (6)
Common Stock to be issued in payment of
  financial advisory services..................      107,636(7)             (8)                 (8)                 (8)
Total shares of Common Stock to be issued under
  this Registration Statement..................    11,806,646(9)                                                 $40,411(9)

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The shares of Common Stock offered hereby are on a post-Capital Stock Combination and post-Reverse Stock Split basis as described in this Registration Statement.

(2) For the purpose of calculating the registration fee in connection with the Common Stock offered hereby in exchange for Senior Debentures, the aggregate value of the shares of Common Stock has been computed in accordance with Rule 457(f) by calculating the aggregate value of the Senior Debentures, on the basis of the average of the bid and asked price of the Senior Debentures ($.645 per $1.00 face amount) in the over-the-counter market on February 12, 1997. The resulting aggregate value of $100,152,679 was then multiplied by 1/33 of one percent to arrive at a registration fee for the shares of Common Stock offered in exchange for the Senior Debentures equal to $30,349.

(3) For the purpose of calculating the registration fee in connection with the Common Stock offered hereby in exchange for Subordinated Debentures, the aggregate value of the shares of Common Stock has been computed in accordance with Rule 457(f) by calculating the aggregate value of the Subordinated Debentures, on the basis of the average of the bid and asked price of the Subordinated Debentures ($.325 per $1.00 face amount) in the over-the-counter market on February 18, 1997. The resulting aggregate value of $12,612,962 was then multiplied by 1/33 of one percent to arrive at a registration fee for the shares of Common Stock offered in exchange for the Subordinated Debentures equal to $3,822.

(4) Includes such presently indeterminate number of shares of Common Stock as may be sold by the Exchange Agent in payment of fractional shares in connection with the Reverse Stock Split described in the Registration Statement.

(5) For the purpose of calculating the registration fee in connection with the Common Stock to be issued hereby upon the reclassification of all outstanding shares of Preferred Stock pursuant to the Capital Stock Combination and Reverse Stock Split described in this Registration Statement, the aggregate value of the shares of Common Stock has been computed in accordance with Rule 457(f) by calculating the aggregate value of the currently outstanding shares of Preferred Stock, on the basis of the average of the high and low prices per share of the Preferred Stock ($.265625) as reported on NASDAQ-NMS on February 18, 1997. The resulting aggregate value of $10,329,260 was then multiplied by 1/33 of one percent to arrive at a registration fee for the shares of Common Stock deemed to be issued with respect to the outstanding shares of Preferred Stock pursuant to the Capital Stock Combination equal to $3,130.

(6) For the purpose of calculating the registration fee in connection with the Common Stock to be issued hereby upon the reclassification of all outstanding shares of Class A Common Stock pursuant to the Capital Stock Combination and Reverse Stock Split described in this Registration Statement, the aggregate value of the shares of Common Stock has been computed in accordance with Rule 457(f) by calculating the aggregate value of the currently outstanding shares of Class A Common Stock, on the basis of the average of the high and low prices per share of the Class A Common Stock ($.171876) as reported on NASDAQ-NMS on February 18, 1997. The resulting aggregate value of $8,411,312 was then multiplied by 1/33 of one percent to arrive at a registration fee for the shares of Common Stock deemed to be issued with respect to the outstanding shares of Class A Common Stock pursuant to the Capital Stock Combination equal to $2,549.

(7) Includes such presently indeterminate number of shares of Common Stock, currently estimated to equal 107,636, on a post Capital Stock Combination and Reverse Stock Split basis, as are issuable pursuant to the exercise of warrants described in this Registration Statement to be issued in payment of financial advisory services in connection with the Recapitalization described in this Registration Statement. Such shares are expected to be reoffered by the financial advisors within the next two (2) years pursuant to Rule 415. The exact number of shares issuable upon exercise of such warrants is equal to that number of shares which have an aggregate market value equal to $1,850,000 based upon the 20-day average trading price immediately following the consummation of the Recapitalization described in this Registration Statement. Such shares include 33,955 shares of Common Stock currently held at record by Libra Invest & Trade Ltd. ("Libra") for the benefit of the Company pursuant to a custody agreement between Libra and the Company and such number of newly issued shares of Common Stock necessary to satisfy the terms of the warrants.

(8) For the purpose of calculating the registration fee in connection with the Common Stock to be issued in payment of financial advisory fees upon exercise of the warrants to be issued to the respective financial advisors, the aggregate value of the shares of Common Stock has been computed based on the market value of such shares as described in such warrants. The resulting aggregate value of $1,850,000 was then multiplied by 1/33 of one percent to arrive at a registration fee for the shares of Common Stock to be issued pursuant to the warrants in payment of financial advisory fees and reoffered by such financial advisor hereunder equal to $561.

(9) The aggregate registration fee of $40,411 was calculated by adding the registration fees calculated pursuant to notes (2), (3), (5), (6) and (8) above.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                                                LOCATION IN
FORM S-4 ITEM NO. AND CAPTION                                                            PROXY STATEMENT/PROSPECTUS
--------------------------------------------------------------------------  ----------------------------------------------------
       A.  Information About the Transaction
                  1.  Forepart of Registration Statement and Outside Front
                        Cover Page of Prospectus..........................  Cover Page of Prospectus
                  2.  Inside Front and Outside Back Cover Pages of
                        Prospectus........................................  AVAILABLE INFORMATION; TABLE OF CONTENTS
                  3.  Risk Factors, Ratio of Earnings to Fixed Charges and
                        Other Information.................................  SUMMARY; INTRODUCTION; RISK FACTORS
                  4.  Terms of the Transaction............................  SUMMARY--The Recapitalization;
                                                                            SUMMARY--The Exchange Offers and Related Consent
                                                                              Solicitations; SUMMARY--The Plan; THE COMPANY
                                                                              RECAPITALIZATION; THE EXCHANGE OFFERS; THE PLAN;
                                                                              SHARES SUBJECT TO FUTURE SALE BY FINANCIAL
                                                                              ADVISORS; DESCRIPTION OF THE COMMON STOCK;
                                                                              POSSIBLE ACCOUNTING TREATMENTS
                  5.  Pro Forma Financial Information.....................  SUMMARY--Selected Historical and Pro Forma Financial
                                                                              Data; UNAUDITED HISTORIC AND PRO FORMA CONSOLI-
                                                                              DATED FINANCIAL STATEMENTS
                  6.  Material Contacts with the Company Being Acquired...  Not Applicable
                  7.  Additional Information Required for Reoffering by
                        Persons and Parties Deemed to be Underwriters.....  SHARES SUBJECT TO FUTURE SALE BY FINANCIAL ADVISORS
                  8.  Interests of Named Experts and Counsel..............  Not Applicable
                  9.  Disclosure of Commission Position on Indemnification
                        for Securities Act Liabilities....................  Not Applicable
       B.  Information About the Registrant
                 10.  Information with Respect to S-3 Registrants.........  Not Applicable
                 11.  Incorporation of Certain Information by Reference...  Not Applicable
                 12.  Information with Respect to S-2 or S-3
                        Registrants.......................................  Not Applicable
                 13.  Incorporation of Certain Information by Reference...  Not Applicable
                 14.  Information with Respect to Registrants Other Than
                        S-3 or S-2 Registrants............................  SUMMARY--The Company; BUSINESS AND PROPERTIES OF THE
                                                                              COMPANY; LEGAL PROCEEDINGS; MARKET PRICE AND
                                                                              DIVIDENDS ON THE COMPANY'S COMMON STOCK AND
                                                                              RELATED STOCKHOLDER MATTERS; SELECTED FINANCIAL
                                                                              DATA; MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                                              FINANCIAL CONDITION AND RESULTS OF OPERATIONS;
                                                                              BUSINESS

                                                                                                LOCATION IN
FORM S-4 ITEM NO. AND CAPTION                                                            PROXY STATEMENT/PROSPECTUS
--------------------------------------------------------------------------  ----------------------------------------------------
                                                                              AND PROPERTIES OF THE COMPANY--Principal
                                                                              Properties; INDEX TO FINANCIAL STATEMENTS AND SUP-
                                                                              PLEMENTARY DATA
       C.  Information About the Company Being Acquired
                 15.  Information with Respect to S-3 Companies...........  Not Applicable
                 16.  Information with Respect to S-2 or S-3 Companies....  Not Applicable
                 17.  Information with Respect to Companies Other Than S-3
                        or S-2 Companies..................................  Not Applicable
       D.  Voting and Management Information
                 18.  Information if Proxies, Consents or Authorizations
                        are to be Solicited
                      (1) Date, Time and Place Information................  Cover Page of Prospectus; INTRODUCTION; THE COMPANY
                                                                              ANNUAL MEETING; PLAN SOLICITATION-VOTING PROCE-
                                                                              DURES
                      (2) Revocability of Proxy...........................  THE COMPANY ANNUAL MEETING-Proxy Solicitation; PLAN
                                                                              SOLICITATION--VOTING PROCEDURES-Withdrawal of
                                                                              Ballots; Revocation
                      (3) Dissenters' Rights of Appraisal.................  Not Applicable
                      (4) Persons Making the Solicitation.................  THE COMPANY ANNUAL MEETING-- Proxy Solicitation
                      (5) (i) Interest of Certain Persons in Matters to be
                              Acted Upon..................................  EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY;
                                                                              EXECUTIVE COMPENSATION; PROPOSAL NO. 6 ELECT SLATE
                                                                              OF DIRECTORS TO RECONSTITUTE THE BOARD OF
                                                                              DIRECTORS
                      (ii) Voting Securities and Principal Holders
                           Thereof........................................  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL INTEREST
                                                                              HOLDERS AND MANAGEMENT
                      (6) Vote Required for Approval......................  THE COMPANY ANNUAL MEETING
                      (7) (i) Directors and Executive Officers............  EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY;
                                                                              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS;
                                                                              EXECUTIVE COMPENSATION
                      (ii) Executive Compensation.........................  EXECUTIVE COMPENSATION
                      (iii) Certain Relationships and Related
                            Transactions..................................  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                           PROXY STATEMENT/PROSPECTUS
                            AND DISCLOSURE STATEMENT

                          KOLL REAL ESTATE GROUP, INC.

OFFER TO EXCHANGE ALL OUTSTANDING 12% SENIOR SUBORDINATED PAY-IN-KIND DEBENTURES
                    DUE MARCH 15, 2002 ("SENIOR DEBENTURES")
    FOR 9,359,208 SHARES OF COMMON STOCK, PAR VALUE $0.05 PER SHARE ("COMMON
                                  STOCK"); AND
   OFFER TO EXCHANGE ALL OUTSTANDING 12% SUBORDINATED PAY-IN-KIND DEBENTURES
                 DUE MARCH 15, 2002 ("SUBORDINATED DEBENTURES")
FOR 1,169,901 SHARES OF COMMON STOCK PAR VALUE $0.05 PER SHARE (COLLECTIVELY THE
                               "EXCHANGE OFFERS")

 THE ISSUANCE OFFERS, ALL WITHDRAWAL RIGHTS WITH RESPECT THERETO, AND THE CONSENT SOLICITATIONS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME ON
 MAY   , 1997 (THE "EXPIRATION DATE"), UNLESS EXTENDED, CONSENTS MAY BE REVOKED
 AT ANY TIME PRIOR TO (BUT NOT AFTER) THE EXPIRATION DATE.
                            ------------------------

                   ISSUANCE OF 680,516 SHARES OF COMMON STOCK
   TO ALL HOLDERS OF SERIES A CONVERTIBLE PREFERRED STOCK ("PREFERRED STOCK") AND 489,385 SHARES OF COMMON STOCK TO ALL HOLDERS OF CLASS A COMMON STOCK
                       ("CLASS A COMMON STOCK") UPON THE
  RECLASSIFICATION AND COMBINATION OF PREFERRED STOCK AND CLASS A COMMON STOCK INTO ONE CLASS OF STOCK TO BE DESIGNATED "COMMON STOCK" (THE "CAPITAL STOCK
                                 COMBINATION")
                            ------------------------

  SOLICITATION OF PROXIES FOR THE ANNUAL MEETING OF STOCKHOLDERS OF KOLL REAL
                               ESTATE GROUP, INC.
                 (THE "COMPANY") TO BE HELD ON MAY   , 1997 TO:

       (i) ratify the Exchange Offers; (ii) approve amendments to the Company's Restated Certificate of Incorporation (the "Restated Certificate") to approve the Capital Stock Combination and to effect a one for one hundred (1:100) reverse stock split (the "Reverse Stock Split") of the Common Stock immediately following the completion of the Capital Stock Combination, (iii) approve amendments to the Restated Certificate and to the Company's Amended Bylaws (the "Bylaws") to eliminate the provisions providing for the Company's Board of Directors (the "Board") to be classified into three classes and to remove all supermajority voting provisions and certain other restrictive provisions; (iv) elect ten (10) directors to reconstitute the declassified Board;
       (v) ratify the appointment of Deloitte & Touche LLP as independent auditors; and (vi) transact such other business as may properly come before the Annual Meeting.
                            ------------------------

                    SOLICITATION OF ACCEPTANCES OF A PLAN OF
          REORGANIZATION (THE "PLAN") OF KOLL REAL ESTATE GROUP, INC.

 THE PLAN SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON THE EXPIRATION DATE, UNLESS EXTENDED. A HOLDER OF SENIOR DEBENTURES, SUBORDINATED DEBENTURES, PREFERRED STOCK OR COMMON STOCK IS ENTITLED TO VOTE ON THE PLAN, REGARDLESS OF WHETHER SUCH HOLDER TENDERS IN AN EXCHANGE OFFER, AND SUCH HOLDER OR A HOLDER OF OTHER CLAIMS AGAINST OR EQUITY INTERESTS IN THE COMPANY IMPAIRED UNDER THE PLAN MAY REVOKE ITS ACCEPTANCE OF THE PLAN AT ANY TIME PRIOR TO THE COMMENCEMENT BY THE COMPANY OF A JUDICIAL PROCESS TO CONFIRM THE PLAN. THE COMPANY'S BOARD OF DIRECTORS HAS NOT, AT THIS TIME, APPROVED A JUDICIAL PROCESS.
                            ------------------------

  THESE TRANSACTIONS AND THE SECURITIES OFFERED HEREBY ARE SUBJECT TO CERTAIN MATERIAL RISKS DESCRIBED HEREIN. SEE "RISK FACTORS" BEGINNING ON PAGE 31 OF THIS
                                  PROSPECTUS.
                            ------------------------

     NEITHER THESE TRANSACTIONS NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED
     IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

 The date of this Proxy Statement/Prospectus and Disclosure Statement is March
                                     , 1997.

    CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED ELSEWHERE AND AN INDEX OF ALL DEFINED TERMS IS SET FORTH ON PAGE 13 HERETO.

    This Proxy Statement, Prospectus and Disclosure Statement (collectively referred to herein as the "Prospectus") relates to the solicitation of acceptances to the proposed recapitalization (the "Recapitalization") of Koll Real Estate Group, Inc., a Delaware corporation (the "Company"), through either
(i) the proposed Exchange Offers, the Capital Stock Combination and the Reverse Stock Split; or (ii) through obtaining an order of the Court confirming the Plan which contains, generally, the same elements as the foregoing. The Company has proposed the Recapitalization, after substantial negotiations with representatives of the Debenture Holders' Committee, in order to deleverage the Company's capital structure, primarily through the exchange of Common Stock for all of the outstanding Senior Debentures and Subordinated Debentures held by non-Affiliates of the Company (collectively, the "Outstanding Debentures"). The Company believes such deleveraging will permit it to obtain financing on more favorable terms, which financing would facilitate the growth of the Company's business, including, but not limited to, the commercial and residential real estate development business and development of its Bolsa Chica project. See "Business and Properties of the Company." If the Recapitalization is not consummated, the Company believes that its current leveraged capital structure will cause the Company to incur substantially higher costs with respect to any such necessary financing.

    In addition, unless exchanged for Common Stock, the aggregate principal amount of the Outstanding Debentures will increase from approximately $206 million outstanding as of March 15, 1997, to approximately $368 million on the July 15, 2002 maturity date. The Company's financial advisors, Houlihan Lokey Howard & Zukin ("HLHZ"), have assisted the Company in preparing an analysis which indicates that the Company would need to earn a compounded return of greater than 30% per annum on the free cashflow generated by the Company's assets between 1997 and 2002 in order to fully pay the face amount of the Senior Debentures and Subordinated Debentures at maturity in 2002. See "Liquidation Analysis." As an alternative to waiting until the 2002 maturity date, the Company engaged in extensive negotiations with representatives of the Debenture Holders' Committee and its financial advisors, Rothschild, Inc. ("Rothschild"), in order to develop a proposal to exchange the Outstanding Debentures for Common Stock. Based on the current valuation prepared by the Company with the assistance of HLHZ, holders of Senior Debentures would receive Common Stock worth $0.532 per $1.00 of principal amount outstanding on March 15, 1997 and holders of Subordinated Debentures would receive Common Stock worth approximately $0.266 per $1.00 of principal amount outstanding on March 15, 1997 if they accept the Exchange Offers.

    The Exchange Offers are conditioned upon the acceptance and tender of at least 90% of the principal amount of Outstanding Debentures (the "90% Requisite Exchange Acceptance"). If the 90% Requisite Exchange Acceptance is not obtained, the Company will consider effecting the Recapitalization by seeking a Court order confirming the Plan. Representatives of the Debenture Holders' Committee, whose members hold approximately 70% of the Outstanding Debentures, have indicated to the Company that they intend to support the Exchange Offers and the Plan.

    Also, without the Recapitalization, concerns about the Company's financial strength will continue to adversely affect the Company's commercial and residential development business opportunities. Of particular concern to the Company's current and prospective client base, is the consistent reporting of quarterly losses which are primarily a result of the interest expense associated with the Outstanding Debentures. In addition to lost commercial and residential development opportunities, the Company has experienced problems with its ability to attract and retain key commercial and residential development team personnel due to the negative impact on competing for new business which has resulted from the Company's continued reporting of losses. Therefore, the Company believes that the Recapitalization will substantially enhance its current and prospective business opportunities by eliminating the financial concern and confusion that the Outstanding Debentures have caused.

    Set forth below are the major components of the proposed Recapitalization which are described in greater detail in "The Company's
Recapitalization--Description of the Recapitalization."

    - EXCHANGE OFFERS FOR THE COMPANY'S OUTSTANDING DEBENTURES. Upon the terms set forth in this Prospectus and in the accompanying materials, the Company is offering to exchange:

      56 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of the Senior Debentures outstanding as of March 15, 1997, without accrued and unpaid interest after March 15, 1997; and

      28 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of the Subordinated Debentures outstanding as of March 15, 1997, without accrued and unpaid interest after March 15, 1997.

      No fractional shares of Common Stock will be issued in the Exchange Offers. See "The Exchange Offers--Treatment of Fractional Shares."

      If the Company does not receive valid tenders of at least the 90% Requisite Exchange Acceptance, the Company currently intends to consider a variety of alternatives, including, but not limited to (i) securing financing from new equity or debt sources, (ii) forming joint ventures with other homebuilders in exchange for equity or debt capital, (iii) selling options to other homebuilders to acquire land parcels at Bolsa Chica currently owned by the Company, (iv) pursuing the Recapitalization through the Plan if the Company receives the Requisite Plan Acceptances, or (v) pursuing other alternative strategic transactions. Any of the above alternatives (other than pursuing the Plan) may result in a lower recovery of asset values by the Company and its current securityholders than is likely to occur if the Recapitalization is consummated.

      The Exchange Offers are subject to certain conditions contained in this Prospectus. For additional information regarding the Exchange Offers and the conditions applicable thereto, see "The Exchange Offers."

    - SOLICITATION OF CONSENTS OF HOLDERS OF OUTSTANDING
      DEBENTURES. Concurrently with the Exchange Offers, the Company is soliciting the consents of holders of the Outstanding Debentures (the "Consent Solicitations") to certain amendments to the respective indentures (the "Indentures"). Holders of the Outstanding Debentures who accept the Exchange Offers must consent to the Proposed Amendments which, if effected, will be binding upon all holders retaining Outstanding Debentures, whether or not such holders consented to the adoption of such amendments. For additional information regarding the Consent Solicitations, see "Proposed Amendments to Indentures."

    The applicable record date (the "Record Date") for purposes of determining the holders of Outstanding Debentures entitled to vote in the Consent Solicitations and the holders of (i) Outstanding Debentures, (ii) Preferred Stock, (iii) Class A Common Stock, and (iv) liquidated non-Contingent Claims
entitled to vote on the Plan is March   , 1997. The record date for purposes of
determining the holders of Preferred Stock and Class A Common Stock are entitled
to vote at the Annual Meeting is March   , 1997 (the "Annual Meeting Record
Date").

    It is important that the holders of the Company's outstanding debt and equity securities (other than unexercised warrants) and the holders of other claims against the Company read and carefully consider the matters described in this Prospectus, including, without limitation, all of the factors set forth under the heading "Risk Factors," and that such holders respond promptly.

    After the distribution of Common Stock as part of the Recapitalization or in connection with the Plan as described herein, (assuming 100% of the Outstanding Debentures are exchanged for Common Stock), the exchanging holders of the Outstanding Debentures will own 90% of the Common Stock and voting power of the Company, and the current holders of Preferred Stock and Class A Common Stock on a post-

Capital Stock Combination and post-Reverse Split basis will own an aggregate of 10% of such Common Stock and voting power of the Company. See "Risk Factors" and "The Company Recapitalization-- Purposes and Certain Results of the Recapitalization."

    Set forth below are charts which reflect the issuance/exchange of securities of the Company pursuant to the Recapitalization:

    In the Exchange Offer:

                                   [GRAPHIC]

    In the Capital Stock Combination:

                                   [GRAPHIC]

    In the Reverse Stock Split:

                                   [GRAPHIC]

    Set forth below are charts which reflect the voting power of the Company, assuming a 100% acceptance rate for the Exchange Offers and the approval of the Capital Stock Combination and Reverse Stock Split. The chart does not assume exercise of warrants and outstanding options. (See "The Company Recapitalization--Description of the Recapitalization--Amendment to Stock Option Plan").

    Prior to Recapitalization:

                                   [GRAPHIC]

    After Recapitalization:

                                   [GRAPHIC]

    Consummation of the Exchange Offers is subject to certain conditions which may be waived or amended by the Company in whole or in part at any time and from time to time in the Company's sole discretion. See "The Exchange
Offers--Conditions of the Exchange Offers."

    The Company reserves the right to amend, modify or supplement the Exchange Offers, the Consent Solicitations and the solicitation of acceptances of the Plan (the "Plan Solicitation") prior to their respective expiration dates. The Company also reserves the right to cancel the Exchange Offers, the Consent Solicitations and the Plan Solicitation at any time prior to their respective expiration dates. The Company will give the holders of Outstanding Debentures, Preferred Stock and Common Stock and holders of other Impaired Claims and Interests under the Plan notice of any amendments, modifications or supplements as may be required by applicable law. See "The Exchange Offers General--Expiration Date; Extensions; Amendments" and "The Plan." Neither the holders of the Company's debt securities nor the holders of the Company's equity securities will have appraisal rights in connection with the Recapitalization or the Plan, including the Exchange Offers or the Capital Stock Combination.

    This Prospectus relates to an aggregate of approximately 11,806,646 shares of Common Stock on a post-Capital Stock Combination and Reverse Stock Split basis which consist of (i) an estimated maximum of 9,359,208 shares of Common Stock issuable to the tendering holders of Senior Debentures; (ii) an estimated maximum of 1,169,901 shares of Common Stock issuable to the tendering holders of Subordinated Debentures; (iii) an estimated additional 680,516 shares of Common Stock issuable to holders of Preferred Stock pursuant to the Capital Stock Combination and the Reverse Stock Split; (iv) an estimated additional 489,385 shares of Common Stock issuable to holders of Class A Common Stock pursuant to the Capital Stock Combination and the Reverse Stock Split; and (v) the Advisor Warrants and an indeterminate number of Warrant Shares which are subject to future sale hereunder for the accounts of financial advisors currently estimated to be approximately 107,636 shares of Common Stock as described in this Prospectus under the heading "Shares Subject to Future Sale by Financial Advisors."

    The Board has determined that the Recapitalization is in the best interest of the Company and its securityholders and recommends that (i) the holders of the Outstanding Debentures accept the Exchange Offers and grant the consents to the Proposed Amendments; (ii) the Plan be approved by the holders of the Outstanding Debentures, holders of the Preferred Stock, holders of the Common Stock and holders of liquidated non-Contingent Claims under the Plan; and (iv) the holders of the Preferred Stock and Common Stock approve the proposed Recapitalization transactions and the other matters being considered at the Annual Meeting upon which they are entitled to vote.

    REPRESENTATIVES OF THE DEBENTURE HOLDERS' COMMITTEE HAVE INDICATED TO THE COMPANY THAT THEY INTEND TO SUPPORT THE RECAPITALIZATION (INCLUDING THE PLAN IF NECESSARY) AND THAT THEY INTEND TO EXCHANGE THEIR OUTSTANDING DEBENTURES, TO CONSENT TO THE PROPOSED AMENDMENTS AND TO VOTE IN FAVOR OF THE PLAN. AS OF THE RECORD DATE, MEMBERS OF THE DEBENTURE HOLDERS' COMMITTEE HELD APPROXIMATELY 70% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE OUTSTANDING DEBENTURES AND APPROXIMATELY 33% AND 13%, RESPECTIVELY, OF THE PREFERRED STOCK AND CLASS A COMMON STOCK. IN ADDITION, THE HOLDER OF APPROXIMATELY 30.5% AND 11.5%, RESPECTIVELY, OF THE PREFERRED STOCK AND CLASS A COMMON STOCK HAS INDICATED TO THE COMPANY THAT IT INTENDS TO SUPPORT THE RECAPITALIZATION (INCLUDING THE PLAN, IF NECESSARY).

    THE EXCHANGE OFFERS, CONSENT SOLICITATIONS, CAPITAL STOCK COMBINATION, REVERSE STOCK SPLIT, PLAN SOLICITATION, PROXY SOLICITATION AND OTHER OFFERS BEING MADE HEREBY ARE NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT VOTES OR TENDERS FROM, HOLDERS IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFERS, CONSENT SOLICITATIONS, CAPITAL STOCK COMBINATION, REVERSE STOCK

SPLIT, PLAN SOLICITATION, PROXY SOLICITATION AND SUCH OTHER OFFERS WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFERS, CONSENT SOLICITATIONS, CAPITAL STOCK COMBINATION, PLAN SOLICITATION, PROXY SOLICITATION AND OTHER OFFERS BEING MADE HEREBY OTHER THAN THOSE CONTAINED HEREIN. IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

    EACH HOLDER OF OUTSTANDING DEBENTURES, PREFERRED STOCK AND COMMON STOCK AND EACH OTHER HOLDER OF CLAIMS OR EQUITY INTERESTS UNDER THE PLAN SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY MATTERS CONCERNING THE EXCHANGE OFFERS, THE CONSENT SOLICITATIONS, THE CAPITAL STOCK COMBINATION, THE REVERSE STOCK SPLIT, THE PROXY SOLICITATION, THE PLAN SOLICITATION AND THE RECAPITALIZATION TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
                            ------------------------

    SINCE NO JUDICIAL PROCESS HAS BEEN COMMENCED, THIS PROSPECTUS HAS NOT BEEN APPROVED BY ANY COURT WITH RESPECT TO ADEQUACY OF INFORMATION. HOWEVER, IF A JUDICIAL PROCESS IS SUBSEQUENTLY COMMENCED AND AN ORDER FOR RELIEF IS ENTERED, THE COMPANY WILL PROMPTLY SEEK AN ORDER OF SUCH COURT THAT THE SOLICITATION OF CONSENTS TO THE PLAN BY MEANS OF THIS PROSPECTUS WAS IN COMPLIANCE WITH APPLICABLE LAW.
                            ------------------------

    The Company's Class A Common Stock and Preferred Stock is quoted on the National Association of Securities Dealers, Inc. Automatic Quotation National Market System ("NASDAQ NMS"). The Company has filed an application for the inclusion of the shares of Common Stock to be issued pursuant to this Prospectus and which have not previously been approved for inclusion on NASDAQ NMS. There can be no assurance that the shares of Common Stock to be issued and which have not been previously approved for quotation on NASDAQ NMS will be accepted for such quotation. The Company expects that, after the consummation of the Exchange Offers, the trading market for any Outstanding Debentures not tendered will be extremely limited, if any market exists for the trading thereof. See "Risk Factors--Certain Consequences to Non-Tendering Holders of Outstanding Debentures" and "The Exchange Offers-- Effects of Consummation of Exchange Offers on Non-Tendering Holders of Outstanding Debentures." However, the Company expects that the liquidity of the Common Stock will be enhanced following consummation of the Recapitalization.

    Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company as of such date.
                            ------------------------

    THIS PROSPECTUS IS FIRST BEING SENT TO THE HOLDERS OF THE COMPANY'S
OUTSTANDING DEBENTURES, PREFERRED STOCK AND CLASS A COMMON STOCK ON MARCH   ,
1997.

                      EXCHANGE AGENT AND INFORMATION AGENT

    [Mellon Bank, N.A.] will act as Exchange Agent for the Exchange Offers (the "Exchange Agent") and as ballot agent for the Plan Solicitation with respect to the holders of Outstanding Debentures, the Preferred Stock, the Common Stock, and the holders of claims and interests under the Plan. All correspondence in connection with the Exchange Offers, Consent Solicitations or Plan Solicitation, including the Letter of Transmittal/Consent Solicitation and Plan Ballots (each a "Letter of Transmittal"), should be addressed to the Exchange Agent as set forth on the back cover page hereof. The Exchange Agent will also serve as proxy agent with respect to the Annual Meeting.

    Georgeson & Company, Inc. has been appointed as Information Agent for the Exchange Offers, Consent Solicitations, the Annual Meeting and the Plan Solicitation (the "Information Agent"). All inquiries relating to the Exchange Offers, Consent Solicitation, the Annual Meeting and the Plan Solicitation should be directed to the Information Agent at the address and telephone number set forth on the back cover page hereof.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004 or from the Commission's Website at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the principal offices of the Commission in Washington, D.C. without charge, and copies of the material contained therein may be obtained from the Commission upon payment of prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference in and will be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO THE COMPANY WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS).

                               TABLE OF CONTENTS

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
EXCHANGE AGENT AND INFORMATION AGENT.........................................................................           7
AVAILABLE INFORMATION........................................................................................           8
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................................................           8
INDEX OF CERTAIN DEFINED TERMS...............................................................................          13
SUMMARY......................................................................................................          15
  The Company................................................................................................          15
  The Recapitalization.......................................................................................          15
  The Exchange Offers and Related Consent Solicitations......................................................          18
  Tendering and Consenting Procedures for Exchange Offers and Consent Solicitations..........................          19
  The Company Annual Meeting.................................................................................          21
  The Plan...................................................................................................          21
  Appraisal Rights...........................................................................................          27
  Summary Selected Historical and Pro Forma Financial Data...................................................          27
  Market Prices of the Company's Common Stock and Dividends Paid.............................................          30
RISK FACTORS.................................................................................................          31
THE COMPANY RECAPITALIZATION.................................................................................          39
  Background of the Recapitalization.........................................................................          39
  Description of the Recapitalization........................................................................          40
  Purposes and Certain Results of Recapitalization...........................................................          41
  Operations After the Recapitalization......................................................................          41
  Material Federal Income Tax Consequences...................................................................          42
  Determinations and Recommendations of the Board of Directors...............................................          42
  Determinations and Recommendations of the Debenture Holders' Committee.....................................          42
THE EXCHANGE OFFERS..........................................................................................          43
  General....................................................................................................          43
  Expiration Date; Extensions; Amendments....................................................................          43
  Proposed Amendments........................................................................................          44
  Procedure for Tendering Outstanding Debentures and Giving Consents.........................................          45
  Book-Entry Transfer Procedures.............................................................................          48
  Guaranteed Delivery Procedures.............................................................................          48
  Acceptance of Outstanding Debentures, Delivery of Common Stock.............................................          48
  Treatment of Fractional Shares.............................................................................          49
  Withdrawal Rights..........................................................................................          49
  Revocation of Consents; Defective Tenders..................................................................          50
  No Payments on Tendered Debentures.........................................................................          50
  Conditions of the Exchange Offers..........................................................................          50
  Exchange Agent.............................................................................................          52
  Information Agent..........................................................................................          52
  Effects of Consummation of Exchange Offers on Non-Tendering Holders of Outstanding Debentures..............          52
PROPOSED AMENDMENTS TO INDENTURES............................................................................          52
  Proposed Amendments to Outstanding Debentures..............................................................          53
THE COMPANY ANNUAL MEETING...................................................................................          54
  Proxy Solicitation.........................................................................................          55
PROPOSAL NO. 1 APPROVAL OF EXCHANGE OFFERS (INCLUDING THE ISSUANCE OF SHARES OF COMMON STOCK)................          57

                                                                                                                  PAGE
                                                                                                                  -----
PROPOSAL NO. 2 AMENDMENT OF ARTICLES FOURTH, FIFTH AND SIXTH OF RESTATED CERTIFICATE OF INCORPORATION TO
  EFFECT A COMBINATION OF THE CLASS A COMMON STOCK AND PREFERRED STOCK AND TO EFFECT A ONE FOR ONE HUNDRED
  (1:100) REVERSE STOCK SPLIT OF THE OUTSTANDING COMBINED COMMON STOCK.......................................          58
PROPOSAL NO. 3 AMENDMENT OF ARTICLES EIGHTH AND THIRTEENTH OF THE RESTATED CERTIFICATE AND ARTICLES III AND
  XI OF THE BYLAWS TO DELETE CLASSIFIED BOARD AND SUPERMAJORITY VOTING PROVISIONS............................          61
PROPOSAL NO. 4 AMENDMENT OF ARTICLES NINTH AND THIRTEENTH OF THE RESTATED CERTIFICATE AND ARTICLES II AND XI
  OF THE BYLAWS TO DELETE SUPERMAJORITY VOTING PROVISIONS APPLICABLE TO SPECIAL MEETINGS AND TO PERMIT
  STOCKHOLDERS TO CALL SPECIAL MEETINGS OF STOCKHOLDERS......................................................          63
PROPOSAL NO. 5 AMENDMENT OF ARTICLE TENTH OF THE RESTATED CERTIFICATE TO DELETE PROHIBITION OF STOCKHOLDER
  ACTION BY WRITTEN CONSENT AND SUPERMAJORITY VOTING PROVISIONS APPLICABLE THERETO...........................          64
PROPOSAL NO. 6 ELECT SLATE OF DIRECTORS TO RECONSTITUTE THE BOARD OF DIRECTORS...............................          65
PROPOSAL NO. 7 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.............................................          66
OTHER MATTERS................................................................................................          66
THE PLAN.....................................................................................................          66
  Brief Explanation of Reorganization under the Code.........................................................          66
  Treatment of Unclassified Claims...........................................................................          67
  Classification and Treatment of Claims and Interests Under the Plan........................................          68
  Means for Implementation of the Plan.......................................................................          71
  Distributions Under the Plan...............................................................................          72
  Summary of Other Provisions of the Plan....................................................................          73
  Intended Actions During the Chapter 11 Case................................................................          75
  Confirmation Standards.....................................................................................          76
  Confirmation of the Plan Without Acceptance by All Voting Classes..........................................          77
  Alternatives to Confirmation and Consummation of the Plan..................................................          79
PLAN SOLICITATION--VOTING PROCEDURES.........................................................................          80
  General....................................................................................................          80
  Record Date................................................................................................          80
  Voting Expiration Date; Extensions; Amendments.............................................................          80
  Voting Procedures and Other Requirements...................................................................          81
  Beneficial Interest Holders................................................................................          82
  Agreements Upon Furnishing Ballots.........................................................................          85
  Method of Delivery of Ballots..............................................................................          85
  Withdrawal of Ballots; Revocation..........................................................................          85
  Waivers of Defects, Irregularities, Etc....................................................................          86
SHARES SUBJECT TO FUTURE SALE BY FINANCIAL ADVISORS..........................................................          87
HISTORIC AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
  STATEMENTS.................................................................................................          88
SELECTED FINANCIAL DATA......................................................................................          91
PROJECTIONS OF CERTAIN FINANCIAL DATA OF THE COMPANY.........................................................          93
  PROJECTED FINANCIAL DATA--THE EXCHANGE OFFERS..............................................................          94
  PROJECTED FINANCIAL DATA--THE PLAN.........................................................................          96
POSSIBLE ACCOUNTING TREATMENTS...............................................................................          98
LIQUIDATION ANALYSIS.........................................................................................          98

                                                                                                                  PAGE
                                                                                                                  -----
DESCRIPTION OF THE COMMON STOCK..............................................................................         105
MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS..................         105
DESCRIPTION OF OUTSTANDING DEBENTURES........................................................................         106
  Terms......................................................................................................         106
  Optional Redemption........................................................................................         107
  Change of Control..........................................................................................         107
  Subordination..............................................................................................         107
  Certain Covenants..........................................................................................         108
  Successor Company..........................................................................................         109
  Defaults and Certain Rights on Default.....................................................................         109
  Amendment, Supplement, Waiver..............................................................................         110
  Transfer...................................................................................................         111
  Defeasance.................................................................................................         111
  Concerning the Trustees....................................................................................         111
  Governing Law..............................................................................................         111
  Certain Definitions........................................................................................         112
BUSINESS AND PROPERTIES OF THE COMPANY.......................................................................         115
  Business...................................................................................................         115
  Principal Properties.......................................................................................         115
  Environmental and Regulatory Matters.......................................................................         118
  Corporate Indemnification Matters..........................................................................         118
  Employees..................................................................................................         119
  Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995...........................         119
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................         120
  General....................................................................................................         120
  Liquidity and Capital Resources............................................................................         120
  Financial Condition........................................................................................         121
  Results of Operations......................................................................................         122
LEGAL PROCEEDINGS............................................................................................         124
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY..............................................................         125
EXECUTIVE COMPENSATION.......................................................................................         127
  Summary Compensation Table.................................................................................         127
  Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value...................         128
  Executive Retirement and Savings Program...................................................................         128
  Compensation of Directors..................................................................................         129
  Employment Agreements......................................................................................         132
  Committee Interlocks and Insider Participation.............................................................         132
  Report of the Compensation Committee.......................................................................         132
  Stock Price Performance Comparison.........................................................................         135
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL INTEREST HOLDERS AND MANAGEMENT.....................................         136
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................................................         138
  License and Non-Competition Agreements.....................................................................         138
  Construction Management Agreements.........................................................................         138
  Service Agreements.........................................................................................         138
  Sublease Agreements........................................................................................         138
  Development Fees...........................................................................................         138

                                                                                                                  PAGE
                                                                                                                  -----
  Joint Business Opportunity Agreement.......................................................................         139
  Director Resignation and Termination of Stock Pledge.......................................................         139
  Note Receivable............................................................................................         139
  Other Transactions.........................................................................................         140
MATERIAL FEDERAL INCOME TAX CONSEQUENCES.....................................................................         140
FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS TO HOLDERS OF OUTSTANDING DEBENTURES..................         140
  General....................................................................................................         140
  Federal Income Tax Consequences of the Exchange Offers to Holders of Preferred Stock.......................         142
  Federal Income Tax Consequences of the Exchange Offers to Holders of Class A Common Stock..................         142
  Backup Withholding and Information Reporting...............................................................         142
  Federal Income Tax Consequences of the Exchange Offers to the Company; Cancellation of Indebtedness
    Income...................................................................................................         142
FEDERAL INCOME TAX CONSEQUENCES OF PLAN......................................................................         143
LEGAL MATTERS................................................................................................         144
EXPERTS......................................................................................................         144
INDEX TO AUDITED HISTORIC FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA........................................         F-1
APPENDIX A...................................................................................................         A-1

                         INDEX OF CERTAIN DEFINED TERMS

    Set forth below are certain defined terms used in this Prospectus the definitions for which are indicated herein and in Appendix A hereto.

                                                                                                            PAGE
                                                                                                          ---------
Administrative Claim....................................................................................        A-3
Advisor Warrants........................................................................................         87
Affiliate...............................................................................................        A-3
Allowed Administrative Claim............................................................................        A-3
Allowed Claim...........................................................................................        A-3
Allowed Interest........................................................................................        A-3
Amended Indentures......................................................................................         34
Annual Meeting Proposals................................................................................         21
Annual Meeting Record Date..............................................................................          3
Auditor Proposal........................................................................................         55
Ballot..................................................................................................         27
Beneficial Interest Holders.............................................................................         81
Best Interests Test.....................................................................................         76
Board...................................................................................................          1
Board Election Proposal.................................................................................         54
Board Proposal..........................................................................................         54
Book-Entry Transfer.....................................................................................         48
Book-Entry Transfer Facilities..........................................................................         48
Book-Entry Transfer Facility............................................................................         48
Bylaws..................................................................................................          1
Capital Stock Combination...............................................................................          1
Capital Stock Combination and Reverse Split Proposal....................................................         54
Case....................................................................................................         21
Cash....................................................................................................        A-4
Claim...................................................................................................        A-4
Class...................................................................................................        A-4
Class A Common Stock....................................................................................          1
Code....................................................................................................         21
Commencement Date.......................................................................................         19
Commission..............................................................................................          8
Common Stock............................................................................................          1
Company.................................................................................................          2
Confirmation Date.......................................................................................        A-4
Confirmation Order......................................................................................        A-4
Consent Solicitations...................................................................................          3
Contested Claim or Interest.............................................................................        A-4
Contingent..............................................................................................        A-5
Court...................................................................................................        A-5
Creditor................................................................................................        A-5
Debenture Holders' Committee............................................................................         15
Distribution Record Date................................................................................         72
Effective Date..........................................................................................        A-5
Eligible Institution....................................................................................         45
Equity Holder...........................................................................................        A-5
Exchange Act............................................................................................          8
Exchange Agent..........................................................................................          7
Exchange Offers.........................................................................................          1

                                                                                                            PAGE
                                                                                                          ---------
Exchange Offers Proposal................................................................................         54
Expiration Date.........................................................................................         19
Future Shares...........................................................................................         35
HLHZ....................................................................................................          2
Impaired................................................................................................        A-5
Impaired Securities.....................................................................................    72; A-5
Indentures..............................................................................................          3
Information Agent.......................................................................................          8
Interest................................................................................................        A-5
IRS.....................................................................................................         32
Letter of Transmittal...................................................................................          8
Master Ballot...........................................................................................         27
Merger..................................................................................................         39
MWE.....................................................................................................         15
NASDAQ NMS..............................................................................................          7
Notice of Guaranteed Delivery...........................................................................         48
Outstanding Debentures..................................................................................          2
Plan....................................................................................................          1
Plan Solicitation.......................................................................................          6
Preferred Stock.........................................................................................          1
Projections.............................................................................................         38
Proposed Amendments.....................................................................................         16
Prospectus..............................................................................................          2
Proxy...................................................................................................         21
Recapitalization........................................................................................          2
Record Date.............................................................................................          3
Record Holder...........................................................................................         19
Registration Statement..................................................................................          8
Requisite Acceptance Condition..........................................................................         50
90% Requisite Exchange Acceptances......................................................................          2
Requisite Claims Acceptances............................................................................         26
Requisite Consents......................................................................................         18
Requisite Interest Acceptances..........................................................................         26
Requisite Plan Acceptances..............................................................................         26
Restated Certificate....................................................................................          1
Reverse Stock Split.....................................................................................          1
Rothschild..............................................................................................          2
Rules...................................................................................................         21
Securities Act..........................................................................................          8
Senior Debentures.......................................................................................          1
Solicitation Materials..................................................................................         27
Special Meetings Proposal...............................................................................         54
Subordinated Debentures.................................................................................          1
Tax Claim...............................................................................................        A-6
Trustees................................................................................................         53
Unimpaired..............................................................................................        A-7
Unliquidated............................................................................................        A-7
Voting Expiration Date..................................................................................         80
Warrant Shares..........................................................................................         87
WGM.....................................................................................................         15
Written Consent Proposal................................................................................         54

                                    SUMMARY

    THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO AND THE PRO FORMA INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, THE APPENDICES HERETO, AND THE OTHER DOCUMENTS REFERENCED HEREIN. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROSPECTUS, AND AN INDEX OF SUCH DEFINED TERMS IS SET FORTH ON PAGE 13 HERETO.

THE COMPANY

    Koll Real Estate Group, Inc. is a real estate holding company with properties principally in Southern California. The principal activities of the Company and its consolidated subsidiaries include: (i) obtaining zoning and other entitlements for land it owns and improving the land for residential development; (ii) single and multi-family residential construction in Southern California; and (iii) providing commercial, industrial, retail and residential real estate development services to third parties, including feasibility studies, entitlement coordination, project planning, construction management, financing, marketing, acquisition, disposition and asset management services on a national and international basis, through its offices throughout California, and in Dallas, Phoenix, Seattle, Shanghai, China and Taipei, Taiwan. Once the residential land owned by the Company is entitled, the Company may sell unimproved land to other developers or investors; sell improved land to homebuilders; or participate in joint ventures with other developers, investors or homebuilders to finance and construct infrastructure and homes.

    The Company's executive offices are located at 4343 Von Karman Avenue, Newport Beach, California 92660; telephone number (714) 833-3030.

THE RECAPITALIZATION

    DESCRIPTION OF DEBENTURE HOLDERS' COMMITTEE PROCESS. In February 1996, the Company engaged HLHZ and McDermott, Will & Emery ("MWE") to act as its financial and legal advisors, respectively. In August 1996, in order to pursue the Company's stated strategic objective to evaluate alternatives to deleverage the Company's capital structure, the Company commenced negotiations with representatives of a restricted group of holders, who, as of the Record Date, hold approximately 70% of the Outstanding Debentures (the "Debenture Holders Committee"). In May 1996, the Debenture Holders' Committee retained Rothschild and Weil, Gotshal & Manges L.L.P. ("WGM") as its financial and legal advisors, respectively. The proposed Recapitalization is the result of extensive negotiations and is supported by the representatives of the Debenture Holders' Committee who have indicated their intention to accept the Exchange Offers and to vote in favor of the Plan. Unless exchanged for Common Stock, the aggregate principal amount of the Outstanding Debentures will increase from approximately $206 million as of March 31, 1997, to approximately $368 million on the March 15, 2002 maturity date. The Company's financial advisors have assisted the Company in preparing an analysis which indicates that the Company would need to earn a compounded return of greater than 30% per annum on the free cashflow generated by the Company's assets between 1997 and 2002 in order to fully pay the face amount of the Senior Debentures and Subordinated Debentures at maturity in 2002. As an alternative to waiting until the 2002 maturity date, the Company has engaged in extensive negotiations with the Debenture Holders' Committee and its financial advisors in order to develop a proposal to exchange the Outstanding Debentures for Common Stock. Based on the current valuation prepared by the Company with the assistance of HLHZ, which is subject to the assumptions detailed in the Prospectus, holders of Senior Debentures would receive Common Stock worth approximately $0.532 per $1.00 of principal amount outstanding on March 15, 1997 and holders of Subordinated Debentures would receive Common Stock worth approximately $0.266 per $1.00 of principal amount outstanding on March 15, 1997 if they accept the Exchange Offers. If the 90% Requisite Exchange Acceptance is not obtained, the Company will consider other alternatives, including effecting the Recapitalization by seeking a Court order confirming the Plan. The representatives of the Debenture Holders' Committee, whose members hold approximately 70% of the Outstanding Debentures and approximately 33% and 13%, respectively, of the Preferred Stock and Class A Common Stock, have indicated that they intend to support the Plan. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Plan.

    DESCRIPTION OF RECAPITALIZATION. The proposed Recapitalization consists of the major elements summarized below. The Company is seeking to exchange all of the Outstanding Debentures for Common Stock pursuant to the Exchange Offers and is seeking acceptances of the Plan from the holders of the Outstanding Debentures, Preferred Stock, Class A Common Stock and the holders of other Impaired Claims and Interests. If the Company does not receive the 90% Requisite Exchange Acceptances but does receive the Requisite Plan Acceptances (as described below in "Summary-Plan-Plan Acceptances"), the Company may, but reserves the right not to use such acceptances to obtain a Court order confirming the Plan. See "Summary--The Plan" and "The Plan."

    The Recapitalization and the securities offered hereby are subject to certain material risks and other factors which should be considered in connection therewith. See "Risk Factors."

    EXCHANGE OFFERS FOR THE OUTSTANDING DEBENTURES AND RELATED CONSENT SOLICITATIONS. Pursuant to the Exchange Offers being made hereby, as more fully described herein under "The Exchange Offers," the Company is offering to exchange (i) 56 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 in principal amount of the Senior Debentures outstanding as of March 15, 1997, without subsequent accrued and unpaid interest; and (ii) 28 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 in principal amount of Subordinated Debentures outstanding as of March 15, 1997, without subsequent accrued and unpaid interest. Tendering holders of Outstanding Debentures will not receive payment of, and waive all rights and claims to, accrued and unpaid interest on the Outstanding Debentures tendered for exchange. No fractional shares of Common Stock will be issued in the Exchange Offers. See "The Exchange Offers--Treatment of Fractional Shares." Concurrently with the Exchange Offers, the Company is soliciting the consent of the holders of the Outstanding Debentures to certain amendments to the Indentures (the "Proposed Amendments"). See "Proposed Amendments to Indentures."

    CONSENT SOLICITATION WITH RESPECT TO THE OUTSTANDING
DEBENTURES. Concurrently with the making of the Exchange Offers, the Company is soliciting from the holders of the Outstanding Debentures their consents to the Proposed Amendments to remove certain restrictive covenants under the Indentures in the event all Outstanding Debentures are not exchanged pursuant to the Exchange Offers. See "Proposed Amendments to Indentures."

    CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT. As part of the Recapitalization, the Company is recommending to the holders of Class A Common and Preferred Stock that they approve proposals at the Annual Meeting, which among other things, approve an amendment to the Restated Certificate in order to effect the Capital Stock Combination and to effect the Reverse Stock Split. Pursuant to the Capital Stock Combination, all classes and series of capital stock will be reclassified and combined into one class of capital stock designated "Common Stock." Each outstanding share of Preferred Stock will be reclassified to be one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one (1) share of Common Stock. Immediately following such reclassification and combination, pursuant to the Reverse Stock Split each outstanding share of Common Stock will be reverse split on a one for one hundred (1:100) basis. After the Capital Stock Combination, the Common Stock will have the same rights, preferences and privileges that the Class A Common Stock had prior to the Capital Stock Combination.

    Representatives of the Debenture Holders' Committee, whose members hold approximately 33% and 13%, respectively, of the Preferred Stock and Class A Common Stock have indicated to the Company that they intend to approve the Capital Stock Combination and the Reverse Stock Split. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Capital Stock Combination and the Reverse Stock Split. No fractional shares of Common Stock will be issued pursuant to the Capital Stock Combination and/or Reverse Stock Split. See "The Company Annual Meeting--Proposal No. 2."

    AMENDMENT OF STOCK OPTION PLAN. As part of the Recapitalization, the Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") will be amended effective upon the consummation of the Recapitalization to reduce the aggregate number of shares of Common Stock that may be issued under the 1993 Plan, on a post-Capital Stock Combination and post-Reverse Stock Split basis, to 751,449 shares of Common Stock, representing 6% of the Company's fully diluted equity. The holders of all outstanding options previously issued under the 1993 Plan have agreed to the cancellation of such options. See "The Company Recapitalization--Description of the Recapitalization--Amendment of Stock Option Plan."

    THE PLAN. As described above, if the Company receives the Requisite Plan Acceptances, the Company may, but expressly reserves the right not to, effect the Recapitalization by seeking a judicial confirmation of the Plan. See "Summary--The Plan" and "The Plan."

    PURPOSES OF THE RECAPITALIZATION. The proposed Recapitalization, whether achieved pursuant to the Exchange Offers and the Annual Meeting Proposals or pursuant to the Plan, is primarily intended to deleverage the Company's capital structure in order to maximize realization of the Company's asset values and the growth of its business. As an alternative to waiting until the Debentures maturity date in 2002, the Company engaged in extensive negotiations with representatives of the Debenture Holders' Committee and its financial advisors in order to develop a proposal to exchange the Outstanding Debentures for Common Stock. Based on the current valuation prepared by the Company with the assistance of HLHZ, holders of Senior Debentures would receive Common Stock worth approximately $0.532 per $1.00 of principal amount outstanding on March 15, 1997 and holders of Subordinated Debentures would receive Common Stock worth approximately $0.266 per $1.00 of principal amount outstanding on March 15, 1997 if they accept the Exchange Offers. If the 90% Requisite Exchange Acceptance is not obtained, the Company will consider effecting the Recapitalization by seeking a Court order confirming the Plan. Representatives of the Debenture Holders' Committee, whose members hold approximately 70% of the Outstanding Debentures and approximately 33% and 13%, respectively, of the Preferred Stock and Class A Common Stock, have indicated that they intend to support the Plan. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Plan. The Company believes that such deleveraging will permit it to obtain financing on more favorable terms, which financing would facilitate the growth of the Company's business, including, but not limited to, the commercial and residential real estate development business and the development of its Bolsa Chica project. If the Recapitalization is not consummated, the Company believes the Company's current leveraged capital structure will cause the Company to incur substantially higher costs with respect to any such necessary financing, which will negatively impact the realization of asset values and will limit the Company's growth. In addition, concern about the Company's continued reporting of operating losses will continue to adversely affect the Company's commercial and residential development business opportunities. Of particular concern to the Company's current and prospective client base, is the consistent reporting of quarterly losses which are primarily a result of the interest expense associated with the Outstanding Debentures. In addition to lost commercial development opportunities, the Company has experienced problems with its ability to attract and retain key commercial and residential development team personnel due to their concern as to the ability of the Company to compete for new business. Therefore, the Company believes that the Recapitalization will substantially enhance its current and prospective business opportunities by eliminating the financial concern and confusion that the Outstanding Debentures have caused. See "The Company Recapitalization--Purposes of the Recapitalization." The Recapitalization will have an important impact on the Company and on the current holders of the Preferred Stock, Common Stock and Outstanding Debentures, including a significant dilution of the beneficial ownership interests and voting power of current holders of the Preferred Stock and Common Stock. See "Risk Factors--Dilution; Shares Eligible for Future Sales."

    DETERMINATIONS AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE
COMPANY. The Board has determined that (i) the Recapitalization is in the best interests of the Company and its security holders; (ii) it is in the best interests of the Company and its security holders to solicit acceptances of the Plan to be implemented if and at such time as the Board deems it may be in the best interests of the Company and its security holders and other holders of claims against or interests in the Company to commence a judicial process to effect the Plan, including in the event that the Recapitalization is not consummated through the Exchange Offers and the Annual Meeting Proposals; and
(iii) it is in the best interests of the Company and its security holders that the Annual Meeting Proposals be approved. The Board also recommends that (i) the holders of the Outstanding Debentures accept the Exchange Offers; (ii) the holders of the Outstanding Debentures grant the consents to the Proposed Amendments; (iii) the holders of the Outstanding Debentures, the Preferred Stock and Class A Common Stock and holders of other Impaired Claims and Interests approve the Plan; and (iv) the holders of the Preferred Stock and Class A Common Stock approve the Annual Meeting Proposals.

    DETERMINATIONS AND RECOMMENDATION OF THE DEBENTURE HOLDERS'
COMMITTEE. Representatives of the members of the Debenture Holders' Committee, constituting approximately 70% of the Outstanding Debentures and approximately 33% and 13%, respectively, of the Preferred Stock and Class A Common Stock, have indicated to the Company that they intend to support the Recapitalization. The Company has been informed by the representatives of the Debenture Holders' Committee that their decision to support the Recapitalization was based upon, among other things, their determination that (i) the consideration to be received by the holders of Outstanding Debentures will provide such holders with a significant equity interest in the Company, (ii) the value of the Company will be enhanced by the Recapitalization, and (iii) the Company will have greater opportunities in the event the Company is deleveraged as a result of the Recapitalization.

    MATERIAL FEDERAL INCOME TAX CONSEQUENCES. The federal income tax consequences to the Company and holders of the Company's securities as a result of the transactions occurring as part of and in connection with the Recapitalization or the Plan may be material. Neither the Company nor its tax counsel is expressing any opinion with respect to these tax consequences. The tax consequences to holders of the Company's securities depend on the type of security held and the resolution of various uncertain issues. See "Material Federal Income Tax Consequences" and "Risk Factors--Tax Matters."

THE EXCHANGE OFFERS AND RELATED CONSENT SOLICITATIONS

    GENERAL. Pursuant to the Exchange Offers, the Company is offering to exchange (i) 56 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Senior Debentures, outstanding as of March 15, 1997, without subsequent accrued and unpaid interest and 28 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Subordinated Debentures, outstanding as of March 15, 1997, without subsequent accrued and unpaid interest. Tendering holders of Outstanding Debentures will not receive payment of, and waive all rights and claims to, accrued and unpaid interest on all Outstanding Debentures tendered for exchange. See "The Exchange Offers--Payments on Outstanding Debentures."

    CERTAIN CONDITIONS TO EXCHANGE OFFERS. The Exchange Offers are conditioned on, among other things, the 90% Requisite Exchange Acceptances and receipt by the Company of consents to the Proposed Amendments representing more than 50% of the outstanding principal amount of each of the Senior Debentures and the Subordinated Debentures (the "Requisite Consents"). The Exchange Offers are also conditioned on approval of the Plan and the Annual Meeting Proposals described below and upon the Company's final determination to accept any tendered Outstanding Debentures pursuant to the Exchange

Offers and its determination not to pursue the Recapitalization by seeking confirmation of the Plan. The Company may waive certain of the conditions to the Exchange Offers, in whole or in part, at any time and from time to time in its sole discretion. See "The Exchange Offers--Conditions of the Exchange Offers."

    EFFECTS OF CONSUMMATION OF EXCHANGE OFFERS ON NON-TENDERING HOLDERS OF OUTSTANDING DEBENTURES. The successful completion of the Exchange Offers will have certain adverse consequences to holders of Outstanding Debentures who do not tender in the Exchange Offers. See "Risk Factors--Certain Consequences to Non-Tendering Holders of Outstanding Debentures." IN ORDER FOR THE RECAPITALIZATION TO BE CONSUMMATED WITHOUT RESORT TO THE PLAN, HOLDERS OF AT LEAST 90% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE OUTSTANDING DEBENTURES MUST TENDER IN THE EXCHANGE OFFERS. If the Company does not receive the 90% Requisite Exchange Acceptances, but does receive the Requisite Plan Acceptances, the Company may, but reserves the right not to, effect the Recapitalization by seeking a judicial confirmation of the Plan. See "Risk Factors--Certain Consequences to Non-Tendering Holders of Outstanding Debentures." See also "The Exchange Offers--Effects of Consummation of Exchange Offers on Non-Tendering Holders of Outstanding Debentures" and "Proposed Amendments to Outstanding Debentures of the Company."

    The Company is soliciting the Requisite Consents to the Proposed Amendments which, if obtained, will eliminate certain of the restrictive covenants contained in the Indentures. The provisions to be eliminated include the restrictive covenants prohibiting the Company from paying cash dividends on its capital stock or purchasing or redeeming capital stock or certain subordinated obligations for consideration other than capital stock, and restrictive covenants prohibiting the Company from entering into certain transactions with related entities.

    CONSENTS REQUIRED TO ADOPT THE PROPOSED AMENDMENTS. In order for the Proposed Amendments to be effective, the Company must receive the Requisite Consents from holders of at least a majority in outstanding principal amount of the Senior Debentures and Subordinated Debentures, respectively, held by persons other than the Company or its Affiliates. As of the Record Date, approximately $165 million aggregate principal amount of the Senior Debentures and approximately $41 million aggregate principal amount of the Subordinated Debentures, respectively, were outstanding and not owned by the Company or its Affiliates. The Exchange Offers are conditioned on the Company receiving the Requisite Consents. Notwithstanding the foregoing, if the Requisite Consents are not received by the Company, but 90% Requisite Exchange Acceptances are received, the Company reserves the right to waive this condition and accept all Outstanding Debentures tendered in the Exchange Offers even if the holders thereof did not grant consents to the Proposed Amendments, and such holders will receive the same consideration as if they had granted such consents.

TENDERING AND CONSENTING PROCEDURES FOR EXCHANGE OFFERS AND CONSENT
  SOLICITATIONS

    COMMENCEMENT AND EXPIRATION DATES.  Holders of Outstanding Debentures who
wish to tender in the Exchange Offers, may do so beginning on March    , 1997
(the "Commencement Date"). The expiration date for the Exchange Offers and the
Consent Solicitations is 12:00 midnight, Eastern Standard time, May    , 1997
subject to extension by the Company in its sole discretion (the "Expiration Date"). If the period for the Exchange Offers or the Consent Solicitations is extended, the Expiration Date with respect to that specific offer or solicitation shall be the last date to which that specific offer or solicitation has been extended. The Company may extend one or more of such offers and solicitations independently of the other offers and solicitations, subject to certain limitations. See "The Exchange Offers--Expiration Date; Extensions; Amendments." With respect to tendering Outstanding Debentures and voting on the Consent Solicitations, the term "Record Holder" means any person in whose name the Outstanding Debentures were registered on the books of the Company on the Record Date.

    HOW TO TENDER, CONSENT AND APPROVE. Holders wishing to tender Outstanding Debentures in the Exchange Offers and to consent to the Proposed Amendments should (i) complete and sign the applicable Letter of Transmittal or a copy thereof, and have the signature thereon guaranteed if required by the instructions thereto and mail or deliver such Letter of Transmittal, together with certificates representing the Outstanding Debentures and any other required documents, to the Exchange Agent at its address set forth on the back cover page of this Prospectus; or (ii) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for it. See "The Exchange Offers--Procedure for Tendering Outstanding Debentures and Giving Consents." The tendering of Outstanding Debentures pursuant to the Exchange Offers will not constitute an acceptance or rejection of the Plan. Holders of Outstanding Debentures, Preferred Stock and Class A Common Stock wishing to vote to approve the Plan should follow the procedures described in "Plan Solicitation--Voting Procedures." Holders of Outstanding Debentures will not be obligated to pay any brokerage commissions or solicitation fees in connection with the Exchange Offers.

    WITHDRAWAL RIGHTS AND REVOCATION. Tenders of Outstanding Debentures may be withdrawn (i) at any time until 12:00 midnight, Eastern Standard time, on the Expiration Date, and (ii) for any period of time required by applicable law following the public announcement of a waiver of a Requisite Acceptance Condition with respect to the Exchange Offers. Outstanding Debentures which have been tendered but which are not accepted for exchange will be returned to the holder thereof promptly after withdrawal, rejection of tender or termination of the Exchange Offers. A Record Holder who has delivered a consent to the Proposed Amendments may effectively revoke such consent by filing written notice with the Exchange Agent at any time prior to (but not after) the date and time of delivery of Requisite Consents effecting the Proposed Amendments. See "The Exchange Offers--Withdrawal Rights," "The Exchange Offers--Revocation of Consents."

    ACCEPTANCE OF OUTSTANDING DEBENTURES AND DELIVERY OF COMMON STOCK. Subject to the satisfaction or waiver of all conditions of the Exchange Offers and to any extension or termination of the Exchange Offers, the Company will accept on or promptly after the Expiration Date all Outstanding Debentures validly tendered (and not withdrawn) on or prior to 12:00 midnight, Eastern Standard time, on the Expiration Date. Shares of Common Stock will be issued, in exchange for the Outstanding Debentures accepted in the Exchange Offers, promptly after acceptance of such Outstanding Debentures. See "The Exchange Offers--General."

    SPECIAL PROCEDURE FOR BENEFICIAL OWNERS AND GUARANTEED DELIVERY
PROCEDURES. Any beneficial owner whose Outstanding Debentures are registered in the name of a Record Holder and who wish to tender in the Exchange Offers or consent to the Proposed Amendments should contact the Record Holder promptly and instruct such Record Holder to tender or consent on behalf of the beneficial owner. If such beneficial owner wishes to tender or consent on its own behalf, it must (i) in the case of a tender, prior to completing and executing the Letter of Transmittal and delivering the Outstanding Debentures, either make appropriate arrangements to register ownership of the Outstanding Debentures in such beneficial owner's name or obtain from the Record Holder a properly completed bond power (a power of attorney authorizing the beneficial owner, rather than the Record Holder, to legally transfer the Outstanding Debentures); and (ii) in the case of a consent, obtain a proxy from the registered holder authorizing the beneficial owner to act with respect to the Outstanding Debentures on behalf of such registered holder. A transfer of record ownership may take considerable time and, depending when such transfer is requested, may not be accomplished prior to the Expiration Date.

    Holders of Outstanding Debentures who wish to tender their Outstanding Debentures and (i) whose Outstanding Debentures are not immediately available, or (ii) who cannot deliver their Outstanding Debentures and Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, must tender their Outstanding Debentures according to the guaranteed delivery procedures set forth in "The Exchange Offers--Guaranteed Delivery Procedures." Financial institutions which are participants in certain book-entry transfer facility systems may effect delivery of Outstanding Debentures to the Exchange Agent by book-entry transfer according to the procedures set forth in "The Exchange Offers--Book-Entry Transfer Procedures."

THE COMPANY ANNUAL MEETING

    DATE, TIME AND PLACE OF ANNUAL MEETING.  The Annual Meeting of Stockholders
will be held at      a.m. Eastern Standard time, on May   , 1997 at
   unless postponed or adjourned. Only holders of record of the Class A Common Stock and Preferred Stock at the close of business on the Annual Meeting Record Date are entitled to notice of, and to vote at, the Annual Meeting.

    PURPOSE OF THE ANNUAL MEETING. The purpose of the Annual Meeting is to consider and vote upon the following proposals: (i) ratification of the Exchange Offers, (ii) amendments to the Restated Certificate to effect the Capital Stock Combination and the Reverse Stock Split, (iii) amendments to the Restated Certificate and the Bylaws to eliminate the provisions providing for the Board to be classified into three classes and to remove all supermajority voting provisions and certain other restrictive provisions contained in the Restated Certificate and Bylaws, (iv) election of directors to reconstitute the declassified Board; (v) ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors; and (vi) approval of such other matters as may properly come before the Annual Meeting, including to adjourn the Annual Meeting under certain circumstances (collectively, the "Annual Meeting Proposals"). The current directors, executive officers and their respective Affiliates own less than one percent (1%) of the outstanding Class A Common Stock and less than one percent (1%) of the outstanding Preferred Stock, respectively, as of the Annual Meeting Record Date. Representatives of the Debenture Holders' Committee, whose members hold approximately 33% and 13%, respectively, of the Preferred Stock and Class A Common Stock have indicated to the Company that they intend to approve the foregoing proposals. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the foregoing proposals. For more information regarding the votes needed to approve each of the Annual Meeting Proposals, see "The Company Annual Meeting Proxy Solicitation."

    The solicitation of acceptances of the Plan from the holders of Preferred Stock and Class A Common Stock is being conducted pursuant to separate ballots and is described under "The Plan--Plan Solicitation--Voting Procedures." As a result, approval of the Plan is not being considered at the Annual Meeting.

    HOW TO VOTE FOR THE ANNUAL MEETING PROPOSALS. A holder of Class A Common Stock or Preferred Stock wishing to vote for the Annual Meeting Proposals upon which such holder is entitled to vote should either (i) complete and sign the enclosed proxy (the "Proxy") and mail or deliver such Proxy to the Exchange Agent at the address set forth on the back cover of this Prospectus; or (ii) request its broker, dealer, commercial bank, trust company or other nominee to vote on its behalf. Holders may also vote their shares of Class A Common Stock or Preferred Stock in person at the Annual Meeting. Stockholders who have executed and returned a Proxy may revoke it at any time before it is voted by returning a Proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person. See "The Company Annual Meeting--Proxy Solicitation."

THE PLAN

    As one if its alternatives, the Company may commence a chapter 11 case ("Case") by filing a voluntary petition for relief under chapter 11, Title 11 of the United States Code (the "Code") if the Company receives the Requisite Plan Acceptances. In connection therewith, section 1126(b) of the Code and Rule 3018(b) of the Federal Rule of Bankruptcy Procedure (the "Rules") allows the Company to solicit votes for the Plan prior to actual commencement of the Case. Under Section 1126(b) of the Code, a holder of a claim or equity interest that has accepted or rejected a plan of reorganization before the commencement of a Case will be deemed to have accepted or rejected the plan for purposes of confirmation of such plan under chapter 11 of the Code if the solicitation of such acceptance or rejection was in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation, or if there is not any such law, rule or regulation, if such acceptance or rejection was solicited after disclosure to such holder of adequate information as defined in section 1125(a) of the Code. Section 1125(a) defines adequate information as information of a kind and in sufficient detail that would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about a plan of reorganization. The Company believes that this Prospectus complies with the requirements of section 1126(b) (including compliance with the Securities Act and the Exchange Act) for purposes of solicitation of acceptances, although there can be no assurance that the Court will reach the same conclusion. See "Risk Factors." For instructions on how to vote on the Plan see "Plan Solicitation--Voting Procedures."

    The Plan would generally give effect to the same transactions contemplated by the Recapitalization. This Plan Solicitation is being conducted at this time to obtain the Requisite Plan Acceptances. In the event the Requisite Plan Acceptances are obtained, the Company may elect to seek relief under chapter 11 of the Code and to use such Requisite Plan Acceptances to obtain confirmation of the Plan as promptly as practicable. If the Company commences a Case and files the Plan with the Court, the Company will promptly seek to obtain an order of the Court finding that the Plan Solicitation was in compliance with applicable non-bankruptcy laws, rules or regulations governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Code, and therefore, that holders of Impaired Claims and Interests that have accepted or rejected the Plan pursuant to this Plan Solicitation are deemed to have accepted or rejected the Plan for purposes of confirmation of the Plan under chapter 11 of the Code.

    The Company believes that it will have the best opportunity to complete the Recapitalization and to confirm the Plan if the Requisite Plan Acceptances are obtained prior to the commencement of a Case. In addition, the Company believes that the prior acceptance of the Plan would minimize disputes during a Case concerning the reorganization of the Company and would therefore shorten the time required to complete the Recapitalization, reduce the expenses of the proceedings and minimize the disruption of the Company's business that would likely result from a protracted and contested Case. If the Company was forced to commence a Case without prior receipt of the Requisite Plan Acceptances, the Company believes that there is a substantial risk that the Recapitalization would not be accomplished and that such Case would be protracted, costly and disruptive to the operations of the Company's business.

    The Plan designates nine (9) separate Classes of Claims and Interests. The following table summarizes the classification and treatment of the various Classes of Claims and Interests under the Plan. The following description is qualified in its entirety by reference to the detailed provisions of the Plan set forth in Appendix A to the Prospectus. Also, see "The Plan" for a more detail summary of the Plan.

    CLASS              DESCRIPTION                   STATUS                       TREATMENT UNDER THE PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
Unclassified    Administrative Claims      Unimpaired; deemed to have   Holders will be paid in full in Cash on the
                                           accepted the Plan            Effective Date or upon such other terms as
                                                                        may be agreed upon by the holder and the
                                                                        Company or upon order of the Court; provided
                                                                        that if the Claim is incurred in the ordinary
                                                                        course of business, such Administrative
                                                                        Claims will be paid or performed when due in
                                                                        accordance with the terms and conditions of
                                                                        the particular agreements governing them.

Unclassified    Priority Tax Claims        Unimpaired; deemed to have   Holders will be paid in Cash on the Effective
                                           accepted the Plan            Date (or such later date on which such Claim
                                                                        becomes an Allowed Claim), or the Company may
                                                                        elect to pay holders of an Allowed Tax Claim
                                                                        deferred cash payments in equal quarterly

    CLASS              DESCRIPTION                   STATUS                       TREATMENT UNDER THE PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
                                                                        installments, with interest, over a period
                                                                        not to exceed six years after the date of
                                                                        assessment of such Tax Claim, of a value, as
                                                                        of the Effective Date, equal to the Allowed
                                                                        amount of such Tax Claim, or holders will
                                                                        retain unaltered their legal, equitable and
                                                                        contractual rights; provided that such
                                                                        Priority Tax Claims arise out of the IRS
                                                                        Dispute (as defined below).

Class 1         Priority Claims            Unimpaired; deemed to have   Holders will be paid in full in Cash to the
                                           accepted the Plan            extent such Claims are due on the Effective
                                                                        Date unless the holder and the Company agree
                                                                        to a different treatment. Any such Claims not
                                                                        due and owing on the Effective Date will be
                                                                        paid in full in Cash when due.

Class 2         Secured Claims             Unimpaired; deemed to have   Holders will retain unaltered their legal,
                                           accepted the Plan            equitable and contractual rights, or, at the
                                                                        option of the Company, such Claims will be
                                                                        treated in any other manner so that they will
                                                                        otherwise be rendered Unimpaired. To the
                                                                        extent not previously paid, any accrued and
                                                                        unpaid interest due on the Secured Claims
                                                                        will be paid in Cash on the Effective Date.

Class 3         Unliquidated or            Unimpaired; deemed to have   Holders will retain unaltered their legal,
                Contingent Claims          accepted the Plan            equitable and contractual rights. The rights
                                                                        of a holder of a Class 3 Claim, including
                                                                        payment, if any, will be determined in the
                                                                        manner in which the amount of such Claim and
                                                                        the rights of the holder of such Claim would
                                                                        have been resolved or adjudicated if a Case
                                                                        had not been commenced.

Class 4         Affiliates' Claims         Impaired; while deemed to    Holders will receive no distributions and
                                           have rejected the Plan,      retain no property under the Plan.
                                           this Class is expected to
                                           vote in favor of the Plan

Class 5         General Unsecured Claims,  Impaired; entitled to vote   Provided that holders of Claims in Class 6
                including liquidated non-                               and holders of Interests in Classes 7 and 8
                Contingent Claims and                                   vote to accept the Plan, holders will receive
                Claims of Holders of                                    their pro rata share of 9,359,208 shares of
                Senior Debentures                                       Common Stock so that collectively holders of
                                                                        Class 5 Claims will hold 80% of the
                                                                        outstanding shares of the Common Stock of the
                                                                        Company on the

    CLASS              DESCRIPTION                   STATUS                       TREATMENT UNDER THE PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
                                                                        Effective Date. If Class 6, 7, or 8 fail to
                                                                        accept the Plan, the subordination provisions
                                                                        in the Senior Debenture Indenture will be
                                                                        enforced and any distribution due such
                                                                        rejecting Class of Claims or Interests under
                                                                        the Plan will be distributed pro rata to the
                                                                        holders of Class 5 Claims.

Class 6         Claims of Holders          Impaired; entitled to vote   Provided holders of Class 6 Claims accept the
                of Subordinated                                         Plan, holders will receive their pro rata
                Debentures                                              share of 1,169,901 shares of Common Stock so
                                                                        that collectively holders of Class 6 Claims
                                                                        will hold 10% of the outstanding shares of
                                                                        the Common Stock of the Company on the
                                                                        Effective Date. If holders of Class 6 Claims
                                                                        fail to accept the Plan, such holders will
                                                                        receive no distributions nor will they retain
                                                                        any property under the Plan. The
                                                                        distributions which would otherwise be made
                                                                        to holders of Allowed Class 6 Claims will be
                                                                        made to the holders of Allowed Claims in
                                                                        Class 5.

Class 7         Interests of Holders       Impaired; entitled to vote   Provided that holders of Class 7 Interests
                of Preferred Stock                                      vote to accept the Plan, and after giving
                                                                        effect to the Capital Stock Combination and
                                                                        the Reverse Stock Split, holders will be
                                                                        deemed to hold on a one and three quarter for
                                                                        one (1.75:1) basis Common Stock. After the
                                                                        dilutive effect of the distribution of Common
                                                                        Stock as provided under the Plan,
                                                                        collectively holders of Preferred Stock will
                                                                        hold approximately 5.8% of the outstanding
                                                                        shares of the Common Stock of the Company on
                                                                        the Effective Date. If holders of Class 7
                                                                        Interests fail to accept the Plan, such
                                                                        holders will receive no distributions nor
                                                                        will they retain any property under the Plan.
                                                                        The distributions which would otherwise be
                                                                        made to holders of Allowed Class 7 Interests
                                                                        will be made to the holders of Allowed Claims
                                                                        in Class 5.

Class 8         Interests of Holders       Impaired; entitled to vote   Provided that holders of Class 8 Interests
                of Class A Common Stock                                 vote to accept the Plan, and after giving
                                                                        effect to the Capital Stock Combination and
                                                                        the Reverse Stock Split, holders of will be
                                                                        deemed to hold on a one for one

    CLASS              DESCRIPTION                   STATUS                       TREATMENT UNDER THE PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
                                                                        (1:1) basis Common Stock. After the dilutive
                                                                        effect of the distribution of Common Stock as
                                                                        provided under the Plan, collectively holders
                                                                        of Allowed Class 8 Interests will hold
                                                                        approximately 4.2% of the outstanding shares
                                                                        of the Common Stock of the Company on the
                                                                        Effective Date. If holders of Class 8
                                                                        Interests fail to accept the Plan, such
                                                                        holders will receive no distributions nor
                                                                        will they retain any property under the Plan.
                                                                        The distributions which would otherwise be
                                                                        made to the holders of Allowed Class 8
                                                                        Interests will be made to the holders of
                                                                        Allowed Claims in Class 5.

Class 9         Interests of Holders       Impaired; deemed to have     Holders will receive no distributions and
                of Warrants                rejected the Plan            retain no property under the Plan.

    MEANS OF IMPLEMENTATION OF THE PLAN. The Plan provides that certain transactions must occur on the Effective Date, or as soon as practicable thereafter, including (i) the adoption and filing of amendments to the Company's Restated Certificate, (ii) the adoption of amendments to the Company's Restated Bylaws, (iii) the effectuation of the Capital Stock Combination, (iv) the effectuation of the Reverse Stock Split, (vi) the issuance of authorized Common Stock, and (vii) the execution of an amended Company stock option plan.

OTHER SIGNIFICANT PROVISIONS IN THE PLAN

    - Distributions of Common Stock to holders of Outstanding Debentures will be based upon the principal amount of Outstanding Debentures as of the Petition Date plus accrued interest through the Petition Date.

    - Except as otherwise expressly provided, the Plan provides for a discharge and broad release of the Company from all Claims and causes of action which are held by holders of Impaired Claims against and Impaired Interests in the Company.

    - The Plan provides for the release by the Company of the present and former directors and officers of the Company for certain claims related to their respective employment or service with the Company.

    - The Plan provides for the assumption of all executory contracts and unexpired leases of the Company, except for those expressly rejected by the Company.

    - The Plan provides that fractional shares of Common Stock that would be distributable on the basis of the Reverse Stock Split or distributions of the Common Stock on account of Allowed Claims will not be issued or distributed.

    - The Plan provides for the amendment or modification of the Plan under certain circumstances, and the right to withdraw the Plan anytime prior to the entry of the Court order confirming the Plan.

    PLAN ACCEPTANCE. All holders of Claims in an Unimpaired Class are conclusively presumed under the Code to have accepted the Plan. All holders (as of the Record Date) of Claims in an Impaired Class (except Classes 4 and 9) are entitled to vote on the Plan. A Class of Claims will be found to have accepted the Plan if votes to accept are cast by the holders of at least two-thirds in amount and more than one-half in number of Claims of such Class that vote on the Plan (the "Requisite Claims Acceptances"). Holders of Impaired Interests will be found to have accepted the Plan if votes to accept are cast by the holders of at least two-thirds in amount of outstanding Preferred Stock and Class A Common Stock that vote on the Plan (the "Requisite Interest Acceptances," and together with the Requisite Claims Acceptances, the "Requisite Plan Acceptances"). Representatives of the Debenture Holders' Committee, whose members hold approximately 70% of the Outstanding Debentures and approximately 33% and 13%, respectively of the Preferred Stock and Class A Common Stock, have indicated that they intend to support the Plan. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Plan. Any Class (other than Class 4 but including Class 9) not receiving or retaining anything under the Plan will be deemed to have rejected the Plan. Because only votes for or against the Plan are counted, an abstention or a failure to vote will not be counted for purposes of determining acceptance or rejection of the Plan by any Class of Claims or Interests. Therefore, the Plan could be approved by any Class of Claims by holders with significantly less than two-thirds in amount and one-half in number of Claims in such Class and by any Class of Interests by holders with significantly less than two-thirds in amount of Interests in such Class. ACCORDINGLY, IT IS IMPORTANT THAT ALL HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED INTERESTS, INCLUDING HOLDERS OF OUTSTANDING DEBENTURES, PREFERRED STOCK AND CLASS A COMMON STOCK, VOTE ON THE PLAN. A VALID TENDER PURSUANT TO AN EXCHANGE OFFER WILL NOT CONSTITUTE ACCEPTANCE OF THE PLAN.

    Even if all Classes of Impaired Claims and Impaired Interests vote to accept the Plan, the Plan might not be confirmed by the Court. See "Risk
Factors--Considerations Relating to the Filing of the Case-- Risk of Non-Confirmation of the Plan."

    CONFIRMATION OF THE PLAN. If the Company decides to seek to implement the Plan by commencing a case under the Code, the Company will promptly request that the Court hold a confirmation hearing as promptly as practicable (including a determination that the Plan Solicitation was in compliance with section 1126(b) of the Code), upon such notice to parties in interest as is required by the Code and the Court. Parties in interest, including all holders of Impaired Claims and Interests, will receive notice of the date and time fixed by the Court for the Confirmation Hearing. Section 1128(b) of the Code provides that any party in interest may object to confirmation of the Plan. The Court will also establish procedures for the filing and service of objections to confirmation of the Plan. See "The Plan--Confirmation Standards."

    BINDING EFFECT. If the Plan is confirmed by the Court, each holder of a Claim or Interest in an Impaired Class will receive the same consideration as other holders of Claims or Interests in such Impaired Class, whether or not such holder voted to accept the Plan. Moreover, upon confirmation, the Plan will be binding upon all holders regardless of whether or not such holders voted to accept the Plan. For example, if the Plan is confirmed, 100% of each issue of Outstanding Debentures will be exchanged for shares of Common Stock.

    VOTING PROCEDURES. The Company will not hold a meeting to vote on the Plan. Rather, except for holders of Affiliates' Claims which the Company will cause to support the Plan, the Company is soliciting acceptances of the Plan by means of "Ballots" and "Master Ballots." Holders of Outstanding Debentures, Preferred Stock, Class A Common Stock and liquidated non-Contingent Claims should read this Prospectus, with the Plan, the form of Ballot and or Master Ballot, as applicable (collectively the "Solicitation Materials"), in their entirety before voting on the Plan. Any holder of Impaired Claims or Impaired Interests who wishes to vote with respect to the Plan should complete, sign and return the applicable Ballot or Master Ballot and check the box entitled "Accepts the Plan" or "Rejects the Plan," as appropriate. Except as provided on the applicable Ballot or Master Ballot, the applicable duly completed Ballot or Master Ballot must be mailed or delivered to the Exchange Agent at the address listed on the back cover of this Prospectus. Unless extended by the Company, Ballots and Master Ballots must be received no later than 12:00 midnight, Eastern Standard
Time, on May   , 1997. Any beneficial owner whose securities were registered or held of record in the name of his broker, dealer, commercial bank, trust company, savings and loan or other nominee and who wishes to vote on the Plan, but who does not have a Ballot, should contact such nominee and request a Ballot from such nominee and return a completed Ballot to such nominee. In the event that the Court determines that the Solicitation Materials were not transmitted to substantially all Impaired Creditors and holders of Preferred Stock and Class A Common Stock, the Court could void the Plan Solicitation or require further solicitation or resolicitation. For more detail instructions on how to vote on the Plan see "Plan Solicitation--Voting Procedures."

    Under appropriate written notice, votes on the Plan may be revoked as described herein at any time prior to the earlier of (i) the commencement by the Company of the Case, and (ii) the Record Date, as well as in certain other circumstances. See "Plan Solicitation Voting--Procedures--Withdrawal of Ballots and Revocation."

APPRAISAL RIGHTS

    No appraisal rights are available to holders of the Company's Outstanding Debentures, Preferred Stock or Class A Common Stock in connection with the Exchange Offers or the Capital Stock Combination or Reverse Stock Split.

SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    Set forth below is selected financial data of the Company and its consolidated subsidiaries. The following information should be read in conjunction with (i) the Company's financial statements and notes thereto contained in this Prospectus commencing on Page F-1; and (ii) the Unaudited pro forma consolidated financial information contained in this Prospectus under the heading "The Company Recapitalization--Unaudited Pro Forma Consolidated Financial Information."

                            SELECTED FINANCIAL DATA
                            YEARS ENDED DECEMBER 31,
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                  PRO
                                                         1992       1993       1994       1995       1996      FORMA(H)
                                                       ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments
    (a)..............................................  $    41.6  $    43.5  $    13.0  $     4.9  $     2.1   $    16.0
  Total assets (a)...................................      486.1      436.0      414.0      272.4      272.2       261.1
  Senior bank debt (b)...............................       65.4        7.0     --           16.6        7.1      --
  Project debt.......................................     --         --         --         --           12.5        12.5
  Subordinated debentures (b)........................      165.1      134.9      152.9      173.2      195.9        19.6
  Total stockholders' equity (c).....................  $   149.6  $   163.5  $   145.5  $    29.6  $     1.1   $   160.1
  Fully diluted shares outstanding at end of period
    (g)..............................................       86.4       91.4      102.5      102.4      102.4        11.4
  Book value per fully diluted share.................  $    1.73  $    1.79  $    1.42  $     .29  $     .01   $   14.04
STATEMENT OF OPERATIONS DATA:
  Revenues (d),(e)...................................  $    28.3  $    16.7  $    21.4  $    34.0  $    44.8   $    44.8
  Loss from continuing operations (e),(f)............      (41.9)     (20.1)     (18.7)    (116.9)     (28.9)       (8.5)
  Net income (loss) (f)..............................      (38.4)      14.3      (18.0)    (116.9)     (28.9)
Per common share:
  Loss from continuing operations (c),(e),(f)........      (1.44)      (.24)      (.43)     (2.48)      (.60)  $    (.85)
  Net income (loss) (f),(g)..........................  $   (1.32) $     .17  $    (.41) $   (2.48) $    (.60)
Weighted average shares outstanding (g)..............       29.0       83.0       43.8       47.1       48.3        10.8

------------------------

(a) The decrease in total assets at December 31, 1993 is primarily due to the disposition of the Company's investment in Deltec Panamerica S.A. ("Deltec") and the sale of Lake Superior Land Company ("Lake Superior"). The decrease in total assets and cash, cash equivalents and short-term investments at December 31, 1994 is primarily attributable to the funding of project development costs and general and administrative expenses, as well as funds deposited into a restricted cash account to secure a $25 million letter of credit facility related to the Abex litigation. The decreases in cash, cash equivalents and short term investments at December 31, 1995 and 1996 are primarily attributable to the funding of project development and infrastructure costs and general and administrative expenses, partially offset by sales of real estate held for development or sale. The decrease in total assets at December 31, 1995 is primarily due to the asset revaluation of Bolsa Chica and the decrease in cash described above.

(b) The decrease in debt at December 31, 1993 reflects principal repayments on senior bank debt and the exchange of subordinated debentures in connection with the sale of Lake Superior and the issuance of 3.4 million shares of Class A Common Stock of the Company to Libra. The increase in debt at December 31, 1995 reflects borrowings under new credit agreements to settle the Abex litigation and construct infrastructure improvements at Rancho San Pasqual. The decrease in senior bank debt at December 31, 1996 reflects principal repayments in excess of borrowings for construction of infrastructure improvements at Rancho San Pasqual. The increase in project debt at December 31, 1996 reflects borrowings from banks for build-to-suit projects.

(c) The increase in equity at December 31, 1993 primarily reflects net income for the year then ended. The decrease in equity at December 31, 1995 reflects the net loss for the year then ended, including the asset revaluation of Bolsa Chica. The decrease in equity at December 31, 1996 reflects the net loss for the year then ended, primarily due to interest expense on subordinated debentures.

(d) The decrease in 1993 revenues is principally due to a decrease in land sales and the absence of revenues from a hotel disposed of in 1992, partially offset by revenues from the Eagle Crest Golf Course which opened in May 1993, and development fees generated by the business acquired from The Koll Company in September 1993. The increase in 1995 revenues is due to an increase in land sales and Wentworth By The Sea residential and marina sales. The increase in 1996 revenues reflects the sale of residential lots and the Eagle Crest Golf Course at Rancho San Pasqual, the formation of the Fairbanks Highlands joint venture and the sale of resort/residential lots in Michigan.

(e) Amounts have been reclassified to present Lake Superior and Deltec as discontinued operations.

(f) The loss from continuing operations for the year ended December 31, 1993 reflects lower interest expense related to lower debt outstanding, as well as nonrecurring income of $3 million received upon termination of a put option agreement with Abex Inc. and a $2 million insurance reimbursement related to costs incurred in 1992. Net income and net income per common share for 1993 reflect gains on the dispositions of Lake Superior and Deltec and an extraordinary gain on debt extinguishment. The loss from continuing operations, net loss and loss per common share for the year ended December 31, 1995 reflect approximately $121.1 million of charges related to write-downs of real estate properties, including Bolsa Chica. The loss from continuing operations, net loss and loss per common share for the year ended December 31, 1996 is primarily the result of noncash interest charged on the subordinated debentures.

(g) In July 1992, approximately 19.7 million shares of Class A Common Stock and
    42.5 million shares of Series A Preferred Stock were issued in connection with the merger of a subsidiary of Henley Properties with and into the Henley Group. The Preferred Stock is not included in the loss per share calculations except for 1993 since the effect is antidilutive. In December 1993, the Company issued 3.4 million shares of its Common Stock in exchange for all of Libra's approximately $10.6 million in aggregate principal amount plus accrued interest of Subordinated Debentures issued by the Company. The 1993 earnings per share calculation includes these newly issued shares, along with the Preferred Stock and stock options outstanding. In November 1994, the Company issued 2.0 million shares (along with warrants for the purchase of an additional 2.0 million shares) of its Class A Common Stock in connection with the acquisition of the Kathryn G. Thompson Company. The 1994, 1995 and 1996 amounts reflect conversion of 1.2 million, an additional
    1.0 million and an additional 1.4 million shares, respectively of Preferred Stock to Class A Common Stock.

(h) The Pro Forma amounts reflect December 31, 1996 historical amounts, giving effect to (i) the February 14, 1997 sale of the Bolsa Chica lowlands, (ii) the issuance of Common Stock to holders of Senior Subordinated and Subordinated Debentures pursuant to the Exchange Offers (assuming only the minimum 90% are tendered), including the resulting extraordinary gain on extinguishment of debt of approximately $57.7 million, net of income taxes (See "Historic and Unaudited Pro Forma Consolidated Financial Statements") and (iii) the Capital Stock Combination and Reverse Stock Split described in this Prospectus.

MARKET PRICES OF THE COMPANY'S COMMON STOCK AND DIVIDENDS PAID

    The following tables set forth information with respect to bid quotations for the Class A Common Stock of the Company for the periods indicated as reported by NASDAQ. These quotations are interdealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                                                                 HIGH        LOW
                                                                               ---------  ---------
1996
First Quarter................................................................  $    .531  $    .313
Second Quarter...............................................................       .250       .156
Third Quarter................................................................       .250       .156
Fourth Quarter...............................................................       .250       .125

1995
First Quarter................................................................  $    .500  $    .344
Second Quarter...............................................................       .469       .313
Third Quarter................................................................       .594       .344
Fourth Quarter...............................................................       .469       .250

1994
First Quarter................................................................  $    .531  $    .250
Second Quarter...............................................................       .406       .125
Third Quarter................................................................       .344       .188
Fourth Quarter...............................................................       .625       .281

    The number of holders of record of the Company's Class A Common Stock as of December 31, 1996 was approximately 25,000. The Company has not paid any cash dividends on its Class A Common Stock to date, nor does the Company currently intend to pay regular cash dividends on the Class A Common Stock. Such dividend policy is and will continue to be subject to prohibitions on the declaration or payment of dividends contained in debt agreements of the Company.

                                  RISK FACTORS

    RETENTION OF OUTSTANDING DEBENTURES (UPON COMPLETION OF THE EXCHANGE OFFERS) AND ACQUISITION OF THE COMMON STOCK (BY TENDERING IN THE EXCHANGE OFFERS OR APPROVING THE CAPITAL STOCK COMBINATION) ARE SUBJECT TO A NUMBER OF MATERIAL RISKS INCLUDING THOSE ENUMERATED BELOW, EACH OF WHICH SHOULD BE CAREFULLY CONSIDERED BY HOLDERS OF THE OUTSTANDING DEBENTURES, PREFERRED STOCK AND CLASS A COMMON STOCK. HOLDERS OF OUTSTANDING DEBENTURES AND HOLDERS OF PREFERRED STOCK AND CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER, AMONG OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING INFORMATION AND CONSIDERATIONS PRIOR TO DETERMINING WHETHER TO TENDER OUTSTANDING DEBENTURES, GRANT CONSENTS AND/OR APPROVE THE PLAN AND/OR APPROVE THE CAPITAL STOCK COMBINATION. IN ADDITION, HOLDERS OF IMPAIRED CLAIMS AND INTERESTS SHOULD CAREFULLY CONSIDER, AMONG OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING INFORMATION AND CONSIDERATIONS PRIOR TO VOTING ON THE PLAN, AND HOLDERS OF THE COMPANY'S VOTING SECURITIES SHOULD ALSO CAREFULLY CONSIDER, AMONG OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, SUCH CONSIDERATIONS PRIOR TO VOTING ON THE PLAN, VOTING AT THE ANNUAL MEETING PROPOSALS OR GRANTING A PROXY WITH RESPECT THERETO.

RISK FACTORS APPLICABLE TO HOLDERS OF OUTSTANDING DEBENTURES, PREFERRED STOCK
  AND/OR COMMON STOCK.

    SPECIAL FACTORS. For a discussion of the reasons for the Recapitalization, including the Exchange Offers, and the benefits of completing the Recapitalization at this time, see "The Company Recapitalization--Background of the Recapitalization--Purposes and Certain Results of the Recapitalization."

    FINANCIAL CONDITION OF THE COMPANY. As described below under the headings "The Company Recapitalization--Background of the Recapitalization--Purposes and Certain Results of the Recapitalization," the Company's capital structure is currently highly leveraged primarily due to the $205.7 million aggregate outstanding principal amounts of the Outstanding Debentures as of March 15, 1997. If the Outstanding Debentures remain outstanding until their respective March 15, 2002 maturity dates, the Company will incur approximately $162.8 million in additional debt with respect to the Outstanding Debentures, resulting in approximately $368.5 million in outstanding principal amount at maturity. Given this highly leveraged capital structure, the Company believes it may not be able to obtain financing on favorable terms, which financing is necessary for the Company to maximize the realization of asset values and to grow its business, including, but not limited to, the commercial real estate development business and the development of its Bolsa Chica project. While the Company believes the Recapitalization will allow the Company to obtain the necessary financing on more favorable terms, the Company does not currently have any commitments to provide such financing in the event the Recapitalization is effected and there can be no assurance that such financing will be available to the Company.

    FAILURE TO RECEIVE 90% REQUISITE EXCHANGE ACCEPTANCES; FAILURE TO CONSUMMATE THE RECAPITALIZATION. In order to effect the Recapitalization, other than through the filing and confirmation of the Plan, it is necessary for the Company to receive the 90% Requisite Exchange Acceptances and the Requisite Consents. These percentages may not be attained and, therefore, the Company may not be able to effectuate the Recapitalization. The Company's financial advisors have assisted the Company in preparing an analysis which indicates that the Company would need to earn a compounded return of greater than 30% per annum on the free cashflow generated by the Company's assets between 1997 and 2002 in order to fully satisfy the face amount of the Senior Debentures and Subordinated Debentures at maturity in 2002. As an alternative to waiting until the 2002 maturity, the Company has engaged in extensive negotiations with the Debenture Holders' Committee and its financial advisors in order to effect a current exchange of the Outstanding Debentures for Common Stock. Based on the current valuation prepared by the Company with the assistance of HLHZ, holders of Senior Debentures would receive Common Stock worth approximately $0.532 per $1.00 of principal amount outstanding on March 15, 1997 and holders of Subordinated Debentures would receive Common Stock worth approximately $0.266 per $1.00 of principal amount outstanding on March 15, 1997 if they accept the Exchange Offers. If the 90% Requisite Exchange Acceptance is not obtained, the Company will consider effecting the Recapitalization by seeking a Court order confirming the Plan. Under such circumstances, if the holders of Preferred Stock as a class, holders of Class A Common Stock as a class or holders of Subordinated Debentures as a class, as the case may be, have not approved the Plan, then under the terms of the Plan, such respective holders of the disapproving class will have such respective claims or interests cancelled and they will receive no property or distributions in exchange. See "Risk Factors--Additional Risks to Holders of Outstanding Debentures--Possible Effect of Non-Acceptance of Recapitalization on Holders of Subordinated Debentures," "Risk Factors-- Additional Risk Factors Applicable to Holders of Preferred and Class A Common Stock--Possible Effect of Non-Approval of Capital Stock Combination, Reverse Stock Split and the Plan by Holders of Preferred Stock and Class A Common Stock," "Risk Factors--Considerations Relating to Filing a Case--Non-Acceptance of the Plan" and "The Plan--Confirmation of the Plan Without Acceptance by All Voting Classes." Representatives of the Debenture Holders' Committee, whose members hold approximately 70% of the Outstanding Debentures and approximately 33% and 13%, respectively, of the Preferred Stock and Class A Common Stock, have indicated that they intend support the Plan. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Plan. If the Recapitalization is not consummated, the Company is also likely to incur substantially higher costs and less favorable terms with respect to the necessary financing described above. The Company will also continue to experience the negative effect on its development business caused by the continued reporting of operating losses which are primarily a result of interest expense associated with the Outstanding Debentures, and continue to experience problems in attracting and retaining key commercial and residential development team personnel due to concerns as to the ability of the Company to compete for new business. Accordingly, the Company may pursue alternative restructuring transactions which may be less favorable to the Company's current securityholders than the Recapitalization.

    POTENTIAL NASDAQ DELISTING IF CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT ARE NOT APPROVED. The Class A Common Stock and Preferred Stock are currently listed on NASDAQ NMS. On November 6, 1996, the Board of Directors of Nasdaq Stock Market, Inc. approved changes to further strengthen both the quantitative and qualitative standards for issuers listed on NASDAQ. The new standards require final approval by the Securities and Exchange Commission before they go into effect. Under the new standards, a company with a stock trading at less than $1.00 for more than thirty (30) days could have that stock delisted after an additional ninety (90) day period if the price does not increase above $1.00. The consequences of delisting could include a substantial reduction in the liquidity of the Class A Common Stock and Preferred Stock due to the lack of an active trading market. Both the Preferred Stock and Class A Common Stock currently have per-share trading prices below the $1.00 minimum. The Capital Stock Combination and Reverse Stock Split would cause an increase in the per share trading price of the Common Stock above the $1.00 minimum and would eliminate the Preferred Stock. However, if the Capital Stock Combination and Reverse Stock Split are not effected, the Preferred Stock and Class A Common Stock are in risk of being delisted from the NASDAQ NMS.

    TAX MATTERS. The federal income tax consequences to the Company and holders of its securities as a result of the transactions occurring as part of and in connection with the Recapitalization are material. See "Material Federal Income Tax Consequences."

    The Company is appealing to the Internal Revenue Service ("IRS") regarding material audit adjustments proposed by the IRS for tax years ended December 31, 1989, 1990 and 1991. The Company is prepared to pursue all available administrative and judicial appeal procedures with regard to these matters. The Company has been advised that resolution of these disputes with the IRS could take up to five years. If and to the extent that the Company is ultimately unsuccessful in eliminating these proposed adjustments, the Company may be liable for tax deficiencies. Satisfaction of such deficiencies could reduce certain tax attributes (such as net operating losses) which would otherwise be available to offset taxable income or gain, or otherwise have an adverse impact on the Company's financial position.

    OPERATIONS AFTER THE RECAPITALIZATION. While the proposed Recapitalization is expected to reduce financial leverage, there can be no assurance that liquidity problems will not occur sometime in the future. In addition, no assurances can be given that operations of the Company following consummation of the Recapitalization necessarily will be profitable. See "Risk Factors--Real Estate Industry and Development Activities." In addition, the market prices of the Company's securities in the future may be affected by factors not within the control of the Company, including, without limitation, public statements from securities analysts and others concerning the Company's operations and prospects.

    USE OF DEBT FINANCING. The Company is currently subject to the risks normally associated with debt financing, including the risk that the Company will have insufficient cash available to meet required payments of principal and interest. If the Recapitalization is effected, these risks will remain, although to a lesser extent, because the Company intends to pursue additional debt financing in order to obtain funds necessary to continue its business. As a result of the Company's use of indebtedness and leverage, including the use of debt to finance development and acquisitions and the use of variable rate financing, the cumulative effect of the risks associated with borrowing is greater than that of each of these risks considered individually. In addition, if properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments or if certain other events of default occur, such properties could be foreclosed upon by, or otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

    RISK OF RISING INTEREST RATES. The Company has incurred and expects in the future to incur variable rate mortgage indebtedness in connection with its operations. An increase in interest rates would increase the interest on variable rate indebtedness, and could have an adverse effect on net income and funds available for distribution to stockholders. Additionally, rising interest rates could have an adverse impact on the trading price of the Company's outstanding capital stock as potential purchasers may demand a higher annual yield from an investment in response to such higher rates.

    REAL ESTATE INDUSTRY AND DEVELOPMENT ACTIVITIES. While the Company believes that its properties have significant potential future value, its business is subject to a number of factors which could adversely affect such values. These factors include the availability of adequate financing on commercially reasonable terms and cash flow from operations, delays in obtaining zoning and regulatory approvals, and litigation or appeals of regulatory approvals. In addition, future values may be adversely affected by heightened environmental scrutiny, limitations on the availability of water in Southern California, increases in property taxes, increases in the costs of labor and materials and other development risks, changes in general economic conditions, including higher mortgage interest rates, and other real estate risks such as the demand for residential lots and housing generally and the supply of competitive products. Real estate properties and real estate joint venture interests do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property or interest for an appropriate price. The depressed condition of the California's economy in the first half of this decade has had a negative impact on the real estate market generally, on the availability of potential purchasers for such properties and upon the availability of sources of financing for carrying and developing such properties.

    REGULATORY APPROVAL. Before the Company can develop a property, it must obtain a variety of discretionary approvals from local and state governments, as well as the federal government in certain circumstances, with respect to such matters as zoning, grading, architecture and environmental matters. The approval process is often a lengthy and complex procedure requiring, among other things, the submission of development plans and reports and presentations at public hearings. Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by litigation and appeals challenging development rights previously granted to the Company. Accordingly, the ability of the Company to develop properties and realize income from such projects could be delayed or prevented due to difficulties in obtaining necessary governmental approvals. After the Recapitalization or implementation of the Plan, the Company will continue to be subject to such appeals processes, including the litigation challenging the approved development plans with respect to its principal asset, the Bolsa Chica property, a large undeveloped coastal property approximately 35 miles south of downtown Los Angeles. See "Business and Properties of the Company--Legal Proceedings."

    ENVIRONMENTAL MATTERS. The Company's business activities and properties are subject to a variety of environmental regulations under federal, state and local laws. While the Company believes that it conducts its businesses in an environmentally acceptable manner and that it is in compliance with applicable laws and regulations, claims against the Company have been made in the past and may be made against the Company in the future seeking to impose liability for alleged environmental violations.

    HOLDING COMPANY STRUCTURE. The Company is a holding company. Claims of creditors, including trade creditors, of the subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and its security holders. In addition, substantially all of the Company's operating income and cash flow will be generated by its subsidiaries. In order to make cash interest payments on its direct liabilities the Company will have to rely on dividends or loans from its subsidiaries to generate the funds for such payments. The ability of such subsidiaries to pay such dividends is subject to applicable state laws and is subject to senior debt contractual restrictions.

    ABSENCE OF DIVIDENDS. The Company does not anticipate paying cash dividends to its stockholders after the Recapitalization or in the foreseeable future. To the extent that contractual provisions permit the payment of dividends at some future date, the Company's dividend policy will be reviewed from time to time by the Board in light of the Company's earnings and financial position and such other business considerations as the Board considers relevant. In this regard, because the Company is a holding company, it will have to rely on dividends from its subsidiaries to generate the funds for any payment of dividends on the capital stock of the Company. The ability of such subsidiaries to pay dividends is subject to applicable state laws and may be subject to contractual restrictions.

    CERTAIN ANTI-TAKEOVER EFFECTS. Certain provisions of the Restated Certificate and the By-Laws will not continue if the Annual Meeting Proposals with respect thereto are approved or the Plan is effected. These provisions include classification of the Board, prohibition on stockholder action by written consent and requirements that the affirmative vote of at least 80% of the Company's outstanding voting stock approve certain actions, including an increase in the size of the Board, the removal of directors for cause or the amendment of any such anti-takeover provisions. These provisions were intended to provide stability and continuity for the Company and if removed, may have the effect of increasing the risk of an acquisition of control of the Company in a transaction not approved by the Board. However, these risks may be decreased by the capital structure resulting from the Recapitalization due to the resulting deleveraging and greater concentration of ownership.

ADDITIONAL RISK FACTORS APPLICABLE TO HOLDERS OF OUTSTANDING DEBENTURES

    CERTAIN CONSEQUENCES TO NON-TENDERING HOLDERS OF OUTSTANDING DEBENTURES. If the Recapitalization is consummated without the Plan, any holders of remaining Outstanding Debentures who do not accept the Exchange Offers may lose the benefit of certain restrictive provisions in the Indentures that are intended to provide protection to the holders thereof. See "Proposed Amendments to the Indentures." Further, because the number of holders of Outstanding Debentures and the outstanding principal amount of the Outstanding Debentures after the consummation of the Recapitalization will be substantially reduced, the trading market will likely become even more limited. These events are likely to have a material adverse effect on the liquidity and market price of any remaining Outstanding Debentures following consummation of the Recapitalization.

    EFFECT OF DELAY IN CONSUMMATION OF THE EXCHANGE OFFERS ON OUTSTANDING DEBENTURES. The Company will execute amended Indentures (the "Amended Indentures") effectuating the Proposed Amendments after receipt of the Requisite Consents from the Outstanding Debentures. Although the Amended Indentures will not become operative until consummation of the Exchange Offers, after execution of the

Amended Indentures, the Requisite Consents will be irrevocable. While the period of time between execution of the Amended Indentures and the consummation of all of the Exchange Offers may be short, it is possible that such time period could be substantial due to the conditions that must be satisfied prior to consummation of the Exchange Offers. See "The Exchange Offers--Conditions to the Exchange Offers."

    POSSIBLE EFFECT OF NON-ACCEPTANCES OF RECAPITALIZATION ON HOLDERS OF SUBORDINATED DEBENTURES. Under certain circumstances the holders of Subordinated Debentures could have their interests cancelled in the Recapitalization and receive no consideration. This could occur if insufficient Outstanding Debentures are tendered to the Company pursuant to the Exchange Offers such that the 90% Requisite Acceptances are not received by the Company. As a result, the Company could elect to proceed with a Case and seek judicial confirmation of the Plan. Under such circumstances, if the holders of Subordinated Debentures have not approved the Plan as a class, the Plan provides that the Subordinated Debentures will be cancelled and the holders of Subordinated Debentures will receive no property or distributions in exchange. See "Risk Factors--Considerations Relating to the Filing of a Case," and "The Plan-- Confirmation of the Plan Without Acceptance by All Voting Classes."

ADDITIONAL RISK FACTORS APPLICABLE TO HOLDERS OF PREFERRED AND CLASS A COMMON
  STOCK

    POSSIBLE EFFECT OF NON-APPROVAL OF CAPITAL STOCK COMBINATION, REVERSE STOCK SPLIT AND THE PLAN BY HOLDERS OF PREFERRED STOCK AND CLASS A COMMON
STOCK. Under certain circumstances the holders of shares of Preferred Stock and Class A Common Stock could have their shares cancelled in the Recapitalization and receive no consideration. This could occur if the holders of Preferred Stock and Class A Common Stock voting as separate classes do not approve the Capital Stock Combination and Reverse Stock Split. As a result, the Company could elect to proceed with a Case and seek Court confirmation of the Plan. Under such circumstances, if the holders of Preferred Stock or Class A Common Stock have not approved the Plan, then the outstanding shares of BOTH Preferred Stock and Class A Common Stock would be cancelled and the holders of such shares would receive no property or distributions in exchange. See "Risk Factors-- Confirmation of the Plan Without Acceptance by All Voting Classes."

    OWNERSHIP INTERESTS, ABILITY TO ELECT DIRECTORS, AND BENEFITS TO CERTAIN PARTIES. After the various issuances of Common Stock as part of the Recapitalization, assuming a 100% acceptance of the Exchange Offers, the current holders of Outstanding Debentures, will have aggregate ownership of approximately 90% of the Common Stock and voting power of the Company. In addition, current holders of Preferred Stock will have ownership of approximately 5.8% of the Common Stock and of the then combined voting power of the Company, and the current holders of Class A Common Stock will own the remaining 4.2% of the Common Stock and voting power. Because the Company's Restated Certificate does not provide for cumulative voting in the election of directors, the current holders of Outstanding Debentures will be in a position, if acting together, effectively to elect all of the Company's directors. See "The Company Recapitalization--Purposes and Certain Results of Recapitalization."

    DILUTION; SHARES ELIGIBLE FOR FUTURE SALES. The issuance of the Common Stock as part of the Recapitalization will result in significant dilution of the beneficial ownership interests and voting power of the current holders of the Company's Preferred and Class A Common Stock. As of the date of this Prospectus, approximately 38.9 million shares of the Company's Preferred Stock and 48.9 million shares of the Company's Class A Common Stock were outstanding (excluding
1.4 million shares held in treasury). A substantial number of shares of Common Stock could potentially be offered for sale in the public market in the future (the "Future Shares"). The Future Shares consist of shares of Common Stock that may be offered for sale pursuant to (i) registration statements prepared by the Company, (ii) Rule 144 under the Securities Act or other applicable exemptions, and (iii) the Warrant Shares subject to issuance and resale by the financial advisors. See "Shares Subject to Future Sale by Financial Advisors." There is no way of knowing with any certainty what number, if any, of Future Shares will be actually offered for sale in the public market in the future. Sales of substantial amounts of Future Shares in the public market, and the perception by investors, investment professionals and others of the possibility that such sales may occur, could adversely affect the market price of the Common Stock (as well as the ability of the Company to raise capital in the public markets at times and at prices favorable to the Company). There is a risk that if substantial amounts of Future Shares are offered for sale and there is an insufficient number of buyers willing to purchase such shares, the market price of the Common Stock may decrease.
    CERTAIN COMPETITION AGREEMENTS. The Company and certain of its subsidiaries have amended certain agreements with Donald M. Koll, the Chairman of the Board and Chief Executive Officer of the Company, which amendments modify an existing license to use the "Koll" name and certain non-compete provisions upon the occurrence of certain conditions following the Recapitalization. Pursuant to such amendments, upon consummation of the Recapitalization and the occurrence of certain specified events thereafter, Mr. Koll would be released from currently existing covenants not to compete with the Company and its subsidiaries and upon such release, the Company and its subsidiaries would be obligated to change their respective names to delete all usage of the name "Koll." See "Certain Relationships and Related Transactions."

CONSIDERATIONS RELATING TO THE FILING OF A CASE.

    CONSIDERATIONS RELATING TO ANY FUTURE BANKRUPTCY OF THE
COMPANY. Consummation of the Plan may have significant consequences in the event of a subsequent bankruptcy for holders of Outstanding Debentures and liquidated non-Contingent Claims. Since holders of Outstanding Debentures and liquidated non-Contingent Claims will receive Common Stock under the Plan, such holders will have only an equity interest in the Company. Consequently, in any subsequent bankruptcy case, such holders' Interests would rank in priority below all holders of Claims.

    EFFECT ON OPERATIONS. The Company's operations are conducted through its subsidiaries. Since the subsidiaries are not parties to the Plan and will not file Cases in connection with the Plan, the Company believes that the Plan Solicitation and the subsequent commencement of a Case will not materially adversely affect the subsidiaries' relationships with customers, employees and suppliers, given that the subsidiaries can demonstrate sufficient liquidity to continue to operate their businesses and provided that the Company can demonstrate a likelihood of success for the Recapitalization in a reasonably short time frame. The Company believes that Plan Solicitation offers the most expeditious means to complete the Recapitalization.

    It is possible that, despite the belief and intent of the Company, the Plan Solicitation or any subsequent commencement of the Case could adversely affect the relationships between the subsidiaries and their customers, employees and suppliers. There is a risk that, due to uncertainty about the Company's future,
(i) employees may be distracted from performance of their duties or more easily attracted to competitors or other career opportunities; (ii) customers may seek alternative sources of supply or require financial assurances of future performance; and (iii) suppliers may restrict ordinary credit terms and require financial assurances of performance.

    POSSIBLE INVALIDATION OF THE SOLICITATION BY THE COURT. Section 1126(b) of the Code provides that the holder of a claim or equity interest who accepts or rejects a plan of reorganization before the commencement of a Case is deemed to have accepted or rejected such plan under the Code so long as the solicitation of such acceptance was made in accordance with applicable law governing the adequacy of disclosure in connection with such solicitation, or, if such law does not apply, such acceptance was solicited after disclosure of "adequate information" as defined in section 1125(a)(1) of the Code. This Prospectus is being presented to all holders of Impaired Claims against and Interests in the Company, except for the holders of Affiliates' Claims in order to satisfy the requirements of section 1126(b) of the Code.

    Even if the Requisite Plan Acceptances are received from each Impaired Class, the Court may find that the holders of Claims and Interests in Impaired Classes have not validly accepted the Plan if the Court determines that the Plan Solicitation did not comply with the requirements of section 1126(b) of the Code and the applicable Rules. In such an event, the Company may seek to resolicit votes on the Plan, but confirmation of the Plan could be delayed and possibly jeopardized. The Company believes (i) that the Plan Solicitation is being conducted in accordance with applicable law and section 1125(a)(1) of the Code and therefore complies with the requirements of section 1126(b) of the Code and applicable Rules, and (ii) that each duly executed Ballot and Master Ballot will be in compliance with applicable provisions of the Code and Rules. However, there can be no assurance that the Court will reach the same conclusions. See "The Plan--Confirmation of the Plan."

    CLASSIFICATION IN TREATMENT OF CLAIMS AND INTERESTS. Section 1122 of the Code requires that the Plan classify the Claims of the Company's Creditors and the Interests of its Equity Holders. The Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Interest of a Creditor or Equity Holder in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such class. The Company believes that all Claims and Interests have been appropriately classified in the Plan. The Company believes separate classification of the unsecured claims of holders of Unliquidated or Contingent Claims, General Unsecured Claims and Subordinated Debentures is appropriate. The separate classification for Unliquidated or Contingent Claims is necessary because of the nature of such claims. Specifically, such classification will allow for the Recapitalization of the Company in the quickest and least costly manner. Moreover, the separate classification recognizes the prospect of contractual subordination to which the holders of Senior Debentures and Subordinated Debentures are subject. To the extent that the Court finds that a different classification is required for the Plan to be confirmed, the Company presently anticipates that it would seek (i) to modify the Plan to provide for whatever reasonable classification might be required for confirmation, and (ii) to use the acceptances received from any Creditor or Equity Holder pursuant to the solicitation for the purposes of obtaining the approval of the Class or Classes for which such Creditor or Equity Holder ultimately is deemed to be a member. Any such reclassification of Creditors or Equity Holders, although subject to notice and hearing requirements in the Code, could adversely affect the Class in which such Creditor or Equity Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and a vote required for approval of the Plan. There can be no assurance that the Court, after finding that a classification was inappropriate and in requiring a reclassification, would approve the Plan based on such reclassification. Except to the extent that modification of classification in the Plan adversely affects the treatment of a Creditor or Equity Holder and requires resolicitation, the Company will, in accordance with the Code and the Rules, seek a determination by the Court that acceptance by any Creditor or Equity Holder of the Plan pursuant to the solicitation will constitute a consent to the Plans' treatment of such Creditor or Equity Holder regardless of the Class as to which such Creditor or Equity Holder is ultimately deemed to be a member.

    The Code also requires that the Plan provide the same treatment for each claim or interest of a particular class unless the holder of the particular claim or interest agrees to a less favorable treatment of its claim or interest. The Company believes it has complied with requirements of equal treatment. To the extent that the Court finds that the Plan does not satisfy such requirements the Court could deny confirmation of the Plan if the creditors or equity holders affected do not otherwise consent to the treatment afforded to them under the Plan.

    Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

    RISK OF NON-CONFIRMATION OF THE PLAN. Section 1129 of the Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by a Court that the confirmation of a plan is not likely to be followed by the need for further financial reorganization, that all claims and interests have been classified in compliance with the provisions of section 1122 of the Code and that under the plan, holders of claims and equity interests within impaired classes receive or retain cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holders would receive or retain if the debtor were liquidated under the Code. See "The Plan--Confirmation of the Plan."

    There can be no assurance that the Court will conclude that these tests and other requirements of section 1129 of the Code have been met with respect to the Plan. If the Plan is filed, there can be no assurance that modifications thereof would not be required for confirmation, or that such modifications would not require a resolicitation of votes on the Plan. The Company believes that if the Plan is confirmed, it would not be followed by an immediate need for further financial reorganization and that holders of Claims and Interests in any Impaired Class will receive or retain value that is significantly greater than the value such holders would receive or retain if the Company were liquidated under the Code. See "The Plan--Confirmation of the Plan." However, there can be no assurance that the Court will reach the same conclusions.

    Confirmation and effectiveness of the Plan is also subject to certain conditions being satisfied on or prior to the Effective Date. No assurances can be given that these conditions will be satisfied or waived or that any necessary consent, including the Requisite Plan Acceptances from each Impaired Class, will be obtained.

    NONACCEPTANCE OF THE PLAN--CONFIRMATION UNDER SECTION 1129(B) OF THE
CODE. In the event any Impaired Class of Claims or Interests rejects the Plan, the Court, pursuant to section 1129(b) of the Code, may nevertheless confirm the Plan at the Company's request if at least one Impaired Class of Claims or Interests has accepted the Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each Impaired Class which has not accepted the Plan, the Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such Impaired Class. In the event Classes 6, 7 or 8 do not vote to accept the Plan, the Company intends (and the Plan so provides) to seek confirmation of the Plan under section 1129(b) provisions with respect to such rejecting Class or Classes. Under such circumstances, the subordination provisions of the Senior Debenture Indenture will be strictly construed and the holders of such rejecting Class or Classes will retain no property nor receive any distributions under the Plan. Any distributions otherwise due such rejecting Class or Classes will be given to the holders of Class 5 Claims. See "The Plan--Confirmation Without Acceptance of All Impaired Classes."

    The Company believes that it will meet the requirements of section 1129(b) of the Code with respect to the Plan; however, there can be no assurance that the Court will reach the same conclusion.

    PROJECTIONS INHERENTLY UNCERTAIN. The "Projections of Certain Financial Data of the Company" set forth on page 91 of this Prospectus (the "Projections"), were developed by the Company and its financial advisors in connection with the planning and development of the Recapitalization and the development of the Plan and illustrate the estimated effects of the Plan and certain related transactions on the results of operations and financial position of the Company and its subsidiaries for the periods indicated. The Projections are qualified by the introductory paragraphs thereto and the accompanying assumptions and must be read in conjunction with such introductory paragraphs and assumptions which constitute an integral part of the Projections. The Projections assume that all aspects of the Plan will be successfully implemented on the terms outlined in this Prospectus. The Projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information and, accordingly, are not intended to comply with Rule 11-03 of Regulation S-X. Neither the independent auditors for the Company nor any other independent auditors have examined, reviewed, compiled or performed any procedures with respect to these projections and, accordingly, do not express an opinion or any other form of assurance on them and assume no responsibility for them. These Projections are based upon a variety of assumptions and the Company's future operating results are subject to and likely to be affected by a number of factors, including significant economic, regulatory and competitive uncertainties and the availability of financing, all which are beyond the control of the Company. There can be no assurance that the Projections (which are only estimates) will be realized and actual results may vary materially from those shown. Because the Projections are subject to significant uncertainties and are based upon assumptions that may not prove to be correct, holders of Impaired Claims and Interests are cautioned not to place undue reliance on these Projections. The Projections should not be relied on for any purpose other than in considering whether to vote to accept or reject the Plan. See "Projections of Certain Financial Data of the Company" and "The Plan--Feasibility" for certain additional considerations regarding the Projections.

                          THE COMPANY RECAPITALIZATION

    BACKGROUND OF THE RECAPITALIZATION. The Company originally issued the Outstanding Debentures in 1989 to its affiliate, The Henley Group, Inc. ("Henley Group"). The Outstanding Debentures were then publicly distributed to Henley Group stockholders in 1992 prior to a merger (the "Merger") by and among the Company (then originally known as Henley Properties, Inc.), HP Merger Co. and Henley Group pursuant to which Henley Group became a wholly owned subsidiary of the Company. The Outstanding Debentures were issued in the respective principal amounts of $127.52 million of Senior Debentures and $31.8 million of Subordinated Debentures. Interest on the Outstanding Debentures is currently payable, and historically has been paid, "in kind" through the issuance of additional Senior and Subordinated Debentures, respectively. As of March 15, 1997, there was an aggregate of $205.7 million in principal amount of the Outstanding Debentures of which amount $164.6 million and $41.1 million, respectively, was attributable to the Senior Debentures and Subordinated Debentures. If the Outstanding Debentures remain outstanding until their March 15, 2002 maturity date, the Company will incur approximately $162.8 million in additional debt with respect to the Outstanding Debentures, resulting in approximately $368.5 million in outstanding principal amount of the Outstanding Debentures at maturity. Upon maturity, the Outstanding Debentures are payable in shares of Common Stock, valued at the fair market value based on a 20-day average closing price, provided that such price is not less than $0.50 per share. The Company's financial advisors have assisted the Company in preparing an analysis which indicates that the Company would need to earn a compounded return of greater than 30% per annum on the free cashflow generated by the Company's assets between 1997 and 2002 in order to fully pay the face amount of the Senior Debentures and Subordinated Debentures at maturity in 2002. As an alternative to waiting until the 2002 maturity date, the Company engaged in extensive negotiations with representatives of the Debenture Holders' Committee and its financial advisors in order to develop a proposal to exchange the Outstanding Debentures for Common Stock. Based on the current valuation prepared by the Company with the assistance of HLHZ, holders of Senior Debentures would receive Common Stock worth approximately $0.532 per $1.00 of principal amount outstanding on March 15, 1997 and holders of Subordinated Debentures would receive Common Stock worth approximately $0.266 per $1.00 of principal amount outstanding on March 15, 1997 if they accept the Exchange Offers. If the 90% Requisite Exchange Acceptance is not obtained, the Company will consider effecting the Recapitalization by seeking a Court order confirming the Plan. Representatives of the Debenture Holders' Committee, whose members hold approximately 70% of the Outstanding Debentures, have indicated to the Company that they intend to support the Exchange Offers and the Plan if the 90% Requisite Exchange Acceptance are not obtained.

    As discussed below, the Outstanding Debentures have created a highly leveraged capital structure which is restricting the Company's ability to obtain financing on favorable terms, which financing is necessary for the Company to maximize the growth of its business, including, but not limited to, its commercial and residential real estate development business and development of its Bolsa Chica project. In addition, concern about the Company's financial strength has adversely affected the Company's commercial development business opportunities. Of particular concern to the Company's current and prospective client base, has been the consistent reporting of quarterly losses which are primarily a result of the interest expense associated with the Outstanding Debentures. In addition to lost commercial development opportunities, the Company has experienced problems with its ability to attract and retain key commercial and residential development team personnel due to their concern as to the ability of the Company to compete for new business. Therefore, the Company believes that the Recapitalization will substantially enhance its current and prospective business opportunities by eliminating the financial concern and confusion that the Outstanding Debentures have caused. Commencing in August 1996, in order to pursue the Company's stated strategic objective to evaluate alternatives to deleverage the Company's capital structure in order to address the above described concerns, the Company began negotiations with representatives of the Debenture Holders' Committee. The proposed Recapitalization is the result of those negotiations and is supported by the Company and the representatives of the Debenture Holders' Committee and their financial advisors who urge all holders of Outstanding Debentures to tender their Outstanding Debentures pursuant to the Exchange Offers and to vote in favor of the Plan.

    DESCRIPTION OF THE RECAPITALIZATION. The proposed Recapitalization consists of the major elements summarized below. The Company is seeking to exchange all of the Outstanding Debentures for Common Stock pursuant to the Exchange Offers and is seeking acceptances of the Plan from the holders of the Outstanding Debentures, Preferred Stock, Common Stock and the holders of other Impaired Claims and Interests. If the Company does not receive the 90% Requisite Exchange Acceptances but does receive the Requisite Plan Acceptances (as described below in "Summary--Plan--Plan Acceptances"), the Company may, but reserves the right not to, seek judicial relief and use such acceptances to obtain confirmation of the Plan. See "Summary--The Plan" and "The Plan."

    EXCHANGE OFFERS FOR THE OUTSTANDING DEBENTURES. As of March 15, 1997, $162.8 million and $41.1 million in principal amount of the Senior Debentures and Subordinated Debentures, respectively, were outstanding and held by persons other than the Company and its Affiliates. Pursuant to the Exchange Offers, the Company is offering to exchange (i) 56 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Senior Debentures, outstanding as of March 15, 1997, without subsequent accrued and unpaid interest, and (ii) 28 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Subordinated Debentures, outstanding as of March 15, 1997, without subsequent accrued and unpaid interest. Tendering holders of Outstanding Debentures will not receive payment of, and will waive all rights and claims to, accrued and unpaid interest on all Outstanding Debentures tendered for exchange. See "The Exchange Offers." See "The Exchange Offers--Treatment of Fractional Shares."

    CONSENT SOLICITATION WITH RESPECT TO THE OUTSTANDING
DEBENTURES. Concurrently with the making of the Exchange Offers, the Company is soliciting from the holders of the Outstanding Debentures their consents to the Proposed Amendments to remove certain restrictive covenants under the Indentures in the event all Outstanding Debentures are not exchanged in the Recapitalization. See "Proposed Amendments to Indentures."

    CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT. As part of the Recapitalization, the Company is recommending to the holders of Class A Common and Preferred Stock that they approve proposals at the Annual Meeting, which among other things, approve an amendment to the Restated Certificate in order to effect the Capital Stock Combination and to effect the Reverse Stock Split. Pursuant to the Capital Stock Combination, all classes and series of capital stock would be reclassified and combined into one class of capital stock designated "Common Stock." Each outstanding share of Preferred Stock will be reclassified to be one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one (1) share of Common Stock. Immediately following such reclassification and combination, pursuant to the Reverse Stock Split each outstanding share of Common Stock will be reverse split on a one for one hundred (1:100) basis. After the Capital Stock Combination, the Common Stock will have the same rights, preferences and privileges that the Class A Common Stock had prior to the Capital Stock Combination. Representatives of the Debenture Holders' Committee, whose members hold approximately 33% and 13%, respectively, of the Preferred Stock and Class A Common Stock have indicated to the Company that they intend to approve the Capital Stock Combination and the Reverse Stock Split. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Capital Stock Combination and the Reverse Stock Split. No fractional shares of Common Stock will be issued pursuant to the Capital Stock Combination and/or Reverse Stock Split. See "The Company Annual Meeting--Proposal No. 2."

    AMENDMENT OF STOCK OPTION PLAN. In connection with the Recapitalization, the Company will amend the 1993 Plan to (i) provide that only shares of the Company's Common Stock, rather than both Common Stock and Preferred Stock (which are being converted into Common Stock upon consummation of the Capital Stock Combination) shall be issuable under the 1993 Plan, and (ii) reduce the aggregate number of shares that may be issued under the 1993 Plan from 7,500,000 shares of the Company's Preferred Stock and 7,500,000 shares of the Company's Common Stock (as determined on a pre-Capital Stock Combination and pre-Reverse Stock Split basis) to 751,449 shares of the Company's Common Stock (as determined on a post-Capital Stock Combination and post-Reverse Stock Split basis) which would represent 6% of the Company's equity on a fully diluted basis. Except for such amendments, the 1993 Plan will continue to function in the same manner as prior to the Recapitalization, except that appropriate adjustments will be made to the 1993 Plan to reflect the changes in the Company's capital structure upon consummation of the Recapitalization.

    In addition, and in connection with such amendments to the 1993 Plan, each of the current holders of outstanding options granted under the 1993 Plan have agreed to cancel their existing outstanding options to purchase an aggregate of
(i) 6,275,000 shares of the Company's Common Stock, and (ii) 6,275,000 shares of the Company's Preferred Stock as determined on a pre-Capital Stock Combination and pre-Reverse Stock Split basis, which would approximate 12% of the Company's equity on a fully diluted basis. The Company currently intends to grant new options to purchase an aggregate of 751,449 shares of the Company's Common Stock, as determined on a post-Capital Stock combination and post-Reverse Stock Split basis. The exercise price per share of the Company's Common Stock for each such newly granted option will be equal to the average of the per share trading price of the Company' Common Stock on NASDAQ for the first 20 trading day period commencing immediately following the consummation of the Recapitalization. Such newly granted options will vest, subject to the 1993 Plan's existing option vesting provisions, over a three year period with 40%, 30% and 30% vesting on each of the first, second and third anniversaries, respectively, of the consummation of the Recapitalization. Upon consummation of the Recapitalization, the shares issuable under such newly granted options will represent 6% of the Company's fully diluted equity.

    THE PLAN. As described above, if the Company receives the Requisite Plan Acceptances, the Company may, but expressly reserves the right not to, effect the Recapitalization by seeking a judicial confirmation of the Plan. See "Summary The Plan" and "The Plan."

    PURPOSES AND CERTAIN RESULTS OF RECAPITALIZATION. The proposed Recapitalization, whether achieved pursuant to the Exchange Offers and the Annual Meeting Proposals or pursuant to the Plan, is intended to deleverage the Company's capital structure for the reasons described above.

    The following table sets forth the beneficial ownership of the Common Stock which management estimates will be held by classes of current security holders of the company, assuming the effectiveness of the Recapitalization, including the acceptance of the Exchange Offers by 100% of the holders of Outstanding Debentures and approval and effectiveness of the Reverse Stock Split and Capital Stock Combination.

                                                     SHARES OF COMMON STOCK
                                                           FOLLOWING
CLASS OF CURRENT SECURITY                               RECAPITALIZATION      PERCENT OF CLASS
--------------------------------------------------  ------------------------  ----------------
Senior Debentures.................................           9,359,208             80.0%
Subordinated Debentures...........................           1,169,901             10.0%
Preferred Stock...................................             680,516              5.8%
Common Stock......................................             489,385              4.2%

    OPERATIONS AFTER THE RECAPITALIZATION. If the Recapitalization is consummated, the Company currently anticipates that it will continue to pursue its operations and strategic goals, including to (i) obtain new financing for development of the Bolsa Chica mesa; (ii) successfully defend against litigation challenging Coastal Commission approval of the Bolsa Chica project; (iii) complete the secondary permitting for development of the Bolsa Chica mesa; (iv) commence infrastructure construction on the Bolsa Chica mesa in the fourth quarter of 1997; and (v) continue the growth of its commercial development business on a national and international basis. There can be no assurance that the Company will accomplish, in whole or in part, all or any of these strategic goals.

    MATERIAL FEDERAL INCOME TAX CONSEQUENCES. DUE TO CERTAIN OF THE TAX CONSEQUENCES OF THE TRANSACTIONS TO BE ACCOMPLISHED PURSUANT TO THE RECAPITALIZATION OR THE PLAN, AND THE POSSIBLE EFFECT A SECURITY HOLDER'S PARTICULAR SITUATION MAY HAVE ON SUCH TAX CONSEQUENCES, HOLDERS OF OUTSTANDING DEBENTURES, PREFERRED STOCK, CLASS A COMMON STOCK AND ALL OTHER CLASSES OF CLAIMS OR INTERESTS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE RECAPITALIZATION OR THE PLAN. SEE "MATERIAL FEDERAL INCOME TAX CONSEQUENCES."

    DETERMINATIONS AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS. The Board has determined that (i) the Recapitalization is in the best interests of the Company and its securityholders, (ii) it is in the best interests of the Company and its securityholders to solicit pre-petition acceptances of the Plan, to be implemented in the event that the Recapitalization is not consummated, provided that at such time the Board deems it in the best interests of the Company and its securityholders to file a petition, and (iii) it is in the best interests of the Company and its securityholders that the Annual Meeting Proposals be approved. The Board also recommends that (i) the holders of the Outstanding Debentures accept the Exchange Offers, and grant consents to the Proposed Amendments, (ii) the holders of the Outstanding Debentures, Preferred Stock and Class A Common Stock and holders of other claims or equity interests Impaired under the Plan approve the Plan, and (iii) the holders of the Common Stock and the Preferred Stock entitled to vote approve the Annual Meeting Proposals. In arriving at its decision, the Board considered, among other things, the following factors:

        1. The Board's familiarity with the Company's business, operations and financial condition and its future prospects, including the current cost of capital as a result of its leveraged capital structure, the continued reporting of operating losses and the resulting loss of business opportunities;

        2. The fact that consummation of the Recapitalization would substantially deleverage the Company's capital structure which the Board believes would allow the Company to obtain financing on more favorable terms which is necessary for the Company to maximize realization of asset values and the growth of its business, including, but not limited to, its commercial and residential real estate development business and the development of the Bolsa Chica property;

        3. The fact that confirmation of the Plan, if necessary and approved by the Board, would generally give effect to the same transactions as the Recapitalization through a judicial proceeding; and

        4. Presentations by the Company's management and its financial and legal advisors.

    Based on the foregoing, the Board determined that the Recapitalization was in the best interests of the Company and its securityholders and decided to recommend approval of all elements of the Recapitalization. Each of the foregoing factors supported the Board's determination, and the Board did not assign relative weight to any of the foregoing factors.

    DETERMINATIONS AND RECOMMENDATIONS OF THE DEBENTURE HOLDERS' COMMITTEE. The representatives of the Debenture Holders' Committee have indicated to the Company that they support the Recapitalization and intend to vote in favor of it. The representatives of the Debenture Holders' Committee recommend that all holders of Outstanding Debentures vote to accept the Recapitalization. The Debenture Holders' Committee's decision to support the Recapitalization and to recommend that all holders of Outstanding Debentures vote to accept the Recapitalization was based upon, among other things, its determination that (i) the consideration to be received by the holders of Outstanding Debentures will provide such holders with a significant equity interest in the Company, (ii) the value of the Company will be significantly enhanced by the Recapitalization, and
(iii) the Company will have substantially greater financing and development opportunities in the event the Company is deleveraged.

                              THE EXCHANGE OFFERS

    GENERAL. As of March 15, 1997, $164.6 million and $41.1 million in principal amount of Senior Debentures and Subordinated Debentures, respectively, were outstanding and held by persons other than the Company and its Affiliates. Upon the terms and subject to the conditions of the Exchange Offers, the Company is offering to exchange (i) 56 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Senior Debentures, outstanding as of March 15, 1997, without subsequent accrued and unpaid interest, and (ii) 28 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Subordinated Debentures, outstanding as of March 15, 1997, without subsequent accrued and unpaid interest. Tendering holders of Outstanding Debentures will not receive payment of, and waive all rights and claims to, accrued and unpaid interest on all Outstanding Debentures tendered for exchange. No fractional shares of Common Stock will be issued in the Exchange Offers. See "The Exchange Offers--Treatment of Fractional Shares." Copies of this Prospectus and the Letter of Transmittal are being sent to the Record Holders and to all known beneficial holders of the Outstanding Debentures. If all of the Outstanding Debentures are exchanged pursuant to the Exchange Offers, the Company will be required to issue a total of 9,359,208 shares of Common Stock in payment for the tendered Outstanding Debentures.

    The Company shall be deemed to have accepted validly tendered Outstanding Debentures in the Exchange Offers and validly delivered consents in the Consent Solicitations when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Outstanding Debentures for the purposes of receiving the shares of Common Stock from the Company. Subject to the satisfaction of the conditions set forth below under "Conditions of the Exchange Offers," the Company will accept on or promptly after the Expiration Date, all Outstanding Debentures validly tendered (and not withdrawn) on or prior to 12:00 midnight, Eastern Standard Time, on the Expiration Date. The shares of Common Stock will be delivered in exchange for the Outstanding Debentures accepted in the Exchange Offers promptly after acceptance.

    Holders of Outstanding Debentures who tender in the Exchange Offers will not be required to pay brokerage commissions or fees, or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Debentures pursuant to Exchange Offers. The Company will pay all charges and expenses, other than any applicable income/capital gains taxes, in connection with the Exchange Offers.

    The background and purpose of the Exchange Offers are discussed under "The Company Recapitalization--Background of the Recapitalization" and "Purposes and Certain Results of the Recapitalization."

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The Expiration Date is 12:00
midnight, Eastern Standard Time on May   , 1997, unless the Company, in its sole
discretion (as limited by applicable law), extends the Exchange Offers or Consent Solicitations, in which case the Expiration Date shall be the latest date to which the Exchange Offers or the Consent Solicitation is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m. Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offers or Consent Solicitations, as the case may be, for a specified period of time or on a daily basis until 12:00 midnight, Eastern Standard Time, on the date on which the Requisite Consents have been received or on which a specified percentage of Outstanding Debentures has been tendered, as applicable. Any such notice shall also include disclosure of the approximate principal amount of Outstanding Debentures theretofore validly tendered pursuant to the Exchange Offers and not properly withdrawn. If the Exchange Offers are extended, the Company may, but shall not be required to, postpone or adjourn the Annual Meeting. See "The Company Annual Meeting-- Proxy Solicitation."

    The Company expressly reserves the right to (i) delay accepting any consents or Outstanding Debentures, to extend the Exchange Offers or Consent Solicitation, or to terminate the Exchange Offers or Consent Solicitations and not accept consents or Outstanding Debentures not previously accepted if any of the conditions set forth herein under "Conditions of the Exchange Offers" shall not have been satisfied and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, (ii) amend at any time, or from time to time, the terms of any of the Exchange Offers or Consent Solicitations in any manner, and (iii) modify the form or amount of the consideration to be paid pursuant to the Exchange Offers, provided that any such modified consideration will be provided to all tendering holders of Outstanding Debentures, even if they tendered their Outstanding Debentures in the Exchange Offers prior to the modification, and provided further that no increase or decrease in the amount of Outstanding Debentures being sought or in the consideration offered in the Exchange Offers will be made, unless such Exchange Offers will remain open for at least ten (10) business days from the date that notice of such increase or decrease is first publicized, sent or given to the holders of Outstanding Debentures. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If the terms of any of the Exchange Offers are amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose any such amendment in a manner reasonably calculated to inform the holders of Outstanding Debentures of such amendment and the Company will extend the Exchange Offers or Consent Solicitations, as the case may be, for a period which the Company in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders of the Outstanding Debentures, if the Exchange Offers or Consent Solicitation would otherwise expire during such period. During any such delay or extension, all Outstanding Debentures previously tendered and not accepted for exchange or withdrawn will remain subject to the Exchange Offers (including the right to withdraw tendered Outstanding Debentures as set forth under "Withdrawal Rights" below) and may be accepted for exchange by the Company. The rights reserved by the Company in this paragraph are in addition to its rights set forth under "Conditions of the Exchange Offers."

    Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Exchange Offers or Consent Solicitations, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement.

    PROPOSED AMENDMENTS. In order to effect a valid tender of the Outstanding Debentures, tendering holders of Outstanding Debentures are required to consent to the Proposed Amendments in respect of the Senior Debentures or Subordinated Debentures, as applicable. The Exchange Offers are conditioned upon the Company obtaining the Requisite Consents. The Company may, in its sole discretion, waive this condition and reserves the right to accept Outstanding Debentures tendered in the Exchange Offers even if the Requisite Consents are not obtained, provided, if such condition is waived, holders of Outstanding Debentures tendered in the Exchange Offers will receive the same consideration whether or not they granted consents to the Proposed Amendments.

    For the Proposed Amendments to become effective with respect to the Outstanding Debentures, holders (other than the Company and its affiliates) of not less than a majority of the aggregate principal amount of the Senior Debentures and Subordinated Debentures, respectively, must grant Consents with respect thereto and such valid and unrevoked consents must have been delivered to the Exchange Agent. As of March 15, 1997, $164.6 million aggregate principal amount of Senior Debentures and $41.1 million aggregate principal amount of Subordinated Debentures, respectively, was outstanding and owned by persons other than the Company and its affiliates. Subject to the conditions set forth in the Indentures, upon the Company's receipt of the Requisite Consents to the Proposed Amendments, the Company will cause such consents to be delivered to the appropriate persons as promptly as possible and the Amended Indentures will be executed and delivered immediately thereafter, provided, however, that the provisions of the Amended Indentures will not become operative until the Exchange Offers are consummated.

    Only a Record Holder of the Outstanding Debentures can effectively consent to the Proposed Amendments. See "Procedure for Tendering Outstanding Debentures and Giving Consents" for information concerning tendering procedures for persons who are not Record Holders. No transfer of Outstanding Debentures on the register for such Outstanding Debentures prior to the Expiration Date therefore will have the effect of revoking any consent theretofore given by the Record Holder of such Outstanding Debentures, and such consent will remain valid unless revoked by the person in whose name the Outstanding Debentures are then registered on the register for the Outstanding Debentures. Such revocation will become effective only if the Exchange Agent receives the notice of revocation before the Expiration Date. See "Revocation of Consents; Defective Tenders" below. As set forth below under "Withdrawal Rights," the withdrawal of Outstanding Debentures in accordance with the procedures set forth thereunder will not effect revocation of a Consent.

    PROCEDURE FOR TENDERING OUTSTANDING DEBENTURES AND GIVING CONSENTS. The acceptance by a holder of Outstanding Debentures of an Exchange Offer pursuant to one of the procedures set forth below will constitute an agreement between the holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

    A holder of Outstanding Debentures electing to tender Outstanding Debentures in the Exchange Offers and, with respect to Outstanding Debentures, to consent to the Proposed Amendments should either (i) complete and sign the Letter of Transmittal or a facsimile thereof, and have the signature thereon guaranteed if required by the instructions thereof and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with certificates representing the Outstanding Debentures and any other required documents, to the Exchange Agent at its address set forth on the back cover of the Prospectus, or (ii) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for it. A holder of Outstanding Debentures who wishes to vote on the Plan or a holder of Outstanding Debentures who wishes to consent to the Proposed Amendments with respect to Outstanding Debentures but not tender his Outstanding Debentures in the Exchange Offers should follow only the instructions for consenting to the Proposed Amendments and voting on the Plan. For the additional procedures necessary to vote on the Plan, see "Plan Solicitation--Voting Procedures."

    NO LETTERS OF TRANSMITTAL AND NO OUTSTANDING DEBENTURES SHOULD BE SENT TO THE COMPANY OR TO THE TRUSTEE UNDER EITHER OF THE INDENTURES.

    All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Debentures tendered pursuant thereto are tendered (i) by a Record Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the relevant Letter of Transmittal, or (ii) for the account of an Eligible Institution (as defined below). If Outstanding Debentures are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, then the Outstanding Debentures must be endorsed by the registered holder, or be accompanied by a written instrument or instruments of transfer or exchange in form satisfactory to the Company duly executed by the registered holder, and in the case of a Letter of Transmittal, must also be accompanied by a properly completed form of Consent from the Record Holder with respect to the Proposed Amendments for Outstanding Debentures (unless this requirement is waived by the Company) with signature guaranteed by an Eligible Institution (as defined below). If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD"), or by a commercial bank, trust company, credit union or savings association having an office in the United States (each of which is an "Eligible Institution").

    THE METHOD OF DELIVERY OF THE OUTSTANDING DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER OF THE OUTSTANDING DEBENTURES, BUT, IF SUCH DELIVERY IS EFFECTED BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN

RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE AS TO ASSURE DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    Unless the Outstanding Debentures being tendered are deposited with the Exchange Agent prior to the Expiration Date (accompanied by a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal), or tendered pursuant to the guaranteed delivery procedures or book-entry transfer procedures set forth below, the Company may, at its option, reject such tender. In addition, if the Company receives the 90% Requisite Exchange Acceptances, then the Company reserves the right to accept all properly tendered Outstanding Debentures whether or not, with respect to Outstanding Debentures, the holder thereof has granted the applicable Consent. Issuance of shares of Common Stock in exchange for Outstanding Debentures will be made only against deposit of the tendered Outstanding Debentures. If less than the entire principal amount of any Outstanding Debentures evidenced by a submitted certificate is tendered, the tendering holder should fill in the principal amount tendered in the appropriate box on the Letter of Transmittal with respect to the deposit being made, but only to the extent of the principal amount of Outstanding Debentures being tendered. The Exchange Agent will then return to the tendering holder (unless otherwise requested by the holder under "Special Delivery Instructions" in the relevant Letter of Transmittal), as promptly as practicable following the Expiration Date, Outstanding Debentures in principal amount equal to the portion of such delivered Outstanding Debentures not tendered. The entire principal amount of Outstanding Debentures deposited with the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

    Holders who are the registered holders of Outstanding Debentures and who seek to tender Outstanding Debentures, but who were not the Record Holders of such Outstanding Debentures on the Record Date, should (i) obtain the information relating to, and signature of, such Record Holder on the "Consent of Record Holder" section of the Letter of Transmittal with signatures guaranteed by an Eligible Institution, or (ii) obtain and include with the Letter of Transmittal a properly completed proxy from the Record Holder, with signatures on the proxy guaranteed by an Eligible Institution. Any beneficial owner whose Outstanding Debentures are registered or held of record in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its Outstanding Debentures in the Exchange Offers and, with respect to Outstanding Debentures, to grant its consent in the Consent Solicitation should
(i) contact such registered holder promptly and instruct such holder to tender on its behalf, or (ii) if such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Outstanding Debentures, either make appropriate arrangements to register ownership of the Outstanding Debentures in such beneficial owner's name or obtain a properly completed bond power (a power of attorney authorizing the beneficial owner, rather than the registered holder, to transfer legally the Outstanding Debentures) from the registered holder and, in addition, a beneficial owner of Outstanding Debentures must then also follow the procedures described in the first sentence of this paragraph. The transfer of record ownership of Outstanding Debentures may take considerable time and, depending on when such transfer is requested, may not be accomplished prior to the Expiration Date.

    Holders of Outstanding Debentures who do not tender their Outstanding Debentures and who wish to vote on the Plan and/or who wish to consent to the Proposed Amendments with respect to Outstanding Debentures should complete the Letter of Transmittal (which will serve as the form of consent and/or ballot) in accordance with the instructions thereto and return it promptly to the Exchange Agent, who will transmit it to the Company.

    If a holder of Outstanding Debentures desires to tender Outstanding Debentures pursuant to an Exchange Offer, but is unable to locate the Outstanding Debentures to be tendered, such holder should write to or telephone the trustee under the applicable Indentures at about procedures for obtaining replacement Outstanding Debentures and/or arranging for indemnification. In the case of the Senior Debentures, the trustee is First Trust National Association at First Trust Center, 180 East Fifth Street, St. Paul, Minnesota, 55101, attention: Corporate Trust Department. In the case of the Subordinated

Debentures, the Trustee is The Bank of New York, 101 Barclay Street, Floor 21W, New York, New York, 10286, attention: Corporate Trust Trustee Administration.

    Each tendering holder of Outstanding Debentures must complete the Substitute Form W-9 provided in the Letter of Transmittal and either (i) provide his correct taxpayer identification number (social security number, for individuals) and certify that the taxpayer identification number provided is correct (or that such holder is awaiting a taxpayer identification number) and that (A) the holder of Outstanding Debentures has not been notified by the IRS that he is subject to backup withholding as a result of failure to report all interest or dividends or (B) the IRS has notified the holder that he is no longer subject to backup withholding, or (ii) provide an adequate basis for exemption from backup withholding. Holders of Outstanding Debentures who do not satisfy these conditions may be subject to a $50 (or greater) penalty imposed by the IRS and may be subject to backup withholding (as discussed below). Exempt holders of Outstanding Debentures (including, among others, corporations and certain foreign individuals) are not subject to these requirements if they satisfactorily establish their status as such. Certain foreign holders of Outstanding Debentures may be required to provide a Form W-8, Form 1001 or Form 4224 in order to avoid or reduce withholding tax.

    By tendering Outstanding Debentures pursuant to the Exchange Offers, a holder of Outstanding Debentures that does not comply with the conditions described in the preceding paragraph authorizes the Exchange Agent, the Company or its paying agents, as the case may be, to sell shares of Common Stock withheld in an amount sufficient to enable it to satisfy its backup or other withholding obligations.

    Pursuant to the backup withholding provisions of federal income tax law, unless the conditions described above are satisfied, the Exchange Agent, the Company or their paying agents, as the case may be, will withhold a number of shares of Common Stock otherwise to be delivered to a tendering holder of Outstanding Debentures pursuant to the Exchange Offers such that the proceeds from the sale of the shares so withheld will enable the Exchange Agent or the Company, as the case may be, after selling such shares so withheld, to remit the appropriate amount of backup withholding due to the IRS. Upon any such sale, the Exchange Agent or the Company, as the case may be, will be entitled to seek reimbursement for the costs, fees or expenses of such sale incurred by it. Alternatively, the Exchange Agent or the Company, as the case may be, may require such a holder of Outstanding Debentures to remit a payment (in cash or certified check) sufficient to cover the holder's backup withholding tax liability prior to the release of any shares of Common Stock withheld from such holder. Any shares of Common Stock sold pursuant to this paragraph shall be treated for tax reporting purposes as if they were delivered to the exchanging holder of Outstanding Debentures and sold on its behalf. Backup withholding is applied at a 31% rate. Amounts paid as backup withholding do not constitute an additional tax and generally will be credited against the holder's federal income tax liabilities. Different withholding rates and rules may apply in the case of certain foreign holders of Outstanding Debentures.

    All questions as to the form of all documents and the validity (including time or receipt), eligibility, acceptance and withdrawal of tendered Outstanding Debentures will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offers (other than the condition that all applicable requirements of the Trust Indenture Act of 1939, as amended, have been satisfied and that the Registration Statement shall be effective and no stop order shall be issued by the Commission with respect thereto, which conditions may not be waived by the Company) or any defect or irregularity in the tender of any of the Outstanding Debentures; provided that the Company will not waive the Requisite Acceptance Condition with respect to the Exchange Offers without making a public announcement thereof and permitting the withdrawal of Outstanding Debentures tendered pursuant to the Exchange Offers to the extent required by applicable law. Neither the Company, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Any Outstanding Debentures received by the Exchange Agent that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Exchange Agent to the appropriate tendering holder of Outstanding Debentures as soon as practicable. The Company's interpretation of the terms and conditions of the Exchange Offers (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

    BOOK-ENTRY TRANSFER PROCEDURES. The Exchange Agent will establish an account with respect to the Senior Debentures and an account with respect to the Subordinated Debentures at each of The Depository Trust Company [and the Midwest Securities Trust Company] (each a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities") within two business days after the commencement date of the Exchange Offers. Any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Outstanding Debentures into the Exchange Agent's account at a Book-Entry Transfer Facility. However, although delivery of Outstanding Debentures may be effected through a timely confirmation of book-entry transfer at such a Book-Entry Transfer Facility ("Book-Entry Transfer"), the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to a Book-Entry Transfer Facility in accordance with such facility's procedures does not constitute delivery to the Exchange Agent.

    GUARANTEED DELIVERY PROCEDURES. If a holder of Outstanding Debentures desires to tender Outstanding Debentures and the holder's Outstanding Debentures are not immediately available or time will not permit the holder's Outstanding Debentures or other required documents to reach the Exchange Agent before the Expiration Date, or such holder cannot complete the procedure for Book-Entry Transfer, a tender may be effected if:

        (a) the tender is made through an Eligible Institution;

        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed notice of guaranteed delivery (by telegram, facsimile transmission, mail or hand delivery) substantially in the form provided by the Company which (i) includes the duly executed Consent of the Record Holder of tendered Outstanding Debentures or is accompanied by such a Consent with respect to Outstanding Debentures (unless in either case the Company has otherwise received the 90% Requisite Exchange Acceptances), and (ii) sets forth the name and address of the holder and the amount and type of Outstanding Debentures tendered, states that the tender is being made thereby and guarantees that within five (5) NASDAQ trading days after the execution date of the notice of guaranteed delivery, all tendered Outstanding Debentures, in proper form for transfer (or a Book-Entry Transfer confirmation) together with the Letter of Transmittal (or facsimile thereof) and any other documents required by such Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent (the "Notice of Guaranteed Delivery"); and

        (c) all tendered Outstanding Debentures, as well as all other documents required by the Letter of Transmittal, shall be received by the Exchange Agent within five NASDAQ trading days after the execution of the Notice of Guaranteed Delivery.

    A consent to the Proposed Amendments with respect to Outstanding Debentures delivered in connection with a Notice of Guaranteed Delivery will be effective upon receipt thereof by the Exchange Agent regardless of whether or when the certificates for the tendered Outstanding Debentures, an executed Letter of Transmittal and the other required documents are received.

    ACCEPTANCE OF OUTSTANDING DEBENTURES, DELIVERY OF COMMON STOCK. The acceptance for exchange and payment of Outstanding Debentures validly tendered and not withdrawn and the delivery of shares of

Common Stock will be made as promptly as practicable after the Expiration Date. The Company, however, expressly reserves the right to delay acceptance of any of the Outstanding Debentures or terminate the Exchange Offers and not accept for exchange any Outstanding Debentures not theretofore accepted if any of the conditions set forth under "Conditions of the Exchange Offers" shall not have been satisfied or waived by the Company. For purposes of the Exchange Offers, the Company will be deemed to have accepted for exchange validly tendered Outstanding Debentures if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Subject to the terms and conditions of the Exchange Offers, the delivery of shares of Common Stock for Outstanding Debentures accepted pursuant to an Exchange Offer, will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders of Outstanding Debentures for the purposes of receiving shares of Common Stock from the Company and transmitting such shares to the tendering holders. Tendered Outstanding Debentures not accepted for exchange by the Company, if any, will be returned without expense to the tendering holder as promptly as practicable following the Expiration Date.

    All tendering holders of Outstanding Debentures, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive notice of acceptance of the Outstanding Debentures for exchange.

    TREATMENT OF FRACTIONAL SHARES. No fractional shares of Common Stock will be issued to tendering holders of Outstanding Debentures in the Exchange Offers. Instead, whenever a fraction of a share of Common Stock would otherwise be issuable to an exchanging holder of Outstanding Debentures, the Exchange Agent will round down to the nearest whole share.

    WITHDRAWAL RIGHTS. Tenders of Outstanding Debentures are irrevocable, except that tendered Outstanding Debentures may be withdrawn (a) at any time prior to 12:00 midnight, Eastern Standard Time on the Expiration Date, and (b) for any period of time required by applicable laws following public announcement of a waiver of the Requisite Acceptance Condition (as defined under "Conditions of the Exchange Offers") in respect of the Exchange Offers. Holders of Outstanding Debentures who wish to exercise their right of withdrawal must give notice of withdrawal in writing or by telegram, telex or facsimile transmission, which notice must be timely received by the Exchange Agent at its address set forth on the back cover page of this Prospectus. Any such notice of withdrawal must specify the name of the person who tendered the Outstanding Debentures to be withdrawn and the principal amount of Outstanding Debentures to be withdrawn. If Outstanding Debentures have been delivered to the Exchange Agent identified in another manner, the name of the registered holder and the serial numbers of the particular Outstanding Debentures to be so withdrawn must also be furnished to the Exchange Agent prior to the physical release of the withdrawn Outstanding Debentures. If Outstanding Debentures have been tendered pursuant to the procedures for Book-Entry Transfer, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Debentures. Any notice of withdrawal must be signed by the registered holder of Outstanding Debentures in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the ownership of the Outstanding Debentures.

    Any permitted withdrawals of tenders of Outstanding Debentures may not be rescinded, and any Outstanding Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offers; however, withdrawn Outstanding Debentures may be re-tendered by following one of the procedures described herein at any time on or prior to the Expiration Date. Withdrawal of Outstanding Debentures will not effect a revocation of a consent. See "Revocation of Consents; Defective Tenders" below.

    All questions as to validity, form and eligibility (including time of receipt) of the notice of withdrawal will be determined by the Company in its sole discretion, which determination will be final and binding. None of the Company, the Exchange Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

    REVOCATION OF CONSENTS; DEFECTIVE TENDERS. Any Record Holder of Outstanding Debentures who has delivered a consent to the Proposed Amendments may effectively revoke such consent by filing written notice with the Exchange Agent at any time prior to (but not after) the date and time of delivery of Requisite Consents effecting the Proposed Amendments with respect to the Outstanding Debentures. The Company reserves the right to contest the validity of any such revocations. A purported notice of revocation which is not received by the Exchange Agent in a timely fashion will not be effective to revoke a consent previously given.

    NO PAYMENTS ON TENDERED DEBENTURES. Tendering holders of Outstanding Debentures will not receive payment of principal due or accrued but unpaid interest on such tendered Outstanding Debentures and will waive their right to receive such payments.

    CONDITIONS OF THE EXCHANGE OFFERS. Notwithstanding any other provisions of the Exchange Offers, the Company will not be required to accept any Outstanding Debentures tendered for exchange and may terminate or amend the Exchange Offers as provided herein if any of the following conditions shall not be satisfied:

        (a) Holders of at least 90% in aggregate principal amount of the Outstanding Debentures shall have validly tendered and not withdrawn such Outstanding Debentures pursuant to the Exchange Offers prior to the Expiration Date and the holders of more than 50% in aggregate principal amount of the Outstanding Debentures shall have given and not revoked their consents to the Proposed Amendments (the "Requisite Acceptance Condition");

        (b) Prior to the Expiration Date, (i) the holders of at least a majority of the combined voting power of the Class A Common Stock and Preferred Stock entitled to vote with respect to the Exchange Offers present (in person or by proxy) at the Annual Meeting, shall have approved the Exchange Offers Proposal, (ii) a majority of the Class A Common Stock and Preferred Stock, each voting separately as a class with respect to the Capital Stock Combination and the Reverse Split, present (in person or by proxy) at the Annual Meeting, shall have approved the Capital Stock Combination and Reverse Split Proposal, and (iii) the holders of Class A Common Stock and Preferred Stock shall have approved the other Annual Meeting Proposals as described in this Prospectus;

        (c) There shall not have been instituted or threatened before any Court or governmental agency, authority or body or any arbitrator any action or proceeding (i) challenging the exchange of Outstanding Debentures or the issuance of shares of Common Stock in exchange therefor pursuant to the Exchange Offers, or (ii) in the sole judgment of the Company, otherwise materially adversely affecting the transactions contemplated by the Recapitalization or the contemplated benefits of the Recapitalization to the Company;

        (d) There shall not have been proposed or enacted any statute or other legislation, rule or regulation, and no action shall have been taken by any governmental authority, which would or might, in the sole judgment of the Company, prohibit, restrict or delay consummation of the Recapitalization or materially impair the contemplated benefits of the Recapitalization to the Company;

        (e) There shall not exist, in the sole judgment of the Company, any other actual or threatened legal impediment to the exchange by the Company of the Outstanding Debentures or to the issuance of the shares of Common Stock in exchange therefor pursuant to the Exchange Offers or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offers or the contemplated benefits of the Exchange Offers to the Company;

        (f) There shall not have occurred, in the sole judgment of the Company,
    (i) any general suspension of trading in, or limitation on prices for, securities listed on NASDAQ NMS; or (ii) a declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States (whether or not mandatory); or (iii) a commencement of a war, armed hostilities or other international or national emergency directly or indirectly involving the United States; or (iv) any significant change in the United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory); or (v) any limitation (whether or not mandatory) by any governmental authority on, or any other event having reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; or
    (vi) in the sole judgment of the Company, a material acceleration or worsening of any of the foregoing;

        (g) All applicable requirements of the Trust Indenture Act of 1939, as amended, shall have been satisfied;

        (h) The Common Stock to be issued shall have been registered under the Securities Act, there shall not be issued and in effect a stop order issued by the Commission with respect to the Registration Statement and issuance of the foregoing;

        (i) There shall not have occurred or be likely to occur an event affecting the business or financial affairs of the Company and its subsidiaries or the Exchange Offers which, in the sole judgment of the Company, would or might prohibit, restrict or delay the consummation of the Exchange Offers or materially impair the contemplated benefits of the Exchange Offers to the Company or otherwise result in consummation of the Exchange Offers not being in the best interests of the Company; and

        (j) The Company shall have reached a final determination to accept the tendered Outstanding Debentures pursuant to the Exchange Offers and not to pursue the Recapitalization by seeking confirmation of the Plan.

    If any of the foregoing conditions shall not be satisfied, the Company may
(i) terminate the Exchange Offers and return all Outstanding Debentures tendered pursuant to such terminated Exchange Offers to exchanging holders of Outstanding Debentures, (ii) extend the Exchange Offers and retain all tendered Outstanding Debentures until the final Expiration Date for the extended Exchange Offers, or
(iii) waive the unsatisfied conditions with respect to the Exchange Offers, other than the conditions referred to in paragraphs (b)(ii), (g) and (h) above, which may not be waived by the Company with respect to the Exchange Offers, and provided that the Company will not waive the condition referred to in paragraph
(a) above with respect to the Exchange Offers without making a public announcement thereof and permitting the withdrawal of Outstanding Debentures tendered pursuant to the Exchange Offers to the extent required by applicable law.

    All the foregoing conditions, except for the conditions in paragraphs
(b)(ii), (g) and (h) above, are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions and may be waived by the Company (other than as stated in the preceding paragraph), in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    EXCHANGE AGENT. [Mellon Bank, N.A.] will act as Exchange Agent for the Exchange Offers. All correspondence in connection with the Exchange Offers and the Letter of Transmittal should be addressed to the Exchange Agent as follows:

By Mail, Hand or                      By Facsimile:
 Overnight Courier:
                                      Telephone:
[INSERT ADDRESS]

    INFORMATION AGENT. Georgeson & Company Inc. will act as Information Agent for the Exchange Offers. All inquiries relating to the Exchange Offers should be directed to the Information Agent at the address and telephone number set forth below.

By Mail, Hand or                      Telephone:
 Overnight Courier:
GEORGESON & COMPANY, INC.
WALL STREET PLAZA
88 PINE STREET, 30TH FLOOR
NEW YORK, NY 10005

    EFFECTS OF CONSUMMATION OF EXCHANGE OFFERS ON NON-TENDERING HOLDERS OF OUTSTANDING DEBENTURES. The completion of the Exchange Offers may have significant adverse consequences for the holders of untendered Outstanding Debentures. Generally, a security with a smaller outstanding principal amount available for trading may command a lower price than that of a comparable security with a greater outstanding principal amount, and thus as a result of the Exchange Offers the price which may be commanded for the untendered Outstanding Debentures could be adversely affected. In addition, because the number of holders of Outstanding Debentures after consummation of the Recapitalization will be extremely limited, it is unlikely that there will be any active trading in the untendered Outstanding Debentures. Moreover, upon effectiveness of the Proposed Amendments numerous provisions that were intended to provide protection to the holders of the Outstanding Debentures will be deleted. As a result, the adoption of the Proposed Amendments may have a material adverse effect on the value of the Outstanding Debentures. See "Proposed Amendments to Indentures."

    NO APPRAISAL RIGHTS ARE AVAILABLE TO HOLDERS OF THE COMPANY'S OUTSTANDING DEBENTURES, PREFERRED STOCK OR CLASS A COMMON STOCK IN CONNECTION WITH THE EXCHANGE OFFERS.

                       PROPOSED AMENDMENTS TO INDENTURES

    The Company is soliciting consents to the Proposed Amendments from holders of Outstanding Debentures whether or not they desire to tender their Outstanding Debentures pursuant to the Exchange Offers. In order to approve the Proposed Amendments to the respective Indentures described below, the consent of the Record Holders of at least a majority of the aggregate principal amount of the then outstanding Senior Debentures and Subordinated Debentures, respectively, which are not owned by the Company or its affiliates, is required. As of the date hereof, $165 million aggregate principal amount of Senior Debentures and $41 million aggregate principal amount of Subordinated Debentures, respectively, are issued and outstanding and owned by persons other than the Company and its affiliates. Only Record Holders of the Outstanding Debentures may consent to the Proposed Amendments. The Proposed Amendments will become operative when the Exchange Offers are consummated, and thereupon any non-tendering holders of Outstanding Debentures will be bound by the Proposed Amendments regardless of whether they consented to the Proposed Amendments. See "The Exchange Offers--Effects of Consummation of Exchange Offers on Non-Tendering Holders of Outstanding Debentures."

    All holders of Outstanding Debentures should carefully consider the effects of the Proposed Amendments before determining whether to consent or to withhold consent to the Proposed Amendments and whether or not to tender into the Exchange Offer. The Company is seeking elimination of certain restrictive covenants in the Indentures through the adoption of the Proposed Amendments. A discussion of the effects on the holders of Outstanding Debentures if each of these provisions is eliminated is set forth below.

    PROPOSED AMENDMENTS TO OUTSTANDING DEBENTURES. The discussion below is qualified in its entirety by reference to the Indentures relating to the Senior Debentures and the Subordinated Debentures. Capitalized terms used and not otherwise defined herein have the meanings given to them in the respective Indentures.

    If the Requisite Consents are received by the Company, the Proposed Amendments to Indentures will be implemented by the execution of the Amended Senior Indenture and the Amended Subordinated Indenture upon certification to the respective Indenture trustees (the "Trustees") that the Company has obtained Requisite Consents of holders of the Senior Debentures and/or Subordinated Debentures, but will not become effective until consummation of the applicable Exchange Offer.

    ELIMINATION OF RESTRICTIVE COVENANTS. The Proposed Amendments include the elimination of certain restrictive covenants found in the Indentures under the captions "Limitation on Restricted Payments" (Section 4.03) and "Limitation on Transactions with Affiliates" (Section 4.06 of the Senior Debenture Indenture and Section 4.07 of the Subordinated Debenture Indenture). The first Proposed Amendments would delete the provisions of Section 4.03 in each of the Indentures, which currently provide as follows:

        "The Corporation shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock or to the Holders of its Capital Stock (except dividends or distributions payable to the Corporation or a wholly owned Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Corporation, or (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition). Notwithstanding the foregoing, the Corporation may purchase or redeem shares of any class of Capital Stock or any Debt of the Corporation by exchange for, or out of the proceeds of the substantially concurrent sale of, shares of its Capital Stock."

    If the above described Proposed Amendments are approved and these covenants are eliminated, the Company and its subsidiaries will be permitted to make such payments and take such actions, regardless of the total amount of such payments, which could lead to a reduction in the amount of cash that the Company has available to make any required payments on the Outstanding Debentures.

    The next Proposed Amendments would delete in their entirety the respective provisions of Section 4.06 of the Senior Debenture Indenture and Section 4.07 of the Subordinated Debenture Indenture each of which currently provide as follows:

        "The Corporation shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a wholly owned Subsidiary) unless the terms of such business, transaction or series of transactions are (i) set forth in writing, and (ii) as favorable to the Corporation or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person. This Section shall not be construed to prohibit payment by the Corporation or a Subsidiary of compensation to officers, directors or employees of the Corporation or such Subsidiary for services rendered in such capacity."

    If the above described Proposed Amendments are approved and these covenants are eliminated, the Company will no longer be obligated to take the steps, and will no longer be subject to the limitations, outlined above when entering into certain transactions with related entities.

                           THE COMPANY ANNUAL MEETING

    An Annual Meeting of Stockholders of the Company will be held at
               on May   , 1997 at     a.m. Eastern Standard Time, for the
following purposes:

        1. To consider and act upon a proposal to ratify the terms of the Exchange Offers, including the issuance of shares of Common Stock pursuant to the Exchange Offers, (the "Exchange Offers Proposal");

        2. To consider and act upon a proposal to amend Articles Fourth, Fifth and Sixth of the Restated Certificate, subject to the consummation of the Recapitalization, to provide for a combination of the Class A Common Stock and Preferred Stock, to provide for a one for one hundred (1:100) reverse stock split of the outstanding combined Common Stock and to provide for 18 million authorized shares of Common Stock following such combination (the "Capital Stock Combination and Reverse Split Proposal");

        3. To consider and act upon a proposal to amend the Restated Certificate and Bylaws, subject to the consummation of the Recapitalization, to delete provisions of Articles Eighth and Thirteenth of the Restated Certificate and Articles III and XI of the Bylaws currently providing for
    (i) the Board to be classified into three classes with staggered terms, (ii) an 80% supermajority vote of the shares of outstanding capital stock of the Company entitled to vote in elections of directors in order to change the authorized number of directors by vote of stockholders, (iii) a similar 80% supermajority vote in order to remove any director for cause, and (iv) a similar 80% supermajority vote in order to amend or repeal any of the above described provisions of the Restated Certificate or Bylaws; and to increase the size of the Board from seven (7) to ten (10) members, subject to the consummation of the Recapitalization (the "Board Proposal");

        4. To consider and act upon a proposal to amend the Restated Certificate and Bylaws, subject to the consummation of the Recapitalization, to delete provisions of Articles Ninth and Thirteenth of the Restated Certificate and Article XI of the Bylaws which currently provide that an 80% supermajority vote of the shares of the outstanding capital stock of the Company entitled to vote in elections of directors is required to amend or repeal any provisions of Article Ninth of the Restated Certificate or
    Article II, Section 3 of the Bylaws applicable to special meetings of the stockholders of the Company and to amend Article Ninth of the Restated Certificate and Article II, Section 3 of the Bylaws to permit stockholders representing at least ten percent (10%) of outstanding shares of capital stock of the Company entitled to vote in the election of directors to call a special meeting of the Company's stockholders. (the "Special Meetings Proposal");

        5. To consider and act upon a proposal to amend the Restated Certificate, subject to the consummation of the Recapitalization, to delete provisions of Article Tenth of the Restated Certificate which currently prohibit stockholders of the Company from acting by written consent and which require an 80% supermajority vote of the shares of the outstanding capital stock of the Company entitled to vote in elections of directors to amend or repeal such provisions (the "Written Consent Proposal");

        6. To consider and act upon a proposal to elect a slate of director nominees to reconstitute the declassified Board and serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or, in the event the Recapitalization is not consummated, to elect directors to serve until the expiration of the terms of their respective classes and until their respective successors are elected and qualified (the "Board Election Proposal");

        7. To ratify the Company's selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 (the "Auditor Proposal"); and

        8. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

    PROXY SOLICITATION.

    GENERAL. This Prospectus is furnished to stockholders of the Company's Class A Common Stock and Preferred Stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Annual Meeting, and at any postponements or adjournments thereof. The approximate date on which this Prospectus and accompanying form of Proxy is first being mailed to stockholders
is [March   ], 1997.

    A holder of Class A Common Stock or Preferred Stock wishing to vote for the Annual Meeting Proposals upon which such holder is entitled to vote should either (i) complete and sign the enclosed Proxy and mail or deliver such Proxy to the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus; or (ii) request its broker, dealer, commercial bank, trust company or other nominee to vote on its behalf. Holders may also vote their shares of Class A Common Stock or Preferred Stock in person at the Annual Meeting. Holders of such Class A Common Stock or Preferred Stock of record whose purchase is registered after the Annual Meeting Record Date and who wish to vote on the Annual Meeting Proposals must arrange with their seller to receive a proxy from the holder of such Class A Common Stock or Preferred Stock of record on the Annual Meeting Record Date.

    Proxies, in the form attached, are being solicited by the Board for use at the Annual Meeting. The persons named as proxies were selected by the Board and are officers of the Company. Proxies may be revoked by a stockholder prior to exercise by filing with the Secretary of the Company a written instrument revoking the same or a duly executed proxy bearing a later date. In addition, a stockholder who attends the Annual Meeting may vote shares personally and thereby revoke any prior proxy at that time. All shares represented by valid proxies received pursuant to this solicitation, and not subsequently revoked, will be voted as provided in the proxy.

    If immediately prior to the commencement of the Annual Meeting (or any adjourned session thereof) it appears that all of the conditions to consummation of the Exchange Offers (other than those conditions to be satisfied at the Annual Meeting) have not been or will not be satisfied or waived, or if the Exchange Offers or Consent Solicitations are extended as a result of material amendments thereto, the Board of Directors may postpone or adjourn the Annual Meeting until such time as the conditions are satisfied or waived, or until just prior to any extended Expiration Date of the Exchange Offers and Consent Solicitations, as the case may be. The Company's Bylaws permit the Annual Meeting to be adjourned by the vote of a majority of the shares represented either in person or by proxy at the Annual Meeting, whether or not a quorum is present.

    The expense of preparing, printing and mailing this Prospectus and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra remuneration, in person, by telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. The Company has engaged Georgeson & Company Inc. to serve as "Information Agent" for the Recapitalization. In connection with such arrangement, Georgeson & Company Inc. will also solicit proxies on behalf of the Company. See "The Exchange Offers--Information Agent" herein. The Company estimates that the total cost to
the Company of this proxy solicitation will be approximately $      .

    THE HOLDERS OF PREFERRED STOCK AND/OR CLASS A COMMON STOCK ARE NOT ENTITLED TO ANY APPRAISAL RIGHTS IN CONNECTION WITH THE MATTERS SUBMITTED FOR THEIR APPROVAL.

    STOCKHOLDER PROPOSALS. It is presently contemplated that the next annual meeting of stockholders will be held in May, 1998. Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the Securities and Exchange Commission and the Bylaws. Proposals to be considered for inclusion in the Company's proxy statement relating to the 1998 annual meeting must be received by the Company at its principal executive offices not later than December 16, 1997. Proposals should be directed to the attention of the Secretary, Koll Real Estate Group, Inc., 4343 Von Karman Avenue, Newport Beach, California 92660.

    VOTE REQUIRED FOR APPROVAL. The Recapitalization must be consummated in order for the following Annual Meeting Proposals to become effective: Capital Stock Combination and Reverse Split Proposal, Board Proposal, Special Meetings Proposal, Written Consent Proposal, and the expanded director nominees in the Board Election Proposal. Stockholder approval of the various proposals is required as follows: (i) the Capital Stock Combination and Reverse Split Proposal and the Auditor Proposal at the Annual Meeting will each require the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock entitled to vote, present (in person or by proxy) at the Annual Meeting, in order to be approved; (ii) the Board Proposal, the Special Meetings Proposal and the Written Consent Proposal at the Annual Meeting will require the affirmative vote of the holders of at least 80% of the outstanding shares of Class A Common Stock entitled to vote, whether or not present (in person or by proxy) at the Annual Meeting, in order to be approved; (iii) the Capital Stock Combination and Reverse Split Proposal will also require the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, present (in person or by proxy) at the Annual Meeting, and voting separately as a class, in order to be approved; and (iv) the Board Election Proposal will require the affirmative vote of the holders of at least a plurality of the outstanding shares of Class A Common Stock entitled to vote, present (in person or by proxy) at the Annual Meeting, voted for each director nominee in order for each such nominee to be elected. Representatives of the Debenture Holders' Committee, whose members hold approximately 33% and 13%, respectively, of the Preferred Stock and Class A Common Stock have indicated to the Company that they intend to approve the foregoing proposals. In addition the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the foregoing proposals.

    The Company is seeking approval of the Exchange Offer Proposal from the holders of a majority of the outstanding shares of Class A Common Stock, present (in person or by proxy) at the Annual Meeting, and voting separately as a class, and from the holders of a majority of the outstanding shares of Preferred Stock, present (in person or by proxy) at the Annual Meeting, and voting separately as a class. HOWEVER, PURSUANT TO THE DELAWARE GENERAL CORPORATION LAW AND THE COMPANY'S RESTATED CERTIFICATE AND BYLAWS, SUCH APPROVALS ARE NOT REQUIRED FOR THE COMPANY TO CONSUMMATE THE EXCHANGE OFFERS. IF SUCH APPROVALS ARE NOT OBTAINED AT THE ANNUAL MEETING, THE COMPANY IN ITS SOLE DISCRETION MAY STILL CONSUMMATE THE EXCHANGE OFFERS.

    The presence, in person or by proxy, of a majority of the outstanding shares of the Company's Class A Common Stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting with respect to the Board Election Proposal and the Auditors Proposal. The presence, in person or by proxy, of a majority of the outstanding shares of Class A Common Stock and Preferred Stock, respectively, is necessary to transact business at the Annual Meeting with respect to the Capital Stock Combination and Reverse Split Proposal and the Exchange Offers Proposal. In addition,the presence (in person or by proxy) of the holders of at least 80% of the outstanding shares of Class A Common Stock will be necessary to transact business at the Annual Meeting with respect to the Board Proposal, the Special Meetings Proposal and the Written Consent Proposal, however, in the event only 80% of such shares are present (in person or by proxy) at the Annual Meeting, the affirmative vote of 100% of such shares which are present would then be required to approve the Board Proposal, the Special Meetings Proposal and the Written Consent Proposal. Those shares present (in person or by proxy), including shares as to which authority to vote on an Annual Meeting Proposal is withheld, shares abstaining as to any Annual Meeting

Proposal and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on any Annual Meeting Proposal, will be considered present at the Annual Meeting for purposes of establishing a quorum.

    With respect to each of the Annual Meeting Proposals, neither shares as to which authority to vote has been withheld (to the extent withheld) nor broker non-votes will be considered affirmative votes. With respect to each of the Annual Meeting Proposals, (i) abstentions on any Annual Meeting Proposal, pursuant to Delaware law, will be considered present and entitled to vote and thus will have the effect of a vote against such Annual Meeting Proposal, and
(ii) broker non-votes will be considered not entitled to vote on such Annual Meeting Proposal and thus will not be counted in determining whether such Annual Meeting Proposal has received the requisite votes.

    PERSONS ENTITLED TO VOTE AT THE ANNUAL MEETING.  The Board has fixed the
close of business on March   , 1997 as the Annual Meeting Record Date for the
determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of the Company's Class A Common Stock and Preferred Stock, at the close of business on the Annual Meeting Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Annual Meeting Record Date, the Company had outstanding 48,938,543 shares of Class A Common Stock and 38,886,626 shares of Preferred Stock, respectively, not including 1,425,805 shares of Class A Common Stock held by the Company as treasury stock. Each share of Class A Common Stock is entitled to one (1) vote on all matters which may come before the Annual Meeting for which shares of Class A Common Stock are entitled to vote and each share of Preferred Stock is entitled to one (1) vote on all matters which may come before the Annual Meeting for which shares of Preferred Stock are entitled to vote.

    ACTION TO BE TAKEN UNDER PROXY. All proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting and any postponements or adjournments thereof in accordance with the specifications thereon or, if no specifications are made, will be voted:

        (i) For approval of the terms of the Exchange Offer Proposal;

        (ii) For approval of the Capital Stock Combination and Reverse Stock Split Proposal;

       (iii) For approval of the Board Proposal;

        (iv) For approval of the Special Meetings Proposal;

        (v) For approval of the Written Consent Proposal;

        (vi) For approval of each of the director nominees as described in the Board Election Proposal; and

       (vii) For approval of the Auditor Proposal.

    The Board of Directors knows of no matters, other than those stated above, to be presented and considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, or any postponements or adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters. The persons named in the enclosed proxy may also vote such proxy to adjourn the Annual Meeting.

                                 PROPOSAL NO. 1
                   APPROVAL OF EXCHANGE OFFERS (INCLUDING THE
                      ISSUANCE OF SHARES OF COMMON STOCK)

    The Board has adopted a resolution approving the Exchange Offers pursuant to which the Company is offering to exchange Common Stock for Outstanding Debentures. See "The Company Recapitalization" and "The Exchange Offers." The purpose of the Exchange Offers is to deleverage the Company's capital structure in order to allow the Company to obtain financing on terms more favorable to the Company, which financing would facilitate the growth of the Company's business, including, but not limited to, the commercial real estate development business and the development of the Bolsa Chica property. While the Company does not currently have any commitments to provide the necessary financing in the event the Exchange Offers are consummated, the Company believes the resulting deleveraged capital structure will put the Company in a stronger position to obtain such favorable terms financing. Failure to consummate the Exchange Offers, however, will continue the Company's leveraged financial condition and increase the Company's debt by approximately $162.8 million by the maturity date of the Outstanding Debentures on March 15, 2002, resulting in approximately $368.5 million in outstanding principal amount of the Outstanding Debentures at maturity. Under such circumstances, the Company believes it will incur substantially higher costs with respect to any such financing, which will negatively impact realization of asset values and the Company's growth, and, accordingly, may pursue financial restructuring transactions which may be more unfavorable to the Company's current securityholders than the Recapitalization. See "Risk Factors" and "The Plan."

    If the Exchange Offers are consummated and 100% of the Outstanding Debentures are exchanged for Common Stock (assuming the conversion of all outstanding shares of Preferred Stock pursuant to the Capital Stock Combination proposed below), the holders of Outstanding Debentures will hold 90% of the voting power of the Company's outstanding capital stock and, if acting together, will be able to control all matters put before the Company's stockholders for a vote, including the election of directors. See "The Exchange Offers," "Risk Factors."

                  THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1

                                 PROPOSAL NO. 2
    AMENDMENT OF ARTICLES FOURTH, FIFTH AND SIXTH OF RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A COMBINATION OF THE CLASS A COMMON STOCK AND PREFERRED
  STOCK AND TO EFFECT A ONE FOR ONE HUNDRED (1:100) REVERSE STOCK SPLIT OF THE
                       OUTSTANDING COMBINED COMMON STOCK

    The Board has adopted a resolution setting forth, and declaring the advisability of, the Capital Stock Combination and Reverse Split Proposal, which proposes amendments to Articles Fifth and Sixth of the Restated Certificate to
(i) effect a combination of the Class A Common Stock and Preferred Stock and to effect a one for one hundred (1:100) reverse stock split of the outstanding shares of combined Common Stock, and (ii) to provide that the authorized Common Stock shall consist of 18 million shares of Common Stock.

    If the Capital Stock Combination and Reverse Split Proposal are approved, no fractional shares of Common Stock will be issued as a result of the Capital Stock Combination and Reverse Stock Split. Instead, the Exchange Agent will aggregate all such fractional shares of Common Stock that would otherwise result from the Capital Stock Combination and Reverse Stock Split and will sell such aggregated fractional shares of Common Stock, rounded to the nearest whole share, as whole shares, in an orderly manner. Upon completion of such sales, stockholders who would otherwise have held such fractional shares of Common Stock as a result of the Reverse Stock Split, will receive in lieu thereof, the cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of Common Stock which such stockholders would otherwise have held.

    The purpose of the Capital Stock Combination and Reverse Split Proposal is to adjust the Company's capital structure to permit the Company to issue Common Stock to the holders of the Outstanding Debentures pursuant to the Exchange Offers without dramatically increasing the number of shares of Common Stock outstanding. In order to successfully induce the holders of the Outstanding Debentures to accept the Exchange Offers, the number of outstanding shares of the Company's Capital Stock must be reduced to establish a higher price per share, to create greater liquidity for the Common Stock and to eliminate certain preferences currently held by the Preferred Stock over the Common Stock. If the Capital Stock Combination and Reverse Split Amendments are approved and filed, the recapitalized Preferred Stock will no longer be entitled to the rights, preferences and privileges provided in Article Sixth of the

Restated Certificate, including any dividend preference which would result if the "Conversion Rate" defined in Article Sixth, Section (b) (vi) of the Restated Certificate were to be adjusted pursuant to the Restated Certificate to provide for a Conversion Rate greater than a one (1) share of Class A Common Stock for one (1) Share of Preferred Stock (the Conversion Rate is currently on a one (1) for one (1) basis) and the "Liquidation Preference" defined in Article Sixth, Section (b)(iii), which currently provides for a $.75 per share of Series A Preferred Stock Liquidation Preference. However, if the Capital Stock Combination and Reverse Stock Split is effected, the recapitalized Preferred Stock will receive the right to vote in all matters put before the Company's stockholders for a vote, including the election of directors. The Preferred Stock currently is not entitled to vote on any matters, except those required by law.

    If the Capital Stock Combination and Reverse Split Proposal is approved and the Recapitalization is consummated, the Restated Certificate will be amended to provide that the text of Article Fourth, Article Fifth, Section (b) and of Article Sixth of the Restated Certificate will be deleted in their respective entireties and replaced with the following language:

       Article Fourth "FOURTH: The Corporation shall have the authority to issue one class of stock. The total number of shares of stock which the Corporation shall have the authority to issue is 18 million shares of Common Stock, par value $0.05 per share (the "Common Stock")."

       Article Fifth "(b) Effective upon the filing of this amendment to the Restated Certificate of Incorporation, the Class A Common Stock, Class B Common Stock and Series A Convertible Preferred Stock shall be reclassified and combined to create one class and series of stock designated "Common Stock." Effective immediately upon the filing of this amendment to the Restated Certificate of Incorporation, each outstanding share of Class A Common Stock shall be automatically reclassified to be one (1) share of Common Stock and each outstanding share of Series A Convertible Preferred Stock shall be automatically reclassified to be one and three quarter (1.75) shares of Common Stock. Effective on the date of the filing of this amendment to the Restated Certificate of Incorporation, and immediately following the effectiveness of the combination of the Class A Common Stock, Class B Common Stock and Series A Preferred Stock, the resulting outstanding shares of Common Stock shall be reverse split so that each 100 shares of outstanding Common Stock shall be automatically reclassified into one share of Common Stock. The Company shall not issue, and no stockholder of the Company shall be deemed to hold, fractional shares of Common Stock as a result of the above described capital stock combination and reverse stock split. Instead, the Exchange Agent will aggregate all such fractional shares of Common Stock that would otherwise result from the above described capital stock combination and reverse stock split and sell such aggregated shares of Common stock, rounded to the nearest whole share, as whole shares, in an orderly manner. Upon completion of such sales, stockholders who would otherwise have held such fractional shares of Common Stock, will receive in lieu thereof, the cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of Common Stock which such stockholders would otherwise have held. The designations and the powers, preferences and rights, and qualifications, limitations or restrictions thereof, of each share of Common Stock shall be governed by the following:

        (i) Identical Rights. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

        (ii) Voting Rights. On all matters submitted to the Corporation's stockholders, the holders of Common Stock shall be entitled to one vote per share.

       (iii) Dividend Rights. When and as dividends or other distributions are declared, whether in cash, in property or in securities of the Corporation, the holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends or distributions.

        (iv) Stock Splits. If the Corporation shall in any manner subdivide, split or combine the outstanding shares of Common Stock, each share of outstanding Common Stock shall be proportionately subdivided, split or combined.

        (v) No Charge. The issuance of certificates representing shares of Common Stock in exchange for outstanding certificates of Class A Common Stock or Series A Preferred Stock shall be made without charge to the holders of such certificates, PROVIDED that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involving the issuance and delivery of any certificate in a name other than that of the holder of record of such shares of Class A Common Stock or Series A Preferred Stock exchanged."

       Article Sixth "SIXTH: Intentionally Omitted."

    FAILURE TO CONSUMMATE THE RECAPITALIZATION. If the Recapitalization is not consummated for any reason (including the failure of the Plan to be confirmed by a Court in the event of a judicial filing), the Capital Stock Combination and Reverse Split Proposal shall not be deemed to have been approved and the foregoing amendments to the Restated Certificate will NOT become effective.

                  THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2

                                 PROPOSAL NO. 3
                  AMENDMENT OF ARTICLES EIGHTH AND THIRTEENTH
       OF THE RESTATED CERTIFICATE AND ARTICLES III AND XI OF THE BYLAWS
         TO DELETE CLASSIFIED BOARD AND SUPERMAJORITY VOTING PROVISIONS

    The Board has adopted a resolution setting forth, and declaring the advisability of, the Board Proposal, which proposes amendments to the Restated Certificate and Bylaws to delete the certain provisions in Article Eighth and Article Thirteenth of the Restated Certificate and Articles III and XI of the Bylaws which currently provide for (i) the Board to be classified into three classes with staggered terms, (ii) an 80% supermajority vote of the shares of outstanding capital stock of the Company entitled to vote in elections of directors in order to change the authorized number of directors by vote of the Company's stockholders, (iii) a similar 80% supermajority vote in order to remove any director for cause, and (iv) a similar 80% supermajority vote in order to amend any of the above described provisions of the Restated Certificate or Bylaws.

    GENERAL. The Company currently has a classified Board of Directors. The Company's directors serve in three separate classes, each such class being elected for alternating three-year terms. The Bylaws currently authorize the Company to have a Board of Directors with a maximum of fifteen (15) directors and a minimum of five (5) directors among its three classes, and provide that the authorized number of directors may be fixed from time to time by duly adopted resolution of the Board or the stockholders. The size of the Board is currently fixed at seven (7) directors. There are currently six (6) directors and one (1) vacancy on the Board. The vacancy resulted from the resignation of Ms. Thompson. Messrs. Koll and Hegness have terms which expired in 1996, Messrs. Wirta and Ellis have terms expiring at the Annual Meeting, and Messrs. Talbot and Vitulli have terms expiring at the annual meeting of stockholders in 1998. See "Executive Officer and Directors of the Company" for information concerning the Company's current directors.

    PRINCIPAL EFFECT. The principal effect of the Board Proposal will be as follows:

        (i) Each director of the Company will serve for only a one-year term, rather than a three-year term. As a result, at each annual meeting of
    stockholders beginning with the May   1997 annual meeting, the Company's
    stockholders will be asked to elect (or re-elect, as the case may be) a full slate of directors to the Board;

        (ii) The number of directors will be fixed at ten (10) and may be changed from time to time by a resolution of the Board or by the vote of a majority of shares of capital stock of the Company entitled to vote (rather than 80%);

       (iii) Any director may be removed, with or without cause, by the vote of a majority of shares of capital stock of the Company entitled to vote (rather than only for cause by 80%); and

        (iv) The provisions of Articles Eighth and Thirteenth of the Restated Certificate and Articles III and XI of the Bylaws may be amended by the vote of the holders of a majority (rather than 80%) of the Company's capital stock entitled to vote.

    In light of changed circumstances in recent years and the anticipated ownership structure of the Company following consummation of the Recapitalization, the classified Board provisions and supermajority voting provisions of the Restated Certificate and Bylaws are unnecessary and may inadvertently work against the best interests of the Company and its stockholders. The Company adopted the classified Board and supermajority voting provisions under circumstances materially different from those facing the Company today. The classified Board structure was intended to increase the likelihood of continuity and experience among Board members and to make the Company less likely to face coercive takeover tactics which the Company is not likely to face after the Recapitalization given the above described changed circumstances. Moreover, there are other provisions available to defend against such threats. The Company's Restated Certificate provides the Board of Directors with broad discretion to issue shares of preferred stock, in one or more series, having such terms, provisions and rights (including special voting rights) as the Board may determine. However, it should be noted that the removal of the supermajority voting provisions will allow the holders of only a majority of the combined voting power with respect to all of the Company's outstanding voting securities subsequently to adopt amendments to the Restated Certificate which would alter, amend or repeal the provisions of Article Eighth of the Restated Certificate and Article III of the Bylaws. Under Delaware law, any such amendments would first have to be approved by the Board.

    The Board Proposal is not the result of, or in response to, any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

    IMPLEMENTATION. If the Board Proposal is approved and the Recapitalization is consummated, the Restated Certificate and Bylaws will be amended to provide that the text of Article Eighth, Sections (a), (b), (c), and (d) of the Restated Certificate and of Article III, Sections 2 and 10 of the Bylaws will be deleted in their respective entireties and replaced with the following language:

    Restated Certificate Article Eighth "(a) The number of directors of the Corporation shall be determined from time to time in the manner described in the Bylaws. Each director shall serve for a term ending on the next annual meeting following the meeting at which such director was elected, or on such later date as such director's successor shall have been elected and qualified."

    Restated Certificate Article Eighth "(b) Newly created directorship resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

    Restated Certificate Article Eighth "(c) Any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class."

    Restated Certificate Article Eighth "(d) Intentionally Omitted."

    Bylaws Article III "Section 2. NUMBER, ELECTION AND TERMS. The authorized number of directors may be determined from time to time by a vote of a majority of the then authorized number of directors or by the affirmative vote of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that such number initially shall be ten (10). Except as otherwise provided in the Certificate of Incorporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next Annual Meeting and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director."

    Bylaws Article III "Section 10. REMOVAL OF DIRECTORS. Subject to the rights of any series or class of Common Stock or Preferred Stock, any director may be removed from office, with or without cause, by the affirmative vote of a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class."

    In addition to the above deleted and replaced language, if the Board Proposal is approved, Article Thirteenth of the Restated Certificate will be amended to delete the following language:

    "...Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, Section 3 ("Special Meetings") of Article II ("Meetings of Stockholders") of the Bylaws, Section 2 ("Number, Election and Terms") or Section 10 ("Removal of Directors") of
    Article III ("Directors") of the Bylaws, or the final sentence of Article XI ("Amendments") of the Bylaws shall not be amended or repealed, and no provision inconsistent with any thereof shall be adopted, without the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Article Twelfth."

and Article XI of the Bylaws will be amended to delete the following language:

    "...Notwithstanding the preceding sentence, the affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Section 3 of Article II of these By-laws, Section 2 or Section 10 of Article III of these By-laws, or this sentence."

    FAILURE TO CONSUMMATE THE RECAPITALIZATION. If the Recapitalization is not consummated for any reason (including the failure of the Plan to be confirmed by a Court in the event of a judicial filing), the Board Proposal shall not be deemed to have been approved and the Board will not be reconstituted as set forth in Proposal No. 6 below and the foregoing amendments to the Restated Certificate and Bylaws will NOT become effective.

                  THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3

                                 PROPOSAL NO. 4
           AMENDMENT OF ARTICLES NINTH AND THIRTEENTH OF THE RESTATED CERTIFICATE AND ARTICLES II AND XI OF THE BYLAWS TO DELETE SUPERMAJORITY
            VOTING PROVISIONS APPLICABLE TO SPECIAL MEETINGS AND TO
          PERMIT STOCKHOLDERS TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

    The Board has adopted a resolution setting forth, and declaring the advisability of, the Special Meetings Proposal, which proposes amendments to delete the provisions of Articles Ninth and Thirteenth of the Restated Certificate and Article XI of the Bylaws which currently provide that an 80% supermajority vote of the shares of the outstanding capital stock of the Company entitled to vote in elections of directors is required to amend or repeal any provisions of Article Ninth of the Restated Certificate or Article II, Section 3 of the Bylaws, which provisions also generally provide that special meetings of the Company's stockholders, except as otherwise required by law, can only be called by the Board or by the Company's Chief Executive Officer pursuant to resolutions approved by the Board. The Special Meetings Proposal also proposes to amend Article Ninth of the Restated Certificate and Article II,

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Section 3 of the Bylaws, to permit the holders of capital stock of the Company representing at least ten percent (10%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors to call a special meeting of the Company's stockholders.

    As discussed above, in light of the changed circumstances in recent years and the anticipated ownership structure of the Company following consummation of the Recapitalization, the supermajority voting provisions applicable to amendments of the special meeting provisions contained in the Restated Certificate and Bylaws are unnecessary, may inadvertently work against the best interests of the Company and its stockholders and deletion of such provisions should not materially affect the Company's vulnerability to coercive takeover tactics.

    If the Special Meetings Proposal is approved, the Restated Certificate will be amended to provide that the text of Article Ninth of the Restated Certificate be deleted in its entirety and replaced with the following language:

    Restated Certificate Article "Ninth: Special meetings of stockholders may be called either (i) by the Board of Directors or by the Chief Executive Officer, pursuant to a resolution approved by a majority of the then authorized number of directors of the Corporation (as determined in accordance with the Bylaws), or (ii) by holders of capital stock of the Company representing at least ten percent (10%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors."

    and the Bylaws will be amended to provide that the text of Article II,
Section 3 of the Bylaws will be deleted in its entirety and replaced with the following language:

    "Special meetings of stockholders, unless otherwise provided by law, may be called at any time by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors (as determined in accordance with Section 2 of Article III of these By-laws), by the Chief Executive Officer or by holders of capital stock of the Company representing at least ten percent (10%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors. Any such call must specify the matter or matters to be acted upon at such meeting and only such matter or matters shall be acted upon thereat."

    In addition to the above deleted and replaced language as part of the Special Meetings Proposal, Article Thirteenth of the Restated Certificate will also be amended to delete the following language:

    "...Section 3 ("Special Meetings") of Article II of the Bylaws..."

and Article XI of the Bylaws will be amended to delete the following language:

    "...Section 3 of Article II of these Bylaws..."

    FAILURE TO CONSUMMATE THE RECAPITALIZATION. If the Recapitalization is not consummated for any reason (including the failure of the Plan to be confirmed by a Court in the event of a judicial filing), the Special Meeting Proposal shall not be deemed to have been approved and the foregoing amendments to the Restated Certificate will NOT become effective.

                  THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4

                                 PROPOSAL NO. 5
        AMENDMENT OF ARTICLE TENTH OF THE RESTATED CERTIFICATE TO DELETE PROHIBITION OF STOCKHOLDER ACTION BY WRITTEN CONSENT AND SUPERMAJORITY
                      VOTING PROVISIONS APPLICABLE THERETO

    The Board has adopted a resolution setting forth, and declaring the advisability of the Written Consent Proposal, which proposes an amendment to delete the provisions of Article Tenth of the Restated Certificate which currently prohibit the stockholders from acting by written consent without a meeting and

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
require an 80% supermajority vote of the shares of outstanding capital stock of the Company entitled to vote in elections of directors in order to amend or repeal the provisions of Article Tenth.

    As discussed above, in light of the changed circumstances in recent years and the anticipated ownership structure of the Company following consummation of the Recapitalization, the provisions of Article Tenth of the Restated Certificate are unnecessary, may inadvertently work against the best interests of the Company and its stockholders and the deletion of such provisions should not materially affect the Company's vulnerability to coercive takeover tactics.

    If the Written Consent Proposal is approved, the Restated Certificate will be amended to provide for the text of Article Tenth is to be deleted in its entirety and replaced with the following language: "Tenth: Intentionally Omitted."

    FAILURE TO CONSUMMATE THE RECAPITALIZATION. If the Recapitalization is not consummated for any reason (including the failure of the Plan to be confirmed by a Court in the event of a judicial filing), the Written Consent Proposal shall not be deemed to have been approved and the foregoing amendments to the Restated Certificate and Bylaws will NOT become effective.

                  THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 5

                                 PROPOSAL NO. 6
                          ELECT SLATE OF DIRECTORS TO
                      RECONSTITUTE THE BOARD OF DIRECTORS

    The Board currently consists of Donald M. Koll (Chairman), Harold A. Ellis, Jr., Paul C. Hegness, J. Thomas Talbot, Marco Vitulli and Ray Wirta. Under the Restated Certificate and Bylaws, the Board is divided into three classes with each class having a term of three years.

    If the Recapitalization is consummated and the Board Proposal is approved and implemented, the Company is seeking to reconstitute its Board pursuant to the Board Election Proposal and to elect an expanded ten (10) member Board with each director serving for one year terms. Upon recommendation of the Nominating Committee, the Board has nominated incumbent Directors, Messrs. Koll, Talbot, Vitulli, Wirta, and as new directors, James J. Gaffney, Robert J. Gagalis, John
D. Sanford, Phillip R. Burnaman II, Richard Schuler and P. John Wickser II, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If any nominee should be unavailable for election at the Annual Meeting, the proxies will be voted for the election of such other person as may be recommended by the Board.

    If the Recapitalization is not consummated, however, the Board Proposal will not be deemed to have been approved or implemented and the classified Board will continue. In such event, the Company is seeking to elect and the Board has nominated Messrs. Koll and Hegness to serve for terms expiring at the annual meeting of stockholders in 1999 and Messrs. Wirta and Ellis for terms expiring at the annual meeting of stockholders in 2000.

    Information about the nominees for election as directors and incumbent directors, including biographical and employment information is set forth in this Prospectus under the headings "Executive Officers and Directors of the Company," "Executive Compensation" and "Security Ownership of Certain Beneficial Owners and Management." Those incumbent directors whose terms as directors have not otherwise expired have agreed to resign from the Board effective upon the election of the director nominees.

    FAILURE TO CONSUMMATE THE RECAPITALIZATION. If the Recapitalization is not consummated for any reason (including the failure of the Plan to be confirmed by a Court in the event of a judicial filing) the foregoing expansion and reconstitution of the Board will NOT occur pursuant to the Board Election Proposal and only the incumbent directors referred to above will be deemed nominated or elected.

          THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES
                          DESCRIBED IN PROPOSAL NO. 6

                                 PROPOSAL NO. 7
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The stockholders of the Company are being asked to consider a proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. Deloitte & Touche LLP served as the Company's auditors for the fiscal years ended December 31, 1992 through December 31, 1996. Representatives of Deloitte & Touche LLP are not expected to attend the Annual Meeting.

                  THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 7

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matter that may properly come before the Annual Meeting. If any other matter not mentioned in this Prospectus is property brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and applicable law.

    STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                    THE PLAN

    BRIEF EXPLANATION OF REORGANIZATION UNDER THE CODE. Chapter 11 is the principal business reorganization chapter of the Code. Pursuant to chapter 11, a debtor attempts to reorganize its business for the benefit of its creditors, stockholders, and other parties-in-interest. In furtherance of this goal, the Code provides that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the Court orders the appointment of a trustee. Also, upon the filing of a petition for reorganization under chapter 11, section 362 of the Code generally provides, among other things, for an automatic stay of all attempts to collect pre-petition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the Court, the automatic stay remains in full force and effect until confirmation of a plan of reorganization.

    The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. The plan sets forth the means for satisfying the holders of claims against and interests in the debtor. Confirmation of a plan of reorganization by the Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor, equity security holder or general partner of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan. If the Company does not receive the 90% Requisite Exchange Acceptances and Requisite Consents, but does receive the Requisite Plan Acceptances from each Class of Impaired Claims and Interests, the Board may decide to file a voluntary petition for reorganization under chapter 11 of the Code. HOWEVER, THE COMPANY EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE AND ABSOLUTE DISCRETION, TO NOT COMMENCE THE CHAPTER 11 CASE, EVEN IF IT RECEIVES THE REQUISITE PLAN ACCEPTANCES.

    The Plan provides specified distributions to the various Classes of holders of Claims against and Interests in the Company. The Company believes the Plan provides consideration to all Classes of Creditors and Equity Holders that reflects an appropriate resolution of their Claims against and Interests in the Company taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests.

    The Court must find, however, that a number of statutory tests have been met before it may confirm the Plan. See "Confirmation Standards." Many of these tests are designed to protect the interests of holders of Claims and Interests who do not vote to accept the Plan but who will be bound by the provisions of the Plan if it is confirmed by the Court.

    THE FOLLOWING IS A SUMMARY OF CERTAIN OF THE MORE SIGNIFICANT MATTERS TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH CONFIRMATION OF THE PLAN, A COPY OF WHICH ACCOMPANIES THIS PROSPECTUS AS APPENDIX A AND TO WHICH REFERENCE SHOULD BE MADE FOR A FULL STATEMENT OF ITS TERMS. THIS SUMMARY ONLY HIGHLIGHTS CERTAIN SUBSTANTIVE PROVISIONS OF THE PLAN AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OF, OR A SUBSTITUTE FOR, A FULL AND COMPLETE READING OF THE PLAN, WHICH ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO REVIEW CAREFULLY. THE PLAN, IF CONFIRMED, WILL BE BINDING UPON THE COMPANY AND ALL HOLDERS OF CLAIMS AND INTERESTS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN. IN ADDITION, REPRESENTATIVES OF HOLDERS OF A SIGNIFICANT AMOUNT (ESTIMATED AT APPROXIMATELY 70%) OF THE OUTSTANDING DEBENTURES HAVE EXPRESSED AN INTENT TO VOTE IN FAVOR OF THE EXCHANGE AND THE PLAN.

    For a discussion of certain risks associated with the Plan and the transactions contemplated thereunder, see the section titled "Risk Factors." You are also urged to consult your counsel about the Plan and its effect on your legal rights before voting. IN THE OPINION OF THE COMPANY, THE TREATMENT OF CREDITORS AND EQUITY HOLDERS UNDER THE PLAN CONTEMPLATES A GREATER RECOVERY THAN THAT WHICH IS LIKELY TO BE ACHIEVED UNDER THE LIQUIDATION OF THE COMPANY UNDER THE CODE. ACCORDINGLY, THE COMPANY BELIEVES THAT CONFIRMATION OF THE PLAN WOULD BE IN THE BEST INTERESTS OF ALL CREDITORS AND EQUITY HOLDERS AND RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

    The Plan defines two significant dates--the Confirmation Date and the Effective Date. The Confirmation Date is the date on which the Court enters the Confirmation Order on its docket, within the meaning of Rules 5003 and 9021. The Effective Date (I.E., the date on which the Plan will be consummated) is the date selected by the Company that will not be more than ten Business Days following the date in which the conditions specified in Section 8.2 of the Plan have been satisfied or waived.

    TREATMENT OF UNCLASSIFIED CLAIMS. The Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims and Tax Claims.

    1. ADMINISTRATIVE CLAIMS. An Administrative Claim is any actual and necessary cost or expense incurred during the pendency of the Company's chapter 11 case. These Claims include, without limitation, (a) any actual and necessary costs and expenses of (i) preserving the estate, (ii) operating the business during the chapter 11 case, (iii) managing, preserving or selling of assets during the chapter 11 case, and (iv) administering, prosecuting or defending claims by or against the Company and for making distributions under the Plan;
(b) any indebtedness or obligations incurred or assumed by the Company as a debtor in possession in connection with the conduct of its business or for the acquisition or lease of property or for the rendition of services; (c) any allowances of compensation or reimbursement of expenses of professionals retained by the Company to the extent allowed by a Final Order; and (d) any fees or charges assessed against the estate under Chapter 123 of Title 28 of the United States Code. Pursuant to the Plan, each holder of an Administrative Claim that is an Allowed Claim will receive cash equal to the unpaid portion of such Allowed Administrative Claim on the Effective Date (or such later date on which such Claim becomes an Allowed Claim). However, any Administrative Claim representing a liability incurred in the ordinary course of business by the Company during the chapter 11 case, including in its capacity as a

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
debtor in possession, will be paid by the Company in the ordinary course of business and in accordance with the terms and conditions of the particular transaction and any agreements relating thereto.

    2. TAX CLAIMS. A Tax Claim is that portion of any Claim for unpaid taxes which is entitled to priority in right of payment under section 507(a)(7) of the Code. The Company anticipates that it will be current on its tax obligations at the time it commences its chapter 11 case. In the event, however, that there are tax obligations as of the Petition Date, each holder of a Tax Claim that holds an Allowed Claim will receive cash equal to the unpaid portion of such Allowed Tax Claim on the Effective Date (or such later date on which such Claim becomes an Allowed Claim), except that the Company may elect to pay such holder of an Allowed Tax Claim deferred cash payments in equal quarterly installments, with interest, over a period in each case not to exceed six years after the date of assessment of such Tax Claim, of a value, as of the Effective Date, equal to the allowed amount of such Tax Claim.

    Notwithstanding the above treatment of Allowed Tax Claims, the Company is appealing to the IRS regarding material audit adjustments proposed by the IRS for the tax years ended December 31, 1989, 1990 and 1991. The Company is prepared to pursue all available administrative and judicial appeal procedures with regard to this matter. The Company has been advised that resolution of this dispute with the IRS could take up to five years. Under the Plan, the rights of the IRS and the amount of any such Claim will be resolved or adjudicated as if the Case had not been commenced. Any Claim in connection therewith will survive the Effective Date and the Consummation of the Plan as if the chapter 11 case had not been commenced, and will not be discharged pursuant to Section 9.1 of the Plan and section 1141 of the Code.

    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. The Code requires that the Plan classify the Claims of the Company's Creditors and the Interests of its Equity Holders. The Code also provides that the Plan may place a Claim or Interest of a Creditor or Equity Holder in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class. The Company believes that its Claims and Interests have been appropriately classified in the Plan. The Company believes separate classification of the unsecured Claims of the holders of Unliquidated or Contingent Claims, General Unsecured Claims and Subordinated Debentures is appropriate. The separate classification for Unliquidated or Contingent Claims is necessary because of the nature of such Claims. This will allow for the recapitalization of the Company in the quickest and least costly manner. Moreover, the separate classification recognizes the potential for contractual subordination to which the holders of Senior Debentures and Subordinated Debentures are subject. To the extent that the Court finds a different classification is required for the Plan to be confirmed, the Company would seek
(i) to modify the Plan to provide for whatever reasonable classification might be required for confirmation, and (ii) to use the acceptances received from any Creditor or Equity Holder pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such Creditor or Equity Holder ultimately is deemed to be a member. Any such reclassification of Creditors or Equity Holders, although subject to the notice and hearing requirements of the Code, could adversely affect the Class in which such Creditor or Equity Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan adversely affects the treatment of a Creditor or Equity Holder and requires resolicitation, the Company will, in accordance with the Code and the Rules, seek a determination by the Court that acceptance by any Creditor or an Equity Holder of the Plan pursuant to this solicitation will constitute a consent to the Plan's treatment of such Creditor or Equity Holder regardless of the Class to which such Creditor or Equity Holder is ultimately deemed to be a member.

    The Code also requires that the Plan provide the same treatment for each Claim or Interest of a particular Class unless the holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Company believes it has complied with the requirements of equal treatment. To

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
the extent that the Court finds that the Plan does not satisfy such requirements, the Court could deny Confirmation of the Plan if the Creditors or Equity Holders affected do not otherwise consent to the treatment afforded them under the Plan.

    Classes that are Impaired under the Plan are entitled to vote to accept or reject the Plan. As a general matter, a Class of Claims or Interests is considered to be "unimpaired" under a plan of reorganization if (i) the plan does not alter the legal, equitable and contractual rights of the holders of such Claims or Interests, or (ii) the plan provides for full cash satisfaction of such Claims or Interests. Under the Code, holders of Claims in the Unimpaired Classes are conclusively presumed to have accepted the Plan. Holders of Claims or Interests which do not receive or retain anything under the Plan are deemed to have rejected the Plan requiring Confirmation pursuant to Section 1129(b) of the Code.

    The following Classes of Claims are Unimpaired under the Plan and, therefore, the holders of such Claims are not entitled to vote on the Plan:

    Administrative Claims and Tax Claims (see "Treatment of Administrative and Priority Claims")
    Class 1--Priority Claims
    Class 2--Secured Claims
    Class 3--Unliquidated or Contingent Claims

    The following Classes of Claims and Interests are Impaired under the Plan and, therefore, the holders of such Claims and Interests are entitled to vote on the Plan:

    Class 5--General Unsecured Claims
    Class 6--Claims of Holders of Subordinated Debentures
    Class 7--Interests of Holders of Preferred Stock
    Class 8--Interests of Holders of Class A Common Stock

    The holders of Affiliates' Claims do not receive or retain anything under the Plan and although they are deemed to reject the Plan, the Company will cause the holders of such Claims to support the Plan. The holders of warrants will not receive or retain anything under the Plan and are deemed to reject the Plan.

    Subsequent to the filing by the Company of its chapter 11 case, the Court will determine whether sufficient votes to accept the Plan have been obtained from the holders of Claims and Interests in each Impaired Class. An Impaired Class of Claims will be determined to have accepted the Plan if votes to accept the Plan are cast by the holders of at least two-thirds of the dollar amount and more than one-half in number of Claims in such Class that have voted on the Plan. An Impaired Class of Interests will be determined to have accepted the Plan if votes to accept the Plan are cast by the holders of at least two-thirds in amount of Interests in such Class that have voted on the Plan.

    The Plan divides Claims against the Company into six classes and puts Interests in the Company into three Classes. Distributions will be made to persons holding Claims and Interests in various Classes as described below.

    CLASS 1--PRIORITY CLAIMS. Class 1 consists of all Priority Claims excluding Tax Claims. The Company estimates that on the Effective Date, Priority Claims
will be approximately $      . Under the Plan, all Allowed Priority Claims, to
the extent then due and owing, will be paid in full in Cash on the Effective Date unless the holder of such Claims and the Company agree to a different treatment. Any Allowed Priority Claims not due on the Effective Date will be paid in full in Cash when such Claims become due. Class 1 Claims are Unimpaired and holders of Class 1 Claims are not entitled to vote on the Plan.

    CLASS 2--SECURED CLAIMS. Class 2 consists of each Claim secured by a security interest in or lien upon property of the Company, including, but not limited to, other Claims secured by (i) mortgages or trust deeds on real property, (ii) mechanics' or materialmen's liens, (iii) security deposits, or
(iv) liens on miscellaneous personal property such as office furniture, telephone systems, copiers and mailing equipment. Each Class 2 Secured Claim will be treated for all purposes of the Plan and under the Code as a separate Subclass of Class 2. Unless otherwise agreed to by the parties, either
(a) the legal, equitable and contractual rights of each holder of an Allowed Claim in any Subclass of Class 2 will be unaltered by the Plan, or (b) at the option of the Company, any Allowed Claim in any Subclass of Class 2 will be treated in any other manner that will result in such Allowed Claim being deemed Unimpaired. To the extent not previously paid, any accrued and unpaid interest due on the Secured Claims will be paid in cash on the Effective Date. Class 2 Claims are Unimpaired and holders of such Class 2 Claims are not entitled to vote on the Plan.

    CLASS 3--UNLIQUIDATED OR CONTINGENT CLAIMS. Class 3 consists of all Claims of holders of Unliquidated or Contingent Claims, including but not limited to, Litigation Claims. The legal, equitable and contractual rights of the holders of Class 3 Claims will not be affected by the Plan. Class 3 Claims will survive the discharge provided for in Section 9.1 of the Plan and section 1141 of the Code and the rights of a holder of such Claim, including payment, if any, will be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the chapter 11 case had not been commenced. Class 3 Claims are Unimpaired and holders of Class 3 Claims are not entitled to vote on the Plan.

    CLASS 4--AFFILIATES CLAIMS. Class 4 consists of all Net Claims of Affiliates. The holders of Allowed Net Claims in Class 4 will receive no distributions nor retain any property under the Plan on account of their Allowed Net Claims. Although, such holders are deemed to have rejected the Plan, the Company will cause such holders to accept the Plan.

    CLASS 5--GENERAL UNSECURED CLAIMS. Class 5 consists of all general unsecured Claims of Creditors against the Company, however arising, and not included in any other Class in the Plan or otherwise provided for in the Plan, including, but not limited to, liquidated non-Contingent Claims, Senior Debentures, and Claims for damages resulting from the rejection of leases or executory contracts. On the Effective Date, the Company anticipates that Allowed
Class 5 Claims will aggregate approximately $      , of which $164.6 million
relate to the Claims of holders of the Senior Debentures. Provided Classes 6, 7 and 8 accept the Plan, without regard to the subordination provisions in the Senior Debenture Indenture but giving effect to the rights of Senior Debt, each holder of an Allowed Claim in Class 5 will receive its pro rata share of 9,359,208 shares of Common Stock so that collectively holders of Class 5 Claims will hold 80% of the outstanding shares of the Common Stock of the Company on the Effective Date. If Class 6, 7, or 8 fail to accept the Plan, the Plan will be automatically amended pursuant to Article V of the Plan. As a result, the holders of the Senior Debentures will enforce the subordination provisions of the Senior Debenture Indenture with respect to such rejecting Class of Claims and/or Interests and any distribution due such rejecting Class of Claims or Interests under the Plan will be given to the holders of Class 5 Claims. Class 5 Claims are Impaired; consequently, such holders are entitled to vote on the Plan.

    CLASS 6--CLAIMS OF HOLDERS OF SUBORDINATED DEBENTURES. Class 6 consists of all Claims of holders of Subordinated Debentures. On the Effective Date, the Company anticipates that Allowed Class 6 Claims will aggregate approximately $41.1 million. Provided that holders of Subordinated Debentures vote to accept the Plan, each holder of an Allowed Class 6 Claim will receive its pro rata share of 1,169,901 shares of Common Stock so that collectively holders of Class 6 Claims will hold 10% of the outstanding shares of the Common Stock of the Company on the Effective Date. If holders of Class 6 Claims fail to accept the Plan, the holders of Allowed Claims in Class 6 will receive no distributions nor will they retain any property under the Plan. The distributions which would otherwise have been made to holders of Allowed Class 6 Claims will be made to holders of Allowed Claims in Class 5. Class 6 Claims are Impaired; consequently, such holders are entitled to vote on the Plan.

    CLASS 7--INTERESTS OF HOLDERS OF PREFERRED STOCK. Class 7 consists of all Interests of holders of Preferred Stock. Provided that holders of Class 7 Interests vote to accept the Plan, after giving effect to the Capital Stock Combination and the Reverse Stock Split, each holder of an Allowed Interest in Class 7 will be

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deemed to hold on a one and three quarter for one (1.75:1) basis Common Stock.
After the dilutive effect of the distribution of Common Stock under the Plan, collectively holders of Allowed Class 7 Interests will hold 5.8% of the outstanding shares of the Common Stock of the Company on the Effective Date. If holders of Class 7 Interests fail to accept the Plan, such holders will receive no distributions nor will they retain any property under the Plan. The distributions which would otherwise have been made to the holders of Allowed Class 7 Interests will be made to the holders of Allowed Claims in Class 5. Class 7 Interests are Impaired; consequently, such holders are entitled to vote on the Plan.

    CLASS 8--INTERESTS OF HOLDERS OF CLASS A COMMON STOCK. Class 8 consists of all Interests of holders of Class A Common Stock. Provided that holders of Class 8 Interests vote to accept the Plan, after giving effect to the Capital Stock Combination and the Reverse Stock Split, each holder of an Allowed Interest in Class 8 will be deemed to hold on a one for one (1:1) basis Common Stock. After the dilutive effect of the distribution of Common Stock under the Plan, collectively holders of Allowed Class 8 Interests will hold 4.2% of the outstanding shares of the Common Stock of the Company on the Effective Date. If holders of Class 8 Interests fail to accept the Plan, such holders will receive no distributions nor will they retain any property under the Plan. The distributions which would otherwise have been made to holders of Allowed Class 8 Interests will be made to holders of Allowed Claims in Class 5. Class 8 Interests are Impaired; consequently, such holders are entitled to vote on the Plan.

    CLASS 9--INTERESTS OF HOLDERS OF WARRANTS. Class 9 consists of all Interests of Holders of warrants. The warrants have an exercise price of $.25 per share, and are exercisable over a ten year period ending in 2004, vesting in equal installments over five years. After giving effect to the Reverse Stock Split, the exercise price would be $25.00. Consequently, the warrants have no economic value and, consequently, will be cancelled on the Effective Date. Class 9 Interests are Impaired. Because holders of Class 9 Interests will receive no distributions and will retain no property under the Plan, such holders are deemed to have rejected the Plan and are not entitled to vote on the Plan.

    Distributions of Common Stock to holders of Outstanding Debentures will be based upon the principal amount of the Outstanding Debentures as of the Petition Date plus interest accrued through the Petition Date at the applicable non-default interest rate.

    MEANS FOR IMPLEMENTATION OF THE PLAN. On or prior to the Effective Date (except as otherwise indicated), the following actions will be effectuated:

    AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BY-LAWS. The Code requires that upon the confirmation of a plan of reorganization a debtor's charter documents must contain certain provisions including a provision prohibiting the issuance of non-voting equity securities. To comply with this requirement and to effect certain other changes, including the Capital Stock Combination and the Reverse Stock Split and the authorization of 18 million shares of Common Stock, the Plan provides that the Company will file its Restated and Amended Certificate of Incorporation with the office of the Secretary of State of the State of Delaware in the form of Exhibit 1 attached to the Plan. The Plan also provides for the adoption of the Amended and Restated By-Laws in the form of
Exhibit 2 attached to the Plan.

    CAPITAL STOCK COMBINATION. To the extent necessary to effectuate the Plan, the Company will effect the Capital Stock Combination whereby the Class A Common Stock, Class B Common Stock (none of which is outstanding), and Preferred Stock will be combined into one (1) class and series designated "Common Stock." Pursuant to the Capital Stock Combination each share of outstanding Preferred Stock will be reclassified to be one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one share of Common Stock. The Common Stock will have the same rights as the Class A Common Stock had prior to the Capital Stock Combination.

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    REVERSE STOCK SPLIT.  To the extent necessary to effectuate the Plan, the
Company will effect a one for one hundred (1:100) reverse stock split of the outstanding Common Stock immediately following the Capital Stock Combination.

    CANCELLATION OF SECURITIES AND AGREEMENTS. The Company will cancel all the Outstanding Debentures, the Class A Common Stock, the Class B Common Stock (none of which is outstanding), the Preferred Stock and the warrants. In addition, the Senior Debenture Indenture and the Subordinated Debenture Indenture will be cancelled and will have no further force and effect.

    ISSUANCE OF NEW SECURITIES. The Company will issue 11,772,691 shares of Common Stock.

    SUBORDINATION. Provided that Classes 6, 7 and 8 vote to accept the Plan, the classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Plan do not give effect to the contractual, legal and equitable subordination rights of the holders of Senior Debentures; however, such rights have been agreed to be settled, compromised and released under the Plan. Accordingly, without limitation, the distributions to the holders of Claims in Class 6 and the Interests in Classes 7 and 8 will not be subject to levy, garnishment, attachment or other legal process by the holders of Senior Debentures. The Confirmation Order will permanently enjoin, effective as of the Effective Date, all persons and entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights compromised and settled under the Plan. For a description of the contractual subordination provisions of the Senior Debentures and the Subordinated Debentures, see "Description of Outstanding Debentures."

    EXEMPTION FROM SECURITIES REGISTRATION. The shares of Common Stock issued pursuant to the Plan will be issued pursuant to the exemption from securities registration contained in section 1145 of the Code.

    DISTRIBUTIONS UNDER THE PLAN. The Plan provides that the Company may designate an entity or entities to serve as the Exchange Agent to distribute all the property to be distributed under the Plan.

    GENERAL. Distributions to holders of Allowed Claims will be made at the addresses set forth on the respective proofs of claim filed by such holders or, if no such proof of claim has been required to be filed, at the address of the holder of such Claim as indicated on the records of the Company. Distributions on account of Claims that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan will be made on the Effective Date. Distributions to holders of Senior Debentures will be made on the Effective Date or as soon as practicable thereafter. Provided holders of Subordinated Debentures vote to accept the Plan, distributions to such holders will be made on the Effective Date or as soon as practicable thereafter. Provided that holders of Preferred Stock and Class A Common Stock vote to accept the Plan, distributions will be made upon presentment to the Exchange Agent of certificates evidencing such Preferred Stock and Class A Common Stock.

    DISTRIBUTION RECORD DATE.  As of the close of business on May   , 1997 (the
"Distribution Record Date"), the respective transfer registers for the Senior Debentures, Subordinated Debentures, Preferred Stock and Class A Common Stock (collectively, "Impaired Securities") as maintained by the Company, the respective Indenture Trustees, or their respective agents, will be closed and the transfers of the Impaired Securities, or any interest therein, will be prohibited. The Exchange Agent will have no obligation to recognize the transfer of any Impaired Securities occurring after the Distribution Record Date and will be entitled to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

    SURRENDER OF INSTRUMENTS--DEBENTURE HOLDERS. As a condition to participation under the Plan, each holder of Senior Debentures and Subordinated Debentures, provided that Class 6 voted to accept the Plan, that desires to receive the Common Stock to be distributed on account of an Allowed Claim based on such debenture will have to surrender its Outstanding Debentures to the Company, or its designee, and execute and deliver such other documents as are necessary. If a holder does not surrender the Outstanding

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Debentures or provide an affidavit that such debenture was lost, in a form acceptable to the Company, within one year of the Effective Date, then no distribution will be made to such holder whose Allowed Claim is based on such Outstanding Debentures. Such holder will be deemed to forfeit all rights under the Plan.

    UNCLAIMED DISTRIBUTIONS. If any Allowed Claim holders' distribution is returned to the Exchange Agent as undeliverable, no further distributions will be made to that holder unless and until the Exchange Agent is notified in writing of the holder's then-current address. Undeliverable distributions will remain in the possession of the Exchange Agent. If the person is located within one year of the Effective Date, then the securities will be distributed to such person; otherwise, the securities will become the property of and will be released to the Company.

    FRACTIONAL SHARES. Fractional shares of Common Stock resulting from the Capital Stock Combination or Reverse Stock Split and the exchange of Outstanding Debentures for Common Stock will be dealt with as follows:

       CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT. If the Capital Stock Combination or Reverse Stock Split creates a fraction of a share of Common Stock, holders of an Allowed Class 7 or 8 Interest, respectively, will not receive or be deemed to hold any fractional shares. All fractional shares which would otherwise have been created by the Reverse Stock Split will be aggregated and after the Effective Date, the shares will be sold in the market by the Exchange Agent and the net proceeds thereof disbursed pro rata to the holders of Allowed Class 7 and 8 Interests based upon the fraction of the shares each holder would have been entitled to receive or would have been deemed to hold had the Company authorized the issuance of fractional shares.

       DEBENTURE EXCHANGE. Whenever any distribution of a fraction of a share of Common Stock to any holder of a Senior Debenture or Subordinated Debenture would otherwise be called for, the actual distribution will reflect a rounding down of the fraction to the nearest whole share.

    MISCELLANEOUS DISTRIBUTION PROVISIONS. In connection with the Plan, to the extent applicable, the Exchange Agent will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements.

    SUMMARY OF OTHER PROVISIONS OF THE PLAN.

    LIMITED RELEASE OF DIRECTORS, OFFICERS AND EMPLOYEES. The Plan provides for the release by the Company of the present and former directors and officers of the Company from certain claims related to their respective employment or service with the Company. The releases extend to claims by or through the Company other than (i) in respect to any loan, advance or similar payment of the Company to any such person; (ii) in respect of any contractual obligation owed by such person to the Company; or (iii) to the extent based upon or attributable to such person gaining a personal profit to which such person was not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Company which are recoverable by the Company pursuant to section 16(b) of the Exchange Act. The Company does not believe that there are circumstances which would give rise to valid claims against such officers or directors.

    INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The Plan provides that the obligations of the Company to indemnify any person serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such person's service in such capacity, to the extent provided in the Company's constituent documents or by written agreement or Delaware law, will be treated as executory contracts that are assumed by the Company as of the Effective Date. Accordingly, such indemnification obligations will survive unimpaired and unaffected by entry of the Confirmation Order,

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irrespective of whether the indemnification is owed for an act or event occurring before or after the filing of the chapter 11 case.

    RELEASES OF CLAIMS. The Plan provides that on the Effective Date, in consideration for the treatment accorded to the holders of Impaired Claims and Interests under the Plan, each holder of such Impaired Claim or Interest will be deemed to have released the Company from any and all causes of action and claims, whether based on tort, fraud or contract, which they individually or collectively possess.

    EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Under the Code, the Company may assume or reject executory contracts and unexpired leases. As a general matter, an "executory contract" has been determined to be a contract under which material performance (other than solely the payment of money) remains to be made by each party. On the Effective Date, all executory contracts and unexpired leases of the Company will be deemed assumed in accordance with the provisions and requirements of section 365 and 1123 of the Code, except those executory contracts and unexpired leases that (i) have been rejected by order of the Court, (ii) are the subject of a motion to reject pending on the Effective Date,
(iii) are identified on a list to be filed with the Court on or before the Confirmation Date, as to be rejected, or (iv) are rejected pursuant to the terms of the Plan. All proofs of claims with respect to Claims arising from rejection must be filed with the Court within the time set by any Final Order rejecting an executory contract or unexpired lease or thirty (30) days after the Confirmation Date. Any Claims not filed within such time will be forever barred from being asserted against the Company. All such Claims will be treated as General Unsecured Claims in Class 5.

    Contracts or leases entered into after the Petition Date will be performed by the Company in the ordinary course of business. Without limiting the generality of the foregoing, the agreements set forth on Exhibit 4 of the Plan will be deemed assumed immediately prior to the Effective Date:

    RETENTION OF JURISDICTION BY THE COURT. Under the terms of the Plan, the Court will retain jurisdiction in the following instances notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date. The Court will retain exclusive jurisdiction over the reorganization proceedings relating to the Company for the purposes of making determinations of (i) allowance, disallowance, determination, liquidation, classification, estimation, establishment of priority or status of any Claim, including Administrative Claims, and the resolution of objections to the allowance of Claims; (ii) all matters related to the assumption, assignment and assumption or rejection of any executory contract or unexpired lease to which the Company is a party or to which the Company may be liable; (iii) payments due under the Plan and performance of the provisions of the Plan; (iv) all pending applications, motions, adversary proceedings and contested or litigated matters; (v) such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all agreements or documents created in connection with the Plan or this Prospectus; (vi) all controversies arising in connection with the Plan and other matters provided for in the Confirmation Order; (vii) any injunctions or orders necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan; (viii) such orders as may be appropriate in the event the Confirmation Order is stayed, revised, revoked, modified or vacated: (ix) any other matter that may arise in connection with or relate to the Plan, this Prospectus, the Confirmation Order or any document created in connection with the Plan or Prospectus; and (x) all other matters not inconsistent with the Code.

    RESOLUTION OF CONTESTED CLAIMS AND INTERESTS. With respect to holders of Unimpaired Claims, their legal, equitable and contractual rights will be unaltered by the Plan. Consequently, it is anticipated that any disputes with respect to such Claims will be resolved outside of the chapter 11 case. All Unliquidated or Contingent Claims, including current litigation against the Company will be unaffected by the chapter 11 case and will remain subject to all legal and equitable defenses of the Company. Nothing under the Plan will affect the Company's rights, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims, except as expressly provided in the Plan.

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
    After the Confirmation Date, only the Company will have the authority to file objections to Claims and Interests or settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. As of the Confirmation Date, the Company can settle or compromise Contested Claims and Contested Interests without Court approval. The Company reserves the right to ask the Court to estimate any contingent Contested Claim or Interest. The estimated amount will be either the allowed amount or a maximum limitation on such Claim or Interest, as determined by the Court. If the estimated amount constitutes a maximum limitation, the Company can pursue a supplemental proceeding to object to the payment of such Claim or Interest.

    DISCHARGE. Except as specifically provided for in the Plan, the Company will, upon Consummation, be discharged from all Impaired Claims and Impaired Interests arising prior to the Confirmation Date of the Plan. The effect of discharging an Impaired Claim or Impaired Interest is to release the Company in full from any obligations to make payments with respect to such Impaired Claim or Impaired Interest, other than those specifically provided by the Plan, and to prohibit any collection efforts by the holder of the Impaired Claim or Impaired Interest.

    BINDING EFFECT. The provisions of the Plan, if confirmed, will bind all Creditors and Equity Holders regardless of whether they accept the Plan. The distributions provided for in the Plan will be in exchange for and in complete satisfaction, discharge and release of all Impaired Claims against and Impaired Interests in the Company or any of its assets or properties, including any Impaired Claim or Impaired Interest accruing after the Petition Date and prior to the Confirmation Date. All holders of Impaired Claims and Interests will be precluded from asserting any Claim against the Company or its assets or properties or other interests in the Company based on any transaction or other activity of any kind that occurred prior to the Confirmation Date, except to the extent such Claim is Unimpaired and reinstated pursuant to the Plan or as otherwise provided in the Plan.

    MODIFICATION OF THE PLAN. Amendments to the Plan may be made by the Company either before or after the Petition Date. Any amendments or modifications to the Plan made after the Petition Date and before or after the Confirmation Date shall be made in accordance with the provisions of section 1127 of the Code and the Rules.

    At all times, but except as otherwise discussed herein in the event of a cram down, the Company reserves the right in its sole discretion not to file the Plan, or, if it files the Plan, to withdraw the Plan at any time prior to confirmation, in which case the Plan will be deemed to be null and void. In such an event, nothing contained in the Plan will be deemed to constitute a waiver or release of any claims by or against the Company or any other person or to prejudice in any manner the rights of the Company or any other person.

    INTENDED ACTIONS DURING THE CHAPTER 11 CASE. In addition to seeking Confirmation of the Plan, during the pendency of the chapter 11 case, the Company intends to seek relief from the Court as to various matters, certain of which are described below. While the Company believes each of the requests, if granted, would facilitate its chapter 11 case, there can be no assurance that the Court will grant any such relief.

    PROVISIONS FOR EMPLOYEES. The Company believes that salaries or wages, as the case may be, accrued vacation, health benefits, severance benefits and similar employee benefits should be unaffected by the filing of the chapter 11 case. The Company intends to seek the approval of the Court, immediately upon commencement of the chapter 11 case, to honor payroll checks outstanding as of the Petition Date, to permit employees to utilize their paid vacation time which was accrued prior to the filing and to continue paying medical benefits under the applicable health plans. There can be no assurance, however, that any necessary approval will be obtained. Employee claims and benefits not paid or honored, as the case may be, prior to the Consummation of the Plan, will be paid or honored upon Consummation or as soon thereafter as such payment or other obligation becomes due or payable. Employee benefit claims that accrue prior to the Petition Date will receive unimpaired treatment under the terms of the Plan. The

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Company also intends to leave unaltered all other legal, equitable and contractual rights of employees under its employment and severance policies and agreements, compensation and benefit plans and all other agreements, contracts and programs applicable to its employees.

    CASH MANAGEMENT. The Company believes it would be disruptive to the operations of its subsidiaries if it were forced to significantly change or uncouple its consolidated cash management system upon the commencement of the chapter 11 case. The Company intends to seek the approval of the Court immediately upon commencement of the chapter 11 case to maintain its consolidated cash management system. The relief the Company intends to seek from the Court will provide that the subsidiaries of the Company would be granted Allowed Administrative Claims equal to the net cash upstreamed to the Company, if any, by such subsidiaries through the consolidated cash management system during the chapter 11 case.

    RETENTION OF PROFESSIONALS. The Company intends to seek Court approval for the retention of certain "Professionals" to represent or assist the Company in the chapter 11 case. With the Court's approval, the Company will employ McDermott, Will & Emery and Morris, Nichols, Arsht & Tunnell as its attorneys, and Deloitte & Touche LLP as its independent auditors.

    INSURANCE PROGRAMS. The Company intends to seek the authority to maintain and continue its insurance programs, including workers' compensation, as such programs are presently administered.

    THE SUBSIDIARIES OF KOLL REAL ESTATE GROUP, INC. ARE NOT PARTIES TO THE PLAN AND WILL NOT FILE A CASE AS PART OF THE PLAN. ACCORDINGLY, THE SUBSIDIARIES INTEND TO CONTINUE TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND PAY THEIR TRADE AND OTHER CREDITORS IN FULL.

    CONFIRMATION STANDARDS. Section 1129 of the Code requires that a plan of reorganization be proposed in good faith and disclose certain relevant information regarding payments due and the nature of compensation to insiders. The Company believes it has satisfied these requirements and will seek a ruling to that effect from the Court in connection with Confirmation of the Plan.

    BEST INTERESTS TEST. Section 1129(a)(7) of the Code requires that even if the Plan is accepted by each Impaired Class of Claims and Interests, in order to confirm the Plan, the Court must independently determine that either each member of an Impaired Class of Claims or Interests has accepted the Plan or that the Plan will provide such non-accepting member a recovery that has a value at least equal to the value of the distribution that each such member would receive if the Company was liquidated under chapter 7 of the Code (the "Best Interests Test"). If all members of an Impaired Class of Claims or Interests accept the Plan, the Best Interests Test would not apply with respect to that Class. Based on the foregoing, the Best Interests Test will be applicable only to the holders of Impaired Claims against and Interests in the Company of Classes which do not accept the Plan.

    To determine what holders of each Impaired Class of Claims and Interests would receive if the Company was liquidated, the Court must determine the dollar amount that would be generated from a liquidation of the Company's assets and properties in the context of a chapter 7 liquidation case. Secured Claims and the costs and expenses of a liquidation case or resulting from an original chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition unsecured Claims and Interests.

    Under chapter 7, absent subordination in accordance with Section 510 of the Code, the rule of absolute priority of distributions would apply. Under that rule, no junior creditor would receive any distribution until the Allowed Claims of all senior creditors are paid in full, and no holder of an Interest would receive any distribution until the Allowed Claims of all creditors are paid in full.

    After consideration of the effect that chapter 7 liquidation proceedings would have on the ultimate proceeds available for distribution to the holders of Impaired Claims and Interests, including (i) the increased costs and expenses of liquidation under chapter 7 arising from fees payable to a trustee in

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
bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects on the salability of business segments that could result from the probable departure of key employees and the loss of customers, (iv) the costs attributable to the time value of money resulting from what is likely to be a more protracted proceeding than if the Plan is confirmed (because of the time required to liquidate the assets of the Company, resolve claims and related litigation and prepare for distributions), and (v) the application of the rule of absolute priority (as described in the immediately preceding paragraph), the Company has determined that confirmation of the Plan will provide each holder of a Claim or Interest in an Impaired Class with a substantially greater recovery than such holder would receive pursuant to a liquidation of the assets of the Company and its subsidiaries under chapter 7 of the Bankruptcy Code.

    The Liquidation Analysis for the Company is set forth on page 99 of this Prospectus. The Company substantially completed the Liquidation Analysis by February 20, 1997 and the Company is not aware of any events subsequent to such date which would materially impact the Liquidation Analysis.

    The Company's estimate of the liquidation value of the assets of the Company and its subsidiaries that is set forth in the Liquidation Analysis for the purpose of providing the Company's Creditors and Equity Holders with an estimate of the amount of the net liquidation proceeds that would result upon the hypothetical liquidation of the Company. HLHZ was selected by the Company to assist the Company in preparing the Liquidation Analysis because of its experience in valuing businesses in connection with various types of transactions. A description of the procedures followed and the material assumptions and qualifications made in connection with the analysis are set forth under the headings "Projected Financial Data--The Plan" and "The Liquidation Analysis" of this Prospectus. There can be no assurance, however, that such assumptions will be accepted by the Court.

    FEASIBILITY. The Court must also determine that the Plan is feasible and is not likely to be followed by liquidation or further reorganization of the Company. To determine whether the Plan meets this requirement, the Company has analyzed its ability to meet its obligations under the Plan. This analysis includes a forecast of financial performance of the reorganized Company. Such forecast, together with the underlying assumptions, is set forth on page 94 of this Prospectus entitled "Projections of Certain Financial Data of the Company." Based upon such forecast, the Company believes that it will have the financial capability to satisfy its obligations following the Effective Date. Accordingly, the Company will seek a ruling to that effect in connection with the Confirmation of the Plan.

    PLAN ACCEPTANCE. The Code requires, subject to certain exceptions, that the Plan be accepted by all Impaired Classes of holders of Claims and Interests. The Company may, however, request Confirmation of the Plan even though some Impaired Classes have not accepted the Plan. See "Confirmation of the Plan Without Acceptance by All Voting Classes."

    The Code provides that acceptances obtained prior to the filing of a petition will be effective in a chapter 11 case only if the pre-petition solicitation of the acceptances complied with applicable non-bankruptcy law governing the adequacy of disclosure or, if there is no such applicable non-bankruptcy law, "adequate information" as defined under the Code. This Prospectus is furnished in connection with the solicitation. The Company intends to use the ballots received pursuant to this solicitation to confirm the Plan once it has filed its chapter 11 case. The Company believes that this solicitation complies with such applicable non-bankruptcy law and otherwise contains "adequate information" and will seek appropriate findings from the Court in this regard.

    CONFIRMATION OF THE PLAN WITHOUT ACCEPTANCE BY ALL VOTING CLASSES. The requirements for acceptance of the Plan by Impaired Classes are described under "Classification and Treatment of Claims and Interests under the Plan." The Code also provides a procedure by which the Plan may be confirmed despite the non-acceptance of one or more Impaired Classes. This procedure is known as a "cram down." If less than all of the Impaired Classes accept the Plan, the Plan may nevertheless be confirmed by the Court under section 1129(b) of the Code, so long as at least one Impaired Class has affirmatively voted to accept the Plan, ignoring for this purpose any acceptance by insiders of the debtor as defined under the Code. To obtain Confirmation pursuant to section 1129(b) of the Code, the Company must demonstrate to the Court that, as to each non-accepting Class, the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to that Class. In general, it would be determined that the Plan did not discriminate unfairly if, among other things, a dissenting Class is treated substantially equally with respect to other Classes of equal rank, taking into account for this purpose the effect of applicable subordination rights. The Company believes that the Plan does not discriminate unfairly against any Class. The Code establishes different "fair and equitable" tests for Secured Creditors, Unsecured Creditors and Equity Holders as follows:

        1. SECURED CREDITORS. A secured creditor in a dissenting class of secured claims must retain the lien(s) securing its claim and receive under the plan cash payments that have a present value at least equal to such creditor's allowed secured claim, or otherwise receive the "indubitable equivalent" of the value of the interest in property upon which it holds a lien.

        2. UNSECURED CREDITORS. An unsecured creditor in a dissenting class of unsecured claims must receive or retain under the plan (i) property of a value at least equal to the amount of its allowed claim, or (ii) the holders of the claims or equity interests junior to the claims of the dissenting class of unsecured creditors must neither receive nor retain any property under the plan on account of such junior claim or interest.

        3. EQUITY HOLDERS. An equity holder must receive and retain under the plan, property of a value equal to (i) the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (ii) the holder of any interest that is junior to the interests of such class must neither receive nor retain any property under the plan on account of such junior interest.

    The Company intends to seek Confirmation of the Plan under section 1129(b) of the Code, to the extent applicable, in view of the deemed rejection by Class
9. In the event that Class 6, Class 7 or Class 8 do not vote to accept the Plan, the Plan will be automatically amended as set forth in Article V therein, and the Company intends to seek Confirmation of the Plan, as amended, under section 1129(b) of the Code. Furthermore, the Company reserves the right to modify the Plan in accordance with Section 13.4 of the Plan.

    There can be no assurance that any Class of Creditors or Equity Holders will accept the Plan or that, in the absence of such acceptance, the Company would be able to use the provisions of section 1129(b) of the Code to confirm the Plan. The Company believes that the Plan meets the standards of section 1129(b) with respect to the deemed rejection of Class 9. In the event that Classes 6, 7 or 8 do not vote to accept the Plan, the Company intends (and the Plan so provides) to seek confirmation of the Plan under the section 1129(b) provisions with respect to such rejecting Class or Classes. Under such circumstances, the subordination provisions of the Senior Debenture Indenture will be strictly construed and the holders of such rejecting Class or Classes will retain no property nor receive any distributions under the Plan. Any distributions otherwise due such rejecting Class will be given to the holders of Class 5 Claims. The Company believes that the Plan meets the requirements of section 1129(b) with respect to Classes 6, 7 and 8, if such procedure becomes necessary. However, the use of the section 1129(b) provisions by the Company on any of the Impaired Classes, other than Class 9, could result in litigation which could delay the Confirmation of the Plan.

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    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.

    If the Company commences the chapter 11 case and the Plan is not subsequently confirmed by the Court and consummated, the alternatives include
(i) confirmation of an alternative plan of reorganization under chapter 11 of the Code, or (ii) liquidation of the Company under chapter 7 of the Code.

    ALTERNATIVE PLANS OF REORGANIZATION. If the Plan is not confirmed, the Company (or, if the Company's exclusive period in which to file a plan of reorganization has expired or is terminated by the Court, any other party in interest) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Company's business or an orderly liquidation of its assets. In either scenario, creditors or other parties in interest could have an enhanced opportunity to influence the course of the proceeding and the structure and substance of the Company's ultimate reorganization or liquidation.

    With respect to an alternative plan, the Company and its financial advisors have explored various other alternatives in connection with the formulation and development of the Plan. In a liquidation under chapter 11, the Company's assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, potentially resulting in somewhat greater (but indeterminate) recoveries. Although preferable to a chapter 7 liquidation, the Company believes that any alternative under chapter 11 is a much less attractive alternative to Creditors and holders of Preferred Stock and Class A Common Stock than the Plan because of the greater recovery provided for by the Plan.

    LIQUIDATION UNDER CHAPTER 7. If no plan of reorganization is confirmed (and in certain other circumstances), the Company's chapter 11 case may be converted to a case under chapter 7 of the Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Company for distribution to Creditors in accordance with the priorities established by the Code. A discussion of the potential effects that a chapter 7 liquidation would have on the recovery of holders of Claims and Interests is set forth under "Liquidation Analysis." In a liquidation, the assets of the Company would be sold in exchange for cash, securities or other property, which would then be distributed to Creditors. In contrast to the Plan (or an alternative reorganization under chapter 11 of the Code) in which Creditors would receive equity securities of the Company and would be subject to the risks associated with holding such securities, in a liquidation Creditors might receive cash or other assets which are not subject to those risks. See "Risk Factors." However, the Company believes that liquidation under chapter 7 would result in significantly smaller distributions (and, as to certain Classes, no distributions) as compared to those provided for in the Plan. In addition, a chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to Creditors. In the event of a chapter 7 liquidation, the Company believes that there would not be sufficient assets to make any distribution to the holders of the Subordinated Debentures, the Preferred Stock and the Class A Common Stock. See "Liquidation Analysis" and "Confirmation Standards Best Interest Tests."

                      PLAN SOLICITATION--VOTING PROCEDURES

GENERAL

    The Company upon the terms and subject to the conditions set forth herein, is soliciting an acceptance of the Plan from each holder that was a beneficial owner as of the Record Date of: Senior Debentures, Subordinated Debentures, liquidated non-Contingent Claims, Preferred Stock and Class A Common Stock. This Prospectus together with the accompanying forms of Ballot and Master Ballot, pre-addressed postage-paid envelope and other materials (the "Solicitation Materials"), are being furnished to (i) registered holders of Senior Debentures and Subordinated Debentures (I.E., holders whose respective names (or the names of whose nominees) appear as of the Record Date on the securityholder lists maintained by the applicable registrar pursuant to the applicable Indenture or, if applicable, who are listed as participants in a clearing agency's security position listing); (ii) record holders of Preferred Stock and Class A Common Stock (I.E., holders whose respective names (or the names of whose nominees) appear as of the Record Date on the Company's securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing); and (iii) holders of liquidated non-Contingent Claims. Registered or record holders may include brokerage firms, commercial banks, trust companies or other nominees. IF SUCH PERSONS OR ENTITIES DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THIS PROSPECTUS AND THE APPROPRIATE SOLICITATION MATERIALS TO THEIR CUSTOMERS AND TO BENEFICIAL INTEREST HOLDERS FOR WHOSE ACCOUNT THEY HOLD. A Beneficial Interest Holder is a holder of a beneficial interest in a Claim, Preferred Stock or Common Stock which entitles such holder to rights or benefits of ownership even though such holder may not be the holder of record at the Record Date. Securities owned beneficially would include not only securities held by such Beneficial Interest Holder for its own benefit in its own name, but would also include securities held by others for such Beneficial Interest Holder's benefit, such as securities held by banks or other custodians, brokers (whether in such Beneficial Interest Holder's name, the nominee's name or "street name"), executors, administrators or trustees, guardians, attorneys-in-fact, officers of a corporation, general partners of a partnership or other persons acting in a fiduciary or representative capacity. ANY BENEFICIAL INTEREST HOLDER WHO HAS NOT RECEIVED THIS PROSPECTUS AND A BALLOT SHOULD CONTACT HIS, HER OR ITS BROKERAGE FIRM OR NOMINEE, OR THE INFORMATION AGENT AT THE ADDRESS AND/OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. IN THE EVENT THAT THE COURT DETERMINES THAT THE SOLICITATION MATERIALS WERE NOT TRANSMITTED TO SUBSTANTIALLY ALL IMPAIRED CREDITORS AND IMPAIRED EQUITY HOLDERS, THE COURT COULD VOID THE PLAN SOLICITATION OR REQUIRE A FURTHER PLAN SOLICITATION OR RESOLICITATION.

RECORD DATE

    Consistent with the provisions of Rule 3018, the Company has fixed
p.m., Eastern Standard Time, on March   , 1997 as the time and date for
determining which holders of Claims and Interests are eligible to vote on the Plan pursuant to the procedures set forth herein.

VOTING EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    THE PLAN SOLICITATION PURSUANT TO THIS PROSPECTUS WILL EXPIRE ON May   ,
1997. TO BE COUNTED, BALLOTS AND, WHEN APPROPRIATE, MASTER BALLOTS MUST BE
RECEIVED BY 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MAY   , 1997 (THE "VOTING
EXPIRATION DATE"), UNLESS THE COMPANY, IN ITS SOLE DISCRETION, EXTENDS OR WAIVES THE PERIOD DURING WHICH BALLOTS AND MASTER BALLOTS WILL BE ACCEPTED BY THE COMPANY, IN WHICH CASE THE TERM "VOTING EXPIRATION DATE" FOR SUCH PLAN SOLICITATION SHALL MEAN THE LAST TIME AND DATE TO WHICH SUCH PLAN SOLICITATION IS EXTENDED. IN THE EVENT THAT THE Court COURT DETERMINES THAT THE PERIOD OF THE PLAN SOLICITATION WAS NOT LONG ENOUGH FOR BENEFICIAL INTEREST HOLDERS TO CONSIDER THE SOLICITATION MATERIALS, THE

COURT COULD VOID THE PLAN SOLICITATION OR REQUIRE A FURTHER PLAN SOLICITATION OR RESOLICITATION.

    Except to the extent the Company so determines or as permitted by the Court, Ballots and Master Ballots received after the Voting Expiration Date will not be accepted or counted by the Company in connection with the Company's request for Confirmation of the Plan.

    The Company expressly reserves the right, at any time or from time to time, to extend the period during which the Plan Solicitation is open. During any extension of the Plan Solicitation, all Ballots and Master Ballots previously given will remain subject to all the terms and conditions of the Plan Solicitation, including the revocation rights specified herein. To extend the Voting Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof,
each at any time prior to      a.m. Eastern Standard Time, on the next Business
Day after the previously scheduled Voting Expiration Date. Without limiting the means by which the Company may choose to make any public announcement, the Company will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise communicate any such public announcement other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Company will exercise its right to extend the Plan Solicitation period for the receipt of Ballots and Master Ballots.

    The Company expressly reserves the right to amend, at any time and from the time to time, the terms of the Plan Solicitation or the Plan (subject to compliance with the requirements of section 1127 of the Code and the Rules). If the Company makes a material change in the terms of the Plan Solicitation or the Plan, or if it waives a material conditions, the Company will disseminate additional solicitation materials and will extend the Plan Solicitation, in each case to the extent required by law.

VOTING PROCEDURES AND OTHER REQUIREMENTS

    PERSONS ENTITLED TO VOTE. The following Classes of Claims and Interests are Impaired under the Plan and all holders of such Claims or Interests in such Classes as of the Record Date are entitled to vote to accept or reject the Plan upon the terms and subject to the conditions set forth herein and in the Plan:

    Class 5--General Unsecured Claims
    Class 6--Claims of Holders of Subordinated Debentures
    Class 7--Interests of Holders of Preferred Stock
    Class 8--Interests of Holders of Class A Common Stock

    To be entitled to vote to accept or reject the Plan, a holder of Senior Debentures, Subordinated Debentures, liquidated non-Contingent Claims, Preferred Stock or Class A Common Stock must be the Beneficial Interest Holder of such security or other Claims on the Record Date, regardless of whether such Claims, Preferred Stock or Class A Common Stock are held of record on the Record Date in such holder's name or in the name of such holder's broker, dealer, commercial bank, trust company or other nominee. For purposes of determining whether the requisite number of acceptances is received to approve the Plan, only votes which are cast at the direction of Beneficial Interest Holders in accordance with the procedures set forth herein may be counted.

    As described below, the Company is soliciting both Ballots and Master Ballots. Ballots are to be used by the beneficial owners of the Company's debt, equity securities, and liquidated non-Contingent Claims (the "Beneficial Interest Holders"), regardless of whether such Beneficial Interest Holders are also record holders or hold through record holders. Master Ballots are to be used by holders of record of Senior Debentures, Subordinated Debentures, Preferred Stock, or Class A Common Stock that are not Beneficial Interest Holders. A record holder which holds Senior Debentures, Subordinated Debentures, Preferred Stock, or Class A Common Stock on behalf of one or more Beneficial Interest Holders should collect completed Ballots from such Beneficial Interest Holders and should complete a Master Ballot reflecting the votes of such Beneficial Interest Holders, as indicated on their respective Ballots.

    VOTING PROCEDURES. Holders of Senior Debentures, liquidated non-Contingent Claims, Subordinated Debentures, Preferred Stock, or Class A Common Stock are requested to complete an appropriate Ballot and, when appropriate, Master Ballot, in accordance with the instructions set forth thereon and the procedures set forth below and in the Plan.

BENEFICIAL INTEREST HOLDERS

    Any Beneficial Interest Holder of Claims or Interests can vote on the Plan through a nominee by following these instructions:

        1. Provide all the applicable information on the Ballot in accordance with the instructions set forth thereon.

        2. Indicate acceptance or rejection of the Plan by checking either the box entitled "Accepts the Plan" or "Rejects the Plan" set forth on the Ballot.

        3. Sign and date the Ballot and provide your name and mailing address if different from the printed address which appears on the Ballot or if no preprinted address appears on the Ballot. If you are completing the Ballot on behalf of another entity, indicate the name of such entity, your relationship with such entity and/or the capacity in which you are signing.

        4. (a) If you hold Senior Debentures, Subordinated Debentures, Preferred Stock, or Class A Common Stock in "street name" through a brokerage firm, bank, trust company or other source, return the Ballot to the nominee as promptly as possible so that the nominee may complete and submit a Master Ballot prior to the Voting Expiration Date. If no pre-addressed, postage-paid envelope was enclosed, contact the Information Agent for instructions.

           (b) If you are both the Beneficial Interest Holder and the record holder of Claims or Interests, return the Ballot directly to the Exchange Agent in the enclosed pre-addressed envelope so that it will be received prior to the Voting Expiration Date.

    BROKERAGE FIRMS, BANKS AND OTHER NOMINEES. A brokerage firm which is the registered or record holder of Senior Debentures, Subordinated Debentures, Preferred Stock, or Class A Common Stock for a Beneficial Interest Holder can vote on behalf of such Beneficial Interest Holder by (i) distributing a copy of this Prospectus, all appropriate Ballots and other Solicitation Materials to such Beneficial Interest Holder for execution; (ii) collecting all such completed and executed Ballots; (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected; and (iv) transmitting such Master Ballot to the Exchange Agent on or before the Voting Expiration Date. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such Beneficial Interest Holder.

    Each brokerage firm, bank, or other nominee which submits a Master Ballot must retain all Ballots submitted to it by Beneficial Interest Holders for disclosure to the Court, if so ordered.

    Any Ballot submitted to a brokerage firm, proxy intermediary or other nominee will not be counted until such nominee properly completes and delivers to the Exchange Agent a corresponding Master Ballot that reflects such Beneficial Interest Holder's vote. Any record holder which is also a Beneficial Interest Holder of Senior Debentures, liquidated non-Contingent Claims, Subordinated Debentures, Preferred Stock, and Class A Common Stock should, with respect to such security, either (i) return a Ballot to the Exchange Agent, or
(ii) prepare and retain a Ballot and include the information from such Ballot on the Master Ballot submitted to the Exchange Agent.

    HOLDERS MAY RECEIVE MULTIPLE MAILINGS CONTAINING BALLOT(S), ESPECIALLY IF HOLDERS OWN SENIOR DEBENTURES, SUBORDINATED DEBENTURES, PREFERRED STOCK, OR CLASS A COMMON STOCK IN STREET NAME THROUGH MORE THAN ONE BROKER, BANK OR OTHER NOMINEE. A BENEFICIAL INTEREST HOLDER WHO HOLDS (I) SENIOR DEBENTURES, (II) SUBORDINATED DEBENTURES, (III) PREFERRED STOCK, OR (IV) CLASS A COMMON STOCK THROUGH MORE THAN ONE BROKER, BANK OR OTHER NOMINEE MUST SO DISCLOSE ON EACH BALLOT SUCH HOLDER COMPLETES AND MUST CAST THE SAME VOTE ON THE PLAN ON EACH BALLOT SUCH HOLDER COMPLETES. A BENEFICIAL INTEREST HOLDER'S VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN WILL BE COUNTED ONLY ONCE FOR EACH CLASS OF CLAIMS HELD BY THE HOLDER, REGARDLESS OF THE NUMBER OF RECORD HOLDERS THROUGH WHICH SUCH CLAIMS ARE HELD. BY EXECUTING A BALLOT A HOLDER CERTIFIES, AMONG OTHER THINGS, THAT, TO THE EXTENT APPLICABLE, SUCH HOLDER HAS DISCLOSED ANY BIFURCATION OF BENEFICIAL OWNERSHIP OF SENIOR DEBENTURES, SUBORDINATED DEBENTURES, PREFERRED STOCK, AND CLASS A COMMON STOCK AND THAT SUCH HOLDER HAS CAST THE SAME VOTE ON ANY MULTIPLE BALLOTS FOR HOLDINGS IN A SINGLE CLASS OF CLAIMS OR CLASS OF INTERESTS. THE NAMES OF ALL BROKER-DEALERS OR OTHER INTERMEDIARIES OR PERSONS WHO HOLD SENIOR DEBENTURES, SUBORDINATED DEBENTURES, PREFERRED STOCK, OR CLASS A COMMON STOCK FOR A BENEFICIAL INTEREST HOLDER SHOULD BE INDICATED ON THE BALLOTS. AUTHORIZED SIGNATORIES (OTHER THAN BROKERAGE FIRMS AND OTHER PARTICIPANTS) SHOULD SUBMIT SEPARATE BALLOTS FOR EACH BENEFICIAL INTEREST HOLDER FOR WHOM THEY ARE VOTING.

    OTHER. If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing in accordance with the procedures set forth under "Certifications" below and, unless otherwise determined by the Company, must submit proper evidence satisfactory to the Company of authority to so act on behalf of a Beneficial Interest Holder.

    The Company, in its sole discretion, may waive any defect in any Ballot or Master Ballot at any time, either before or after the close of voting, and without notice. Except as provided below, unless the Ballot or Master Ballot being furnished is timely submitted to the Exchange Agent on or prior to the Voting Expiration Date together with any other documents required by such Ballot or Master Ballot, as the case may be, the Company may, in its sole discretion, reject such Ballot or Master Ballot as invalid and, therefore, decline to utilize it in connection with seeking Confirmation of the Plan by the Court.

    In the event a Claim or Interest is disputed or designated under section 1126(e) of the Code, any vote to accept or reject the Plan cast with respect to such Claim or Interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, the Court orders otherwise.

    CERTIFICATIONS. FOR PURPOSES OF DETERMINING WHETHER THE REQUISITE NUMBER OF ACCEPTANCES IS RECEIVED TO APPROVE THE PLAN, ONLY VOTES WHICH ARE CAST BY OR AT THE DIRECTION OF BENEFICIAL INTEREST HOLDERS OF SENIOR DEBENTURES, LIQUIDATED NON-CONTINGENT CLAIMS, SUBORDINATED DEBENTURES, PREFERRED STOCK, AND CLASS A COMMON STOCK MAY BE COUNTED. By executing and returning a Ballot, a person or entity (i) will certify to the Court and the Company that either (a) such person or entity is the Beneficial Interest Holder of the Claims or securities being voted or (b) such person or entity is an authorized signatory for someone or some entity who or which is a Beneficial Interest Holder of the Claims or securities being voted; (ii) will certify to the Court and the Company that such person or entity (or in the case of an authorized signatory, the Beneficial Interest Holder) has received a copy of this Prospectus and Solicitation Materials and will acknowledge that the Plan Solicitation is being made pursuant to the terms and conditions set forth therein; (iii) will certify to the record holder, the Court and the Company (or in the case of an authorized signatory, such authorized signatory) that either (a) such person or entity has not submitted any other Ballots for such Class of Claims, as the case may be, held in other accounts or other registered names or (b) such person or entity has disclosed on each Ballot completed by such person or entity the existence of Claims in the same Class held in other accounts, or other registered names and the submission of other Ballots for such Claims; (iv) will certify to the record holder, the Court and the Company that such person or entity has cast the same vote on every multiple Ballot completed by such person or entity with respect to holdings in a single Class of Claims; and (v) will request that such person or entity (or in the case of an authorized signatory, the Beneficial Interest Holder) be treated as the record holder of such securities for purposes of voting on the Plan.

    A brokerage firm or other nominee which is a registered holder will prepare, execute and deliver a Master Ballot to the Exchange Agent to reflect the votes of the Beneficial Interest Holders it represents. By executing and returning a Master Ballot, such nominee (i) will certify to the Court and the Company that
(a) such nominee has received a copy of this Prospectus, Ballot and other Solicitation Materials and has delivered the same to the Beneficial Interest Holders listed thereon by such nominee, (b) such nominee has received a completed and signed Ballot from each such Beneficial Interest Holder, (c) such nominee is the registered holder of the securities being voted, (d) such nominee has been authorized by each such Beneficial Interest Holder to vote on the Plan, and (e) the Beneficial Interest Holder has certified to such nominee that such Beneficial Interest Holder has not submitted any other Ballots for such Class of Claims held in other accounts or other registered names, or, if held in other accounts or registered names, that the Beneficial Interest Holder has certified to such nominee that such Beneficial Interest Holder has cast the same vote for such Class of Claims, and such nominee will disclose such other accounts or registered holders and such other Ballots; (ii) will request that such nominee be treated as the Beneficial Interest Holder of the securities for purposes of voting on the Plan, unless otherwise authorized by the Court; (iii) will disclose (a) the number of such Beneficial Interest Holders, (b) the respective principal amounts of Senior Debentures and/or Subordinated Debentures owned, or the number of shares held, as the case may be, by each such Beneficial Interest Holder, (c) each Beneficial Interest Holder's respective vote concerning the Plan, (d) the customer account or other identification number for each such Beneficial Interest Holder; and (iv) will agree to maintain Ballots returned by Beneficial Interest Holders (whether properly completed or defective) for disclosure to the Court if so ordered.

    BALLOTS. A separate form of Ballot and, when applicable, Master Ballot, is to be used for each Class of Impaired Claims and Equity Interests. The Ballots are color-coded as follows:

                                                                                        BALLOT
  CLASS    DESCRIPTION                                                                   COLOR
---------  --------------------------------------------------------------------------  ---------
Class 5:   Senior Debentures.........................................................  White
Class 5:   All general Unsecured Claims, other than Senior Debentures................  Green
Class 6:   Subordinated Debentures...................................................  Yellow
Class 7:   Preferred Stock...........................................................  Blue
Class 8:   Common Stock..............................................................  Gray

    Holders of Claims and Interests should take care to use the correct Ballot(s) in voting on the Plan. See "Incomplete Ballots." If any Ballots are damaged or lost, or if a holder has any questions concerning the voting instructions, it may contact the Information Agent at the address or telephone number listed on the back cover of this Prospectus.

    VOTING MULTIPLE CLAIMS AND EQUITY INTERESTS. EACH BENEFICIAL INTEREST HOLDER WHICH HOLDS CLAIMS OR INTERESTS IN MORE THAN ONE CLASS IS REQUIRED TO VOTE SEPARATELY WITH RESPECT TO EACH CLASS IN WHICH SUCH BENEFICIAL INTEREST HOLDER HOLDS CLAIMS OR INTERESTS.

    A separate ballot of the appropriate form should be used to vote on the Plan with respect to each Impaired Class of Claims or Interests. Votes must be made on the appropriate Ballot in order to be counted. A Beneficial Interest Holder's vote on the Plan will be counted only once for each Class of Claims or Interests held by the holder, regardless of the number of ballots submitted for such class.

    A holder may not split its vote within a Class of Impaired Claims or Interests. If a holder of Claims or Interests in more than one Class executes one or more Ballots for only one such Class, such holder's vote will count as a vote only once with respect to such Class and will not count as a vote with respect to any Claims or Interests in other Classes held by such holder.

    INCOMPLETE BALLOTS. It is important that all holders of Impaired Claims and Interests vote to accept or reject the Plan, because under the Code, for purposes of determining whether the requisite acceptances have been received by an Impaired Class of Claims or Interests, the vote will be tabulated based on the ratio of accepting holders of Impaired Claims and/or Interests to all voting holders of Impaired Claims and/or Interests. Therefore, it is possible that the Plan could be approved by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the entire Class of Claims, or by holders of Interests with the affirmative vote of significantly less than two-thirds in amount of the shares of Preferred Stock and Common Stock. Failure by a holder of an Impaired Claim or Interest to submit a properly executed Ballot or Master Ballot (as appropriate) or to indicate acceptance or rejection of the Plan in accordance with the instructions set forth thereon and the procedures set forth herein shall be deemed to constitute an abstention by such holder with respect to a vote regarding the Plan, unless cured or waived. Abstentions as a result of failing to submit a properly executed Ballot or Master Ballot (when appropriate) or failing to indicate a vote either for acceptance or rejection of the Plan will not be counted as votes for or against the Plan. The Company, in its sole discretion, may waive any defect in any Ballot or Master Ballot at any time, either before or after the close of voting, and without notice. No assurance can be given, however, that the Court will recognize any such wavier.

AGREEMENTS UPON FURNISHING BALLOTS

    The delivery of a Ballot or Master Ballot indicating a vote to accept the Plan by a holder of an Impaired Claim or Interest pursuant to the procedures set forth above will constitute an agreement between such holder and the Company to accept (i) all the terms of, and conditions to, this Plan Solicitation, and (ii) all the terms of the Plan.

METHOD OF DELIVERY OF BALLOTS

    The method of delivery of Ballots and Master Ballots to be delivered to the Exchange Agent is at the election and risk of each holder of Claims and/or Interests. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Exchange Agent. Instead of effecting delivery by mail, it is recommended that such holders use an overnight or hand delivery service or telecopy promptly followed by overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Ballots or Master Ballots should be sent to the Company, any indenture trustee, or the Company's financial or legal advisors.

WITHDRAWAL OF BALLOTS; REVOCATION

    Any holder of Senior Debentures, liquidated non-Contingent Claims, Subordinated Debentures, Preferred Stock, and Class A Common Stock who has delivered a valid Ballot or Master Ballot, as appropriate, voting on the Plan may withdraw such vote by delivery of a written notice of withdrawal to the Exchange Agent at any time prior to the earlier of (i) the commencement by the Company of the chapter 11 case, or (ii) the Voting Expiration Date. Thereafter, Ballots or Master Ballots may be revoked only with the approval of the Court. Votes cast pursuant to a Master Ballot may be withdrawn or modified on an individual Beneficial Interest Holder basis. In the case where more than one timely, properly completed Ballot or Master Ballot relating to a particular Class of Claims or Interests held by a particular holder is received, only the Ballot or Master Ballot, as the case may be, which bears the latest date will be counted for purposes of determining the vote.

    A notice of withdrawal, to be valid, must (i) contain the description of the Claim or Interest to which it relates and the aggregate principal amount or number of shares, as the case may be, represented by such Claim or Interest,
(ii) be signed by the holder of such Claim or Interest in the same manner as the original Ballot or Master Ballot, (iii) contain a certification that the withdrawing party was the Beneficial Interest Holder of the Claim and/or Interest on the Record Date and possesses the right to withdraw the vote sought to be withdrawn, and (iv) be received by the Exchange Agent in a timely manner as described above. Prior to the filing of the Plan, the Company intends to consult with the Exchange Agent to determine whether any withdrawals of Ballots were received. The Company expressly reserves the absolute right to contest the validity of any such withdrawals of Ballots. See "Waivers of Defects, Irregularities, Etc."

    Unless otherwise determined by the Company or directed by the Court, a purported notice of withdrawal of a Ballot or Master Ballot which is not received in a timely manner by the Exchange Agent will not be effective to withdraw a previously furnished Ballot or Master Ballot.

    THE COMPANY WILL PAY ALL REASONABLE AND CUSTOMARY COSTS, FEES AND EXPENSES RELATING TO THE PLAN SOLICITATION, INCLUDING WITHOUT LIMITATION, MAILING AND HANDLING COSTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUSTEES, INDENTURE TRUSTEES AND OTHER NOMINEES. THE COMPANY WILL NOT PAY ANY INCENTIVE OR ACCEPTANCE FEES IN CONNECTION WITH THE PLAN SOLICITATION.

    REQUESTS FOR INFORMATION OR ADDITIONAL COPIES OF THIS PROSPECTUS, BALLOTS OR MASTER BALLOTS SHOULD BE DIRECTED TO THE INFORMATION AGENT.

WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

    Unless otherwise directed by the Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of Ballots or Master Ballots will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Ballots or Master Ballots not in proper form, the acceptance of which, in the opinion of the Company or its counsel, would not be in accordance with the provisions of the Code. The Company further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot, unless otherwise directed by the Court. The Company's interpretation of the terms and conditions of the Plan (including the Ballot or Master Ballot and the respective voting instructions thereto), unless otherwise directed by the Court, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots or Master Ballots must be cured within such time as the Company (or the Court) determines. Neither the Company nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots or Master Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Court, delivery of such Ballots or Master Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots or Master Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

              SHARES SUBJECT TO FUTURE SALE BY FINANCIAL ADVISORS

    The Company has agreed to issue warrants (the "Advisor Warrants") in payment of financial advisory fees due to HLHZ and Rothschild for services provided in connection with the Recapitalization. The issuance of the Advisor Warrants is contingent upon the consummation of the Recapitalization. The Advisor Warrants and the underlying shares of Common Stock to be issued upon exercise thereof (the "Warrant Shares") are being registered as part of the Recapitalization. The Advisor Warrants will be exercisable for no additional consideration for a period of two (2) years following their issuance. When issued, the Advisor Warrants will be exercisable for that number of shares of Common Stock which has a market value equal to $1,100,000 in the case of HLHZ and $750,000 in the case of Rothschild as determined by the 20-day average per share closing price of the Common Stock immediately following consummation of the Recapitalization. It is currently expected that the Advisor Warrants will be exercised by HLHZ and Rothschild and the Warrant Shares so acquired will be sold for the accounts of such financial advisors within two (2) years of the effective date of the registration statement filed with the Commission in connection with the Recapitalization of which this Prospectus is a part. Neither HLHZ nor Rothschild is currently a record or beneficial owner of any shares of the Company's capital stock.

    The Warrant Shares issuable upon exercise of the Advisor Warrants shall consist of (i) 33,955 shares of Common Stock, on a post-Capital Stock Combination and post-Reverse Stock Split basis, currently held of record by Libra Invest & Trade Ltd. ("Libra") for the benefit of the Company pursuant to a custody agreement between Libra and the Company; and (ii) such currently indeterminate number of newly issued shares of Common Stock as is necessary to satisfy the exercise of the Advisor Warrants pursuant to the terms thereof. The Company believes that Libra is not currently, and after the consummation of the Recapitalization, will not be a record or beneficial owner of any shares of the Company's capital stock other than those described above.

       HISTORIC AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The pro forma financial statements set forth below as of and for the year ended December 31, 1996 give effect to the Recapitalization pursuant to the Exchange Offers as if it had occurred at the beginning of the period. The pro forma adjustments are based upon currently available information and certain assumptions that management of the Company believes are reasonable under current circumstances. The accompanying historic and unaudited pro forma statement of operations does not reflect the extraordinary gain on extinguishment of debt resulting from the Exchange Offer.

                          KOLL REAL ESTATE GROUP, INC.
                 HISTORIC AND UNAUDITED PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN MILLIONS)

                                                                   PRO FORMA ADJUSTMENTS
                                                    ----------------------------------------------------
                                                                   BOLSA
                                                                  LOWLAND      EXCHANGE           AS
                                                    HISTORICAL    SALE(A)      OFFER(B)        ADJUSTED
                                                    ----------   ---------   -------------    ----------
Cash and cash equivalents.........................  $    2.1     $  13.9     $ --             $     16.0
Restricted cash...................................        .2       --          --                     .2
Real estate held for development or sale..........      25.2       --          --                   25.2
Land held for development.........................     223.5       (25.0)      --                  198.5
Other assets......................................      21.2       --          --                   21.2
                                                    ----------   ---------   -------------    ----------
                                                    $  272.2     $ (11.1)    $ --             $    261.1
                                                    ----------   ---------   -------------    ----------

Accounts payable and accrued liabilities..........  $   11.7        (4.0)      --                    7.7
Senior bank debt..................................       7.1        (7.1)      --                 --
Project debt......................................      12.5       --          --                   12.5
Subordinated debentures...........................     195.9       --         (176.3)(b)            19.6
Other liabilities.................................      43.9                    17.3(d)             61.2
                                                    ----------   ---------   -------------    ----------
      Total liabilities...........................     271.1       (11.1)     (159.0)              101.0
                                                    ----------   ---------   -------------    ----------

Stockholders' equity:.............................
  Series A Preferred Stock........................        .4       --            (.4)(c)          --
  Class A Common Stock............................       2.4       --           (1.9)(b)(c)           .5
  Capital in excess of par value..................     229.2       --          103.6 (b)(c         332.8
  Deferred proceeds from stock issuance...........       (.4)      --          --                    (.4)
  Minimum pension liability.......................       (.6)      --          --                    (.6)
  Accumulated deficit.............................    (229.9)      --           57.7(b)           (172.2)
                                                    ----------   ---------   -------------    ----------

Total stockholders' equity........................       1.1       --          159.0               160.1
                                                    ----------   ---------   -------------    ----------
                                                    $  272.2       (11.1)    $ --             $    261.1
                                                    ----------   ---------   -------------    ----------
                                                    ----------   ---------   -------------    ----------

------------------------

(a) To reflect the sale of the Bolsa Chica lowlands, at net book value, which occurred on February 14, 1997, and the subsequent payment of senior bank debt and certain liabilities.

(b) To reflect the issuance of Common Stock in exchange for $176.3 million of Outstanding Debentures (assuming only the minimum 90% are tendered) and the resulting extraordinary gain on extinguishment of debt, net of the related impact on deferred taxes.

(c) To reflect conversion of all outstanding shares of Preferred Stock to Common Stock pursuant to the Capital Stock Combination and the Reverse Stock Split of 1 share for each 100 shares of all existing issued and outstanding shares of Common Stock.

(d) To reflect the write-off of deferred tax assets due to limitations on utilization of net operating losses.

                          KOLL REAL ESTATE GROUP, INC.
            HISTORIC AND UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                 (IN MILLIONS)

                                                                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                -------------------------------------------------
                                                                              PRO FORMA ADJUSTMENTS
                                                                HISTORICAL       EXCHANGE OFFER       AS ADJUSTED
                                                                -----------  -----------------------  -----------
Revenues:
  Asset Sales.................................................   $    33.6                             $    33.6
  Operations..................................................        11.2                                  11.2
                                                                -----------                                -----
                                                                      44.8                                  44.8
                                                                -----------                                -----
Costs of:
  Asset Sales.................................................        30.2                                  30.2
  Operations..................................................        10.0                                  10.0
                                                                -----------                                -----
                                                                      40.2                                  40.2
                                                                -----------                                -----
  Gross operating margin......................................         4.6                                   4.6
General and administrative expenses (b).......................         9.6                                   9.6
Interest expense..............................................        24.9        $   (20.4)(a)              4.5
Other expense (income), net...................................        (1.1)                                 (1.1)
                                                                -----------          ------                -----

Income (loss) from continuing operations before income
  taxes.......................................................       (28.8)            20.4                 (8.4)
Income tax expense (benefit)..................................          .1             --                     .1
                                                                -----------          ------                -----

Loss from continuing operations...............................   $   (28.9)       $    20.4            $    (8.5)
                                                                -----------          ------                -----
                                                                -----------          ------                -----

------------------------

(a) To reflect the reduction of interest expense resulting from the Exchange Offers (assuming only the minimum 90% of Outstanding Debentures are tendered).

(b) Pro forma adjustments do not reflect any eliminations of non-recurring general and administrative expenses and non-recurring other expense of $2.5 million and $1.5 million, respectively, related to the Bolsa lowland sale and the Exchange Offer.

         HISTORIC AND UNAUDITED PRO FORMA CAPITALIZATION OF THE COMPANY

    The table below sets forth the capitalization of the Company and its subsidiaries as of December 31, 1996. The Pro Forma financial information set forth below gives effect to the Exchange Offers as of December 31, 1996.

                                                                AT DECEMBER 31, 1996
                                                    ---------------------------------------------
                                                                PRO FORMA ADJUSTMENTS
                                                                ---------------------
                                                                  BOLSA
                                                                 LOWLAND    EXCHANGE
                                                    HISTORICAL   SALE(A)      OFFER     PRO FORMA
                                                    ---------   ---------   ---------   ---------
                                                                    (IN MILLIONS)
Senior bank debt (b)..............................  $    7.1    $   (7.1)   $  --       $  --

Project debt (b)..................................      12.5                                12.5

Outstanding Debentures (b)........................     195.9                  (176.3)(c)     19.6

Stockholders' equity (d):
  Series A (convertible redeemable nonvoting)
  Preferred Stock, $.01 par value, 42,505,504
  shares authorized, 38,886,626 (historical) and
  no (pro forma) shares outstanding...............       0.4                    (0.4)(e)    --

Class A Common Stock, $.05 par value, 625,000,000
  shares authorized, 48,938,543 (historical) and
  10,753,739 (pro forma) shares outstanding.......       2.4                    (1.9)  )(e)      0.5

Class B (convertible nonvoting) common Stock, $.05
  par value, 25,000,000 shares authorized, no
  shares outstanding..............................     --                      --          --

Capital in excess of par value....................     229.2                   103.6( )(e)    332.8
Deferred proceeds from stock issuance.............       (.4)                                (.4)
Minimum pension liability.........................       (.6)                                (.6)
Accumulated deficit...............................    (229.9)                   57.7( )(e)   (172.2)
                                                    ---------   ---------   ---------   ---------
  Total Stockholders' Equity......................       1.1       --          159.0       160.1
                                                    ---------   ---------   ---------   ---------

Total capitalization..............................  $  216.6    $   (7.1)   $  (17.3)   $  192.2
                                                    ---------   ---------   ---------   ---------
                                                    ---------   ---------   ---------   ---------

------------------------

(a) To reflect repayment of senior bank debt following the sale of the Bolsa Chica lowlands, at net book value, in February 1997.

(b) See Note 6 of Notes to Audited Historic Financial Statements.

(c) To reflect the issuance of Common Stock in exchange for $176.3 million of Outstanding Debentures (assuming only the minimum 90% are tendered) and the resulting extraordinary gain on extinguishment of debt, net of the related impact on deferred taxes.

(d) See Note 12 of Notes to Audited Historic Financial Statements.

(e) To reflect conversion of all outstanding shares of Preferred Stock to Common Stock pursuant to the Capital Stock Combination and the Reverse Stock Split of 1 share for each 100 shares of all existing issued and outstanding shares of Common Stock.

                            SELECTED FINANCIAL DATA

    Set forth below is selected financial data of the Company and its consolidated subsidiaries. The following information should be read in conjunction with the financial statements contained in the Company's Annual Report for the year ended December 31, 1996 and notes thereto (which are included herein by reference) and in conjunction with the Unaudited pro forma consolidated financial information contained in this Prospectus. See "The Company Recapitalization--Unaudited Pro Forma Condensed Consolidated Financial Information."

                                                                  YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------------------
                                                      1992       1993       1994       1995       1996     PRO FORMA(H)
                                                    ---------  ---------  ---------  ---------  ---------  -------------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
    investments (a)...............................  $    41.6  $    43.5  $    13.0  $     4.9  $     2.1    $    16.0
  Total assets (a)................................      486.1      436.0      414.0      272.4      272.2        261.1
  Senior bank debt (b)............................       65.4        7.0     --           16.6        7.1       --
  Project debt....................................     --         --         --         --           12.5         12.5
  Subordinated debentures (b).....................      165.1      134.9      152.9      173.2      195.9         19.6
  Total stockholders' equity (c)..................  $   149.6  $   163.5  $   145.5  $    29.6  $     1.1    $   160.1
  Fully diluted shares outstanding at end of
    period (g)....................................       86.4       91.4      102.5      102.4      102.4         11.4
  Book value per fully diluted share..............  $    1.73  $    1.79  $    1.42  $     .29  $     .01    $   14.04
STATEMENT OF OPERATIONS DATA:
  Revenues (d),(e)................................  $    28.3  $    16.7  $    21.4  $    34.0  $    44.8    $    44.8
  Loss from continuing operations (e),(f).........      (41.9)     (20.1)     (18.7)    (116.9)     (28.9)        (8.5)
  Net income (loss) (f)...........................      (38.4)      14.3      (18.0)    (116.9)     (28.9)
Per common share:
  Loss from continuing operations (c),(e),(f).....      (1.44)      (.24)      (.43)     (2.48)      (.60)   $    (.85)
  Net income (loss) (f),(g).......................  $   (1.32) $     .17  $    (.41) $   (2.48) $    (.60)
  Weighted average shares outstanding (g).........       29.0       83.0       43.8       47.1       48.3         10.8

------------------------

(a) The decrease in total assets at December 31, 1993 is primarily due to the disposition of the Company's investment in Deltec Panamerica S.A. ("Deltec") and the sale of Lake Superior Land Company ("Lake Superior"). The decrease in total assets and cash, cash equivalents and short-term investments at December 31, 1994 is primarily attributable to the funding of project development costs and general and administrative expenses, as well as funds deposited into a restricted cash account to secure a $25 million letter of credit facility related to the Abex litigation. The decreases in cash, cash equivalents and short term investments at December 31, 1995 and 1996 are primarily attributable to the funding of project development and infrastructure costs and general and administrative expenses, partially offset by sales of real estate held for development or sale. The decrease in total assets at December 31, 1995 is primarily due to the asset revaluation of Bolsa Chica and the decrease in cash described above.

(b) The decrease in debt at December 31, 1993 reflects principal repayments on senior bank debt and the exchange of subordinated debentures in connection with the sale of Lake Superior and the issuance of 3.4 million shares of Class A Common Stock of the Company to Libra. The increase in debt at December 31, 1995 reflects borrowings under new credit agreements to settle the Abex litigation and construct infrastructure improvements at Rancho San Pasqual. The decrease in senior bank debt at December 31, 1996 reflects principal repayments in excess of borrowings for construction of infrastructure improvements at Rancho San Pasqual. The increase in project debt at December 31, 1996 reflects borrowings from banks for build-to-suit projects.

(c) The increase in equity at December 31, 1993 primarily reflects net income for the year then ended. The decrease in equity at December 31, 1995 reflects the net loss for the year then ended, including the asset revaluation of Bolsa Chica. The decrease in equity at December 31, 1996 reflects the net loss for the year then ended, primarily due to interest expense on subordinated debentures.

(d) The decrease in 1993 revenues is principally due to a decrease in land sales and the absence of revenues from a hotel disposed of in 1992, partially offset by revenues from the Eagle Crest Golf Course which opened in May 1993, and development fees generated by the business acquired from The Koll Company in September 1993. The increase in 1995 revenues is due to an increase in land sales and Wentworth By The Sea residential and marina sales. The increase in 1996 revenues reflects the sale of residential lots and the Eagle Crest Golf Course at Rancho San Pasqual, the formation of the Fairbanks Highlands joint venture and the sale of resort/residential lots in Michigan.

(e) Amounts have been reclassified to present Lake Superior and Deltec as discontinued operations.

(f) The loss from continuing operations for the year ended December 31, 1993 reflects lower interest expense related to lower debt outstanding, as well as nonrecurring income of $3 million received upon termination of a put option agreement with Abex Inc. and a $2 million insurance reimbursement related to costs incurred in 1992. Net income and net income per common share for 1993 reflect gains on the dispositions of Lake Superior and Deltec and an extraordinary gain on debt extinguishment. The loss from continuing operations, net loss and loss per common share for the year ended December 31, 1995 reflect approximately $121.1 million of charges related to write-downs of real estate properties, including Bolsa Chica. The loss from continuing operations, net loss and loss per common share for the year ended December 31, 1996 is primarily the result of noncash interest charged on the subordinated debentures.

(g) In July 1992, approximately 19.7 million shares of Class A Common Stock and
    42.5 million shares of Series A Preferred Stock were issued in connection with the merger of a subsidiary of Henley Properties with and into the Henley Group. The Preferred Stock is not included in the loss per share calculations except for 1993 since the effect is antidilutive. In December 1993, the Company issued 3.4 million shares of its Common Stock in exchange for all of Libra's approximately $10.6 million in aggregate principal amount plus accrued interest of Subordinated Debentures issued by the Company. The 1993 earnings per share calculation includes these newly issued shares, along with the Preferred Stock and stock options outstanding. In November 1994, the Company issued 2.0 million shares (along with warrants for the purchase of an additional 2.0 million shares) of its Common Stock in connection with the acquisition of the Kathryn G. Thompson Company. The 1994, 1995 and 1996 amounts reflect conversion of 1.2 million, an additional
    1.0 million and an additional 1.4 million shares, respectively of Preferred Stock to Common Stock.

(h) The Pro Forma amounts reflect December 31, 1996 historical amounts, giving effect to (i) the February 1997 sale of the Bolsa Chica lowlands, (ii) the issuance of Common Stock to holders of Senior Subordinated and Subordinated Debentures pursuant to the Exchange Offers (assuming only the minimum 90% are tendered), including the resulting extraordinary gain on extinguishment of debt of approximately $57.7 million, net of income taxes (see "Historic and Unaudited Pro Forma Consolidated Financial Statements"), and (iii) the Capital Stock Combination and Reverse Stock Split described in this Prospectus.

              PROJECTIONS OF CERTAIN FINANCIAL DATA OF THE COMPANY

    Set forth below are projections of certain financial data that illustrate the estimated effects of the Recapitalization and certain related transactions, as effected pursuant to (i) the Exchange Offers and related transactions, or
(ii) the Plan, on the results of operations and financial position of the Company and subsidiaries for the periods indicated. The Projections are presented for the effectuation of the Recapitalization pursuant to the Exchange Offers or pursuant to the Plan. For purposes of these projections, the Recapitalization and certain related transactions are assumed to be effective as of June 30, 1997 pursuant to (i) the Exchange Offers and related transactions, and (ii) the Plan. The projections set forth below were developed by the Company and its financial advisors in June 1996 in connection with the planning, development and negotiation of its proposed Recapitalization. [subject to updating] The material assumptions underlying the projections which constitute an integral part of the projections are set forth immediately following such projections and should be carefully reviewed along with the information set forth under "Risk Factors" with an understanding that these risks and uncertainties include, but are not limited to, litigation or appeals of regulatory approvals (including pending litigation challenging the California Coastal Commission's approval of the Company's Bolsa Chica project), and availability of adequate capital, financing and cash flow. In addition, future values may be adversely affected by increases in property taxes, increases in the costs of labor and materials and other development risks such as the demand for housing generally and the supply of competitive products. Real estate properties do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property for an appropriate price. The projections also should be read in conjunction with the Audited Historical Financial Statements and Unaudited Pro Forma Consolidated Financial Statements of the Company and subsidiaries included elsewhere in this Prospectus. See "Index to Financial Statements and Supplementary Data" and "Unaudited Pro Forma Consolidated Financial Statements."

    The following projected financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information and, accordingly, are not intended to comply with Rule 11-03 of Regulation S-X. Neither the independent accountants for the Company nor any other independent auditors have examined, reviewed, compiled or performed any procedures with respect to these projections and, accordingly, do not express an opinion or any other form of assurance on them and assume no responsibility for them. The projected information necessarily makes numerous assumptions as set forth below and the Company's future operating results are subject to and likely to be affected by a number of factors, including timely resolution of the pending Bolsa Chica litigation, industry performance, general business and economic conditions, taxes, and other matters, many of which are beyond the Company's control. The Company believes that while all of its assumptions are reasonable, such projected information and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as reflected in the projected information and assumed by the Company in its preparation of such information. Although the projected information represents the best estimate of the Company (for which the Company believes it has a reasonable basis as of the time of the preparation thereof) of the results of operations of the Company, it represents only an estimate, and actual results may vary considerably from the projected information included herein. Consequently, the inclusion of the projections herein is not a representation by the Company or its financial advisors that the projections will be realized. Because the projections are subject to significant uncertainties and are based upon assumptions that may not prove to be correct, holders of Impaired Claims and Interests are cautioned not to place undue reliance on these projections. The projections should not be relied on for any purpose other than in considering whether to vote to accept or reject the Plan. The Company does not intend to update or otherwise revise these projections to reflect circumstances existing after the date of this Prospectus or to reflect the occurrence of any other events, even in the event that the assumptions underlying the projections are shown to be in error (including if the projections become false by reason of subsequent events), except as may be required by applicable law prior to the Confirmation Date of the Plan.

                          KOLL REAL ESTATE GROUP, INC.
                PROJECTED FINANCIAL DATA--THE EXCHANGE OFFERS(A)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                   -------------------------------------------------------
                                                                    HISTORIC                    PROJECTED
                                                                   -----------  ------------------------------------------
                                                                      1996        1997       1998       1999       2000
                                                                   -----------  ---------  ---------  ---------  ---------
                                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Data:
  Cash, cash equivalents and short-term investments..............   $     2.1   $    19.7  $    77.7  $   135.0  $   196.9
  Total assets (b)...............................................       272.2       241.0      243.1      236.6      231.5
  Senior bank debt (b)...........................................         7.1      --         --         --         --
  Project debt...................................................        12.5      --         --         --         --
  Subordinated debentures........................................       195.9        22.0     --         --         --
  Total stockholders' equity (c).................................         1.1       153.0      158.7      173.3      182.3
  Fully diluted shares outstanding at end of year................       102.4        11.4       11.4       11.4       11.4
  Book value per fully diluted share.............................         .01       13.42      13.92      15.20      15.99
Statement of Operations Data:
  Revenues (a)(d)................................................        44.8        85.0       85.4      111.2      105.5
  Costs of sale..................................................        40.2        70.0       71.9       86.7       86.6
  Income (loss) from continuing operations.......................       (28.9)      (18.8)       5.7       14.6        9.0
  Extraordinary Gain on extinguishment of debt...................      --            69.4     --         --         --
  Net income (loss) (c)..........................................       (28.9)       50.6        5.7       14.6        9.0
Per common share:
  Income (loss) from continuing operations.......................        (.60)       (.64)       .53       1.35        .83
  Net income (loss)..............................................        (.60)       1.71        .53       1.35        .83
Weighted average shares outstanding..............................        48.3        29.6       10.8       10.8       10.8

------------------------

(a) The above financial projections are based on the assumption that the Recapitalization and certain related transactions are effective as of June 30, 1997 pursuant to the Exchange Offers and related transactions and not pursuant to the Plan. The Company has prepared the Financial Projections based on generally accepted accounting principles. In addition, the Company has assumed in the above financial projections that cash flow generated by its current assets is reinvested in new projects that earn a 15% annual rate of return.

(b) The Bolsa Chica lowlands were sold for $25 million in February 1997, with a portion of the proceeds utilized to repay remaining senior bank debt and certain liabilities.

(c) The net income (loss), net income (loss) per share and total stockholders' equity reflect the projected gain on the retirement of the Outstanding Debentures, net of taxes of $16.1 million (due to limitations on utilization of net operating losses).

(d) Projected revenues for the year ended December 31, 1997 include approximately $31.8 million from the sale of build-to-suit projects.

                                  ASSUMPTIONS

    BOLSA CHICA--Infrastructure construction on the Bolsa Chica mesa is assumed to begin during the fourth quarter of 1997, assuming timely resolution of outstanding litigation.

    The projection assumes a Revolving Construction Loan Facility of $25 million is established during the second half of 1997. Funds are borrowed as needed to maintain zero cash balance. Interest expense is calculated at a rate of 10.0% based on the estimated maximum average balance outstanding, which is based on an average of the prior year's ending balance and the current year's maximum potential draw. An unused line fee of 0.5% is also assumed.

    Sales revenues and costs of sales, including participation in home builder profits are projected as follows [subject to updating]:

                                                              1996       1997       1998       1999       2000
                                                            ---------  ---------  ---------  ---------  ---------
                                                                                (IN MILLIONS)
Sales.....................................................     --           25.0       67.0       85.0       70.0
Costs of Sales............................................     --           25.0       60.0       76.0       74.0
                                                                  ---        ---        ---        ---        ---
                                                               --         --            7.0        9.0       (4.0)
                                                                  ---        ---        ---        ---        ---
                                                                  ---        ---        ---        ---        ---

    RANCHO SAN PASQUAL--Residential lots at Rancho San Pasqual are projected to be sold on a timely basis to homebuilders which have rolling options, or in comparable transactions. Historic and projected sales revenues for 1996, 1997 and 1998 amount to $10.1 million, $11.3 million and $1.8 million, respectively.

    COMMERCIAL DEVELOPMENT BUSINESS--The commercial development business is assumed to achieve 10% fee revenue growth and 4% annual expense growth in years after 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES--Recurring general and administrative expenses are projected to grow at a 5% annual rate from 1997 through 2000 and held constant thereafter.

    OTHER LIABILITIES--Payments on other liabilities are assumed to be [$4.7] million, $1.9 million, $8.0 million, and $.5 million respectively for the years of 1997, 1998, 1999 and 2000.

    TAX ATTRIBUTES--Utilization of net operating losses and certain other tax attributes is assumed to be limited under IRS Section382 as a result of the Recapitalization. The annual limitation calculation assumes a value of the old loss corporation of approximately $20.0 million (the approximate recent stock market value) times the long-term tax-exempt bond rate of 5.48% (for February
1997), for an annual limitation of $1.1 million per annum. Net income and stockholders' equity reflect the write-off of $16.1 million of deferred tax assets as a result of the limitations.

    See "Risk Factors--Tax Matters" for a discussion of a pending dispute between the Company and the IRS which, if decided adversely to the Company, could affect the Company's tax attributes under the Recapitalization.

                          KOLL REAL ESTATE GROUP, INC.
                     PROJECTED FINANCIAL DATA--THE PLAN(A)

                                                                                           YEARS ENDED DECEMBER 31,
                                                                            -------------------------------------------------------
                                                                                                         PROJECTED
                                                                             HISTORIC    ------------------------------------------
                                                                               1996        1997       1998       1999       2000
                                                                            -----------  ---------  ---------  ---------  ---------
                                                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Data:
  Cash, cash equivalents and short-term investments.......................   $     2.1   $    19.7  $    78.9  $   154.6  $   233.2
  Total assets (b)........................................................       272.2       217.5      203.0      232.8      262.3
  Senior bank debt (b)....................................................         7.1      --         --         --         --
  Project debt............................................................        12.5      --         --         --         --
  Subordinated debentures.................................................       195.9      --         --         --         --
  Total stockholders' equity (c)..........................................         1.1       191.1      213.2      245.9      275.7
  Fully diluted shares outstanding at end of year.........................       102.4        12.6       12.6       12.6       12.6
  Book value per fully diluted share......................................         .01       15.17      16.92      19.52      21.88
Statement of Operations Data:
  Revenues (a)(d).........................................................        44.8        85.0       85.4      111.4      108.5
  Costs of sale...........................................................        40.2        70.0       57.9       68.5       68.4
  Income (loss) from continuing operations................................       (28.9)      (17.6)      22.1       32.7       29.8
  Extraordinary gain on extinguishment of debt............................      --            95.0     --         --         --
  Net income (loss) (c)...................................................       (28.9)       77.4       22.1       32.7       29.8
Per common share:
  Income (loss) from continuing operations................................        (.60)       (.59)      1.87       2.77       2.53
  Net income (loss) (c)...................................................        (.60)       2.58       1.87       2.77       2.53
Weighted average shares outstanding.......................................        48.3        30.0       11.8       11.8       11.8

------------------------

(a) The above financial projections are based on the assumption that the Recapitalization and certain related transactions are effective as of June 30, 1997 pursuant to the Plan. The Company based the above projections on its financial position as of December 31, 1996, adjusted to take into account the effects of the Recapitalization and certain related transactions assumed to close as of June 30, 1997. The above projections have been prepared using the principles required by the American Institute of Certified Public Accountants' Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("FRESH START ACCOUNTING"). The Company has prepared the Financial Projections based on generally accepted accounting principles as such rules and practices are applied to the real estate industry. In addition, the Company has assumed in the above financial projections that cash flow generated by its current assets is reinvested in new projects that earn a 15% annual rate of return.

(b) The Bolsa Chica lowlands were sold for $25 million in February 1997, with a portion of the proceeds utilized to repay remaining senior bank debt and certain liabilities. The decrease in total assets at December 31, 1997 reflects the write-down of land held for development pursuant to the application of fresh start accounting.

(c) The Net income (loss), net income (loss) per share and total stockholders equity reflect the projected gain on the retirement of the Outstanding Debentures.

(d) Projected revenues for the year ended December 31, 1997 include approximately $31.8 million from the sale of build-to-suit projects.

                                  ASSUMPTIONS

    BOLSA CHICA--Infrastructure construction on the Bolsa Chica mesa is assumed to begin during the fourth quarter of 1997, assuming timely resolution of outstanding litigation, which management believes will not have a significant financial impact on the project.

    The projection assumes a Revolving Construction Loan Facility of $25 million is established during the second half of 1997. Funds are borrowed as needed to maintain zero cash balance. Interest expense is calculated at a rate of 10.0% based on the estimated maximum average balance outstanding, which is based on an average of the prior year's ending balance and the current year's maximum potential draw. An unused line fee of 0.5% is also assumed.

    Sales revenues and costs of sales, including participation in home builder profits are projected as follows [subject to updating]:

                                                              1996       1997       1998       1999       2000
                                                            ---------  ---------  ---------  ---------  ---------
                                                                                (IN MILLIONS)
Sales.....................................................     --           25.0       67.0       85.0       70.0
Costs of Sales............................................     --           25.0       60.0       76.0       74.0
                                                                  ---        ---        ---        ---        ---
                                                               --         --            7.0        9.0       (4.0)
                                                                  ---        ---        ---        ---        ---
                                                                  ---        ---        ---        ---        ---

    RANCHO SAN PASQUAL--Residential lots at Rancho San Pasqual are projected to be sold on a timely basis to homebuilders which have rolling options, or in comparable transactions. Historic and projected sales revenues for 1996, 1997 and 1998 amount to $10.1 million, $11.3 million and $1.8 million, respectively.

    COMMERCIAL DEVELOPMENT BUSINESS--The commercial development business is assumed to achieve 10% fee revenue growth and 4% annual expense growth in years after 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES--Recurring general and administrative expenses are projected to grow at a 5% annual rate from 1997 through 2000 and held constant thereafter.

    OTHER LIABILITIES--Payments on other liabilities are assumed to be [$4.7] million, $1.9 million, $8.0 million, and $.5 million respectively for the years of 1997, 1998, 1999 and 2000.

    TAX ATTRIBUTES--Unless the Company elects out, IRC 382 provides for certain reductions of tax attributes for a corporation which undergoes an ownership change in connection with a Case. See "Material Federal Income Tax Consequences Federal Income Tax Consequences of Plan."

    See also "Risk Factors--Tax Matters" for a discussion of a pending dispute between the Company and the IRS which, if decided adversely to the Company, could affect the Company's tax attributes under the Plan.

                         POSSIBLE ACCOUNTING TREATMENTS

    The Company proposes to account for the Recapitalization, assuming holders of the Senior Debentures and Subordinated Debentures exchange 90% or more of the Outstanding Debentures and related accrued interest, by recording the shares of Common Stock issued at the agreed-upon value for all Outstanding Debentures tendered; any difference between the value of such shares issued and the related outstanding debt balance will result in the recognition of an extraordinary gain on extinguishment of debt. The Company will continue to report its historical Accumulated Deficit balance (net of the extraordinary gain referred to above) in stockholders' equity. As discussed in "Material Federal Income Tax Consequences of the Exchange Offers; Cancellation of Indebtedness--Income Limitation on Net Operating Losses" herein, certain net operating loss carryforwards ("NOLS") will become unusable as a result of the Recapitalization through the Exchange Offers, resulting in the write-off of the related deferred tax assets. With the consummation of the Recapitalization through the Exchange Offers, no adjustment to the net realizable values of assets and liabilities, other than to the deferred tax assets discussed above, is required.

    In the event that the Company seeks judicial confirmation of the Plan, the Company proposes to account for the exchange of shares of Common Stock for Outstanding Debentures using the principles of fresh start accounting pursuant to Statement of Position 90-7 ("FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE"). Pursuant to such principles, in general, the Corporation's assets (principally the Bolsa Chica property) and liabilities will be revalued to their fair market values. The aggregation of any adjustments to the asset and liability accounts will be recorded as adjustments to results of operations. Additionally, the difference between the value of shares issued and the related outstanding debt balance will result in the recognition of an extraordinary gain on extinguishment of debt. The Company will recast its balance sheet based on the aforementioned revalued assets and liabilities, and restate retained earnings to zero. As discussed below in "Federal Income Tax Consequences of Plan," under judicial confirmation of the Plan there will be no loss of available NOLS.

                              LIQUIDATION ANALYSIS

    Pursuant to section 1129(a)(7) of the Bankruptcy Code (the "best interest test"), the Bankruptcy Court must determine that each nonaccepting Holder of an Impaired Claim or Impaired Interest will receive or retain property of a value as of the Effective Date of the Plan at least equal to the amount such Holder would receive or retain on account of such Claim or Interest if the Company were liquidated under chapter 7 of the Bankruptcy Code (a "Liquidation"). In applying the best interest test, the Bankruptcy Court will ascertain the hypothetical distributions in a Liquidation to Secured Creditors, holders of priority Claims, general unsecured Creditors and Equity Interest Holders. In such analysis, the Court will take into account applicable structural and contractual subordination rights among Creditors, as well as give effect to valid liens and security interests held by certain Creditors. Hypothetical distributions to Creditors and Equity Holders would then be determined based upon rules of "absolute priority" established by the Bankruptcy Code as more fully described below. The Court will compare these hypothetical chapter 7 liquidation distributions with the distributions offered to each class of Impaired Claims or Impaired Interests under the Plan to determine if the Plan satisfies the best interest test set forth in section 1129(a)(7) of the Bankruptcy Code.

    The Company believes that the value of the property to be distributed or retained by each holder of an Impaired Claim and Impaired Interest under the Plan exceeds the value, if any, the Holder would receive in a Liquidation and thus believes that the requirements of the best interest test are satisfied. In order to arrive at that judgment, the Company, with the assistance of Houlihan Lokey, estimated and compared the theoretical returns to each holder of an Impaired Claim and Impaired Interest under a hypothetical Liquidation with those under the Plan. The results of such analysis are set forth below.

    It should be noted that underlying this analysis are a number of estimates and assumptions which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control or otherwise not accurately predictable by the Company. Moreover, there can be no assurance that the values assumed in the following analysis would be realized if in fact the Company was liquidated. Accordingly, while the analysis that follows is necessarily presented with numerical specificity, if the Company's assets were in fact liquidated, the actual liquidation proceeds would likely vary from the amounts set forth below and no representation or warranty can be, or is being made with respect to the proceeds that could be received in an actual chapter 7 liquidation of the Company. The Liquidation valuations have been prepared solely for purposes of permitting the comparison required by section 1129(a)(7) of the Bankruptcy Code and do not represent a value that may be appropriate for any other purpose. Nothing contained in these valuations is intended to be or constitutes a concession or admission of the Company for any other purpose.

LIQUIDATION ANALYSIS

    The following principal assumptions and considerations were used to prepare the liquidation analysis:

    ESTIMATED LIQUIDATION PROCEEDS. The Company is a real estate development company with properties, located principally in Southern California, in various stages of development. The business of the Company is conducted through subsidiaries. The principal assets of the Company consist of the stock of the subsidiaries. For purposes of the liquidation analysis, it is assumed that the properties owned by the Company, which are held in the Company's subsidiaries, would be sold on a going concern basis, and that the other assets of the Company, which are not material in aggregate, would be sold in a liquidation sale over the period described below. It is believed that the sales of subsidiaries assets would result in greater proceeds to the Company than liquidating the stock of the individual subsidiaries. There can be no assurance, however, that any asset sales could be consummated. Further, the Company did not solicit inquiries with respect to an acquisition of the Company or any of its businesses or assets. The following information and factors, not listed in order of importance, were, among others, considered by the Company in estimating the proceeds which might be received from the sale of the properties owned, or businesses being operated, by the Company:

    (a) The Company's historical financial statements, relevant historical operating information and projected financial and operating performance, including financial information for the twelve-month period ended December 31, 1996 and projections through December 31, 2003 (the "Projections").

    (b) Valuations of properties comparable to those held by the Company and market valuations of public companies in similar businesses as the Company.

    (c) Bids received by the Company for certain of the Company's properties.

    (d) The primary characteristics of the properties owned by the Company, as well as the Company's development expertise, operating advantages and disadvantages, and other relevant aspects of their business.

    (e) The limited base of potential buyers for the Company's primary asset, 310 acres of undeveloped land known as Bolsa Chica.

    (f) The potential impact of a chapter 7 proceeding upon potential buyers' pricing strategies.

    (g) The relative timing of potential sales of the Company's assets.

    (h) The liabilities and obligations of the Company's subsidiaries.

    In estimating the liquidation proceeds and applying the foregoing factors and considerations to make such estimates, both the general economic and real estate environment in Southern California and the current status of the Company's assets were considered. As has been described in detail in this Prospectus, the Company has been adversely impacted by a prolonged downturn in the California real estate markets and delays in receiving the entitlements necessary to develop the Bolsa Chica property. These factors have had a significant adverse affect upon the Company's revenues and operating income. These factors would also likely adversely affect the price which could be realized in a near-term disposition of the Company's assets. In addition, this analysis includes estimates related to the acceleration of certain unliquidated and contingent claims that might be triggered by a chapter 7 liquidation.

    IMPACT OF CHAPTER 7 UPON SUBSIDIARY OPERATIONS AND VALUES. A decision to liquidate the Company under chapter 7 could cause the withdrawal of, or delay in receiving, development capital for certain of the Company's properties held in various subsidiaries. In addition, in the event of a chapter 7 proceeding by the Company, as a result of the co-obligation of certain of the subsidiaries on a portion of the Company's indebtedness and other factors, it is likely that some or all of the subsidiaries would be required to commence cases under the Bankruptcy Code. Any such filings would further result in substantial uncertainty and in disruption of the operating businesses, including a potential loss of management. A potential lack of liquidity, combined with poor industry conditions and the adverse effect of the commencement of bankruptcy cases by the subsidiaries, could lead to further reductions in operating performance and, subsequently, less realizable value to creditors and stockholders of the Company from the ultimate disposition of such subsidiaries. The following analysis considers such effects through the assumption that potential acquirors of the Company's assets would require higher rates of return as a result of such factors.

    NATURE AND TIMING OF THE LIQUIDATION PROCESS. Under section 704 of the Bankruptcy Code, a chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for purposes of preparing this liquidation analysis, (a) the liquidation was assumed to commence in January 1997, (b) the Company's assets were assumed to be sold during the 12-month period ending in January 1998 (the "Liquidation Period") and (c) distributions from the liquidations were assumed to be made in their entirety in January 1999 (the "Liquidation Distribution Date"). Depending upon actual circumstances, the 12-month Liquidation Period or 24 month Liquidation Distribution Date could be significantly longer or, while the Company believes it unlikely, shorter. In this connection, it should be noted that bankruptcy proceedings involving the subsidiaries, the necessity for the determination and satisfaction of claims at the subsidiary level prior to any distribution of liquidation proceeds to the Company, the potential for inter-company and inter-creditor claims disputes and the likelihood of significant contingent and other claims and related litigation could substantially delay both the sale of some or all subsidiaries and the ultimate distribution of the proceeds of asset liquidations to the Company's Creditors and Interest Holders.

    While for purposes of this analysis the Liquidation Period is assumed to begin approximately six months before the Effective Date of the Plan, the Company does not expect any material events to occur over this time frame that will significantly impact this analysis, with the exception of the sale of the Lowlands. This analysis has been adjusted to reflect the sale of the Lowlands, which occurred in February 1997, and is discussed in more detail below.

    LIQUIDATION TAX LIABILITIES. As members of the consolidated tax group, each subsidiary of the Company is jointly liable with the Company for federal tax liabilities, including liabilities that arise from the disposition of the subsidiaries themselves. As such, the proceeds available for distribution to holders of Claims against and Interests in the Company are assumed to be reduced by the tax obligations expected to be triggered by the sale of the subsidiaries in the liquidation whether such obligations are triggered at the Company or subsidiary level. After considering the tax basis of each asset and the application of $282 million of available net operating loss carryforwards (assuming $147 million of such net operating loss carryforwards are disallowed as a result of the ongoing Internal Revenue Service audit for the Company's 1989 through 1991 tax years), the Company estimates no tax liability as a result of the disposition of the assets of the subsidiaries.

    DISTRIBUTION; ABSOLUTE PRIORITY. Prior to distribution of any proceeds to creditors at the Company level, claims and obligations of the subsidiaries to the extent not assumed in the particular subsidiary sale transactions themselves would have to be paid. For purposes of this liquidation analysis it has been assumed that no Claims will be assumed by the buyers of the Company's respective subsidiaries and thus will be paid at the subsidiary level out of the proceeds of subsidiary sales and prior to any distribution to the Creditors of the Company. Under a chapter 7 liquidation, all Secured Claims would be satisfied from the proceeds of the collateral securing such Claims before any such proceeds would be distributed to the Holders of Unsecured Claims. To the extent that proceeds remain after satisfaction of all Secured Claims, Administrative Claims and Priority Claims, the following analysis assumes the application of the rule of absolute priority of distributions with respect to the remaining proceeds of the Company. Under that rule, no junior Creditor receives any distribution until all senior Creditors are paid in full. As such, and as a result of applicable contractual subordination provisions, no distributions would be made to holders of the Subordinated Debentures until all "senior indebtedness" (as defined in the applicable indenture), including the Senior Debentures, were paid in full.

PRIMARY ASSUMPTIONS USED TO VALUE THE COMPANY'S PRINCIPAL ASSETS UNDER A PLAN
  AND A HYPOTHETICAL LIQUIDATION.

    The following section details, on an asset by asset basis, the major assumptions that were used to value the Company's principal assets under the Plan and Liquidation scenarios.

BOLSA CHICA--MESA.

    In a Plan, it is assumed that outstanding litigation is resolved in a timely manner and infrastructure construction on the Bolsa Chica mesa (the "Mesa") begins during the fourth quarter of 1997. This scenario also assumes a $25 million Revolving Construction Loan Facility is established in the second half of 1997 at a 10% interest rate with funds borrowed as needed to maintain a zero cash balance. The present value of the Mesa in a Plan is equal to the Company's projected cash flows from this project, discounted at a 15% rate.

    Based on conversations with local real estate experts, and after considering various factors such as the additional government approvals that are required before the Mesa can be developed and, the prospect of continued litigation related to, or appeals of, regulatory approvals (e.g., the pending litigation challenging the California Coastal Commission's approval of the Company's Bolsa Chica project), the estimated present value of the proceeds to be received for the Mesa in a Liquidation scenario is equal to approximately 54% of the estimated present value of the property in a Plan.

BOLSA CHICA--LOWLANDS.

    In February 1997, the Company sold approximately 880 lowland acres (the "Lowlands") to the California State Lands Commission for $25 million. The proceeds from the Lowlands sale were used to repay the $6.6 million balance on the Nomura Loan and reduce other outstanding liabilities by approximately $4.0 million. The remaining portion of the proceeds is currently held in the Company's cash account.

RANCHO SAN PASQUAL.

    In a Plan, the estimated value of Rancho San Pasqual is based on management's estimate of the cash flows that will be generated by the sale of residential lots which are projected to be sold on a timely basis to homebuilders with rolling options, or in comparable transactions, discounted at a 15% rate.

    The accelerated time frame under Chapter 7 for disposition may have an adverse effect on realized value in a Liquidation. Consequently, in a Liquidation scenario, it is estimated that the Company realizes a present value equal to its projected cash receipts from Rancho San Pasqual, discounted at a 25% rate.

FAIRBANKS

    A subsidiary of the Company recently formed a joint venture with a prominent Southern California homebuilder through which Fairbanks, a 390 acre residential property in North San Diego County, California, will be developed. The estimated value of Fairbanks in a Plan scenario is based on the approximately $7.2 million in cash flows projected to be received by the Company as a result of the development of the project in 1998 through 2000, discounted at 15%.

    The decision to liquidate the Company's interest in Fairbanks under chapter 7 of the Bankruptcy Code would likely result in the Company selling its rights to certain future cash flows generated by the joint venture. In a Liquidation scenario, it is estimated that the Company realizes a present value equal to its projected cash receipts from Fairbanks, discounted at a 25% rate.

THE COMMERCIAL DEVELOPMENT BUSINESS

    In a Plan, the Commercial Development Business is assumed to achieve 10% annual revenue growth and 4% annual expense growth in years after 1996. The value of the Commercial Development Business in a Plan is estimated to be equal to four times the selected representative EBITDA level for this business which is equal to the average of the 1996 actual and 1997 projected EBITDA.

    In a Liquidation scenario, the Commercial Development Business is estimated to have no value as it is assumed that the Commercial Development Business could not be sold in an expedited time frame due to the sensitivity of this business to (1) access to capital to finance new projects and (2) the business relationships of the personnel employed in the Commercial Development Business, whom would likely choose to terminate their employment in a Liquidation scenario.

GENERAL AND ADMINISTRATIVE EXPENSES

    In a Plan scenario, recurring general and administrative expenses ("G&A Expenses") are projected to grow at a 5% annual rate from 1997 through 2000 and held constant thereafter. The estimated G&A Expenses necessary to manage the Company's current asset base is equal to approximately four times the Company's actual G&A expenses in fiscal year 1996.

    In a Liquidation scenario, it is assumed that the Company does not retain any full-time general and administrative-related personnel. As a result, additional general unsecured claims related to employee severance packages would result from a chapter 7 liquidation. Employee severance packages are estimated to approximate $1.5 million based on contractual obligations.

LIQUIDATION-RELATED EXPENSES

    In the Liquidation scenario, it is assumed that asset disposition fees and expenses would aggregate approximately 3% of estimated gross liquidation proceeds.

BASIC ADMINISTRATION EXPENSES

    In both the Plan and Liquidation scenarios, the proceeds that would be available to the holders of the Claims and Interests would be reduced by administrative expenses. Administrative expenses in a Plan scenario would include expenses related to counsel, financial advisors, accountants and other professionals. Administrative expenses in a Liquidation scenario would include similar expenses, as well as expenses related to a trustee (including financial advisors and accountants retained by the trustee). Administrative expenses are estimated to aggregate $3.0 million in both the Plan and the Liquidation scenario.

    The following table details the computation of liquidation proceeds:

                        LIQUIDATION PROCEEDS COMPUTATION
                                  ($ IN 000S)

Hypothetical gross liquidation proceeds(a).........................  $  96,603
LESS: Chapter 7 basic administration costs.........................      3,000
LESS: Payment of taxes.............................................          0
                                                                     ---------
Liquidation value available for distribution to creditors and equity interest holders of the Company...........................  $  93,603
                                                                     ---------
                                                                     ---------

(a) Hypothetical net liquidation proceeds, as estimated by the Company. The hypothetical net liquidation proceeds includes interest on cash balances during the Liquidation Period at an assumed pretax rate of 4% per annum and reflects the estimated value of the assets available to creditors and equity interest holders of the Company after the payment of specific claims at each of the Company's individual Subsidiaries, including: (i) disposition-related costs, (ii) taxes, (iii) severance payments, and (iv) liabilities at each subsidiary.

COMPARISON OF ESTIMATED DISTRIBUTION

    The table below sets forth a comparison of the estimated distributions to Holders of Impaired Claims and Equity Interests under the Plan with the estimated recoveries of such Holders in a chapter 7 liquidation of the Company after giving effect to all contractual subordination provisions and the corporate structure of the Corporation and its Subsidiaries. The comparison should be read in conjunction with all other information set forth under "LIQUIDATION ANALYSIS."

                      COMPARISON OF ESTIMATED DISTRIBUTION
                                   ($IN 000S)

                                                          CASH
                                                     AVAILABLE FOR      NET PRESENT VALUE
                                                      DISTRIBUTION    OF CHAPTER 7 ESTIMATED      PLAN ESTIMATED
DESCRIPTION OF CLAIMS/EQUITY           APPROXIMATE         IN         LIQUIDATION PERCENTAGE        PERCENTAGE
INTERESTS(A)                           CLAIM AMOUNT   CHAPTER 7(B)         RECOVERY(B)              RECOVERY(C)
-------------------------------------  ------------  --------------  ------------------------  ---------------------
Liquidation proceeds available for
  distribution.......................                  $   93,603
Class 3--Unliquidated or Contingent
  Claims(d)..........................   $   17,217     $   11,151               57.9%                     100.0%
Class 5--General Unsecured Claims
  (e)................................   $  172,992     $   82,452               42.6%                      61.4%
Class 6--Subordinated Debentures.....   $   41,138     $        0                0.0%            greater than 0%(f)
Class 7--Preferred Stock.............           NA     $        0                0.0%            greater than 0%(f)
Class 8--Class A Common Stock........           NA     $        0                0.0%            greater than 0%(f)
Class 9--Warrants(g).................           NA     $        0                0.0%                       0.0%

------------------------
(a) For purposes of the liquidation analysis, claims and interests have been grouped together in accordance with rules of absolute priority under the Bankruptcy Code which the Company believes would be applied in a Liquidation. For this purpose, the Company has assumed that, except for the contractual subordination provisions applicable to the Subordinated Debentures, no claims would be subject to subordination at the Company level.

(b) Cash amount in aggregate after the application of a present value discount. Percentage shown in the table as Net Present Value of Chapter 7 Estimated Liquidation Percentage Recovery is the quotient of the present value of the available liquidation proceeds divided by the estimated amount of claims in such class. The resulting percentage has been discounted back to its net present value as of January 1,

    1997 (the date on which the Liquidation Period is assumed to begin) from January 1, 1999 (the assumed Liquidation Distribution Date) applying a discount rate of 5.8%

(c) Amount shown in the table as Plan Estimated Percentage Recovery is the quotient of the cash plus the assumed value of the equity securities to be distributed to all holders of claims in such class under the Plan divided by the estimated amount of claims. It should be noted that depending on general market conditions and other factors prevailing at the relevant times the equity securities may trade at a price other than that which was assumed for purposes of this analysis. Accordingly, no representation can be, or is being, made with respect to whether the percentage recoveries shown in the table above will actually be realized by the holder of claims in any particular class under the Plan.

(d) In a Liquidation Scenario, certain unliquidated or contingent liabilities are assumed to be accelerated. In the Plan, these liabilities are assumed to be satisfied in the ordinary course of business, in a Liquidation, they are assumed to be pari passu with the General Unsecured Claims, except for Senior Debt as such term is defined in the Senior Debenture Indenture, which must be paid in full before General Unsecured Claims. It should be noted that underlying the $17.2 million claim shown above are a number of estimates and assumptions which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control or otherwise not accurately predictable by the Company. Moreover, should the unliquidated or contingent claims be higher than estimated, the recourse available to certain other classes of claims would be lower than those shown above.

(e) Includes the Senior Debentures and liquidated and non-contingent liabilities of the Company.

(f) Assuming acceptance of the Plan by each Impaired Class and Interest entitled to vote thereon, under the Plan, these Holders will receive New Common Stock.

(g) The Warrants are deemed to have no economic value and, consequently, will be canceled on the Effective Date. Class 9 Interests are impaired; because holders of Class 9 Interests will receive no distributions and will retain no property under the Plan, such holders are deemed to have rejected the Plan and are not entitled to vote on the Plan.

                        DESCRIPTION OF THE COMMON STOCK

    Subject to the prior rights of the holders of any Preferred Stock which may be issued and outstanding from time to time, the holders of Common Stock will be entitled to receive dividends from funds of the Company legally available therefor, when, as and if declared by the Board and will be entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution, or winding up of the affairs of the Company. Holders of the Common Stock will not have any preemptive, subscription, redemption or conversion rights. Holders of the Common Stock will be entitled to one vote per share on all matters which they will be entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware law. The holders of Common Stock will not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares can elect all of the directors of the Company. All of the shares of Common Stock to be issued upon the consummation of the Recapitalization will be fully paid and nonassessable. No dividends have been paid to holders of the capital stock of the Company since the inception of the Company, and no dividends are anticipated to be declared or paid in the foreseeable future. The transfer agent and registrar for the Common Stock will be [Mellon Bank, N.A., P.O. Box 44, Pittsburgh, Pennsylvania 15230].

                 MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S
                  COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    The following tables set forth information with respect to bid quotations for the Common Stock of the Company for the periods indicated as reported by NASDAQ. These quotations are interdealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                                             HIGH        LOW
                                                           ---------  ---------
1996
First Quarter............................................  $    .531  $    .313
Second Quarter...........................................       .250       .156
Third Quarter............................................       .250       .156
Fourth Quarter...........................................       .250       .125

1995
First Quarter............................................  $    .500  $    .344
Second Quarter...........................................       .469       .313
Third Quarter............................................       .594       .344
Fourth Quarter...........................................       .469       .250

1994
First Quarter............................................  $    .531  $    .250
Second Quarter...........................................       .406       .125
Third Quarter............................................       .344       .188
Fourth Quarter...........................................       .625       .281

    The number of holders of record of the Company's Common Stock as of December 31, 1996 was approximately 25,000. The Company has not paid any cash dividends on its Common Stock to date, nor does the Company currently intend to pay regular cash dividends on the Common Stock. Such dividend policy is and will continue to be subject to prohibitions on the declaration or payment of dividends contained in debt agreements of the Company.

                     DESCRIPTION OF OUTSTANDING DEBENTURES

    The Senior Debentures were issued under the Senior Indenture between the Company and First Trust National Association, as trustee (the "Senior Trustee"), which is incorporated by reference as an exhibit to the Registration Statement which this prospectus is a part, to which exhibit reference is hereby made. The Subordinated Debentures were issued under the Subordinated Indenture between the Company and The Bank of New York, as trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"), which is incorporated by reference as an exhibit to the Registration Statement which this prospectus is a part, to which exhibit reference is hereby made. The Indentures were qualified under the Trust Indenture Act of 1939. The following summaries of certain provisions of the Indentures and the Outstanding Debentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Indentures and the Outstanding Debentures, including the definitions therein of terms not defined herein. Certain terms used in this section are defined at the end of this section under the heading "Certain Definitions."

    TERMS. The Outstanding Debentures bear interest at 12% per annum from March 15, 1992, payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 1992, to the persons who are registered holders thereof at the close of business on the March 1 or September 1 immediately preceding such Interest payment Date. The Outstanding Debentures mature on March 15, 2002.

    Subject to the conditions set forth below, the Company at any time, at its option and in its sole discretion, in lieu of paying some or all of any payment of interest on the Senior Debentures or the Subordinated Debentures, as the case may be, in cash: (a) issue additional Senior Debentures (the "Secondary Senior Debentures") or Subordinated Debentures (the "Secondary Subordinated Debentures"), as the case may be, in an aggregate principal amount equal to the amount of cash interest not paid on the last day of the Interest Period; (b) issue shares of Common Stock having a Fair Market Value on the date of such issuance equal to the amount of cash interest not paid on the last day of the Interest Period; or (c) issue a combination of Secondary Senior Debentures or Secondary Subordinated Debentures, as the case may be, and Common Stock having a combined aggregate principal amount (in the case of the Secondary Senior Debentures or Secondary Subordinated Debentures) and Fair Market Value on the date of such issuance (in the case of the Common Stock) equal to the amount of cash interest not paid on the last day of the Interest Period. In the event of any such issuance of Secondary Senior Debentures, Secondary Subordinated Debentures and/or shares of Common Stock in lieu of cash interest, the Company may at its option pay cash in lieu of issuing Secondary Senior Debentures or Secondary Subordinated Debentures in any denomination of less than $100 and/or in lieu of issuing fractional shares of Common Stock. Notwithstanding the foregoing, the Company may not issue any shares of Common Stock in lieu of cash interest at any time unless (i) no Default under the Indenture pursuant to which such interest is being paid shall have occurred and then be continuing, and (ii) the Fair Market Value of the Common Stock on the date of such issuance exceeds $.50 per share.

    If, but only if, (i) no Default under the Indenture pursuant to which such principal is being paid shall have occurred and then be continuing, and (ii) the Fair Market Value of the Common Stock on the date of issuance exceeds $.50 per share and, then the Company may, but only at the final maturity of the respective Outstanding Debentures, pay some or all of the principal amount of such Outstanding Debentures by issuing shares of Common Stock having a Fair Market Value on the date of such issuance equal to the amount of principal not paid in cash.

    Interest on the Outstanding Debentures will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest is payable at the offices of the respective Trustees, but, at the option of the Company, interest may be paid by check (or, at the Company's option, additional debentures or stock) mailed to the registered holders at their registered addresses. The Outstanding Debentures are transferable and exchangeable at the offices of their respective Trustees and were issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof, and in denominations of $100 and integral multiples thereof less than $1,000, except for additional Outstanding Debentures issued in lieu of cash payments of interest, which have been issued in smaller denominations. However Outstanding Debentures issued upon any transfer or exchange are issued in (i) the same denomination as the Outstanding Debentures transferred or exchanged,
(ii) denominations of $1,000 or integral multiples of $1,000, with a single Outstanding Debenture in an amount less than $1,000 if necessary to effectuate the transfer or exchange, or (iii) such other denominations as may be authorized by the Company for purposes of transfer or exchange.

    OPTIONAL REDEMPTION. The Company may redeem all or any of the Outstanding Debentures for cash at any time at 100% of the aggregate principal amount of the Outstanding Debentures outstanding plus accrued interest to but excluding the redemption date upon 30 days' prior written notice to all holders thereof.

    CHANGE OF CONTROL. If a majority of the board of directors of the Company were to be comprised of individuals other than Continuing Directors (such event being referred to herein as a "Change of Control" and the date on which any such event occurs being referred to herein as the "Change of Control Date"), then the Company would be required to notify the holders of Outstanding Debentures in writing of such occurrence and will be required to make an offer to redeem (the "Change of Control Offer") such securities on the last day of its fiscal quarter following the change of Control Date (the "Change of Control Payment Date") for cash at 101% of the principal amount of Outstanding Debentures then outstanding plus accrued interest to but excluding the Change of Control Payment Date.

    SUBORDINATION. All indebtedness evidenced by the Outstanding Debentures is subordinated in right of payment, as set forth in the respective Indentures, to the prior payment in full of all Senior Debt of the Company.

    "Senior Debt" is defined for purposes of each of the Indentures to include as (i) any and all amounts payable by the Company or any Subsidiary under or in respect of (1) with respect to the Subordinated Debentures, the Senior Debentures, (2) indebtedness of the Company for money borrowed, (3) express written guaranties of the Company of debt of any other person, and (4) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which the Company is responsible or liable, by guaranties or otherwise, in each of cases (1), (2), (3) or (4) whether now or hereafter existing; and (ii) modifications, renewals, extensions, refinancings, replacements and fundings of any such amounts, indebtedness, obligations or guaranties; unless, in any of clauses (i) or (ii) above, in the instrument creating or evidencing such indebtedness or pursuant to which the same is outstanding it is provided that such amounts, indebtedness, obligations or guaranties, or such modifications, renewals, extensions or refundings thereof, are not superior in right of payment to the Outstanding Debentures. Notwithstanding anything to the contrary in the foregoing, Senior Debt does not include (a) the Senior Debentures (provided, however, that for purposes of the Subordinated Debentures, the Senior Debentures are included in the definition of Senior Debt), (b) the Subordinated Debentures, (c) any accounts payable or other Debt of the Company or any Subsidiary to trade creditors created, incurred, assumed or guaranteed by the Company in the ordinary course of business in connection with obtaining goods, materials or services, (d) amounts payable on any indebtedness or other obligations to any employee or Affiliate of the Company or any Subsidiary (except for any Debt evidenced by any debt securities of the Company purchased by such an employee or Affiliate after such debt securities have been registered and sold under the Securities Act of 1933, as amended, to a Person who is not an Affiliate of the Company or any Subsidiary, provided that such debt securities rank senior in right of payment to the Outstanding Debentures and the issuance of such debt securities was permitted to be incurred under the Indentures), (i) any liability for federal, state, local or other taxes owed or owing by The Company, or (f) any indebtedness or other obligations created incurred, assumed or guaranteed by the Company which by the terms of the document or instrument by which it is created provides that it is subordinate in right of payment, with respect to the Senior Debentures, to any other indebtedness or other obligation of the company or any Subsidiary or, with respect to the Subordinated Debentures, to the Senior Debentures.

    Only indebtedness of the Company which is Senior Debt (as defined in each Indenture) ranks senior to the securities issued under such Indenture in accordance with the provisions of such Indenture.

    The Company may not pay principal of, premium, if any, or interest on the Outstanding Debentures, other than in additional debentures or in shares of Common Stock, and may not repurchase, redeem or otherwise retire any Outstanding Debentures (collectively, "pay the Outstanding Debentures") if (i) any Senior Debt is not paid when due, or (ii) any other default on Senior Debt occurs and is continuing that then permits holders of such Senior Debt to accelerate its maturity in accordance with its terms unless, in either case, the default has been cured or waived or such Senior Debt has been paid in full.

    The holders of Senior Debt may (a) renew, compromise, extend, accelerate or otherwise change the time of payment, or any other terms, of any existing or future Senior Debt, (b) increase or decease the rate of interest payable thereon or on any part thereof, (c) exchange, enforce, waive or release any security therefor, (d) apply such security and direct the order or manner of sale thereof in such manner such holders may at their discretion determine, (e) release the Company or any guarantor of such Senior Debt from liability, and (f) make optional future advances of Senior Debt to the Company, all without the consent of or notice to, and without affecting the liabilities and obligations of, the parties to the Indentures or the holders of Outstanding Debentures.

    Upon any distribution or payment to creditors of the Company in a liquidation, dissolution, winding up or reorganization of the Company of any kind or character and whether voluntary or involuntary or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, to its property or to its creditors as such or in an assignment for the benefit of creditors or any marshalling of assets and liabilities of the Company, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Outstanding Debentures being subordinated thereto are entitled to receive any payment. Upon an event of default under either Indenture (other than any event of default as a result of the bankruptcy of the Company), the respective Trustee thereunder or the holders of the securities seeking to accelerate such Outstanding Debentures must give the Representative of the holders of the Senior Debt 10 days' prior written notice before accelerating such Outstanding Debentures.

    By reason of such subordination provisions contained in the Indentures, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of Outstanding Debentures being subordinated thereto and creditors of the Company who are not holders of Senior Debt or the Outstanding Debentures being subordinated thereto may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of Outstanding Debentures. In addition, in the event of insolvency, holders of Senior Debentures may recover more, ratably, than the holders of Subordinated Debentures.

    CERTAIN COVENANTS.

    LIMITATION ON RESTRICTED PAYMENTS. The Company may not, and may not permit any Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock or to the holders of its Capital Stock (except dividends or distributions payable to the Company or a wholly owned Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, or (iii) purchase, repurchase, redeem, decease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition). Notwithstanding the foregoing, the Company may purchase or redeem shares of any class of Capital Stock or any Debt of the Company by exchange for, or out of the proceeds of the substantially concurrent sale of, shares of its Capital Stock.

    LIMITATION ON ISSUANCE OF CERTAIN SUBORDINATED DEBT. The Subordinated Indenture provides that the Company may not issue, assume, guarantee, incur or otherwise become liable, directly or indirectly, for any Debt subordinate or junior in ranking in any respect to the Senior Debentures but senior in ranking to the Subordinated Debentures.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indentures currently provide that the Company may not, and may not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a wholly owned Subsidiary) unless the terms of such business, transaction or series of transactions are (i) set forth in writing, and (ii) as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person. The Indentures further provide, however, that this restriction shall not be construed to prohibit payment by the Company or a Subsidiary of compensation to officers, directors or employees of the Company or such Subsidiary for services rendered in such capacity.

    SUCCESSOR COMPANY. The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, another Person unless (i) the resulting, surviving or transferee Person is a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia and such entity assumes by supplemental indenture all the obligations of the Company under the Outstanding Debentures and the Indentures, (ii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indentures,
(ii) the resulting, surviving or transferee Person shall have Consolidated Net Worth after giving effect to such transaction which is not less than the Consolidated Net Worth of the Company prior to such transaction, and (iv) immediately after giving effect to such transaction, no Default has occurred and is continuing.

    DEFAULTS AND CERTAIN RIGHTS ON DEFAULT. An "Event of Default" occurs under each Indenture if: (a) the Company fails to make any payment of principal or premium, if any, when due thereunder upon stated maturity, upon redemption, upon declaration or otherwise; (b) the Company fails to make any payment of interest (in cash or, as otherwise permitted thereunder) when due, or fails to make payment of any other amount thereunder when due, and such default continues for a period of 30 days; (c) the Company or any Subsidiary thereof fails to comply with any other term, condition, provision, covenant or obligation contained therein or required thereunder, or contained in or required under the securities issued thereunder or any other instrument or agreement required thereunder, and such failure continues for a period of 30 days after (i) its occurrence, in the event the President, any Managing Director or any Vice President of the Company or any Subsidiary thereof knew or had reason to know of such failure, or (ii) notice to the Company from the Trustee or the Required Holders; (d) the Company or any Subsidiary thereof or any Joint Venture (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
(ii) admits in writing its inability to pay its debts as such debts become due,
(iii) makes a general assignment for the benefit of its creditors, (iv) commences or consents to proceedings under the federal Bankruptcy Code (as now or thereafter in effect), (v) files a petition to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debtors, (vi) fails to controvert in a timely manner, or acquiesces in writing to, any action filed against the Company or any Subsidiary thereof or any Joint Venture in an involuntary case under such Bankruptcy Code, (vii) fails to pay its debts generally as they come due, or
(viii) takes any corporate action for the purpose of effecting any of the foregoing; (e) a proceeding or case is commenced, without the application or consent of the Company or any Subsidiary thereof or any Joint Venture in any Court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up or composition or readjustment of debts of the Company or any Subsidiary thereof or any Joint Venture, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Company or any Subsidiary thereof or any Joint Venture or of all or any substantial part of its respective assets, or any substantial part of its respective assets, or (iii) similar relief in respect of the Company or any Subsidiary thereof or any Joint Venture under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts and any such case or proceedings shall not be dismissed or withdrawn or released, vacated or fully bonded within 60 days thereafter; (f) such of the property of the Company or any Subsidiary thereof or any Joint Venture shall have been condemned, seized or appropriated as shall, in the opinion of the Required Holders, have a material adverse effect on the ability of the Company to pay its obligations under the securities issued thereunder; (g) any final action is taken by any governmental or other regulatory authority having jurisdiction over the Company or any Subsidiary thereof or any Joint Venture which will have a material adverse effect on the ability of the Company to repay its obligations under the securities issued thereunder; (h) any breach, default or event of default shall occur under any other indenture, credit or loan agreement or other agreement or instrument under which indebtedness for borrowed money of the Company or any Subsidiary thereof or any Joint Venture (or any obligation of the Company or any Subsidiary thereof or any Joint Venture under any agreement for the issuance of a letter or letters of credit) shall have occurred, and shall
(i) relate to the failure to pay principal within any applicable grace period after final maturity, or (ii) result in the acceleration of Debt of the Company or any Subsidiary thereof or any Joint Venture, if the total amount of such Debt unpaid or accelerated exceeds $10,000,000 in aggregate amounts.

    If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to the Senior Indenture or the Subordinated Indenture, the relevant Trustee or the holders of 25% in principal amount of the outstanding Senior Debentures or Subordinated Debentures, respectively, may declare the principal and the accrued but unpaid interest on all such Senior Debentures or Subordinated Debentures, as the case may be, to be due and payable. Notwithstanding the foregoing, upon an Event of Default (other than certain events of bankruptcy, insolvency or reorganization) of the Company, the applicable Trustee or the holders electing to accelerate must give the Representative of the holders of the Senior Debt 10 days' prior written notice before acceleration. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Outstanding Debentures will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustees or any holders of the securities. Under certain circumstances, the holders of a majority in principal amount of the outstanding Senior Debentures or Subordinated Debentures may rescind any such acceleration with respect to such series of securities and its consequences.

    Subject to the provisions of each Indenture relating to the duties of the Trustee in case of an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the relevant Indenture at the request or direction of any of the holders of the applicable securities unless such holders have offered to the Trustee reasonable indemnity or security against any loss or expense. Subject to such provisions for security or indemnification and certain limitations contained in each Indenture, the holders of a majority in principal amount of the applicable securities at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant Trustee or exercising any trust or power conferred on such Trustee.

    AMENDMENT, SUPPLEMENT, WAIVER. Subject to certain exceptions, each Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the relevant Senior Debentures or Subordinated Debentures then outstanding thereunder, and any past default or compliance with any provision may be waived with the consent of the holders of at least a majority in principal amount of the relevant Senior Debentures or Subordinated Debentures then outstanding. However, without the consent of each holder of an Outstanding Debenture affected thereby, no amendment may, among other things: (i) reduce the amount of Outstanding Debentures whose holders must consent to any amendment; (ii) reduce the rate of or extent the time for payment of interest on any Outstanding Debenture; (iii) reduce the principal of or extend the fixed maturity of any Outstanding

Debenture; (iv) reduce the premium payable upon redemption of any Outstanding Debenture; (v) change the currency or consideration for payment of any Outstanding Debenture; (vi) change the subordination provisions of the relevant Indenture in any manner which adversely affects the rights of any holder of Outstanding Debentures; or (vii) amend the sections of the relevant Indenture relating to waiver of past defaults, rights of holders to receive payment and amendments of such Indenture. Without the consent of any holder of the Outstanding Debentures, the Company and the relevant Trustee may amend or supplement the relevant Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the relevant Indenture, to provide for uncertificated Outstanding Debentures in addition to or in place of certificated Outstanding Debentures so long as such uncertificated Outstanding Debentures are in registered form for purposes of the Code, to add guarantees with respect to the Outstanding Debentures or to reflect the release of guarantees in accordance with the terms of the Indentures, to add to the covenants of the Company for the benefit of the holders of Outstanding Debentures or to surrender any right or power herein conferred upon the Company to make any change that does not adversely affect the rights of any holder of the Outstanding Debentures or to comply with any requirement of the SEC in connection with the qualification of the Indentures under the TIA. No amendment may be made to the subordination provisions of either Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (as required pursuant to the terms of such Senior Debt) consent to such change.

    TRANSFER. The Outstanding Debentures were issued in registered form and are transferable only upon the surrender of such securities being transferred for registration of transfer.

    DEFEASANCE. The Indentures provide that the Company at any time may terminate all of its obligations under the Outstanding Debentures and the Indentures ("legal defeasance"), except for certain obligations, including ones respecting the defeasance trust and obligations to register the transfer or exchange of the Outstanding Debentures, to replace mutilated, destroyed, lost or stolen Outstanding Debentures and to maintain agencies in respect of the Outstanding Debentures. Subject to the conditions described below, the Company at any time may terminate its obligations under the covenants described under "Description of the Outstanding Debentures--Certain Covenants" ("covenant defeasance"). Legal defeasance and/or covenant defeasance may be made with respect to one series of the Outstanding Debentures and not the other.

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the series of Outstanding Debentures with respect to which such defeasance was made may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the series of Outstanding Debentures with respect to which such defeasance was made may not be accelerated by reference to the covenants described under "Description of the Outstanding Debentures--Certain Covenants."

    In order to exercise either defeasance option under either Indenture, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee under the respective Indenture money of U.S. Government Obligations for the payment of principal and interest on the respective Outstanding Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions.

    CONCERNING THE TRUSTEES. First Trust National Association is to be the Trustee under the Senior Indenture and was appointed by the Company as Registrar and Paying Agent with regard to the Senior Debentures. The Bank of New York is the Trustee under the Subordinated Indenture and was appointed by the Company as Registrar and Paying Agent with regard to the Subordinated Debentures.

    GOVERNING LAW. Each Indenture provides that it will be governed by the laws of the State of New York.

    CERTAIN DEFINITIONS. The following definitions apply to the foregoing description of the Outstanding Debentures:

    "Affiliate" of any Person means (i) any Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (ii) any Person who is a director or officer (A) of such Person or (B) of any Person described in clause (i) above who is in control of such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Without limiting the generality of the foregoing, beneficial ownership of 20% or more of the voting common equity (on a fully diluted basis) or warrants to purchase such equity (whether or not currently exercisable) of a Person shall in any event be deemed to be control of such Person.

    "Business Day" means each day which is not a Legal Holiday.

    "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any preferred stock.

    "Closing Date" means the date of the issuance of the Outstanding Debentures to the initial holders thereof.

    "Consolidated Net Worth" means at any time, for any specified Person or Persons, on a consolidated basis, that amount by which total assets, excluding goodwill and other intangible assets, exceeds total liabilities, on a consolidated basis, all determined in accordance with generally accepted accounting principles.

    "Continuing Directors" means the numbers of the Company's Board as of March 15, 1992 and any other director of the Company whose nomination or election to the Board was approved by a majority of the Continuing Directors then in office.

    "Debt" means with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Capital Lease Obligations of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, any conditional sale obligation and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (v) all obligations of such Person issued or contracted for as payment in consideration of the purchase by such Person of the stock or substantially all of the assets of other Persons or a merger or consolidation to which such Person was a party; (vi) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or a similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clause (i), (ii), (iii), (iv), or (v) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (vii) all obligations of the type referred to in clauses (i) through (vi) of this definition of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; or (xiii) all obligations of the type referred to in clauses (i) through (vii) of this definition of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligations so secured.

    "Default" means any event which is, or after notice or passage of time or both would be, an event of default under the respective Indenture.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" of a share of Common Stock on any date means the average of the daily closing prices per share of Common Stock for the 20 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date (appropriately adjusted to reflect any stock split, stock dividend, subdivision, combination, reclassification or other extraordinary dividend or distribution with respect to the Common Stock having a record date or effective date on or after the commencement of such 20-Trading Day period and prior to the close of business on the date of determination of such Fair Market Value). The closing price for each day shall be the last sale price, regular way, as reported in the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use. The term "Trading Day" shall mean a day on which at least 10,000 shares of Common Stock were traded on any national securities exchanges or in the over-the-counter market. Notwithstanding the foregoing, the Fair Market Value of the Common Stock shall be deemed to be less than $.50 per share in the event that either (i) on the date of determination of Fair Market Value, the Common Stock is not listed or admitted to trading on any national securities exchange or reported by NASDAQ or such other system then in use, or (ii) there are fewer than 20 Trading Days within the 40 Business Days, or fewer than five (5) Trading Days within the 10 Business Days, immediately preceding the date of determination of Fair Market Value.

    "Interest Payment Dates" means the dates on which interest payments on the Outstanding Debentures are due, as set forth therein.

    "Interest Period" means each six-month period ending on an Interest Payment Date.

    "Joint Venture" means any partnership, joint venture or similar entity in which the Company or any of its Subsidiaries owns or controls any interest.

    "Legal Holiday" is a Saturday, Sunday or a day on which banking institutions are not required to be open in the States of New York and Connecticut. If a payment date with respect to the Outstanding Debentures is a Legal Holiday, payment is made on the next succeeding day that is not a Legal Holiday, and no interest accrues for the intervening period. If a regular record date with respect to the Outstanding Debentures is a Legal Holiday, the record dates affected.

    "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the relevant Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Representative" means the bank agent, indenture trustee or other trustee, or other agent or representative for the holders of Senior Debt.

    "Required Holders" means, under each Indenture, holders of at least 51% in aggregate principal amount of the then outstanding securities issued thereunder.

    "Subordinated Obligations" means (i) any Debt of the Company (other than the Outstanding Debentures) which is not Senior Debt of the Company, and (ii) any preferred stock of the Company.

    "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company, or (ii) one or more Subsidiaries; PROVIDED, HOWEVER, that the term "Subsidiary" shall not include Henley Holdings Two, Inc. or any corporation that has no assets as determined in accordance with generally accepted accounting principles consistently applied, and PROVIDED, FURTHER, that a Joint Venture shall constitute a Subsidiary if such Joint Venture is required to be treated as a Subsidiary pursuant to the definition herein.

    "Trustee" means the party named as such in the respective Indenture until a successor replaced it and, thereafter, means the successor.

    "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clause (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

                     BUSINESS AND PROPERTIES OF THE COMPANY

    BUSINESS. The Company is a real estate development company with properties principally in Southern California. The principal activities of the Company and its consolidated subsidiaries include: (i) obtaining zoning and other entitlements for land it owns and improving the land for residential development; (ii) single and multi-family residential construction in Southern California; and (iii) providing commercial, industrial, retail and residential real estate development services to third parties, including feasibility studies, entitlement coordination, project planning, construction management, financing, marketing, acquisition, disposition and asset management services on a national and international basis, through its offices throughout California, and in Dallas, Phoenix, Seattle, Shanghai, China and Taipei, Taiwan. Once the residential land owned by the Company is entitled, the Company may sell unimproved land to other developers or investors; sell improved land to homebuilders; or participate in joint ventures with other developers, investors or homebuilders to finance and construct infrastructure and homes. The Company intends to consider additional real estate acquisition and joint venture opportunities; however, the Company's immediate strategic goals are to (i) obtain new financing for development of the Bolsa Chica mesa; (ii) successfully defend against the litigation challenging the California Coastal Commission's approval of the Bolsa Chica project; (iii) complete the secondary permitting for development of the Bolsa Chica mesa; (iv) commence infrastructure construction on the Bolsa Chica mesa in the fourth quarter of 1997; (v) continue the growth of the Company's commercial development business on a national and international basis; and (vi) complete the Recapitalization to deleverage the Company's capital structure. There can be no assurance that the Company will accomplish, in whole or in part, all or any of these strategic goals.

    The Company's executive offices are located at 4343 Von Karman Avenue, Newport Beach, California 92660 (telephone: (714) 833-3030).

    PRINCIPAL PROPERTIES. The Company's principal executive offices are located in Newport Beach, California. The Company and each of its subsidiaries believe that their properties are generally well maintained, in good condition and adequate for their present and proposed uses. The inability to renew any short-term real property lease would not be expected to have a material adverse effect on the Company's results of operations.

    The principal properties of the Company and its subsidiaries, which are owned in fee unless otherwise indicated, are as follows:

          PROPERTY                     LOCATION             ACRES            PRESENT OR PLANNED USE
----------------------------  --------------------------  ---------  --------------------------------------
Newport Beach*                Newport Beach, CA              --      Headquarters
Bolsa Chica                   Huntington Beach, CA              310  Oceanfront residential community
Rancho San Pasqual            Escondido, CA                     650  Residential community
Fairbanks Highlands**         San Diego, CA                     390  Residential community
Aliso Viejo**                 Aliso Viejo, CA                   230  Residential community
Michigan Land                 Upper Peninsula, MI             1,100  Resort/residential lots
Signal Hill                   Signal Hill, CA                     3  Commercial/industrial land and
                                                                       distribution facility
PetsMart                      Phoenix, AZ                        20  Corporate headquarters
EDS***                        Allen, TX                          14  Office/distribution center

------------------------

  * Leased

 ** Minority interest in partnership or limited liability company

*** Majority interest in partnership

    The following sections describe the Company's principal properties.

    BOLSA CHICA. The Bolsa Chica property is the principal property in the Company's portfolio. Following completion of the Company's recent sale of approximately 880 lowland acres of its Bolsa Chica property to the State of California on February 14, 1997, as described below, the Company owns approximately 310 acres of the 1,600 acres of undeveloped Bolsa Chica land, approximately 1,200 acres of which will be devoted to the restoration, creation and preservation of wetlands, open space, parks and trails. Bolsa Chica is located adjacent to the Pacific Ocean in northwestern Orange County, California. Bolsa Chica is bordered on the north and east by residential development, to the south by open space and residential development, and to the west by the Pacific Coast Highway and the Bolsa Chica State Beach. Bolsa Chica is one of the last large undeveloped coastal properties in Southern California, and is located approximately 35 miles south of downtown Los Angeles.

    The planned community at Bolsa Chica is expected to offer a broad mix of home choices, including single-family homes, townhomes and condominiums at a wide range of prices. In December 1994, the Orange County Board of Supervisors unanimously approved a Local Coastal Program ("LCP") for up to 3,300 units of residential development and a wetlands restoration plan for this property. The 3,300-unit LCP provides for development of up to 2,500 homes on the mesa (high ground) portion of the property and up to 900 homes on the lowland portion of the property, not to exceed 3,300 homes in the aggregate. The related Development Agreement was unanimously approved by the Orange County Board of Supervisors in April 1995. The California Coastal Commission approved the LCP in January 1996 subject to suggested modifications. These suggested modifications were approved by the Orange County Board of Supervisors in June 1996, and on July 11, 1996 the California Coastal Commission certified the LCP for the Company's Bolsa Chica property.

    On February 14, 1997, the Company completed the sale of approximately 880 lowland acres owned by the Company at Bolsa Chica to the California State Lands Commission for $25 million, and will, therefore, forego opportunities to develop up to 900 homes in the lowland. Under an interagency agreement among various state and federal agencies, these agencies have agreed to restore the Bolsa Chica lowlands utilizing escrowed funds from the Ports of Los Angeles and Long Beach. A reserve of $1.5 million has been included in the Company's Balance Sheet as of December 31, 1996, with respect to potential costs payable by the Company under agreements negotiated with the State Lands Commission and certain oil field operators regarding environmental clean-up at the Bolsa Chica lowlands. See Note 5 to "Audited Historic Financial Statements." In connection with the lowlands sale, the Company paid $833,333 of these costs at closing, leaving a reserve balance of $700,000 on its financial statements for potential additional clean-up costs.

    The Company is now pursuing the secondary permitting process for the mesa through the County of Orange in order to implement the approved development plan for up to 2,500 homes. This process is currently expected to be completed in the fourth quarter of 1997. The Company expects, subject to its ability to obtain financing on a commercially reasonable and timely basis, and subject to obtaining the secondary permits, to commence infrastructure construction on the mesa in the fourth quarter of 1997. However, due to certain factors beyond the Company's control, including possible objections of various environmental and so-called public interest groups that may be made in legislative, administrative or judicial forums, the start of construction could be delayed. In this regard, on March 6, 1996 and March 11, 1996, two lawsuits were filed against the Coastal Commission, the Company and other Bolsa Chica landowners as real parties in interest, alleging that the Coastal Commission's approval of the LCP is not in compliance with the Coastal Act and other statutory requirements. These lawsuits seek to set aside the approval of the Bolsa Chica project and are currently scheduled to be tried in April 1997. Given the recent sale of the Bolsa Chica lowlands described above, the primary issues which were the subject of this litigation have been eliminated. Furthermore, the plaintiffs in one of these lawsuits have informed the Company that given the sale of the lowlands, they will work with the Company in an effort to resolve the remaining issues of their lawsuit. The Company believes that the remaining litigation issues which challenge development of the Bolsa Chica mesa are without merit. Furthermore, the Company does not believe that these lawsuits will be successful in permanently preventing the Company from completing the Bolsa Chica project, however, there can be no assurance in this regard or that these suits will not result in delays.

    Realization of the Company's investment in Bolsa Chica will depend upon various economic factors, including the demand for residential housing in the Southern California market and the availability of credit to the Company and to the housing industry. See Notes 2 and 5 to "Audited Historic Financial Statements."

    RANCHO SAN PASQUAL (FORMERLY EAGLE CREST). In the City of Escondido in San Diego County, approximately 30 miles north of downtown San Diego, the Company is developing an 850-acre, gated community consisting of 580 residential lots surrounding an 18-hole championship golf course which the Company operated from May 1993 to June 1996. The Company sold its Eagle Crest Golf Course at Rancho San Pasqual in June 1996, to a nationally recognized owner/operator of high-end daily fee golf courses and private country clubs for $6.1 million. On-going infrastructure construction was partially financed in 1995 and 1996 with a major financial institution which provided a total of $10 million in construction loans for the project. During the year ended December 31, 1996, the Company completed sales of 218 residential lots at Rancho San Pasqual to four homebuilders for gross proceeds aggregating approximately $10.1 million. These four homebuilders have rolling options which if exercised would result in the sale of an additional 230 lots over the next eighteen (18) months for aggregate gross proceeds approximating $10.4 million. Under loan agreements with Nomura Asset Capital Corporation, the Company utilized 90% of such sales proceeds and proceeds from formation of the Fairbanks Highlands joint venture described below, along with 50% of the net proceeds from Rancho San Pasqual assessment district reimbursements, to prepay approximately $18.2 million of outstanding senior bank debt during the year ended December 31, 1996. As of December 31, 1996, the Company had fully utilized its availability under the construction loan.

    FAIRBANKS HIGHLANDS. This property consists of approximately 390 acres near the communities of Fairbanks Ranch and Rancho Santa Fe in the northern part of the City of San Diego. In December 1995 the Company received approval of a vesting tentative map from the City of San Diego's City Council. The approved plan includes 93 single-family residential lots averaging 1.34 acres each and approximately 215 acres of open space. In December 1996, the Company formed a joint venture with a major homebuilder to develop this property. Under the terms of the joint venture agreement, the Company contributed its land to the venture at market value of $7.6 million in exchange for an initial cash payment of $4 million, a preferred return on its $3.6 million capital contribution and a continuing partnership interest in the venture. The Company's partner will manage the day-to-day operations of the venture, provide all construction financing and expects to build the majority of the homes at the site.

    ALISO VIEJO. Through a subsidiary, the Company owns a 49% general partnership interest in a 230-acre project, planned for approximately 1,200 single family residential units in southern Orange County. The property is well located, within close proximity to transportation infrastructure, employment centers and other attractions, including the Orange County (John Wayne) Airport (approximately 15 miles), the San Joaquin Hills Transportation Corridor (a quarter mile) and Laguna Beach (approximately 10 minutes). Homes are now offered for sale at seven of twelve planned communities, and a total of 254 homes have been sold and 58 homes were in escrow as of February 9, 1997. However, due to a significant shortfall in sales during 1995 versus forecast, the financial structure of the partnership and the significant amount of participating mortgages with preference to the Company's equity interest, the Company does not expect to receive a financial return from this partnership and established a reserve in 1995 as discussed below in Note 3 to "Audited Historic Financial Statements."

    OTHER PROPERTIES. The Company owns land zoned for commercial/industrial use in Signal Hill, California, and resort/residential property in Michigan. These properties are currently held for sale, subject to market conditions. A portion of the Signal Hill property has been improved with a 45,000 square foot distribution building, which is currently in escrow and scheduled to be sold during March 1997. In addition, during 1996, the Company acquired property in Phoenix, Arizona and Allen, Texas and is constructing a corporate headquarters facility and office/distribution center, respectively, on a build-to-suit basis. The Company has contracted for the sale of each of these buildings, which sales are expected to close in the third quarter of 1997.

    PROPERTY DISPOSITIONS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the Company's property dispositions during 1994, 1995 and 1996.

    ENVIRONMENTAL AND REGULATORY MATTERS. Before the Company can develop a property, it must obtain a variety of discretionary approvals from local and state governments, as well as the federal government in certain circumstances, with respect to such matters as zoning, subdivision, grading, architecture and environmental matters. The entitlement approval process is often a lengthy and complex procedure requiring, among other things, the submission of development plans and reports and presentations at public hearings. Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by withdrawals or modifications of preliminary approvals and by litigation and appeals challenging development rights. Accordingly, the ability of the Company to develop properties and realize income from such projects could be delayed or prevented due to litigation challenging recently obtained governmental approvals.

    As more fully described above, in July 1996, the California Coastal Commission certified Orange County's residential development plan for Bolsa Chica. The Company now has the necessary primary approvals to proceed with development of up to 2,500 homes on the Bolsa Chica mesa. Secondary approvals of the details of the development plan, such as tentative tract maps and grading approvals from the County of Orange's planning staff, as well as a master coastal development permit from the County of Orange, must still be obtained. Nevertheless, the approval process for the Bolsa Chica property remains subject to the litigation described above, and there can be no assurance that such litigation will not result in delays.

    The Company has expended and will continue to expend significant financial and managerial resources to comply with environmental regulations and local permitting requirements. Although the Company believes that its operations are in general compliance with applicable environmental regulations, certain risks of unknown costs and liabilities are inherent in developing and owning real estate. However, the Company does not believe that such costs will have a material adverse effect on its business, financial condition or results of operations, including the potential remediation expenditures proposed in connection with certain indemnity obligations discussed below in "Corporate Indemnification Matters."

    CORPORATE INDEMNIFICATION MATTERS. The Company and its predecessors have, through a variety of transactions effected since 1986, disposed of several assets and businesses, many of which are unrelated to the Company's current operations. By operation of law or contractual indemnity provisions, the Company may have retained liabilities relating to certain of these assets and businesses, including certain tax liabilities. See Note 8 to "Audited Historic Financial Statements." Many of such liabilities are supported by insurance or by indemnities from certain of the Company's predecessors and currently or previously affiliated companies. The Company believes its balance sheet reflects adequate reserves for these matters.

    The United States Environmental Protection Agency ("EPA") has designated Universal Oil Products ("UOP"), among others, as a Potentially Responsible Party ("PRP") with respect to an area of the Upper Peninsula of Michigan (the "Torch Lake Site") under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). UOP is allegedly the successor in interest to one of the companies that conducted mining operations in the Torch Lake area and an affiliate of Allied Signal Inc., a predecessor of the Company. The Company has not been named as a

PRP at the site. However, Allied Signal has, through UOP, asserted a contractual indemnification claim against the Company for all claims that may be asserted against UOP by EPA or other parties with respect to the site. EPA has proposed a clean-up plan which would involve covering certain real property both contiguous and non-contiguous to Torch Lake with soil and vegetation in order to address alleged risks posed by copper tailings and slag at an estimated cost of $6.2 million. EPA estimates that it has spent approximately $3.9 million to date in performing studies of the site. Under CERCLA, EPA could assert claims against the Torch Lake PRPs, including UOP, to recover the cost of these studies, the cost of all remedial action required at the site, and natural resources damages. In June 1995, EPA proposed a CERCLA settlement pursuant to which UOP would pay between $2.6 and $3.3 million in exchange for a limited covenant by EPA not to sue UOP in the future. The Company, without admission of any obligation to UOP, has determined to vigorously defend UOP's position that the EPA's proposed cleanup plan is unnecessary and inconsistent with the requirements of CERCLA given that the EPA's own Site Assessment and Record of Decision found no immediate threat to human health. In the Company's view the proposed remediation costs would be in excess of any resulting benefits.

    EMPLOYEES. As of December 31, 1996 the Company and its subsidiaries had approximately 125 employees.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Certain of the foregoing information as well as certain information set forth in "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" is forward looking in nature and involves risks and uncertainties that could significantly impact the ability of the Company to achieve its currently anticipated goals and objectives. These risks and uncertainties include, but are not limited to, litigation or appeals of regulatory approvals (including pending litigation challenging the California Coastal Commission's approval of the Bolsa Chica project) and availability of adequate capital, financing and cash flow. In addition, future values may be adversely affected by increases in property taxes, increases in the costs of labor and materials and other development risks, changes in general economic conditions, including higher mortgage interest rates, and other real estate risks such as the demand for housing generally and the supply of competitive products. Real estate properties do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property for an appropriate price.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    GENERAL. The principal activities of the Company include: (i) obtaining zoning and other entitlements for land it owns and improving the land for residential development; (ii) single and multi-family residential construction in Southern California; and (iii) providing commercial, industrial, retail and residential development services to third parties, including feasibility studies, entitlement coordination, project planning, construction management, financing, marketing, acquisition, disposition and asset management services on a national and international basis, through its offices throughout California, and in Dallas, Phoenix, Seattle, Shanghai, China and Taipei, Taiwan. Once the residential land owned by the Company is entitled, the Company may sell unimproved land to other developers or investors; sell improved land to homebuilders; or participate in joint ventures with other developers, investors or homebuilders to finance and construct infrastructure and homes. The Company intends to consider additional real estate acquisition and joint venture opportunities; however, the Company's immediate strategic goals are to (i) obtain new financing for development of the Bolsa Chica mesa; (ii) successfully defend against the litigation challenging the California Coastal Commission's approval of the Bolsa Chica project; (iii) complete the secondary permitting for development of the Bolsa Chica mesa; (iv) commence infrastructure construction on the Bolsa Chica mesa in the fourth quarter of 1997; (v) continue the growth of the Company's commercial development business on a national and international basis; and (vi) complete the Exchange Offer to deleverage the Company's capital structure. There can be no assurance that the Company will accomplish, in whole or in part, all or any of these strategic goals.

    Real estate held for development or sale and land held for development (real estate properties) are carried at the lower of cost or estimated net realizable value based on undiscounted cash flows. The Company's real estate properties are subject to a number of uncertainties which can affect the future values of those assets. These uncertainties include litigation or appeals of regulatory approvals and availability of adequate capital, financing and cash flow. In addition, future values may be adversely affected by increases in property taxes, increases in the costs of labor and materials and other development risks, changes in general economic conditions, including higher mortgage interest rates, and other real estate risks such as the demand for housing generally and the supply of competitive products. Real estate properties do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property for an appropriate price. The state of California's economy has had a negative impact on the real estate market generally, on the availability of potential purchasers for such properties and upon the availability of sources of financing for carrying and developing such properties. However, over the past year, the number of potential purchasers and capital sources interested in Southern California residential properties appears to have increased.

    LIQUIDITY AND CAPITAL RESOURCES. The principal assets in the Company's portfolio are residential land which must be held over an extended period of time in order to be developed to a condition that, in management's opinion, will ultimately maximize the return to the Company. Consequently, the Company requires significant capital to finance its real estate development operations.

    During the year ended December 31, 1996, the Company borrowed $8.7 million under its construction loan agreement with Nomura Asset Capital Corporation ("Nomura") to fund infrastructure improvements at its Rancho San Pasqual golf and residential community in San Diego county. During the year ended December 31, 1996, the Company also completed sales of 218 residential lots at Rancho San Pasqual to four homebuilders for gross proceeds aggregating approximately $10.1 million. These four homebuilders have rolling options which if exercised would result in the sale of an additional 230 lots over the next eighteen (18) months for aggregate gross proceeds approximating $10.4 million. In June 1996, the Company sold its Eagle Crest Golf Course at Rancho San Pasqual to a nationally recognized owner/ operator of high-end daily fee golf courses and private country clubs for $6.1 million. After paying termination related costs to the operator of the golf course and closing costs, the Company realized net proceeds of approximately $5 million. During 1996, the Company also formed a joint venture to develop the Fairbanks Highlands property. Under the terms of the joint venture agreement, the Company contributed its land to the venture at market value of $7.6 million in exchange for an initial cash payment of $4 million, a preferred return on its $3.6 million capital contribution and a continuing partnership interest in the venture. The Company's partner will manage the day-to-day operations of the venture, provide all construction financing and expects to build the majority of the homes at the site. Under loan agreements with Nomura, the Company utilized 90% of such sales and joint venture proceeds, along with 50% of the net proceeds from Rancho San Pasqual assessment district reimbursements, to prepay approximately $18.2 million of outstanding senior bank debt during the year ended December 31, 1996. As of December 31, 1996, the Company had fully utilized its availability under the construction loan. On February 18, 1997, the Company repaid the remaining balance of its senior bank debt with a portion of the proceeds from the sale of the Bolsa Chica lowlands and the Nomura credit facility was terminated.

    Historically, sources of capital have included bank lines of credit, specific property financings, asset sales and available internal funds. The Company has reported losses since 1991, with the exception of 1993 results which included gains on dispositions and extinguishment of debt, and expects to report losses in the foreseeable future. While a significant portion of such losses is attributable to non-cash asset revaluations and non-cash interest expense on the Company's subordinated debentures, the Company's capital expenditures for project development and infrastructure are significant. The Company will continue to be dependent primarily on real estate asset sales, and cash and cash equivalents on-hand to fund project development costs for Bolsa Chica and general and administrative expenses during 1997. Following completion of the sale of the Bolsa Chica lowlands in February 1997 and utilization of $6.6 million to repay Nomura, the Company's cash balance exceeded $15 million. The Company is also seeking new financing for development of Bolsa Chica and implementing the Recapitalization to deleverage the Company's capital structure.

    FINANCIAL CONDITION.

    DECEMBER 31, 1996 COMPARED WITH DECEMBER 31, 1995. The $2.8 million decrease in cash and cash equivalents primarily reflects spending for Bolsa Chica project development costs, and general and administrative expenses, partially offset by approximately $3.6 million in proceeds from land sales at the Company's resort/residential property in Michigan during the year ended December 31, 1996, as well as other activity presented in the Statement of Cash Flows. Restricted cash of $.2 million at December 31, 1996 reflects funds remaining in escrow accounts for funding certain infrastructure costs at Rancho San Pasqual.

    The $2.9 million decrease in real estate held for development or sale primarily reflect the sales of residential lots at Rancho San Pasqual, formation of the Fairbanks Highlands joint venture and the disposition of Oceanside Hills, partially offset by construction costs for build-to-suit projects in Signal Hill, California, Phoenix, Arizona and Allen, Texas. The Company has contracted for these buildings to be sold upon completion of construction in the first quarter, third quarter and third quarter, respectively, of 1997.

    The $4.8 million decrease in operating properties reflects the June 1996 sale of the Eagle Crest Golf Course at Rancho San Pasqual.

    The $4.3 million increase in other assets primarily reflects the Company's $3.6 million joint venture interest in Fairbanks Highlands.

    The $6.8 million increase in accounts payable and accrued liabilities primarily reflects accruals related to the sale of the Bolsa Chica lowlands and the Recapitalization, along with contractor payments on build-to-suit projects.

    The $9.5 million decrease in senior bank debt reflects net prepayments on the Nomura loans, resulting primarily from sales of 218 residential lots and the Eagle Crest Golf Course at Rancho San Pasqual and formation of the Fairbanks Highlands joint venture, partially offset by construction borrowings during the year ended December 31, 1996.

    The $12.5 million increase in project debt reflects borrowings from banks for the three build-to-suit projects discussed above by subsidiaries of the Company. The Company has entered into purchase and sale agreements for the sale of each building upon completion.

    The $9.0 million decrease in other liabilities primarily reflects a $4.3 million decrease in accrued pensions and benefits and a $4.2 million decrease related to the disposition of the Company's interest in the Oceanside Hills partnership. See Note 7 to "Audited Historic Financial Statements."

    DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994. Cash and cash equivalents aggregated $4.9 million at December 31, 1995 compared with $13.0 million at December 31, 1994. The decrease in cash and cash equivalents primarily reflects continued investments in Bolsa Chica and Rancho San Pasqual along with general and administrative expenses, partially offset by proceeds from asset sales, as well as other activity presented in the Statements of Cash Flows. Restricted cash of $2.5 million at December 31, 1995 reflects funds deposited into escrow accounts for funding infrastructure costs at Rancho San Pasqual. Restricted cash of $7.5 million at December 31, 1994 reflects funds on deposit to secure a $25 million letter of credit facility arranged to finance the settlement of the Abex litigation described above. See Notes 6 and 8 to "Audited Historic Financial Statements."

    The $5.6 million decrease in real estate held for development or sale is primarily due to the sale of all residential property at Wentworth, offset by investments in Rancho San Pasqual infrastructure. The $4.5 million decrease in operating properties, net is primarily due to the sale of the Wentworth marina in December 1995.

    The $105.8 million decrease in land held for development reflects the revaluation of the Bolsa Chica property resulting primarily from management's decision in the fourth quarter of 1995 (following approval of additional funding by the Ports) to make completing the sale of the lowlands to a public agency a strategic goal of the Company, along with updated estimates of future cash flows for the mesa portion of the project reflecting recent market conditions.

    The $6.9 million decrease in other assets primarily reflects the March 1995 collection of a note receivable from AV Partnership, the reclassification of a note receivable to real estate held for development or sale upon acquisition of title to industrial property in Ontario, California and the refund of a deposit upon termination of a purchase contract for property adjacent to the Bolsa Chica site.

    The $23.2 million decrease in accounts payable and accrued liabilities primarily reflects the $22 million settlement of the Abex litigation in February 1995. See Notes 6 and 8 to "Audited Historic Financial Statements."

    The $16.6 million increase in senior bank debt reflects the borrowing of $15.5 million to fund the Abex settlement and $1.1 million of net borrowings to fund infrastructure construction at Rancho San Pasqual. See Note 8 to "Audited Historic Financial Statements."

    The $39.4 million decrease in other liabilities primarily reflects the recognition of $25.4 million of deferred tax benefits and a reduction of $10.0 million of other tax liabilities during 1995.

    RESULTS OF OPERATIONS. The nature of the Company's business is such that individual transactions often cause significant fluctuations in operating results from year to year.

    1996 COMPARED WITH 1995. The $10.1 million increase in asset sales revenues from $23.5 million in 1995 to $33.6 million in 1996 and the related $8.6 million increase in costs of asset sales from $21.6 million in 1995 to $30.2 million in 1996 primarily reflect the sale of the residential lots and Eagle Crest Golf Course at Rancho San Pasqual, formation of the Fairbanks Highlands joint venture and sales of resort/ residential lots in Michigan during the year ended December 31, 1996. These increases were partially offset by the absence in 1996 of Wentworth residential sales as a result of the sale of the entire Wentworth project in the fourth quarter of 1995. The $1.5 million improvement in gross margin on asset sales primarily reflects gains on sales of Michigan lots, partially offset by the absence in 1996 of the gains on sales of the Coronado wharfage rights and leasehold interest in 1995.

    The $.7 million and $1.0 million increases in revenues and gross margin, respectively, from operations primarily reflect higher revenues in the Company's commercial development business during the year ended December 31, 1996, partially offset by the absence of Wentworth marina revenues throughout 1996 and the sale of the Eagle Crest Golf Course in June 1996.

    The $1.9 million increase in general and administrative expenses primarily reflects costs incurred in connection with the Recapitalization and the sale of the Bolsa Chica lowlands.

    The $2.3 million increase in interest expense from $22.6 million in 1995 to $24.9 million in 1996 principally reflects compounded noncash interest on the Company's Senior Debentures and Subordinated Debentures.

    The $4.2 million decrease in other expense, net primarily reflects the absence in 1996 of a $3.0 million reserve recorded in 1995 related to the Company's investment in AV Partnership, and a decrease in accrued pensions and benefits approximating $4.3 million, primarily due to termination of certain group annuity contracts for the pension plan of a discontinued operation, partially offset by a $1.5 million reserve for environmental clean up costs for the Bolsa Chica lowlands.

    The benefit for income taxes for the year ended December 31, 1996 has been offset by a corresponding valuation allowance.

    1995 COMPARED WITH 1994. The $12.6 million increase in revenues from $21.4 in 1994 to $34.0 in 1995 and the increase in cost of sales from $20.2 million in 1994 to $31.9 million in 1995 was primarily due to the sale of residential property and the marina at Wentworth, along with the sale of industrial property in Murietta, California, and the sale of wharfage rights in Coronado, California.

    The write-down of real estate properties of $121.1 million in 1995 reflects the valuation adjustments recorded to reflect current estimates of net realizable value for the Company's Bolsa Chica property as well as the Wentworth project and the golf course at Rancho San Pasqual. See Note 5 to "Audited Historic Financial Statements."

    The change in other expense (income), net from $2.1 million of expense in 1994 to $3.1 million of expense for 1995 primarily reflects a loss reserve of approximately $3 million related to the Company's investment in AV Partnership. See Note 3 to "Audited Historic Financial Statements."

    The improvement in provision (benefit) for income taxes of $25.2 million primarily reflects the benefit related to the write-down of real estate properties. See Note 8 to "Audited Historic Financial Statements."

    1994 COMPARED WITH 1993. The $4.7 million increase in revenues from $16.7 million in 1993 to $21.4 million in 1994 and the increase in cost of sales from $16.3 million in 1993 to $20.2 million in 1994 were both principally related to operations of the domestic real estate development business acquired from The Koll Company in September 1993, as well as residential home sales and the golf course sale at the Company's Wentworth By The Sea project during 1994, offset by the absence in 1994 of the Company's November 1993 sale of two office buildings in La Jolla, California.

    The decrease in interest expense from $24.4 million in 1993 to $19.4 million in 1994 reflects both the reductions in outstanding subordinated debt in connection with the Libra transaction in December 1993 and prepayments of senior bank debt principally during 1993. See Note 6 to "Audited Historic Financial Statements."

    The change in other expense (income), net from $2.4 million of income in 1993 to $2.1 million of expense for 1994 primarily reflects nonrecurring income of $3.0 million received in August 1993 in connection with the termination of a put option agreement with Abex a former subsidiary of The Henley Group, Inc., and a $2.0 million insurance reimbursement received in February 1993, offset by $.7 million of carrying costs related to the two La Jolla office buildings sold in November 1993.

    The gain on disposition of discontinued operations, net of income taxes in 1994 reflects the receipt of cash for the February 1994 termination of the contingent payment provision of a December 1993 agreement with Libra whereby the Company exchanged its Lake Superior Land Company subsidiary for approximately $42.4 million face amount of the Company's Senior Debentures held by Libra and other consideration. See Note 3 to "Audited Historic Financial Statements."

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Certain of the foregoing information is forward looking in nature and involves risks and uncertainties that could significantly impact the ability of the Company to achieve its currently anticipated goals and objectives. These risks and uncertainties include, but are not limited to, litigation or appeals of regulatory approvals (including pending litigation challenging the California Coastal Commission's approval of the Bolsa Chica project) and availability of adequate capital, financing and cash flow. In addition, future values may be adversely affected by increases in property taxes, increases in the costs of labor and materials and other development risks such as the demand for housing generally and the supply of competitive products. Real estate properties do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property for an appropriate price.

                               LEGAL PROCEEDINGS

    On January 13, 1995, two lawsuits challenging the Orange County Board of Supervisors' approval of the Bolsa Chica project were filed in Orange County Superior Court (the "Court"). Although the lawsuits differed in the particular issues they raised, generally they each alleged, among other things, violations of the California Environmental Quality Act and violations of the California Government Code planning and zoning laws. One lawsuit, which was brought by the school districts, has been settled with an agreement regarding school fees to be paid to the plaintiff districts. In the other "environmental lawsuit," the plaintiffs did not seek monetary damages, but instead asked the Court to set aside the approval of the Bolsa Chica project. In February 1996, the Court ruled on the "environmental lawsuit," rejecting all but one of the arguments, and requiring an additional 45-day public review and comment period regarding the tidal inlet portion of the wetlands restoration plan, which was completed in the second quarter of 1996. The County reapproved the plan without change in June 1996 and the Court approved a judgment dismissing the lawsuit on January 24, 1997.

    On March 6, 1996 and March 11, 1996 two lawsuits were filed against the Coastal Commission, the Company and other Bolsa Chica landowners as real parties in interest, alleging that the Coastal Commission's approval of the 3,300-unit LCP is not in compliance with the Coastal Act and other statutory requirements. These lawsuits seek to set aside the approval of the Bolsa Chica project and are currently scheduled to be tried in April 1997. Given the recent sale of the Bolsa Chica lowlands described above, the primary issues which were the subject of this litigation have been eliminated. Furthermore, the plaintiffs in one of these lawsuits have informed the Company that given the sale of the lowlands, they will work with the Company in an effort to resolve the remaining issues of their lawsuit. The Company believes that the remaining litigation issues which challenge development of the Bolsa Chica mesa are without merit. Furthermore, the Company does not believe that these lawsuits will be successful in permanently preventing the Company from completing the Bolsa Chica project, however, there can be no assurance in this regard or that these suits will not result in delays. See also "Business and Properties of the Company-- Environmental and Regulatory Matters, and --Corporate Indemnification Matters."

                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

    Certain of the executive officers of the Company are also executive officers of The Koll Company and its affiliates. Accordingly, they will devote less than all of their working time to the businesses of the Company. Set forth below is information with respect to each executive officer, director and director nominee of the Company.

NAME AND TITLE                             AGE*                              BUSINESS EXPERIENCE
--------------------------------------     -----     -------------------------------------------------------------------
Donald M. Koll .......................          63   Chairman of the Board of the Company since March 1993 and Chief
Chairman of the Board                                Executive Officer since October 1996. Managing Director--President
and Chief Executive Officer                          and Director of the Company prior to July of 1992. Chairman of the
                                                     Board and Chief Executive Officer of Koll (general contracting and international real estate development since prior to 1992) and
                                                     Chairman of the Board of Koll Management Services, Inc., also known as Koll Real Estate Services ("KRES") (real estate management)
                                                     since prior to 1992. Also a Director of Fidelity National
                                                     Financial, Inc. since March 1995. Mr. Koll's director class will be up for election in connection with the Company's 1997 Annual
                                                     Meeting.

Ray Wirta ............................          52   Director of the Company since March 1993. Chief Executive Officer
Director                                             of the Company from March 1993 until October 1996. President and
                                                     Chief Operating Officer of Koll since prior to 1992. Vice Chairman of the Board and Chief Executive Officer of KRES since prior to
                                                     1992. Mr. Wirta's director class will be up for election in connection with the Company's 1997 Annual Meeting.

Harold A. Ellis ......................          65   Director of the Company since August 1993. Managing Partner of
Director                                             Ellis Partners, Inc., a real estate asset management and consulting firm since 1992. Chairman and Chief Executive Officer of Grubb &
                                                     Ellis Company, a diversified real estate service company prior to
                                                     1992. Mr. Ellis's director class will be up for election in connection with the Company's 1997 Annual Meeting.

Paul C. Hegness ......................          49   Director of the Company since March 1993. Partner in the law firm
Director                                             of Good, Wildman, Hegness & Walley since prior to 1992. Also a
                                                     Director of Walter Foster Publishing, a publisher and marketer of art instructional materials. Mr. Hegness's director class will be up for election in connection with the Company's 1997 Annual
                                                     Meeting.

J. Thomas Talbot .....................          61   Director of the Company since August 1993. Owner of The Talbot
Director                                             Company, an investment and asset management company since prior to
                                                     1992. Chief Executive Officer of HAL, Inc., the parent company of
                                                     Hawaiian Airlines prior to 1992. Also a Director of The Baldwin
                                                     Company, a developer of residential real estate; The Hallwood
                                                     Group, Inc., a corporate rescue firm; Showbiz Pizza Time, Inc., a restaurant chain; and Fidelity National Financial, Inc., a title company. Mr. Talbot's term expires in 1998.

NAME AND TITLE                             AGE*                              BUSINESS EXPERIENCE
--------------------------------------     -----     -------------------------------------------------------------------
Marco F. Vitulli .....................          62   Director of the Company since March 1993. President of Vitulli
Director                                             Ventures, Ltd., a real estate development, investment management and consulting services company since prior to 1992. Also, Chairman of Elk River Enterprises, a lumber company, and Director of Pope
                                                     Resources, a land, timber, mineral and recreational properties company. Mr. Vitulli's term expires in 1998.

Richard M. Ortwein ...................          55   President of the Company since October 1993. President, Southern
President                                            California Division of Koll from prior to 1992. Executive Vice
                                                     President of KRES from prior to 1992, and Director of KRES from
                                                     1992 to March 1994.

Raymond J. Pacini ....................          41   Executive Vice President and Secretary of the Company since 1993;
Executive Vice President, Chief                      Chief Financial Officer and Treasurer of the Company since June of
Financial Officer, Treasurer and                     1992. Managing Director of the Company prior to June of 1992.
Secretary                                            Executive Vice President and Chief Financial Officer of KRES from
                                                     March to November 1993.

Philip R. Burnaman II ................          37   A Managing Director and head of New York Proprietary Trading Desk
Director Nominee                                     of ING Barings (U.S.) Capital Corp., which is a subsidiary of the
                                                     ING Group, an Amsterdam-based banking, investment banking and insurance institution since 1994. Whole loan commercial mortgage trader of Citicorp Securities prior to 1992 until 1994.

James J. Gaffney .....................          56   President and Chief Executive Officer of General Aquatics, Inc.
Director Nominee                                     (formerly known as KDI Corp.). Director of Insilco Corp. and C.R.
                                                     Anthony. Former Chief Executive Officer or Chairman of the
                                                     following: International Tropic-Cal, Brown Jordan Company,
                                                     Meyercord Company and Washington Industries. Also, former Vice
                                                     President of a subsidiary of Unocal, and former Executive Vice
                                                     President of Finance of General Refractories Company.

Robert J. Gagalis ....................          42   Chief Financial Officer and Treasurer of Wheelabrator Technologies,
Director Nominee                                     Inc., an environmental services company since January 1997.
                                                     Formerly served Wheelabrator Technologies as Vice-President
                                                     Finance, Director of Corporate Development and Staff Vice President
                                                     of Corporate Development.

John D. Sanford ......................          43   Senior Vice President, Chief Financial Officer and Treasurer of WMX
Director Nominee                                     Technologies, Inc., since January 1997. Member of the Executive
                                                     Committee and Management Committee of WMX Technologies. Executive
                                                     Vice President and Chief Financial Officer of Wheelabrator
                                                     Technologies, Inc., from prior to 1992 until 1997.

Richard Schuler ......................        [  ]   [Bio to come]
Director Nominee

P. John Wickser II ...................        [  ]   [Bio to come]
Director Nominee

------------------------

* As of January 31, 1997

                             EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table summarizes the compensation paid during the previous three fiscal years to the Chief Executive Officer and the Company's other executive officers whose salary and bonus during 1996 exceeded $100,000 (the "Named Executives") for services in all capacities to the Company.

                                                                                                LONG TERM COMPENSATION AWARDS
                                            ANNUAL COMPENSATION                           -----------------------------------------
                                   -------------------------------------                                   1993
                                                                              OTHER       RESTRICTED       PLAN           ALL
                                                                              ANNUAL         STOCK       OPTIONS         OTHER
                                                 SALARY        BONUS       COMPENSATION      AWARD        (# OF       COMPENSATION
NAME AND PRINCIPAL POSITION                      ($)(1)         ($)            ($)            ($)        SHARES)          ($)
---------------------------------             ------------  ------------  --------------  -----------  ------------  --------------
Donald M. Koll ..................       1996    330,200       275,000(3)        --            --            --             --
Chairman of the Board and               1995    325,000          --             --            --            --             --
  Chief Executive Officer               1994    325,000          --             --            --            --             --

Ray Wirta .......................       1996    103,750(2)    125,000(3)        --            --            --             --
Former Chief Executive                  1995    225,000          --             --            --            --             --
  Officer                               1994    225,000          --             --            --            --             --

Richard Ortwein .................       1996    359,600       250,000(3)      13,841(5)       --            --             --
President                               1995    359,858          --             --            --            --             --
                                        1994    274,197        18,500           --            --            --             --
                                                                 --

Raymond J. Pacini ...............       1996    268,000       100,000(3)        --            --            --           76,725(6)
Executive Vice President                1995    268,000       200,000(4)        --            --            --             --
  and Chief Financial                   1994    268,000       150,000           --            --            --             --
  Officer

------------------------

(1) Includes auto allowance and amounts electively deferred by each Named Executive under the Company's 401(k) Savings and Profit Sharing Plan. Mr. Koll and Mr. Wirta are also executive officers of The Koll Company and its affiliates and accordingly devote less than all of their working time to the Company's business matters.

(2) Reduced to $95,000 per year effective April 1, 1996 and to $0 effective October 1, 1996 to reflect a reduction in his day-to-day involvement with the Company in view of his commitment to devote a greater percentage of his time to the business of an affiliate of the Company. Effective October 1, 1996, Mr. Wirta receives a consulting fee equivalent to $50,000 per year.

(3) Bonuses for 1996 were paid following the closing of the Bolsa Chica lowlands sale in February 1997.

(4) In the first quarter of 1996, Mr. Pacini voluntarily elected to defer consideration of his 1995 bonus given the Company's liquidity situation. In September 1996, the Compensation Committee of the Company's Board of Directors approved Mr. Pacini's bonus for accomplishments during 1995, which was paid following the closing of the Bolsa Chica lowlands sale in February 1997.

(5) Partnership distributions.

(6) Reflects a one-time payment representing Mr. Pacini's pro-rata share of assets distributed from a trust in connection with termination of the Company's Executive Retirement and Savings Program.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE. The following table sets forth information for each Named Executive with regard to the aggregate stock options exercised during the 1996 fiscal year, and stock options held as of December 31, 1996. On December 31, 1996, options exercisable by the Named Executives were for 2,400,000 shares, 2,000,000 shares, 2,400,000 shares and 2,200,000 shares under options granted to Messrs. Koll, Wirta, Ortwein and Pacini, respectively. No stock appreciation rights were exercised by the Named Executives during the 1996 fiscal year, nor did such individuals hold any stock appreciation rights at the end of such fiscal year.

                                                                      NUMBER OF SECURITIES        VALUE OF
                                                                           UNDERLYING            UNEXERCISED
                                                           VALUE           UNEXERCISED          IN-THE-MONEY
                                      SHARES ACQUIRED    REALIZED         OPTIONS/SARS          OPTIONS/SARS
NAME                                  ON EXERCISE (#)     ($)(1)            AT FY-END         AT FY-END ($)(2)
------------------------------------  ---------------  -------------  ---------------------  -------------------
Donald M. Koll......................        --              --               2,400,000               --
Ray Wirta...........................        --              --               2,000,000               --
Richard Ortwein.....................        --              --               2,400,000               --
Raymond J. Pacini...................        --              --               2,200,000           $    27,490

------------------------

(1) Market value of underlying securities on exercise date, minus the exercise price.

(2) Based upon market value of $.1250 for the Class A Common Stock and $.28125 for the Preferred Stock as of December 31, 1996 less the aggregate exercise price payable for such shares. Includes the value of the 2,400,000 shares, 2,000,000 shares, 2,400,000 shares and 2,200,000 shares subject to currently exercisable options by Messrs. Koll, Wirta, Ortwein and Pacini, respectively.

EXECUTIVE RETIREMENT AND SAVINGS PROGRAM

    The Company maintains two retirement benefit programs, one of which was terminated in 1996: a tax-qualified defined benefit pension plan which was available generally to all employees (the "Pension Plan") and the Retirement and Savings Program, a non-qualified supplemental benefit plan pursuant to which retirement benefits were provided to executive officers and other eligible key management employees who were designated by the Compensation Committee, which determined the service recognized under the program in calculating a participant's vested interest and retirement income (the "Supplemental Plan" and, together with the Pension Plan the "Retirement Program"). As of December 31, 1993, all benefits under the Pension Plan were frozen, and no further compensation or years of service will be taken into account for additional benefit accrual purposes, under the Pension Plan. The Supplemental Plan was terminated effective November 15, 1996 through the distribution of assets held in trust to the beneficiaries of the Supplemental Plan in exchange for the beneficiaries release of all claims to any future benefits under the Supplemental Plan.

    The following table shows as of the date the Pension Plan was frozen the total estimated annual benefits payable under the Retirement Program in the form of a 50% joint and survivor annuity to hypothetical participants upon retirement at normal retirement age, in the compensation and years-of-service categories indicated in the table.

                        ESTIMATED ANNUAL BENEFITS
ANNUALIZED   -----------------------------------------------
  AVERAGE     10 YEARS     20 YEARS    30 YEARS    40 YEARS
 EARNINGS    OF SERVICE   OF SERVICE  OF SERVICE  OF SERVICE
-----------  -----------  ----------  ----------  ----------
 $ 100,000    $  15,000   $   30,000  $   45,000  $   60,000
   200,000       30,000       60,000      90,000     120,000
   400,000       60,000      120,000     180,000     240,000

    The years of service recognized under the Retirement Program generally included all service with the Company and its subsidiaries and their predecessors. The only credited years of service to the Named Executives as of the date the Pension Plan was frozen were seven years to Mr. Pacini. Compensation recognized under the Retirement Program generally included a participant's base salary (including any portion deferred) and annual bonus compensation.

    COMPENSATION OF DIRECTORS. The non-employee directors of the Company are entitled to receive cash compensation and compensation pursuant to the plans described below.

    CASH COMPENSATION. Non-employee directors of the Company receive compensation of $30,000 per year, with no additional fees for attendance at Board or committee meetings. Messrs. Ellis, Hegness and Vitulli were paid an additional $10,000, $20,000 and $7,000, respectively, for consulting services rendered during 1996. Employee directors are not paid any fees or additional compensation for service as members of the Board or any of its committees. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, a non-employee director may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board, or of a later calendar year specified by the director.

    1993 STOCK OPTION/STOCK ISSUANCE PLAN. The Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") contains three separate equity incentive programs in which members of the Board may be eligible to participate:
(i) a Discretionary Option Grant Program, under which eligible non-employee members of the Board, along with officers, key employees and consultants, may be granted options to purchase shares of Preferred Stock and Class A Common Stock,
(ii) a Director Fee Program, under which each non-employee member of the Board may elect to apply all or any portion of his or her annual retainer fee (currently $30,000) to the acquisition of unvested shares of Preferred Stock or Class A Common Stock, and (iii) an Automatic Option Grant Program, under which option grants will be made to non-employee members of the Board.

    Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the Automatic Option Grant Program will be non-statutory options.

    No individual participating in the 1993 Plan may be granted stock options or separately exercisable stock appreciation rights for more than 5,000,000 shares of Class A Common Stock and Preferred Stock in the aggregate over the term of the 1993 Plan.

    PLAN ADMINISTRATION. The Discretionary Option Grant Program is administered by the Compensation Committee of the Board, which is comprised of two or more non-employee Board members appointed by the Board. The Compensation Committee, as "Plan Administrator," has complete discretion (subject to the express provisions of the 1993 Plan) to authorize stock option grants. All grants under the Automatic Option Grant and Director Fee Programs are made in strict compliance with the express provisions of those programs, and no administrative discretion is exercised by the Plan Administrator with respect to the grants or stock issuances made under those programs.

    DISCRETIONARY OPTION GRANT PROGRAM. The principal features of the Discretionary Option Grant Program may be summarized as follows:

    The exercise price per share of the Preferred Stock or Class A Common Stock subject to a stock option will not be less than 100% of the fair market value per share of that security on the grant date. No option will have a maximum term in excess of ten years measured from the grant date. The Plan Administrator has complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to the Company's repurchase rights, or (iii) which become exercisable in installments for vested shares over the optionee's period of service. Non-employee members of the Board who serve as Plan Administrator are not eligible to participate in the Discretionary Option Grant Program.

    The exercise price may be paid in cash or in shares of Preferred Stock or Class A Common Stock valued at fair market value on the exercise date. The option may also be exercised for vested shares through a same-day sale program pursuant to which the purchased shares are to be sold immediately and a portion of the sale proceeds applied to the payment of the exercise price for those shares on the settlement date.

    Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond the limited period designated by the Plan Administrator (not to exceed 36 months) at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. For purposes of the 1993 Plan, an individual will be deemed to continue in service for so long as that person performs services on a periodic basis for the Company or any parent or subsidiary corporations, whether as an employee, a non-employee member of the Board or an independent consultant or advisor.

    The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    Any unvested shares of Preferred Stock and Class A Common Stock are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Plan Administrator has complete discretion in establishing the vesting schedule for any such unvested shares and has full authority to cancel the Company's outstanding repurchase rights with respect to those shares in whole or in part at any time.

    The optionee is not to have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

    The Plan Administrator may grant options with stock appreciation rights. Stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Preferred Stock or Class A Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such vested shares. Such appreciation distribution may, in the discretion of the Plan Administrator, be made in cash or in shares of the Preferred Stock or Class A Common Stock.

    DIRECTOR FEE PROGRAM. Under the Director Fee Program, each individual serving as a non-employee Board member is eligible to elect to apply all or any portion of the annual retainer fee otherwise payable in cash to such individual (currently $30,000) to the acquisition of unvested shares of Preferred Stock and/or Class A Common Stock. The non-employee Board member must make the stock election prior to the start of the calendar year for which the election is to be in effect. On the first trading day in January of the calendar year for which the election is in effect, the portion of the retainer fee subject to such election will be applied to the acquisition of the selected shares of Preferred Stock and/or Class A Common Stock by dividing the elected dollar amount by the closing selling price per share of Preferred Stock or Class A Common Stock (as the case may be) on that trading day. The issued shares will be held in escrow by the Company until the individual vests in those shares. The non-employee Board member will have full stockholder rights, including voting and dividend rights, with respect to all issued shares held in escrow on his or her behalf.

    Upon completion of each calendar quarter of Board service during the year for which the election is in effect, the non-employee Board member will vest in one-fourth of the issued shares, and the stock certificate for those shares will be released from escrow. Immediate vesting in all the issued shares will occur in the event the individual dies or becomes disabled during his or her period of Board service or certain changes in control or ownership of the Company are effected during such period. Should the Board member cease service prior to vesting in one or more quarterly installments of the issued shares, then those installments will be forfeited, and the individual will not be entitled to any cash payment from the Company with respect to the forfeited shares.

    In 1996 no shares were received in lieu of the cash retainer fee.

    AUTOMATIC OPTION GRANT PROGRAM. Under the Automatic Option Grant Program which will be terminated if the Recapitalization is consummated, each individual who was serving as a non-employee Board member on November 29, 1993 (the "Effective Date") was automatically granted a non-statutory option to purchase 125,000 shares of Preferred Stock and a non-statutory option to purchase 125,000 shares of Class A Common Stock. In addition, each individual who first becomes a non-employee Board member on or after the Effective Date, whether through election by the Company's stockholders or appointment by the Board, will be automatically granted at the time of such election or appointment a non-statutory option to purchase 125,000 shares of Preferred Stock and a non-statutory option to purchase 125,000 shares of Common Stock. However, no non-employee Board member who has previously been in the employ of the Company or any parent or subsidiary corporation will be eligible to receive these automatic stock option grants.

    Each option granted under the Automatic Option Grant Program is subject to the following terms and conditions:

        (1) The exercise price per share of the Preferred Stock or Class A Common Stock subject to an automatic option grant will be equal to 100% of the fair market value per share of that security on the automatic option grant date.

        (2) Each option will have a maximum term of ten years measured from the grant date.

        (3) Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company at the exercise price paid per share. Each option will vest, and the Company's repurchase right will lapse as to (i) 40% of the option shares upon the optionee's completion of one year of Board service measured from the automatic grant date, and (ii) the remaining option shares in two equal and successive annual installments over the optionee's period of continued Board service, with the first such installment to vest two years after the automatic option grant date.

        (4) The option will remain exercisable for a six-month period following the optionee's cessation of Board service for any reason other than death or permanent disability. Should the optionee die while holding an automatic option grant, then such option will remain exercisable for a twelve-month period following the optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) in which the optionee is vested at the time of cessation of Board service.

        (5) Should the optionee die or become permanently disabled while serving as a Board member, then the shares of the Preferred Stock and Class A Common Stock subject to any automatic option grant held by that optionee will immediately vest in full, and those vested shares may be purchased at any time within the twelve-month period following the date of the optionee's cessation of Board service.

        (6) The shares subject to each automatic option grant will vest in full upon the occurrence of certain changes in control or ownership of the Company, as explained in more detail below in the subsection entitled Option/Vesting Acceleration.

        (7) Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of the Company's outstanding securities, each automatic option grant which has been outstanding for at least six months may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (i) the highest price per share of the Preferred Stock or Class A Common Stock paid in such tender offer over (ii) the exercise price payable for such share.

        (8) The remaining terms and conditions of the option will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic option grant.

    FINANCIAL ASSISTANCE. The Plan Administrator may institute a loan program in order to assist one or more optionees in financing their exercise of outstanding options under the Discretionary Option Grant Program. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided will be determined by the Plan Administrator. However, the maximum amount of financing provided any individual may not exceed the amount of cash consideration payable for the issued shares plus all applicable Federal, state and local income and employment taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the individual's period of service.

    EMPLOYMENT AGREEMENTS. The Company has entered into employment agreements with each of Messrs. Koll, Ortwein and Pacini with respect to an employment term commencing upon the closing of the Recapitalization and ending three (3) years thereafter. Under the employment agreements each of Messrs. Koll, Ortwein and Pacini has agreed to serve in their current capacities as the Company's Chief Executive Officer, President and Chief Financial Officer, respectively, at their current base salaries. The employment agreements provide that if an officer is terminated without cause (as defined) during such three (3) year period, the officer shall receive a severance payment equal to his current annual salary for twelve (12) months plus the amount of his most recent annual bonus for the prior fiscal year, and any unvested stock options shall immediately become 100% vested. The employment agreements also provide for bonuses payable upon completion of the Recapitalization. Given the significance to the Company of completing the Recapitalization, the Compensation Committee has approved bonuses
of [$      , $      , $      , and $      ] payable upon completion of the
Recapitalization to Messrs. Koll, Wirta, Ortwein and Pacini, respectively. These bonuses are intended to (i) retain these individuals during the pendency of the Recapitalization; (ii) incentivize the completion of the Recapitalization on a timely basis; and (iii) to reward these individuals for their substantial efforts during the past several years, which efforts have been necessary prerequisites to completing the Recapitalization.

    COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Compensation Committee, and its members are named below. No member of the Compensation Committee was at any time during the 1996 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Good, Wildman, Hegness & Walley, a law firm with which Mr. Hegness is a senior partner, provides legal services to the Company.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND STOCK PRICE PERFORMANCE COMPARISON GRAPH SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL

STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    REPORT OF THE COMPENSATION COMMITTEE. The overall objectives of the Company compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through an equity based plan and to recognize individual contributions as well as overall business results.

    The key elements of the Company's executive compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock options. An executive officer's annual base salary represents the fixed component of his total compensation; however, variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee also takes into account the fact that executives may also provide services to, and receive compensation from, other entities. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including any pension benefits, supplemental retirement benefits, insurance and other benefits, as well as the programs described below.

    BASE SALARIES. Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent including, where appropriate, a comparison to base salaries for comparable positions at other companies, and to historical levels of salary paid by the Company and its predecessors. Current base salaries for the Company's executive officers are at or below the 75th percentile of the compensation data surveyed during the first quarter of 1994. Since then, the only executive officer salary increase granted was to Mr. Ortwein in order to bring his salary closer to comparable levels.

    Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive market place. The Compensation Committee, where appropriate, also considers non-financial performance measures.

    ANNUAL INCENTIVE COMPENSATION AWARDS. The variable compensation payable annually to executive officers is intended to consist principally of annual incentive compensation awards, based on various factors, including both corporate and individual performance, established by the Compensation Committee each fiscal year. The executive officer bonuses for 1996 were paid upon completion of the Bolsa Chica lowlands sale in February 1997 in recognition of such officers' accomplishments during 1996, particularly with respect to obtaining the California Coastal Commission's approval of the Bolsa Chica project and progress made towards the ultimate sale of the lowlands.

    OTHER INCENTIVE COMPENSATION. Participation of executives in equity-based compensation programs is reviewed annually, and awards under such programs, primarily in the form of stock option grants under the Company's 1993 Stock Option/Stock Issuance Plan, are made periodically to the executives. Each option grant is designed to align the interests of the executive with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive's tenure, level of responsibility and relative position in the Company. The Compensation Committee has established certain general guidelines in making option grants to the executives in an attempt to target a fixed number of option shares based upon the individual's position with the Company and his existing holdings of options. However, the Company does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant. In connection with the Recapitalization, the Compensation Committee approved the grant of options effective upon the consummation of the Recapitalization equivalent to 2.5%, .5%, 1.5% and 1.5% of the Company's fully diluted equity to Messrs. Koll, Wirta, Ortwein and Pacini, respectively. The price of such options will be determined by the 20-day average closing price following completion of the Recapitalization. Each grant allows the executive to acquire shares of the Company's stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The options vest in periodic installments over a three-year period, generally contingent upon the executive officer's continued employment with the Company, provided, that if the executive is terminated without cause, such options shall immediately become 100% vested. Accordingly, the option will generally provide a return to the executive only if he remains in the Company's employ and the market price of the Common Stock and Preferred Stock appreciates over the option term.

    CEO COMPENSATION. The base salary established for the Company's current and former Chief Executive Officer, Messrs. Koll and Wirta, respectively, reflects the Committee's policy to maintain a relative level of stability and certainty with respect to the CEO's base salary from year to year. In setting the CEO's base salary, the Committee sought to accomplish three objectives: provide a level of base salary competitive to that paid to other chief executive officers in the industry (recognizing that Messrs. Koll and Wirta are each an executive officer of affiliate companies and accordingly devote less than all of their working time to the Company's business matters), maintain internal comparability and have their base salary play a less central role in their overall compensation package by reason of the option grants made to them in lieu of a more substantial increase in their level of base salary. The CEO's current base salary is below the average of the surveyed compensation data for similarly situated chief executive officers in the industry. The CEO's bonus for 1996 was paid upon completion of the Bolsa Chica lowlands sale in February 1997 in recognition of such officer's accomplishments during 1996, particularly with respect to obtaining the California Coastal Commission's approval of the Bolsa Chica project and progress made towards the ultimate sale of the lowlands.

    TAX LIMITATION. The cash compensation to be paid to each of the Company's executive officers for the 1995 fiscal year is not expected to exceed the $1,000,000 limit on the tax deductibility of such compensation imposed under federal tax legislation enacted in 1993. In addition, the Company's 1993 Plan imposes a limit on the maximum number of shares of the Company's common and preferred stock for which any one participant may be granted stock options over the remaining term of the plan. Any compensation deemed paid to an executive officer upon the exercise of an outstanding option under the 1993 Plan will qualify as performance-based compensation which will not be subject to the $1,000,000 limitation. No other changes to the Company's executive compensation programs will be made as a result of the new limitation until final Treasury Regulations are issued with respect to such limitation.

                                          The Compensation Committee
                                          of the Board of Directors:
                                          J. Thomas Talbot, Chairman
                                          Harold A. Ellis, Jr.
                                          Paul C. Hegness
                                          Marco F. Vitulli

    STOCK PRICE PERFORMANCE COMPARISON. The following graph illustrates the return during the past five years that would have been realized on December 31 of each year (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1991 in each of (i) the Company's Class A Common Stock,
(ii) the Media General Composite Market Value Index ("Media General Index"), and
(iii) the Wilshire Real Estate Securities Index of Real Estate Operating Companies ("Real Estate Index") which consists of 12 real estate operating and development companies.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
             THE COMPANY, REAL ESTATE INDEX AND MEDIA GENERAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            THE COMPANY    REAL ESTATE INDEX  MEDIA GENERAL INDEX
12/31/91          $100.00            $100.00               $100.00
12/31/92           $36.36             $90.61               $104.00
12/31/93           $63.64            $108.18               $119.39
12/31/94           $68.19            $102.10               $118.39
12/31/95           $45.45            $125.34               $153.50
12/31/96           $18.18            $171.55               $185.38

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL INTEREST HOLDERS AND MANAGEMENT

    The following table sets forth, as of December 31, 1996, the name and address of each person believed to be a beneficial interest holder of more than 5% of the Common Stock, the number of shares beneficially owned and the percentage so owned. Except as set forth below, management knows of no person who, as of December 31, 1996, owned beneficially more than 5% of the Company's outstanding Class A Common Stock.

                                                NAME AND ADDRESS OF             AMOUNT AND NATURE OF     PERCENT OF
TITLE OF CLASS                               BENEFICIAL INTEREST HOLDER         BENEFICIAL OWNERSHIP      CLASS(1)
-------------------------------------  --------------------------------------  -----------------------  -------------
Class A Common Stock.................  Bridge Partners, L.P.                   17,518,200 shares(2)           28.8(2)
                                       115 East Putnam Avenue
                                       Greenwich, CT 06830

Class A Common Stock.................  Wheelabrator Technologies Inc.          5,097,207 shares(3)             9.8(3)
                                       Liberty Lane
                                       Hampton, NH 03842

Class A Common Stock.................  Asher B. Edelman                        3,477,700 shares(4)             6.6(4)
                                       717 Fifth Avenue
                                       New York, NY 10022

Class A Common Stock.................  Mentor Partners, L.P.                   3,162,500 shares(5)             6.1(5)
                                       500 Park Avenue
                                       New York, NY 10022

Class A Common Stock.................  Merrill Lynch & Co., Inc.               2,851,692 shares(6)             5.6(6)
                                       World Financial Center
                                       North Tower
                                       250 Vesey Street
                                       New York, NY 10281

------------------------

(1) These percentages are calculated assuming the conversion of all securities convertible within 60 days into the Company's Class A Common Stock which are held by the individual beneficial interest holder of more than 5% listed in the table above, but not those held by others.

(2) According to Schedule 13D dated July 14, 1995 filed jointly with the Securities and Exchange Commission (the "SEC") by Mr. John W. Gildea ("Gildea"), Carson Street Partners, Inc. ("Carson"), and Bridge Partners, L.P. ("Bridge"). Carson is the sole general partner of Bridge and has the power to vote and dispose of shares. Gildea is the Chairman of the Board of Directors, Chief Executive Officer, President and controlling stockholder of Carson. As a result, Gildea and Carson may be deemed to be the indirect beneficial interest holders of the shares held by Bridge, a partnership whose general partner is controlled by Gildea. Gildea disclosed that through Bridge and Carson, as of that date, he was the beneficial interest holder of 17,518,200 shares of Class A Common Stock, as to which he had sole voting and dispositive power. This number includes 11,878,800 shares of Preferred Stock which shares are generally nonvoting and are currently convertible into shares of the Class A Common Stock on a share-for-share basis.

(3) According to the Company's records, including shares held by wholly-owned subsidiaries. This number includes 3,339,198 shares of Preferred Stock which shares are generally nonvoting and are currently convertible into shares of the Class A Common Stock on a share-for-share basis.

(4) According to Schedule 13D (Amendment No. 1) dated December 5, 1996 filed jointly with the SEC by Mr. Asher B. Edelman; Edelman Value Partners, L.P.; Edelman Value Fund, Ltd.; and A.B. Edelman Management Company, Inc. (collectively, "Edelman"). Edelman is the beneficial owner of 3,477,700 shares of Preferred Stock which shares are generally non-voting and are currently convertible into shares of the Class A Common Stock on a share-for-share basis.

(5) According to Schedule 13D (Amendment No. 3) dated October 31, 1996. Mentor Partners, L.P. is the beneficial owner of an aggregate of 3,162,500 shares, including 530,000 shares of Class A Common Stock and 2,632,500 shares of Preferred Stock which shares are generally non-voting and are currently convertible into shares of the Class A Common Stock on a share-for-share basis.

(6) According to Schedule 13G dated February 11, 1994 filed jointly with the SEC by Merrill Lynch & Co., Inc. and Merrill Lynch Pierce, Fenner & Smith Incorporated (collectively "Merrill"). Merrill beneficially owns an aggregate of 2,851,692 shares, including 957,246 shares of Class A Common Stock and 1,894,446 shares of Preferred stock which shares are generally non-voting and are currently convertible into shares of the Class A Common Stock on a share-for-share basis.

    Information about the beneficial ownership of the Common Stock as of December 1, 1996 by each nominee, director, executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group is set forth below:

                                                                 SHARES OF CLASS A   PERCENT OF
NAME OF BENEFICIAL INTEREST HOLDER                                COMMON STOCK(1)     CLASS(2)
---------------------------------------------------------------  -----------------  -------------
Donald M. Koll(3)..............................................        2,436,701            4.7
Ray Wirta(4)...................................................        2,040,000            4.0
Harold A. Ellis, Jr.(5)........................................          293,263          *
Paul C. Hegness(5).............................................          360,571          *
J. Thomas Talbot(5)............................................          252,000          *
Marco F. Vitulli(5)............................................          371,000          *
Richard Ortwein(3).............................................        2,407,340            4.7
Raymond J. Pacini(6)...........................................        2,223,434            4.3
Directors and Executive Officers as a group (8 persons
 including the above named)....................................       10,384,309           17.6

------------------------

(1) Except as otherwise indicated in the notes below, the persons indicated have sole voting and investment power with respect to shares listed. In addition to the specific shares indicated in the following footnotes, this column includes shares held directly and shares subject to stock options which are currently exercisable.

(2) These percentages are calculated assuming the conversion of all securities convertible within 60 days into Class A Common Stock, which are held by the executive officer or director listed above but not those held by others. Asterisks indicate beneficial ownership of 1% or less of the class.

(3) Includes vested options to purchase 1,200,000 shares each of Class A Common Stock and Series A Convertible Preferred Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options are subject to certain restrictions on disposition.

(4) Includes vested options to purchase 1,000,000 shares each of Class A Common Stock and Preferred Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options are subject to certain restrictions on disposition.

(5) Includes 2,000 shares of Common Stock granted pursuant to the Company's Restricted Stock Plan for Non-Employee Directors, and vested options to purchase 125,000 shares each of Class A Common Stock and Preferred Stock granted pursuant to the Company's Automatic Option Grant Program which shares and options are subject to certain restrictions on disposition.

(6) Includes vested options to purchase 1,100,000 shares each of Class A Common Stock and Series A Convertible Preferred Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan which options are subject to certain restrictions on disposition.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    LICENSE AND NON-COMPETITION AGREEMENTS. The Company and certain of its subsidiaries have amended certain agreements with Donald M. Koll, the Chairman of the Board and Chief Executive Officer of the Company, which agreements include a license to use the "Koll" name and which contain certain non-compete provisions. Pursuant to such amendments, upon consummation of the Recapitalization, and the occurrence of any one of the following (i) the resignation of Mr. Koll as an officer and director of the Company after the first anniversary of the Recapitalization, (ii) the resignation of Mr. Koll as an officer and director of the Company at any time following the consummation of the Recapitalization in the event the Board duly resolves to authorize any sale of all or substantially all of the properties or interests in the properties of the Company, any merger or consolidation of the Company with any other entity, other than a merger or consolidation in which the Company will control the merged or consolidated entity, any dissolution of the Company, any cessation of a present operation of the Company or any other extraordinary corporate transaction involving properties or interests in property of the Company, (iii) the removal of Mr. Koll from his positions as an officer or director of the Company, or (iv) the failure to elect Mr. Koll to such offices at any future meeting of stockholders held after consummation of the Recapitalization, Mr. Koll will be released from currently existing covenants not to compete with the Company, the Company and its subsidiaries will be obligated to change their respective names to delete all usage of the name "Koll" and any officer, director or employee of the Company who thereafter leaves the Company to join Mr. Koll, The Koll Company or its affiliates, will be released from any liability for such actions.

    CONSTRUCTION MANAGEMENT AGREEMENTS. In 1993, the Company entered into a construction management agreement with Koll Construction, a wholly owned subsidiary of The Koll Company, for demolition of bunkers at Bolsa Chica. In 1995, the Company also entered into a construction management agreement with Koll Construction for infrastructure construction at Rancho San Pasqual. In 1996, the Company entered into a general contractor agreement with Koll Construction in conjunction with a build-to-suit project for a third party corporate office building in Nevada. During 1994, 1995 and 1996, the Company incurred fees aggregating approximately $100,000, $500,000 and $1.7 million, respectively, to Koll Construction in consideration for these services and related reimbursements.

    SERVICE AGREEMENTS. In September 1993, the Company entered into a Financing and Accounting Services Agreement to provide The Koll Company with financing, accounting, billing, collections and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees earned for the years ended December 31, 1994, 1995 and 1996 were approximately $400,000, $100,000 and $100,000, respectively.

    The Company also entered into a Management Information Systems and Human Resources Services Agreement in September 1993 with Koll Management Services, Inc., also known as Koll Real Estate Services ("KRES"), a company approximately 14% owned by a subsidiary of The Koll Company. Under this agreement, KRES provides computer programming, data organization and retention, record keeping, payroll and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees and related reimbursements incurred were approximately $200,000 for each of the years ended December 31, 1994, 1995 and 1996.

    SUBLEASE AGREEMENTS. In September 1993, the Company entered into an annual Sublease Agreement with The Koll Company to sublease a portion of The Koll Company affiliate's office building located in Newport Beach, California. The Company also entered into lease agreements on a month-to-month basis, which were terminated in 1996, for office space in Northern California and San Diego, California with KRES. Combined lease costs on these leases were approximately $400,000 for each of the years ended December 31, 1994, 1995 and 1996.

    DEVELOPMENT FEES. For the years ended December 31, 1994, 1995 and 1996, the Company earned fees of approximately $3.5 million, $2.7 million and $1.9 million, respectively, for real estate development and disposition services provided to partnerships in which The Koll Company and certain directors and officers of the Company have an ownership interest. In addition, the Company paid $300,000 to, and received $100,000 from Koll Construction for services provided to each other in conjunction with two separate development service transactions for the year ended December 31, 1994. The Company paid $100,000 and $400,000 to Koll Construction for construction services in the years ended December 31, 1995 and 1996, respectively.

    JOINT BUSINESS OPPORTUNITY AGREEMENT. The Company and The Koll Company entered into an agreement to jointly develop business opportunities in the Pacific Rim effective February 1, 1994. Effective February 1, 1995 The Koll Company assigned its interests under this agreement to KRES. Under the terms of the agreement, the Company and KRES share on a 50% - 50% basis all costs and expenses incurred in connection with identifying and obtaining business opportunities and will share in all revenues generated from any such opportunities on a 50% - 50% basis. The Company's share of net loss was $200,000, $300,000 and $100,000 for the years ended December 31, 1994, 1995 and
1996, respectively. Service contracts entered into under this agreement in 1995 included construction services from Koll Construction, for which the venture paid $100,000 to Koll Construction for services rendered for each of the years ended December 31, 1995 and 1996. In February 1997, KRES notified the Company that it plans to terminate the venture effective March 5, 1997, and its interest will be adjusted accordingly.

    In March 1995, the Company and The Koll Company entered into an agreement to jointly develop commercial development business opportunities in Mexico. Under the terms of the agreement, the Company and The Koll Company share on a 50% - 50% basis all costs and expenses incurred in connection with identifying and obtaining business opportunities and will share in all revenues generated from such opportunities on a 50% - 50% basis. The Company's share of such net costs and expenses was approximately $300,000 and $100,000 for the ten months ended December 31, 1995 and for the year ended December 31, 1996, respectively. During the first quarter of 1996, the Company determined that, given current economic conditions in Mexico, it could more efficiently service opportunities in Mexico from its offices in California and Dallas and closed its Mexico City office. The Koll Company informed the Company that effective March 1, 1996 it would no longer fund costs and expenses related to the pursuit of commercial development opportunities in Mexico, and The Koll Company's interest was diluted accordingly.

    Effective April 1, 1994, the Company and KRES entered into an agreement to combine operations in the Northwest Region in order to become a full service real estate company in that region. This agreement was terminated effective June 30, 1996. Operating profits and losses were split on a 50% - 50% basis at the end of each calendar year or portion thereof. The Company's share of profits was approximately $500,000, $600,000 and $200,000 for the nine months ended December 31, 1994, the year ended December 31, 1995, and the six months ended June 30, 1996, respectively.

    DIRECTOR RESIGNATION AND TERMINATION OF STOCK PLEDGE. In December of 1995, the Company accepted pledges of all of the Common Stock and warrants convertible into the Common Stock of the Company owned by Ms. Kathryn G. Thompson as security against any potential construction liability which could be asserted against the Company as a result of the 1994 acquisition by the Company of Kathryn G. Thompson Company and in exchange for the Company releasing Ms. Thompson from a covenant to maintain insurance with respect to such potential liability. Ms. Thompson resigned as a director of the Company, and as an officer of certain wholly-owned subsidiaries of the Company effective November 1, 1996. Ms. Thompson received compensation of $300,000 during each of the years ended December 31, 1995 and 1996, for her services rendered as an officer of these subsidiaries. In connection with her resignation, Ms. Thompson received a release from certain non-competition covenants and the stock pledge agreement described above.

    NOTE RECEIVABLE. In December 1994, the Company entered into a promissory note agreement to lend up to $6 million to AV Partnership (See Note 3 to the Audited Historic Financial Statements). The note, secured principally by an interest in AV Partnership, bore interest on the outstanding balance at 12% per annum. The note balance of $2 million as of December 31, 1994 was included in other assets and was repaid along with additional advances on March 15, 1995, the maturity date.

    OTHER TRANSACTIONS. See Notes 3, 8 and 9 of the Audited Historic Financial Statements for descriptions of other transactions and agreements with Koll, Libra, Abex and WTI.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    This discussion does not address the foreign, state or local tax consequences of the transactions to be accomplished pursuant to the Recapitalization or Plan, nor does it address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions and taxpayers subject to the alternative minimum tax). The discussion below is limited to the Company and those persons who hold the Outstanding Debentures, Preferred and Common Stock as capital assets within the meaning of Section 1221 of the Code and who also will hold the newly issued or reclassified/combined Common Stock as capital assets.

    DUE TO THE UNCERTAINTY CONCERNING CERTAIN OF THE TAX CONSEQUENCES OF THE TRANSACTIONS TO BE ACCOMPLISHED PURSUANT TO THE RECAPITALIZATION OR THE PLAN, AND THE POSSIBLE EFFECT A SECURITY HOLDER'S PARTICULAR SITUATION MAY HAVE ON SUCH TAX CONSEQUENCES, HOLDERS OF OUTSTANDING DEBENTURES, SERIES A PREFERRED STOCK, CLASS A COMMON STOCK AND ALL OTHER CLASSES OF CLAIMS OR INTERESTS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE RECAPITALIZATION OR THE PLAN.

             FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS
                      TO HOLDERS OF OUTSTANDING DEBENTURES

    GENERAL. The exchange of Outstanding Debentures for Common Stock will generally constitute a recapitalization. Except as discussed below under "Accrued Interest and Discount on Outstanding Debentures," a holder generally will not be allowed to recognize any gain or loss it may realize on the exchange. A holder's tax basis in the Common Stock received in the exchange will, immediately after the exchange, equal the holder's aggregate tax basis in the Outstanding Debentures exchanged therefor (less any portion of such tax basis which is attributable to previously unpaid interest or original issue discount ("OID") on the Outstanding Debentures). The holding period for the Common Stock received in the exchange will generally include the period during which the Outstanding Debentures were held.

    ACCRUED INTEREST AND ORIGINAL ISSUE DISCOUNT ON OUTSTANDING
DEBENTURES. Under Section 354(a)(2)(B) of the Code, the general rule regarding nonrecognition of gain or loss in a recapitalization will not apply to the portion, if any, of the Common Stock deemed to be received in exchange for previously unpaid interest (including OID) on the Outstanding Debentures which has accrued after the holder acquired the Outstanding Debentures. If a portion of the Common Stock is deemed to be received in payment of accrued interest (or
OID), the amount of such interest payment should be equal to the fair market value of such portion of the Common Stock.

    The Internal Revenue Service, in a recent Technical Advice Memorandum, has privately ruled that a holder of indebtedness is not entitled to recognize a loss to the extent the amount of accrued but unpaid OID exceeds the amount of OID deemed paid in a recapitalization. Although this ruling is not binding, it represents the position the Internal Revenue Service would be expected to take in any audit involving an analogous transaction.

    As no Treasury regulation or other relevant guidance has been issued under
Section 354(a)(2)(B), it is unclear whether or to what extent the Common Stock will be considered to be issued in payment of previously accrued but unpaid interest (or OID) on the Outstanding Debentures. The legislative history of
Section 354(a)(2)(B) indicates, however, that if the Plan explicitly allocates the value of the Common Stock between the principal amount of the Outstanding Debentures and accrued interest (or OID) on the Outstanding Debentures, both the Company and the holders should utilize that allocation for federal income tax purposes. The Plan provides that the Common Stock generally will be applied first to the stated amount of the Outstanding Debentures, with only the excess over such principal amount applied to accrued interest (or OID). However, there can be no assurance that the Internal Revenue Service will agree with this allocation. Consequently, holders should consult their own tax advisors on this issue. Moreover, holders should be aware that the resolution of this issue will affect the determination of a holder's tax basis and holding period for the Common Stock.

    SALE OR EXCHANGE OF COMMON STOCK. Generally, if Common Stock is sold or exchanged (including in a redemption or retirement), the disposing holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the holder's tax basis in the Common Stock. Except as provided in the recapture or market discount rules (each discussed below), any gain or loss on the sale or exchange of Common Stock will be capital gain or loss, provided the Common Stock is held as a capital asset. Any capital gain or loss recognized on the sale or exchange of Common Stock will be long-term gain or loss if the Common Stock was held for more than one year (including the period during which the holder held Outstanding Debentures if the Common Stock is not treated as received in payment of accrued interest or OID) as of the time of its disposition.

    Common Stock received in exchange for Outstanding Debentures will be subject to the recapture rules of IRC Section 108(e)(7). Under this provision, when Common Stock is sold or exchanged (including in certain nonrecognition transactions), a portion of the gain recognized (if any) will be treated as depreciation recapture and taxed to the holder at the rates applicable to ordinary income.

    A holder's initial tax basis and holding period in Common Stock acquired in the Plan will be determined as discussed in "Federal Income Tax Consequences of Plan," below.

    MARKET DISCOUNT. Any gain realized on the exchange of Outstanding Debentures, and any gain realized upon the sale or redemption of Common Stock, may be affected by the "market discount" provisions of the Code. Market discount is defined as the excess of a bond's "stated redemption price at maturity" over the holder's tax basis in such bond immediately after its acquisition. The market discount provisions generally require a holder of a bond acquired at a market discount to recognize as ordinary interest income any gain realized on the disposition of such bond to the extent of the "accrued market discount" on such bond at the time of disposition. In addition, if a holder of a bond acquired at a market discount receives a partial principal payment prior to maturity, that payment may be treated as ordinary income to the extent of the accrued market discount on the bond at the time the payment is received. These rules will not apply to the extent the holder has made an election to include market discount in income as it accrues.

    The Code provides that "under regulations" (which have not yet been issued), accrued market discount on a market discount bond is not recognized as ordinary income at the time of the bond's disposition if the disposition occurs in a "nonrecognition transaction," including a recapitalization. Instead, accrued market discount on a market discount bond disposed of in a nonrecognition transaction is converted into accrued market discount on the property received in the transaction if that property qualifies as a market discount bond. If the property received is not a market discount bond, accrued market discount on the old market discount bond is treated as ordinary income on the disposition of the property received in exchange therefor.

    Under the market discount rules, holders of Outstanding Debentures with accrued market discount may have been required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry their Outstanding Debentures. Any interest expense which has been deferred by holders of Outstanding Debentures who participate in the exchange may be claimed to the extent such holders recognize gain (including accrued interest income or OID) in the exchange. The balance of such deferred deductions will be deductible on disposition of the Common Stock received in the exchange.

    FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS TO HOLDERS OF PREFERRED STOCK. The exchange of Preferred Stock for Common Stock will constitute a nontaxable recapitalization. As such, holders of Preferred Stock will not be allowed to recognize any gain or loss they may realize on the exchange. A holder's tax basis in the Common Stock received in the exchange will equal its basis in the Preferred Stock surrendered in exchange therefor. The holding period for the Common Stock received in the exchange will include the period during which the holder held the Preferred Stock surrendered in the exchange.

    FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS TO HOLDERS OF CLASS A COMMON STOCK. Holders of Class A Common Stock immediately prior to the Recapitalization will not recognize any income, gain or loss for federal income tax purposes as a result of the Recapitalization.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Under the "backup withholding" provisions of federal income tax law, unless the conditions described in the next sentence are satisfied and except in the case of certain foreign persons, the Exchange Agent, the Company or their paying agents, as the case may be, will be required to withhold (i) a number of shares of Common Stock having a fair market value equal to 31 percent of the amount deemed to be received by a tendering holder of Outstanding Debentures in exchange for accrued interest (or OID) on the Outstanding Debentures, (ii) 31 percent of any dividends paid on the Common Stock and, under certain circumstances, (iii) 31% of any proceeds realized on any redemption or retirement of the Common Stock. Backup withholding will not apply to a payment if the payee either (i) provides his taxpayer identification number to the payor and certifies under penalties of perjury that such number is correct (or that he is awaiting a taxpayer identification number) and that (A) the payee has not yet been notified by the Internal Revenue Service that he is subject to backup withholding as a result of a failure to report all interest or dividends or (B) the Internal Revenue Service has notified the payee that he is no longer subject to backup withholding, or (ii) provides an adequate basis for an exemption. Therefore, unless an exemption exists and is proved in a satisfactory manner, (i) each tendering holder should complete and sign the Substitute Form W-9 provided in the applicable Letter of Transmittal, and (ii) each holder of Common Stock should, when requested, provide the Exchange Agent, the Company or their paying agents, as the case may be, with a Form W-9 to provide the information and certification necessary to prevent backup withholding. Backup withholding is not an additional tax. Rather, any amount paid as backup withholding will be creditable against the holder's income tax liability.

    The Company will, where required, report to the holders of the Common Stock and to the Internal Revenue Service the amount of any dividends paid on the Common Stock in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

    FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS TO THE COMPANY; CANCELLATION OF INDEBTEDNESS INCOME. Consummation of the Exchange Offers will reduce the amount of the Company's outstanding indebtedness. A debtor generally realizes income for federal income tax purposes when his debt is canceled in exchange for an amount less than its adjusted issue price. Therefore, if the aggregate fair market value of the Common Stock distributed to tendering holders of the Outstanding Debentures is less than the adjusted issue price of such Outstanding Debentures, the Company would generally recognize cancellation of indebtedness income. Under the Code, however, income will not be recognized as a result of a cancellation of indebtedness to the extent the amount of debt canceled does not exceed the amount by which the debtor is insolvent. Insolvency is defined for this purpose as the excess of the debtor's liabilities over the fair market value of its assets immediately before the discharge of indebtedness. The Code also provides, however, that if a debtor's insolvency enables it to avoid recognizing income on account of a cancellation of indebtedness, the debtor must generally reduce its tax attributes (such as net operating losses and the basis of assets) by an amount equal to the amount of debt canceled. These rules apply on an entity-by-entity basis; therefore, the Company's subsidiaries will not be required to reduce their separate tax attributes.

    The Company does not expect to pay any current federal income taxes from any discharge of indebtedness resulting from the Recapitalization because the Company believes that the total amount of indebtedness to be discharged will not exceed the amount by which the Company is insolvent immediately before the discharge of indebtedness plus the anticipated losses from operations in 1997. However, no assurance can be given with respect to the accuracy of the Company's assessment. Further, no assurance can be given that the Internal Revenue Service will agree with this assessment. If the total amount of indebtedness canceled in the Recapitalization were to exceed the amount by which the Company is insolvent immediately before the cancellation of indebtedness and projected losses from operations in 1997, the Company may recognize income in the amount of such excess.

    Even if the Company does not recognize income due to the cancellation of indebtedness in the Recapitalization, its net operating losses for the current and preceding years would be reduced and/or eliminated and other tax attributes (such as the basis of assets) could be reduced.

    LIMITATION ON NET OPERATING LOSSES. Section 382 of the Code will limit the Company's use of its net operating losses (and may limit the Company's use of certain built-in losses recognized within a 5-year period) after the Recapitalization if the Recapitalization constitutes an "ownership change." An ownership change will occur if the percentage of the Company's stock by value held by certain persons (including creditors who exchange debt for stock) is increased by more than 50 percentage points over a three-year testing period. The Recapitalization will cause an ownership change. When the ownership change occurs, the Company's annual use of its net operating losses (and possibly certain built-in losses) will be limited to the value of the Corporation's equity immediately before the ownership change multiplied by the "long-term tax-exempt rate," which is published monthly by the Internal Revenue Service. The long-term tax-exempt rate for ownership changes occurring in February 1997, is 5.48%.

    The Company expects that it will have built-in gains at the time of the Recapitalization. The Section 382 limitation which would otherwise apply to the Company for any tax year following the Recapitalization will be increased by the amount of any built-in gains recognized during such year.

                    FEDERAL INCOME TAX CONSEQUENCES OF PLAN

    Unless a corporation "elects out," an exception to the general rules of
Section 382 of the Code provides that the rules described in the preceding paragraph will not apply if the increase in ownership occurs in a case under the Bankruptcy Code and if the shareholders and certain "qualifying creditors" of the corporation before such increase occurs own at least 50 percent of the corporation's stock after such increase. When this exception to the general rule applies, the corporation is required to reduce its net operating losses by the amount of interest accrued on any debt exchanged for stock in the bankruptcy proceeding during the year of the proceeding and the three prior taxable years. To the extent the net operating losses have been reduced by this interest, the attribute reduction of Section 108(b) does not apply. In addition, if another ownership change occurs within two years, the corporation's use of its net operating losses would be disallowed in its entirety.

    If a corporation "elects out" of Section 382(l)(5), the general rules of
Section 382 apply. However, in determining the limitation placed on the corporation's annual use of its net operating losses under those general rules,
Section 382(l)(6) provides that the value of the equity of the corporation immediately before the ownership change is deemed to include the increase in the value of the corporation's equity resulting from any surrender or cancellation of creditors' claims in the bankruptcy proceeding.

    THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED EXCHANGE OFFERS AND OTHER TRANSACTIONS CONTEMPLATED BY THE RECAPITALIZATION AND THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OUTSTANDING DEBENTURES, SERIES A PREFERRED STOCK OR COMMON STOCK IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH SUCH HOLDER SHOULD CONSULT WITH SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS CONTEMPLATED BY THE RECAPITALIZATION AND THE PLAN, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon by McDermott, Will & Emery, Newport Beach, California.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and 1996, and the related statements of operations, cash flows and changes in stockholder's equity for each of the three years in the period ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report dated February 18, 1997, and have been included in this Prospectus in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     INDEX TO AUDITED HISTORIC FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                                                               PAGE
                                                                                                             ---------
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA:
  Independent Auditor's Report.............................................................................        F-2
  Audited Historic Financial Statements....................................................................        F-3
  Notes to Audited Historic Financial Statements...........................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders of Koll Real Estate Group, Inc.:

    We have audited the accompanying balance sheets of Koll Real Estate Group, Inc. as of December 31, 1996 and 1995, and the related statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Koll Real Estate Group, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    The Company carries its real estate properties at cost, net of impairment losses. As discussed in Note 2, the estimation process is inherently uncertain and relies to a considerable extent on future events and market conditions. As discussed in Note 5, the development of the Company's Bolsa Chica project is dependent upon various governmental approvals and various economic factors. Accordingly, the amount ultimately realized from such project may differ materially from the current estimate of fair value.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 18, 1997

                          KOLL REAL ESTATE GROUP, INC.

                                 BALANCE SHEETS

                                                                                                   1995       1996
                                                                                                 ---------  ---------
                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                    (IN MILLIONS)
                                                       ASSETS
Cash and cash equivalents......................................................................  $     4.9  $     2.1
Restricted cash................................................................................        2.5         .2
Real estate held for development or sale.......................................................       28.1       25.2
Operating properties, net......................................................................        4.8     --
Land held for development......................................................................      220.0      223.5
Other assets...................................................................................       16.9       21.2
                                                                                                 ---------  ---------
                                                                                                 $   277.2  $   272.2
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Accounts payable and accrued liabilities...................................................  $     4.9  $    11.7
    Senior bank debt...........................................................................       16.6        7.1
    Project debt...............................................................................     --           12.5
    Subordinated debentures....................................................................      173.2      195.9
    Other liabilities..........................................................................       52.9       43.9
                                                                                                 ---------  ---------
      Total liabilities........................................................................      247.6      271.1
                                                                                                 ---------  ---------
Commitments and Contingencies

Stockholders' equity:
    Series A (convertible redeemable nonvoting) Preferred Stock--$.01 par value; 42,505,504
      shares authorized; 40,290,735 and 38,886,626 shares outstanding, respectively............         .4         .4
    Class A (voting) Common Stock--$.05 par value; 625,000,000 shares authorized; 47,534,472
      and 48,938,543 shares outstanding, respectively..........................................        2.4        2.4
    Class B (convertible nonvoting) Common Stock--$.05 par value; 25,000,000 shares authorized
      and no shares outstanding................................................................     --         --
    Capital in excess of par value.............................................................      229.9      229.2
    Deferred proceeds from stock issuance......................................................       (1.1)       (.4)
    Minimum pension liability..................................................................       (1.0)       (.6)
    Accumulated deficit........................................................................     (201.0)    (229.9)
                                                                                                 ---------  ---------
      Total stockholders' equity...............................................................       29.6        1.1
                                                                                                 ---------  ---------
                                                                                                 $   277.2  $   272.2
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

              See the accompanying notes to financial statements.

                          KOLL REAL ESTATE GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                                                             FOR THE YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
                                                                                        (IN MILLIONS EXCEPT PER SHARE
                                                                                                  AMOUNTS)
Revenues:
  Asset sales........................................................................  $    11.1  $    23.5  $    33.6
  Operations.........................................................................       10.3       10.5       11.2
                                                                                       ---------  ---------  ---------
                                                                                            21.4       34.0       44.8
                                                                                       ---------  ---------  ---------
Costs of:
  Asset sales........................................................................       10.7       21.6       30.2
  Operations.........................................................................        9.5       10.3       10.0
                                                                                       ---------  ---------  ---------
                                                                                            20.2       31.9       40.2
                                                                                       ---------  ---------  ---------
Gross operating margin...............................................................        1.2        2.1        4.6
General and administrative expenses..................................................        8.7        7.7        9.6
Interest expense.....................................................................       19.4       22.6       24.9
Write-down of real estate properties.................................................     --          121.1     --
Other expense (income), net..........................................................        2.1        3.1       (1.1)
                                                                                       ---------  ---------  ---------
Loss from continuing operations before income taxes..................................      (29.0)    (152.4)     (28.8)
Provision (benefit) for income taxes.................................................      (10.3)     (35.5)        .1
                                                                                       ---------  ---------  ---------
Loss from continuing operations......................................................      (18.7)    (116.9)     (28.9)
Discontinued operations:
  Gain on disposition, net of income taxes of $.3....................................         .7     --         --
                                                                                       ---------  ---------  ---------
Net loss.............................................................................  $   (18.0) $  (116.9) $   (28.9)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Earnings (loss) per common share:
  Continuing operations..............................................................  $   (0.43) $   (2.48) $    (.60)
  Discontinued operations............................................................       0.02     --         --
                                                                                       ---------  ---------  ---------
Net loss per common share............................................................  $   (0.41) $   (2.48) $    (.60)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

              See the accompanying notes to financial statements.

                          KOLL REAL ESTATE GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                             FOR THE YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
                                                                                                (IN MILLIONS)
Cash flows from operating activities:
  Net loss...........................................................................  $   (18.0) $  (116.9) $   (28.9)
  Adjustments to reconcile net loss to cash used by operating activities:
    Depreciation and amortization....................................................        1.2        1.2        1.2
    Non-cash interest expense........................................................       18.0       20.5       23.2
    Write-down of real estate properties.............................................     --          121.1     --
    Gains on asset sales.............................................................        (.4)      (1.9)      (3.4)
    Gains on dispositions of discontinued operations.................................        (.7)    --         --
    Proceeds from asset sales, net...................................................       10.5       22.5       31.5
    Investments in real estate held for development or sale..........................       (6.1)     (18.2)     (20.4)
    Investment in land held for development..........................................       (9.9)      (7.8)      (3.5)
    Decrease (increase) in other assets..............................................        (.6)      11.9       (5.5)
    Decrease in accounts payable, accrued and other liabilities......................       (9.7)     (61.8)      (2.7)
    Other, net.......................................................................        (.1)    --             .4
                                                                                       ---------  ---------  ---------
      Cash used by operating activities..............................................      (15.8)     (29.4)      (8.1)
                                                                                       ---------  ---------  ---------
Cash flows from investing activities:
  Sale of short-term investments.....................................................       21.7     --         --
  Proceeds from disposition of discontinued operation................................        1.0     --         --
  Acquisitions.......................................................................       (1.2)       (.3)    --
                                                                                       ---------  ---------  ---------
      Cash provided (used) by investing activities...................................       21.5        (.3)    --
                                                                                       ---------  ---------  ---------
Cash flows from financing activities:
  Borrowings of senior bank debt.....................................................     --           21.6        8.7
  Repayments of senior bank debt.....................................................       (7.0)      (5.0)     (18.2)
  Borrowings of project debt.........................................................     --         --           12.5
  Use of restricted cash.............................................................     --           10.0        2.3
  Deposits of restricted cash........................................................       (7.5)      (5.0)    --
                                                                                       ---------  ---------  ---------
      Cash provided (used) by financing activities...................................      (14.5)      21.6        5.3
                                                                                       ---------  ---------  ---------
Net decrease in cash and cash equivalents............................................       (8.8)      (8.1)      (2.8)
Cash and cash equivalents--beginning of year.........................................       21.8       13.0        4.9
                                                                                       ---------  ---------  ---------
Cash and cash equivalents--end of year...............................................  $    13.0  $     4.9  $     2.1
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

              See the accompanying notes to financial statements.

                          KOLL REAL ESTATE GROUP, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                                                                       DEFERRED
                                                            CAPITAL    PROCEEDS
                                                           IN EXCESS     FROM       MINIMUM
                                     PREFERRED   COMMON     OF PAR       STOCK      PENSION     ACCUMULATED
                                      STOCK      STOCK       VALUE     ISSUANCE    LIABILITY      DEFICIT      TOTAL
                                     --------   --------   ---------   ---------   ---------   -------------   ------
                                                                      (IN MILLIONS)
Balance January 1, 1994............  $   .4     $  2.2     $ 230.0     $  (1.5)    $  (1.5)    $     (66.1)    $163.5
  Net Loss.........................    --         --         --          --          --              (18.0)     (18.0)
  Minimum pension liability........    --         --         --          --            (.5)        --             (.5)
  Valuation adjustment to deferred
    proceeds from stock issuance...    --         --            .1         (.1)      --            --            --
  Issuance of stock related to
    acquisition....................    --           .1          .4       --          --            --              .5
                                        ---        ---     ---------   ---------   ---------   -------------   ------
Balance December 31, 1994..........      .4        2.3       230.5        (1.6)       (2.0)          (84.1)     145.5
  Net loss.........................    --         --         --          --          --             (116.9)    (116.9)
  Minimum pension liability........    --         --         --          --            1.0         --             1.0
  Valuation adjustment to deferred
    proceeds from stock issuance...    --         --           (.5)         .5       --            --            --
  Conversion of preferred to
    common.........................    --           .1         (.1)      --          --            --            --
                                        ---        ---     ---------   ---------   ---------   -------------   ------
Balance December 31, 1995..........      .4        2.4       229.9        (1.1)       (1.0)         (201.0)      29.6
  Net loss.........................    --         --         --          --          --              (28.9)     (28.9)
  Minimum pension liability........    --         --         --          --             .4         --              .4
  Valuation adjustment to deferred
    proceeds from stock issuance...    --         --           (.7)         .7       --            --            --
                                        ---        ---     ---------   ---------   ---------   -------------   ------
Balance December 31, 1996..........  $   .4     $  2.4     $ 229.2     $   (.4)    $   (.6)    $    (229.9)    $  1.1
                                        ---        ---     ---------   ---------   ---------   -------------   ------
                                        ---        ---     ---------   ---------   ---------   -------------   ------

              See the accompanying notes to financial statements.

                          KOLL REAL ESTATE GROUP, INC.

                 NOTES TO AUDITED HISTORIC FINANCIAL STATEMENTS

NOTE 1--FORMATION AND BASIS OF PRESENTATION

    The principal activities of Koll Real Estate Group, Inc. and its consolidated subsidiaries (the "Company", formerly known as The Bolsa Chica Company and Henley Properties Inc.) include: (i) obtaining zoning and other entitlements for land it owns and improving the land for residential development; (ii) single and multi-family residential construction in Southern California; and (iii) providing commercial, industrial, retail and residential real estate development services to third parties, including feasibility studies, entitlement coordination, project planning, construction management, financing, marketing, acquisition, disposition and asset management services on a national and international basis, through its offices throughout California, and in Dallas, Phoenix, Seattle, Shanghai, China and Taipei, Taiwan. Once the residential land owned by the Company is entitled, the Company may sell unimproved land to other developers or investors; sell improved land to homebuilders; or participate in joint ventures with other developers, investors or homebuilders to finance and construct infrastructure and homes.

    On December 31, 1989, The Henley Group, Inc. separated its business into two public companies through a distribution to its Class A and Class B common stockholders of all of the common stock of a newly formed Delaware corporation to which The Henley Group, Inc. had contributed its non-real estate development operations, assets and related liabilities. The new company was named The Henley Group, Inc. ("Henley Group") immediately following the distribution. The remaining company was renamed Henley Properties Inc. ("Henley Properties") and consisted of the real estate development business and assets of Henley Group, including its subsidiary Signal Landmark.

    On July 16, 1992, a subsidiary of Henley Properties merged with and into Henley Group (the "Merger") and Henley Group became a wholly owned subsidiary of Henley Properties. In the Merger, Henley Properties, through its Henley Group subsidiary, received net assets having a book value as of July 16, 1992 of approximately $45.3 million, consisting of approximately $103.6 million of assets, including $58.3 million of cash and a 44% interest in Deltec Panamerica S.A. ("Deltec"), and $58.3 million of liabilities. In connection with the Merger, Henley Properties was renamed The Bolsa Chica Company.

    On September 30, 1993, a subsidiary of The Bolsa Chica Company acquired the domestic real estate development business and related assets of The Koll Company. In connection with this acquisition, The Bolsa Chica Company was renamed Koll Real Estate Group, Inc.

    The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts have been reclassified to conform with the current year presentation.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

    REAL ESTATE

    Real estate held for development and land held for development (real estate properties) are carried at cost net of impairment losses based on undiscounted cash flows. Real estate held for sale is carried at cost, net of impairment losses and selling costs based on undiscounted cash flows. The estimation process involved in the determination of fair value is inherently uncertain since it requires estimates as to future

                          KOLL REAL ESTATE GROUP, INC.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) events and market conditions. Such estimation process assumes the Company's ability to complete development and dispose of its real estate properties in the ordinary course of business based on management's present plans and intentions. Economic, market, environmental and political conditions may affect management's development and marketing plans. In addition, the implementation of such development and marketing plans could be affected by the availability of future financing for development and construction activities. Accordingly, the ultimate fair values of the Company's real estate properties are dependent upon future economic and market conditions, the availability of financing, and the resolution of political, environmental and other related issues.

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" ("SFAS 121"), which requires an impaired asset (real property or intangible) to be written down to fair value. If an impairment occurs, the fair value of an asset for purposes of SFAS 121 is deemed to be the amount a willing buyer would pay a willing seller for such asset in a current transaction. As required, the Company adopted SFAS 121 during the quarter ended March 31, 1996 which did not have any effect on its financial statements. Any potential future revaluation of the Bolsa Chica property that could result if a recapitalization is implemented by the Company would be based on the facts and circumstances at that time.

    The cost of sales of multi-unit projects is generally computed using the relative sales value method, with direct construction costs and property taxes accumulated by phase, using the specific identification method. Interest cost is capitalized to real estate projects during their development and construction period.

    Operating properties are generally depreciated utilizing the straight-line method over estimated lives ranging principally from 5 to 7 years. Accumulated depreciation amounted to $1.1 million and $1.0 million at December 31, 1995 and 1996, respectively.

    INTANGIBLE ASSETS

    Goodwill, which represents the difference between the purchase price of a business acquired in 1993 and the related fair value of net assets acquired, is amortized on a straight-line basis over 15 years. Goodwill of $7.9 million and $7.3 million as of December 31, 1995, and 1996, respectively, is included in other assets. The carrying value of goodwill is reviewed periodically based on projected cash flows to be received from related operations over the remaining amortization period of the goodwill. If such projected cash flows were less than the carrying value of the goodwill, the difference would be charged to operations.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company accounted for the cost of post-retirement benefits other than pensions, which are primarily health care related, during each employee's active working career under a plan which was frozen in 1993. As of December 31, 1995, and 1996, the accrued unfunded costs totaled $1.3 million and $.9 million, respectively.

    INCOME TAXES

    The Company accounts for income taxes on the liability method. Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect in the years in which these differences are expected to reverse.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECOGNITION OF REVENUES

    Sales are recorded using the full accrual method when title to the real estate sold is passed to the buyer and the buyer has made an adequate financial commitment. When it is determined that the earning process is not complete, income is deferred using the installment, cost recovery or percentage of completion methods of accounting.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") which required the Company to adopt disclosure provisions for stock-based compensation effective January 1, 1996. The standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. This standard encourages rather than requires adoption of the fair value method of accounting for employee stock-based transactions. Companies are permitted to continue to account for such transactions under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," but will be required to disclose in a note to the financial statements pro forma net income and net income per share as if the new method of accounting had been applied. The Company has elected to continue to apply APB Opinion No. 25 in its financial statements and no pro forma disclosure was required as of and for the year ended December 31, 1996.

    EARNINGS PER COMMON SHARE

    The weighted average numbers of common shares outstanding for the years ended December 31, 1994, 1995 and 1996 were 43.8 million, 47.1 million, and 48.3 million, respectively. The Series A Preferred Stock, as well as outstanding stock options are not included in the loss per share calculation for each year because the effect is antidilutive. The earnings per share calculations include the effect of 2.0 million shares of Class A Common Stock issued on November 9, 1994, in connection with the acquisition of the Kathryn G. Thompson Company (Note 3). The 1994, 1995 and 1996 earnings per share calculations reflect the conversion of 1.2 million shares, an additional 1.0 million shares, and an additional 1.4 million shares, respectively, of Series A Preferred Stock to an equal number of shares of Class A Common Stock.

NOTE 3--ACQUISITIONS AND DISPOSITIONS

    In November 1994, the Company acquired the stock of Kathryn G. Thompson Company ("KGTC") and related assets. The principal activities of the acquired business are residential real estate development and homebuilding, focusing on the entry-level and first time move-up market segments. The principal project of the acquired business is a 49% general partnership interest in a 230-acre project planned for approximately 1,200 residential units in Aliso Viejo in southern Orange County ("AV Partnership"). In connection with the acquisition, the Company paid $1.2 million in cash and a $.5 million note, issued 2 million shares of Class A Common Stock and warrants to purchase an additional 2 million shares. The Company guaranteed approximately $4.8 million of capital contribution notes related to the Aliso Viejo partnership interest, which notes are primarily payable out of positive net cash flow to be generated by the partnership interest and are not due until the earlier of the completion of the project or April 1999. In addition, in November 1994, Ms. Kathryn G. Thompson, who was appointed as a director of the Company,

                          KOLL REAL ESTATE GROUP, INC.

NOTE 3--ACQUISITIONS AND DISPOSITIONS (CONTINUED) entered into a covenant not to compete with the Company with respect to real estate development, subject to certain limited exceptions. Ms. Thompson resigned as an officer and director of the Company effective November 1, 1996. In conjunction with her resignation, the covenant of Ms. Thompson was released.

    Summarized financial information of AV Partnership is presented below at December 31, 1995 and 1996 and for the years then ended (in millions):

                                                                           1995         1996
                                                                        -----------  -----------
Balance Sheet Data:
  Total assets........................................................   $   111.9    $   102.5
  Total project debt and other liabilities............................       107.9        110.5
                                                                        -----------  -----------
  Partners' capital...................................................   $     4.0    $    (8.0)
                                                                        -----------  -----------
                                                                        -----------  -----------
Statement of Operations Data:
  Revenues............................................................   $  --        $    44.3
  Expenses............................................................        (4.1)       (55.3)
                                                                        -----------  -----------
  Net loss............................................................   $    (4.1)   $   (11.0)
                                                                        -----------  -----------
                                                                        -----------  -----------

    The Company uses the equity method to account for its investment in AV Partnership and accordingly, the statement of operations includes a $.1 million loss for the period from the acquisition date through December 31, 1994, and losses of $2.0 million and $1.2 million, respectively, for the years ended December 31, 1995 and 1996. Due to a significant shortfall in sales during 1995 versus forecast, the financial structure of the partnership and the significant amount of participating mortgages with preference to the Company's equity interest, the Company does not expect to receive a financial return from this partnership and in 1995 reserved for its guaranty of $4.8 million of capital contribution notes. The liability relating to the guaranteed capital contribution notes, including accrued interest, for this partnership of $4.8 million and $6.0 million at December 31, 1995 and 1996, respectively, are included in other liabilities.

    In December 1993, the Company completed a transaction with Libra whereby it exchanged the Company's Lake Superior Land Company subsidiary for approximately $42.4 million in aggregate face amount of Senior Subordinated Debentures held by Libra, and net cash proceeds to be generated by Libra's periodic sale of up to approximately 3.4 million shares of the Company's Class A Common Stock held by Libra through a series of transactions to be effected in an orderly manner. The Company also completed a separate transaction with Libra in December 1993, whereby the Company exchanged approximately 3.4 million newly issued shares of its Class A Common Stock for approximately $10.6 million in aggregate face amount of Subordinated Debentures held by Libra. The shares issued to Libra were deposited in a custodial account for periodic sale in accordance with instructions from the Company. In February 1994, the Company received $1 million in cash from Libra in exchange for the immediate termination of a contingent payment provision of the December 1993 transaction with Libra.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 4--REAL ESTATE HELD FOR DEVELOPMENT OR SALE

    Real estate held for development or sale consists of the following at December 31 (in millions):

                                                                                 1995       1996
                                                                               ---------  ---------
Residential..................................................................  $    26.3  $    12.4
Commercial/industrial........................................................        1.8       12.8
                                                                               ---------  ---------
                                                                               $    28.1  $    25.2
                                                                               ---------  ---------
                                                                               ---------  ---------

NOTE 5--LAND HELD FOR DEVELOPMENT

    Following completion of the Company's sale of approximately 880 lowland acres of its Bolsa Chica property to the State of California on February 14, 1997 as described below, land held for development consists of approximately 310 acres located in Orange County, California, adjacent to the Pacific Ocean, surrounded by the City of Huntington Beach and approximately 35 miles south of downtown Los Angeles ("Bolsa Chica").

    The planned community at Bolsa Chica is expected to offer a broad mix of home choices, including single-family homes, townhomes and condominiums at a wide range of prices. In December 1994, the Orange County Board of Supervisors unanimously approved a Local Coastal Program ("LCP") for up to 3,300 units of residential development and a wetlands restoration plan for this property. The 3,300-unit LCP provides for development of up to 2,500 homes on the mesa (high ground) portion of the property and up to 900 homes on the lowland portion of the property, not to exceed 3,300 homes in the aggregate. The related Development Agreement was unanimously approved by the Orange County Board of Supervisors in April 1995. The California Coastal Commission approved the LCP in January 1996 subject to suggested modifications. These suggested modifications were approved by the Orange County Board of Supervisors in June 1996, and on July 11, 1996 the California Coastal Commission certified the LCP for the Company's Bolsa Chica property.

    On February 14, 1997, the Company completed the sale of approximately 880 lowland acres owned by the Company at Bolsa Chica to the California State Lands Commission for $25 million and will, therefore, forego opportunities to develop 900 homes in the lowland. Under an interagency agreement among various state and federal agencies, these agencies have agreed to restore the Bolsa Chica lowlands utilizing escrowed funds from the Ports of Los Angeles and Long Beach. A reserve of $1.5 million has been included in other liabilities as of December 31, 1996, with respect to potential costs payable by the Company under agreements negotiated with the State Lands Commission and certain oil field operators regarding environmental clean-up at the Bolsa Chica lowlands. In connection with the lowlands sale, the Company paid $833,333 of these costs at closing, leaving a reserve balance of $700,000 on its financial statements for potential additional clean-up costs.

    The Company is now pursuing the secondary permitting process for the mesa through the County of Orange in order to implement the approved development plan for up to 2,500 homes. This process is currently expected to be completed in the fourth quarter of 1997. The Company expects, subject to its ability to obtain financing on a commercially reasonable and timely basis, and subject to obtaining the secondary permits, to commence infrastructure construction on the mesa in the fourth quarter of 1997. However, due to certain factors beyond the Company's control, including possible objections of various environmental and so-called public interest groups that may be made in legislative, administrative or judicial forums, the start of construction could be delayed. In this regard, on January 13, 1995, two lawsuits

                          KOLL REAL ESTATE GROUP, INC.

NOTE 5--LAND HELD FOR DEVELOPMENT (CONTINUED) challenging the Orange County Board of Supervisors' approval of the Bolsa Chica project were filed in Orange County Superior Court (the "Court"). Although the lawsuits differed in the particular issues they raised, generally they each alleged, among other things, violations of the California Environmental Quality Act and violations of the California Government Code planning and zoning laws. One lawsuit, which was brought by the school districts, has been settled with an agreement regarding school fees to be paid to the plaintiff districts. In the other "environmental lawsuit", the plaintiffs did not seek monetary damages, but instead asked the Court to set aside the approval of the Bolsa Chica project. In February 1996, the Court ruled on the "environmental lawsuit", rejecting all but one of the arguments, and requiring an additional 45-day public review and comment period regarding the tidal inlet portion of the wetlands restoration plan, which was completed in the second quarter of 1996. The County reapproved the plan without change in June 1996. On January 24, 1997 this lawsuit was dismissed by the Court. In filing the judgement, the Court ruled that the County had fulfilled all requirements for approval of the Bolsa Chica development plans, without the Court requiring any change to the plans.

    In addition, on March 6, 1996 and March 11, 1996 two lawsuits were filed against the Coastal Commission, the Company and other Bolsa Chica landowners as real parties in interest, alleging that the Coastal Commission's approval of the LCP is not in compliance with the Coastal Act and other statutory requirements. These lawsuits seek to set aside the approval of the Bolsa Chica project, and are currently scheduled to be tried in April 1997. Given the recent sale of the Bolsa Chica lowlands described above, the primary issues which were the subject of this litigation have been eliminated. Furthermore, the plaintiffs in one of these lawsuits have informed the Company that given the sale of the lowlands, they will work with the Company in an effort to resolve the remaining issues of their lawsuit. The Company believes that the remaining litigation issues which challenge development of the Bolsa Chica mesa are without merit. Furthermore, the Company does not believe that these lawsuits will be successful in permanently preventing the Company from completing the Bolsa Chica project, however, there can be no assurance in this regard or that these suits will not result in delays.

    In 1995, in accordance with Statement of Financial Accounting Standard No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" ("SFAS 67"), the Company carried real estate properties, including Bolsa Chica, at the lower of cost or net realizable value, with net realizable value defined as the undiscounted estimated future cash flows from the project. As of December 31, 1995, the Company's review of the current estimated cash flows for Bolsa Chica indicated that a reserve of approximately $113.6 million was required to adjust the carrying value of Bolsa Chica to its then estimated net realizable value of $220 million pursuant to SFAS 67. The valuation reserve primarily reflects management's decision in the fourth quarter of 1995 (following the approval of additional funding by the Ports) to make completing the sale of the lowlands to a government agency a strategic goal of the Company, along with updated estimates of future cash flows for the mesa portion of the project reflecting recent market conditions. During 1995, the Southern California residential real estate market continued to decline, affecting estimated sale pricing, housing mix and number of units planned. The Company's decision in 1995 to pursue a sale of the lowlands was expected to, and subsequently has, resulted in the elimination of up to 900 units previously planned in the lowlands, which, in turn, resulted in a significant reduction as of December 31, 1995 in projected future cash flows previously anticipated from the Bolsa Chica project. Realization of the Company's investment in Bolsa Chica will also depend upon various economic factors, including the demand for residential housing in the Southern California market and the availability of credit to the Company and to the housing industry.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 6--DEBT

    SENIOR BANK DEBT

    In December 1994, the Company entered into a letter of credit and reimbursement agreement with Nomura Asset Capital Corporation ("Nomura") to fund payment of the settlement of the Abex litigation in excess of $7.5 million to be funded by the Company. In February 1995, the Company paid an aggregate of $22 million to settle the litigation, of which $15.5 million was funded by borrowings under the letter of credit and reimbursement agreement and the balance of $6.5 million from restricted cash. Since this financing agreement was solely for the purpose described above, no additional funds are available under this facility. The Company repaid $8.4 million of such borrowings during 1996. In December 1994, the Company also entered into a construction loan agreement with Nomura to partially fund infrastructure construction at Rancho San Pasqual, the Company's golf/residential property in San Diego County. The Company borrowed $1.3 million and $8.7 million during 1995 and 1996, respectively, under this loan agreement. As required under the construction loan agreement, the Company deposited $5 million into an escrow account in January 1995 to be used solely for the funding of infrastructure construction costs at Rancho San Pasqual, of which $2.5 million was included in restricted cash on December 31, 1995. The Company repaid $.2 million and $9.8 million of borrowings under the construction loan agreement during 1995 and 1996, respectively.

    The remaining borrowings outstanding as of December 31, 1996 under the letter of credit and reimbursement agreement were principally secured by a deed of trust on Rancho San Pasqual and a pledge and security interest in the Company's interest in Fairbanks Highlands, LLC, a joint venture with Taylor Woodrow Homes, Inc. formed on December 6, 1996, along with a pledge of the stock of Signal Bolsa Corporation. Amounts outstanding under the letter of credit and reimbursement agreement bear interest at 30 Day LIBOR plus 4%, which was 9.69% as of December 31, 1996. The agreements initially required principal prepayments equal to 80% of the net proceeds from any sales at Rancho San Pasqual, Fairbanks Highlands, and principal prepayments equal to 50% of the net proceeds from Rancho San Pasqual assessment district reimbursements. After March 12, 1996, the agreements require principal repayments equal to 90% of the net proceeds from any sales at Rancho San Pasqual, Fairbanks Highlands and Bolsa Chica. The agreements contain certain restrictive covenants that limit, among other things,
(i) the incurrence of indebtedness, (ii) the making of investments and (iii) the creation or incurrence of liens on existing and future assets of the Company. The agreements also contain various financial covenants and events of default customary for such agreements. In December 1996, the Company exercised its option to extend the initial maturity date under the loans from December 20, 1996 to December 22, 1997. On February 18, 1997 the outstanding Nomura loan balance was fully repaid with a portion of the proceeds from the sale of the Bolsa Chica lowlands and the loan agreements were terminated.

    In December 1994, the Company entered into a $6.5 million construction loan agreement with the Bank of Boston, principally secured by resort and residential property in New Hampshire ("Wentworth"). The Company borrowed $4.8 million under this loan agreement and applied $4.2 million in proceeds from sales of residential homes from Wentworth to satisfy required prepayments, resulting in an outstanding balance of $.6 million on November 2, 1995, when the Company sold all of its interest in the Wentworth residential land to its development manager for $4.1 million in cash plus the buyer's prepayment of the outstanding balance under the Bank of Boston credit agreement, which terminated this credit facility.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 6--DEBT (CONTINUED)
    PROJECT DEBT

    During 1996, the Company entered into several contracts to develop and construct commercial properties on a build-to-suit basis. Subsidiaries of the Company have entered into three construction loan agreements aggregating $31.9 million, which have been guaranteed by the parent, to finance these projects. As of December 31, 1996, a total of $12.5 million was drawn and $19.4 million was available under these construction loan agreements. The loans bear interest at prime plus .75% or 30-day LIBOR +2% and have maturity dates between June and August 1997.

    In addition, as of December 31, 1996, one development project is owned by an unconsolidated partnership in which a subsidiary of the Company is the general partner. The partnership has entered into a construction loan agreement for $3.5 million, which has also been guaranteed by the parent. Under this construction loan agreement, $1.3 million was drawn and $2.2 million was available as of December 31, 1996.

    SUBORDINATED DEBENTURES

    Immediately prior to the July 1992 Merger, Henley Group distributed to its stockholders among other consideration (the "Distribution"), in respect of each share of its outstanding common stock (the "Henley Group Common Stock"): (i) $6.00 aggregate principal amount of the Company's 12% Senior Subordinated Pay-In-Kind Debentures due March 15, 2002 (the "Senior Subordinated Debentures"); and (ii) $1.50 aggregate principal amount of the 12% Subordinated Pay-In-Kind Debentures due March 15, 2002 (the "Subordinated Debentures", and together with the Senior Subordinated Debentures, the "Debentures"). Approximately $159.4 million aggregate principal amount of the Debentures were distributed in the Distribution and approximately $43.8 million aggregate principal amount of the Debentures were retained by the Company's Henley Group subsidiary in the Merger.

    The Debentures were comprised of the following as of December 31 (in millions):

                                                                               1995       1996
                                                                             ---------  ---------
Senior Subordinated Debentures.............................................  $   138.2  $   155.3
Subordinated Debentures....................................................       34.6       38.8
                                                                             ---------  ---------
  Total face amount........................................................      172.8      194.1
Less unamortized discount..................................................       (5.6)      (5.0)
Plus accrued interest......................................................        6.0        6.8
                                                                             ---------  ---------
                                                                             $   173.2  $   195.9
                                                                             ---------  ---------
                                                                             ---------  ---------

    The Debentures give the Company the right to pay interest in-kind, in cash or, subject to certain conditions, in the Company's common stock. It is currently anticipated that interest on the Debentures will be paid in-kind. The Debentures, which are due March 15, 2002, do not require any sinking fund payments and may be redeemed by the Company at any time in cash only, or at maturity in cash or stock, subject to certain conditions. The Debentures prohibit the payment of any dividends or other distributions on the Company's equity securities.

    In November 1996, representatives of certain holders of the Debentures indicated to the Company that they intend to support a de-leveraging of the Company's capital structure through a voluntary exchange of the Debentures for equity (the "Exchange Offer"). Under the proposed Exchange Offer,

                          KOLL REAL ESTATE GROUP, INC.

NOTE 6--DEBT (CONTINUED)
Senior-Subordinated holders and Subordinated holders would, subject to the successful completion of the Exchange Offer, receive 56 shares and 28 shares, respectively, (after consolidation of the preferred and common stock and the proposed reverse split discussed below) for each $1,000 of principal amount outstanding as of March 15, 1997, after taking into account the next scheduled "in-kind" interest payment. The solicitation of Debentureholders, as well as stockholder approval, will not commence until the Securities and Exchange Commission ("SEC") completes its review of a registration statement to be filed by the Company with the SEC in February 1997, and the entire solicitation/exchange offer process is not expected to be completed prior to June 1997.

    A 100% acceptance rate for the Exchange Offer would result in 90% of the Company's equity, in the form of newly issued shares of common stock, being held by the Debentureholders (approximately 80% by Senior-Subordinated and 10% by Subordinated). The remaining 10% of the Company's equity would be owned, in the aggregate, by current preferred and common stockholders (approximately 5.8% by preferred stockholders and 4.2% by common stockholders). A condition to closing the Exchange Offer will be that a minimum of 90% of the of the face amount outstanding of the Debentures are tendered to the Company. The Company expects to solicit the consent of its common and preferred stockholders to the Exchange Offer and to the consolidation of the preferred and common stock into a single class of common stock, through the issuance of 1.75 shares of Common Stock for each outstanding share of Preferred Stock. In addition, all stockholders will be asked to approve a one for one hundred (1:100) reverse stock split, and the common stockholders will be asked to elect six new directors who have been nominated by a committee of the Debentureholders and to elect four of the Company's existing directors to be nominated by the Company.

    At December 31, 1996 the estimated aggregate fair value of the Company's Debentures was within a range of approximately $105 million to $115 million based on quotes from certain bond traders making a market in the Debentures. However, due to the low trading volume and illiquid market for the Debentures, such quotes may not be meaningful indications of value. The carrying amount for all other debt of the Company approximates market primarily as a result of floating interest rates.

    INTEREST

    The Company made cash payments for interest on senior bank debt of $1.4 million, $1.4 million and $1.5 million for the years ended December 31, 1994, 1995 and 1996, respectively.

NOTE 7--OTHER LIABILITIES

    Other liabilities were comprised of the following as of December 31 (in millions):

                                                                                 1995       1996
                                                                               ---------  ---------
Net deferred tax liabilities (Note 8)........................................  $    10.0  $    10.0
Other tax liabilities (Note 8)...............................................        4.5        4.5
Accrued pensions and benefits................................................       10.7        5.6
Guaranty of capital contribution notes.......................................        4.8        6.0
Accrued indemnity obligations................................................       18.7       17.8
Majority interest and other liabilities of consolidated partnership..........        4.2     --
                                                                               ---------  ---------
                                                                               $    52.9  $    43.9
                                                                               ---------  ---------
                                                                               ---------  ---------

                          KOLL REAL ESTATE GROUP, INC.

NOTE 7--OTHER LIABILITIES (CONTINUED)
    During 1996, the Company terminated certain group annuity contracts for the pension plan of a discontinued operation, and experienced favorable investment returns on pension assets, resulting in a significant decrease in accrued pensions and benefits.

NOTE 8--INCOME TAXES

    The tax effects of items that gave rise to significant portions of the deferred tax accounts are as follows for the years ended December 31 (in millions):

                                                                           1995       1996
                                                                         ---------  ---------
Deferred tax assets:
  Real estate held for development or sale and operating properties
    (due to asset revaluations and interest capitalized for tax
    purposes)..........................................................  $    33.4  $    13.8
  Accruals not deductible until paid...................................        6.6        6.1
  Net operating loss carryforwards.....................................       64.7       94.1
  Other................................................................        1.7         .4
  Valuation allowance..................................................      (59.2)     (71.3)
                                                                         ---------  ---------
                                                                         $    47.2  $    43.1
                                                                         ---------  ---------
                                                                         ---------  ---------

Deferred tax liabilities:
Land held for development, (principally due to accounting for a prior business combination, partially offset by the asset revaluation in
  1995)................................................................  $    55.0  $    51.2
  Other................................................................        2.2        1.9
                                                                         ---------  ---------
                                                                         $    57.2  $    53.1
                                                                         ---------  ---------
                                                                         ---------  ---------

    Net deferred tax liabilities at December 31, 1996 are comprised entirely of state net deferred tax liabilities.

    At December 31, 1996, the Company had available tax net operating loss carryforwards of approximately $282 million which expire in the years 2004 through 2011 if not utilized. The Internal Revenue Code (the "Code") imposes an annual limitation on the use of loss carryforwards upon the occurrence of an "ownership change" (as defined in Section 382 of the Code). Such an ownership change occurred in connection with the Merger in 1992. As a result, approximately $23 million of the Company's net operating loss carryforwards will generally be limited to the extent that Henley Properties and its subsidiaries recognize certain gains in the five-year period following the ownership change which ends July 16, 1997. Additionally, the use of the Company's net operating loss carryforwards will be further limited if the Exchange Offer is completed.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 8--INCOME TAXES (CONTINUED)
    The following is a summary of the income tax provision (benefit) applicable to losses from continuing operations for the years ended December 31 (in millions):

                                                               1994     1995     1996
                                                              ------   ------   ------
Income Tax Provision (Benefit):
  Current...................................................  $  (.3)  $(10.1)  $   .1
  Deferred..................................................   (10.0)   (25.4)    --
                                                              ------   ------   ------
                                                              $(10.3)  $(35.5)  $   .1
                                                              ------   ------   ------
                                                              ------   ------   ------

    Cash payments for federal, state and local income taxes were approximately $.6 million, $.3 million and $.2 million for the years ended December 31, 1994, 1995 and 1996, respectively. Tax refunds received for the years ended December 31, 1994, 1995 and 1996 were approximately $.8 million, $.4 million and $.2 million, respectively.

    The principal items accounting for the difference in taxes on income computed at the statutory rate and as recorded are as follows for the years ended December 31 (in millions):

                                                                      1994       1995       1996
                                                                    ---------  ---------  ---------
Benefit for income taxes at statutory rate........................  $   (10.2) $   (53.3) $   (10.1)
State income taxes, net...........................................        (.1)        .6        (.1)
Increase in valuation allowance...................................     --           28.3       12.1
Reduction in other tax liabilities................................     --          (10.0)    --
All other items, net..............................................     --           (1.1)      (1.8)
                                                                    ---------  ---------  ---------
                                                                    $   (10.3) $   (35.5) $      .1
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    TAX SHARING AGREEMENTS

    Henley Group and Abex, a former subsidiary of Henley Group whose stock was distributed to stockholders of Henley Group in July 1992, entered into a tax sharing agreement in 1992 prior to the Distribution to provide for the payment of taxes for periods during which Henley Group and Abex were included in the same consolidated group for federal income tax purposes, the allocation of responsibility for the filing of tax returns, the cooperation of the parties in realizing certain tax benefits, the conduct of tax audits and various related matters.

    1989-1992 INCOME TAXES. The Company is generally charged with responsibility for all of its federal, state, local or foreign income taxes for this period and, pursuant to the tax sharing agreement with Abex, all such taxes attributable to Henley Group and their consolidated subsidiaries, including any additional liability resulting from adjustments on audit (and any interest or penalties payable with respect thereto), except that Abex is generally charged with responsibility for all such taxes attributable to it and its subsidiaries for 1990-1992. In addition, under a separate tax sharing agreement between Henley Group and a former subsidiary of Henley Group, Fisher Scientific International Inc. ("Fisher"), Fisher is generally charged with responsibility for its own income tax liabilities for this period.

    The Internal Revenue Service ("IRS") has completed its examinations of the tax returns of the Company and its consolidated subsidiaries, including formerly affiliated entities, for the years ended December 31, 1989, 1990 and 1991. With respect to each examination, the IRS has proposed material audit

                          KOLL REAL ESTATE GROUP, INC.

NOTE 8--INCOME TAXES (CONTINUED)
adjustments. The Company disagrees with the positions taken by the IRS and has filed a protest with the IRS to vigorously contest the proposed adjustments. After review of the IRS's proposed adjustments, the Company estimates that, if upheld, the adjustments could result in Federal tax liability, before interest, of approximately $17 million (net of amounts which may be payable by former affiliates pursuant to tax sharing agreements). The IRS proposed adjustments, if upheld, could also result in a disallowance of up to $147 million of available net operating loss carryforwards, of which none are recognized, after consideration of the valuation allowance, as of December 31, 1996. The Company has not determined the extent of potential accompanying state tax liability adjustments should the proposed IRS adjustments be upheld. The Company's protest was filed in August 1995 and is still being considered by the IRS Appeals Division. Management currently believes that the IRS's positions will not ultimately result in any material adjustments to the Company's financial statements. The Company is prepared to pursue all available administrative and judicial appeal procedures with regard to this matter and the Company is advised that its dispute with the IRS could take up to five years to resolve.

    PRE-1989 INCOME TAXES. Under tax sharing agreements with WTI and Abex, the parties are charged with sharing responsibility for paying any increase in the federal, state or local income tax liabilities (including any interest or penalties payable with respect thereto) for any consolidated, combined or unitary tax group which included WTI, Henley Group or any of their subsidiaries for tax periods ending on or before December 31, 1988. Under the agreements, the Company was charged with the responsibility for paying $25 million, plus amounts payable with respect to liabilities which are attributable to certain of the Company's subsidiaries. The Company's $25 million limitation amount was accrued in the Company's financial statements in December 1989, and following payments made in the first quarter of 1993, $22 million remained as of December 31, 1994. In January 1993, the IRS completed its examination of the Federal tax returns of WTI for the periods May 1986 through December 1988 and asserted a material deficiency relating to the tax basis of a former subsidiary of WTI. WTI, Abex and the Company disagreed with the position taken by the IRS and WTI filed a petition with the U.S. Tax Court. In March 1994, prior to the June 1994 trial date, WTI and the IRS entered into a Stipulation of Settlement that resulted in a tax payable together with interest of approximately $72 million.

    In April 1994, the Company contested the alleged obligation and asserted various defenses to making any payment under these agreements and Abex and WTI filed suit in Delaware Chancery Court ("the Court") against the Company seeking, among other things, declaratory relief, specific performance, and monetary damages for the Company's alleged failure to pay approximately $21 million claimed to be owed pursuant to tax sharing agreements entered into in 1988 and 1989, plus pre-judgment interest and attorneys' fees. The Company vigorously defended its position with respect to the nonpayment of the alleged tax sharing obligation, filing suit in the Supreme Court of the state of New York against WTI and Abex. In December 1994, the Court decided against the Company, prompting the Company to file an appeal in January 1995. In February 1995, the Company entered into an agreement with WTI and Abex to settle both state actions in order to avoid the ongoing cost of litigation. Under the terms of the settlement, the Company paid an aggregate of $22 million, of which $15.5 million was funded by borrowings under a financing agreement with a major financial institution (Note 6) and $6.5 million was funded by the Company's restricted cash. The Company also settled other disputes with Abex as described in Note 9.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 9--COMMITMENTS AND CONTINGENCIES

    Pursuant to a 1992 transition agreement, amended in March 1993, each of Abex and the Company provided to the other certain administrative support services until March 31, 1994. The amendment provided for the Company to pay $.5 million quarterly for such services and for the termination of the New Hampshire facilities lease on March 31, 1993. Accordingly, the Company reimbursed Abex approximately $1.8 million for the year ended December 31, 1993. Fees accrued but not paid in the fourth quarter of 1993 and the first quarter of 1994 totaling $1.0 million were waived by Abex in connection with the February 1995 settlement with Abex described in Note 8.

    LEGAL PROCEEDINGS

    See Note 5 for a discussion of certain litigation relating to the Orange County Board of Supervisors' and California Coastal Commission's approvals of the Bolsa Chica project.

    There are various other lawsuits and claims pending against the Company and certain subsidiaries. In the opinion of the Company's management, ultimate liability, if any, will not have a material adverse effect on the Company's financial condition or results of operations.

    CORPORATE INDEMNIFICATION MATTERS

    The Company and its predecessors have, through a variety of transactions effected since 1986, disposed of several assets and businesses, many of which are unrelated to the Company's current operations. By operation of law or contractual indemnity provisions, the Company has retained liabilities relating to certain of these assets and businesses. Many of such liabilities are supported by insurance or by indemnities from certain of the Company's predecessor and currently or previously affiliated companies. The Company believes its balance sheet reflects adequate reserves for these matters.

    The United States Environmental Protection Agency ("EPA") has designated Universal Oil Products ("UOP"), among others, as a Potentially Responsible Party ("PRP") with respect to an area of the Upper Peninsula of Michigan (the "Torch Lake Site") under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). UOP is allegedly the successor in interest to one of the companies that conducted mining operations in the Torch Lake area and an affiliate of Allied Signal Inc., a predecessor of the Company. The Company has not been named as a PRP at the site. However, Allied Signal has, through UOP, asserted a contractual indemnification claim against the Company for all claims that may be asserted against UOP by EPA or other parties with respect to the site. EPA has proposed a clean-up plan which would involve covering certain real property both contiguous and non-contiguous to Torch Lake with soil and vegetation in order to address alleged risks posed by copper tailings and slag at an estimated cost of $6.2 million. EPA estimates that it has spent approximately $3.9 million to date in performing studies of the site. Under CERCLA, EPA could assert claims against the Torch Lake PRPs, including UOP, to recover the cost of these studies, the cost of all remedial action required at the site, and natural resources damages. In June 1995, EPA proposed a CERCLA settlement pursuant to which UOP pay approximately between $2.6 and $3.3 million in exchange for a limited covenant by EPA not to sue UOP in the future. The Company, without admission of any obligation to UOP, has determined to vigorously defend UOP's position that the EPA's proposed cleanup plan is unnecessary and inconsistent with the requirements of CERCLA given that the EPA's own Site Assessment and Record of Decision found no immediate threat to human health. In the Company's view the proposed remediation costs would be in excess of any resulting benefits.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 10--RELATED PARTY TRANSACTIONS

    CONSTRUCTION MANAGEMENT AGREEMENTS

    In 1993, the Company entered into a construction management agreement with Koll Construction, a wholly owned subsidiary of The Koll Company, for demolition of bunkers at Bolsa Chica. In 1995, the Company also entered into a construction management agreement with Koll Construction for infrastructure construction at Rancho San Pasqual. In 1996, the Company entered into a general contractor agreement with Koll Construction in conjunction with a build-to-suit project for a third-party corporate office building in Nevada. During 1994, 1995 and 1996 the Company incurred fees aggregating approximately $100 thousand, $500 thousand and $1.7 million, respectively, to Koll Construction in consideration for these services and related reimbursements.

    SERVICE AGREEMENTS

    In September 1993, the Company entered into a Financing and Accounting Services Agreement to provide The Koll Company with financing, accounting, billing, collections and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees earned for the years ended December 31, 1994, 1995 and 1996 were approximately $400 thousand, $100 thousand and $100 thousand, respectively.

    The Company also entered into a Management Information Systems and Human Resources Services Agreement in September 1993 with Koll Management Services, Inc., also known as Koll Real Estate Services ("KRES"), a company approximately 14% owned by a subsidiary of The Koll Company. Under this agreement, KRES provides computer programming, data organization and retention, record keeping, payroll and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees and related reimbursements incurred were approximately $200 thousand for each of the years ended December 31, 1994, 1995 and 1996.

    SUBLEASE AGREEMENTS

    In September 1993, the Company entered into an annual Sublease Agreement with The Koll Company to sublease a portion of The Koll Company affiliate's office building located in Newport Beach, California. The Company also entered into lease agreements on a month-to-month basis, which were terminated in 1996, for office space in Northern California and San Diego, California with KRES. Combined lease costs on these leases were approximately $400 thousand for each of the years ended December 31, 1994, 1995, and 1996, respectively.

    DEVELOPMENT FEES

    For the years ended December 31, 1994, 1995, and 1996 the Company earned fees of approximately $3.5 million, $2.7 million, and $1.9 million respectively, for real estate development and disposition services provided to partnerships in which The Koll Company and certain directors and officers of the Company have an ownership interest. In addition, the Company paid approximately $300 thousand to, and received $100 thousand from Koll Construction for services provided to each other in conjunction with two separate development service transactions for the year ended December 31, 1994. The Company paid $100 thousand and $400 thousand to Koll Construction for construction services in the years ended December 31, 1995 and 1996, respectively.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 10--RELATED PARTY TRANSACTIONS (CONTINUED)
    JOINT BUSINESS OPPORTUNITY AGREEMENT

    The Company and The Koll Company entered into an agreement to jointly develop business opportunities in the Pacific Rim effective February 1, 1994. Effective February 1, 1995 The Koll Company assigned its interests under this agreement to KRES. Under the terms of the agreement, the Company and KRES share on a 50%-50% basis all costs and expenses incurred in connection with identifying and obtaining business opportunities and will share in all revenues generated from any such opportunities on a 50%-50% basis. The Company's share of net loss was approximately $200 thousand, $300 thousand and $100 thousand for the years ended December 31, 1994, 1995 and 1996, respectively. Service contracts entered into under this agreement in 1995 included construction services from Koll Construction, for which the venture paid approximately $100 thousand to Koll Construction for services rendered for each of the years ended December 31, 1995 and 1996. In February 1997, KRES notified the Company that it plans to terminate the venture effective March 5, 1997, and its interest will be adjusted accordingly.

    In March 1995, the Company and The Koll Company entered into an agreement to jointly develop commercial development business opportunities in Mexico. Under the terms of the agreement, the Company and The Koll Company share on a 50%-50% basis all costs and expenses incurred in connection with identifying and obtaining business opportunities and will share in all revenues generated from such opportunities on a 50%-50% basis. The Company's share of such net costs and expenses was approximately $300 thousand and $100 thousand for the ten months ended December 31, 1995, and for year ended December 31, 1996, respectively. During the first quarter of 1996, the Company determined that, given current economic conditions in Mexico, it could more efficiently service opportunities in Mexico from its offices in California and Dallas and closed its Mexico City office. The Koll Company informed the Company that effective March 1, 1996 it would no longer fund costs and expenses related to the pursuit of commercial development opportunities in Mexico, and The Koll's Company interest was diluted accordingly.

    Effective April 1, 1994, the Company and KRES entered into an agreement to combine operations in the Northwest Region in order to become a full service real estate company in that region. This agreement was terminated effective June 30, 1996. Operating profits and losses were split on a 50%-50% basis at the end of each calendar year or portion thereof. The Company's share of profits was approximately $500 thousand, $600 thousand and $200 thousand for the nine months ended December 31, 1994, the year ended December 31, 1995, and the six months ended June 30, 1996, respectively.

    STOCK PLEDGE BY DIRECTOR

    In December of 1995, the Company accepted pledges of all of the common stock and warrants convertible into the common stock of the Company owned by Ms. Kathryn G. Thompson as security against any potential construction liability which could be asserted against the Company as a result of the 1994 acquisition by the Company of KGTC and in exchange for the Company releasing Ms. Thompson from a covenant to maintain insurance with respect to such potential liability. Ms. Thompson resigned as a director of the Company and as an officer of certain wholly-owned subsidiaries of the Company effective November 1, 1996. Ms. Thompson received compensation of $300,000 during each of the years ended December 31, 1995 and 1996 for her services rendered as an officer of these subsidiaries. In connection with her resignation, Ms. Thompson received a release from certain non-competition covenants and a release of the stock pledge described above.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 10--RELATED PARTY TRANSACTIONS (CONTINUED)
    OTHER TRANSACTIONS

    See Notes 3, 8 and 9 for descriptions of other transactions and agreements with Koll, Libra, Abex and WTI.

NOTE 11--RETIREMENT PLANS

    The Company has noncontributory defined benefit retirement plans covering substantially all employees of the Company prior to September 30, 1993 who had completed one year of continuous employment. The benefit accrual for all participants was terminated on December 31, 1993. In November 1996, the assets held in trust under the Company's supplemental and executive retirement plan were paid to participants in exchange for each participant's release of any future benefit claims under this plan, resulting in termination of the executive plan and the curtailment gain recorded in 1996. Net periodic pension cost for the years ended December 31 consisted of the following (in millions):

                                                               1994     1995     1996
                                                              ------   ------   ------
Service cost................................................  $ --     $ --     $ --
Interest cost...............................................      .5       .5       .5
Actual return on assets.....................................      .1     (1.4)     (.8)
Net amortization and deferral...............................     (.5)     1.0       .4
Gain on curtailment.........................................    --       --        (.3)
                                                              ------   ------   ------
Net periodic pension cost (income)..........................  $   .1   $   .1   $  (.2)
                                                              ------   ------   ------
                                                              ------   ------   ------

    The funded status and accrued pension cost at December 31, 1995 and 1996 for defined benefit plans were as follows (in millions):

                                                                                  1995       1996
                                                                                ---------  ---------
Actuarial present value of benefit obligations:
  Vested......................................................................  $    (6.9) $    (5.3)
  Nonvested...................................................................     --         --
                                                                                ---------  ---------
Accumulated benefit obligation................................................  $    (6.9) $    (5.3)
                                                                                ---------  ---------
                                                                                ---------  ---------

Projected benefit obligation..................................................  $    (6.9) $    (5.3)
Plan assets at fair value.....................................................        5.9        5.0
                                                                                ---------  ---------
Projected benefit obligation in excess of plan assets.........................       (1.0)       (.3)
Unrecognized net loss.........................................................        1.0         .7
Adjustment required to recognize additional minimum liability.................       (1.0)       (.7)
                                                                                ---------  ---------
Accrued pension cost..........................................................  $    (1.0) $     (.3)
                                                                                ---------  ---------
                                                                                ---------  ---------

    The development of the projected benefit obligation for the plans at December 31, 1994, 1995, and 1996 is based on the following assumptions: a discount rate of 7%, and an expected long-term rate of return on assets of 9%. Assets of the plans are invested primarily in stocks, bonds, short-term securities and cash equivalents.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 12--CAPITAL STOCK

    COMMON STOCK

    Under its restated certificate of incorporation, the Company has authority to issue up to 750 million shares of common stock, par value $.05 per share, subject to approval of the Board of Directors (the "Board"), of which 625 million shares of Class A Common Stock and 25 million shares of Class B Common Stock are initially authorized for issuance and an additional 100 million shares may be issued in one or more series, and have such voting powers or other rights and limitations as the Board may authorize. During 1994, 1995 and 1996, 1.2 million, an additional 1.0 million, and an additional 1.4 million shares, respectively, of Series A Preferred Stock were converted into an equal number of shares of Class A Common Stock.

    In December 1993 the Company issued 3.4 million shares of its Class A Common Stock in exchange for all of Libra's approximately $10.6 million in aggregate principal amount of Subordinated Debentures plus accrued interest. In connection with the Company's sale of Lake Superior Land Company to Libra, the net cash proceeds from the sale of 3.4 million shares of Class A Common Stock held by Libra will be forwarded to the Company. The estimated amount of proceeds to be received from such sale is reflected in the equity section of the balance sheet as deferred proceeds from stock issuance.

    In November 1994 the Company issued 2 million shares of its Class A Common Stock and warrants for the purchase of an additional 2 million shares in connection with the acquisition of the Kathryn G. Thompson Company. The warrants have an exercise price of $.25, are exercisable over a ten year period, vest in equal installments over five years and are subject to certain cancellation rights of the Company.

    Under the Company's Indentures for the Debentures (Note 6), the Company is prohibited from purchasing shares of its common stock.

    PREFERRED STOCK

    Under its restated certificate of incorporation, the Company has authority to issue 150 million shares of preferred stock, par value $.01 per share, in one or more series, with such voting powers and other rights as authorized by the Board. Effective July 16, 1992, in connection with the Merger, the Board authorized approximately 42.5 million shares of Series A Preferred Stock, which have a liquidation preference of $.75 per share, participate in any dividend or distribution paid on the Class A Common Stock on a share for share basis, and have no voting rights, except as required by law (Notes 1 and 2).

    The Series A Preferred Stock is redeemable at the Company's option, on 30 days' notice given at any time after the second anniversary of issuance, at the liquidation preference of $.75 per share, in cash or generally in shares of Class A Common Stock. Each share of the Series A Preferred Stock is convertible at the holder's option, at any time after the second anniversary of issuance, generally into one share of Class A Common Stock. Since the Series A Preferred Stock became convertible in July 1994, approximately 3.6 million shares have been converted into an equal number of shares of Class A Common Stock.

NOTE 13--STOCK PLANS

    1993 STOCK OPTION/STOCK ISSUANCE PLAN

    The 1993 Stock Option/Stock Issuance Plan ("1993 Plan") was approved at the 1994 Annual Meeting of Stockholders as the successor equity incentive program to the Company's 1988 Stock Plan. Outstanding options under the 1988 Stock Plan were incorporated into the 1993 Plan upon its approval. Under the 1993

                          KOLL REAL ESTATE GROUP, INC.

NOTE 13--STOCK PLANS (CONTINUED)
Plan, 7.5 million shares each (including 3 million shares each originally authorized under the 1988 Stock Plan) of Series A Preferred Stock and Class A Common Stock were reserved for issuance to officers, key employees and consultants of the Company and its subsidiaries and the non-employee members of the Board. Options generally become exercisable for 40% of the option shares upon completion of one year of service and become exercisable for the balance in two equal annual installments thereafter.

    The 1993 Plan includes an automatic option grant program, pursuant to which each individual serving as a non-employee Board member on the November 29, 1993 effective date of the 1993 Plan received an option grant for 125,000 shares each of Series A Preferred Stock and Class A Common Stock with an exercise price of $.4063 per share, equal to the fair market value of the underlying securities on the grant date. Each individual who first joins the Board as a non-employee director after such effective date will receive a similar option grant. Of the shares subject to each option, 40% will vest upon completion of one year of Board service measured from the grant date, and the balance will vest in two equal annual installments thereafter. Each automatic grant will have a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of Board service.

    Each non-employee Board member may also elect to apply all or any portion of his or her annual retainer fee to the acquisition of shares of Series A Preferred Stock or Class A Common Stock which vest incrementally over the individual's period of Board service during the year for which the election is in effect. During the year ended December 31, 1994, 126,856 shares were issued under this provision. No shares were issued under this provision during 1995 or 1996.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 13--STOCK PLANS (CONTINUED)
    A summary of the status of the Company's stock option plans for the three years ended December 31, 1996, follows:

                                               NUMBER OF SHARES         PRICE PER SHARE
                                            ----------------------  ------------------------
                                             CLASS A     SERIES A     CLASS A     SERIES A
                                              COMMON    PREFERRED     COMMON      PREFERRED
OPTIONS OUTSTANDING                           STOCK       STOCK        STOCK        STOCK
------------------------------------------  ----------  ----------  -----------  -----------
December 31, 1993.........................   6,350,000   6,350,000    .23 - .41    .14 - .41
  Granted.................................      --          --          --           --
  Exercised...............................      --          --          --           --
  Cancelled...............................      --          --          --           --
                                            ----------  ----------  -----------  -----------
December 31, 1994.........................   6,350,000   6,350,000    .23 - .41    .14 - .41
  Granted.................................      --          --          --           --
  Exercised...............................      --          --          --           --
  Cancelled...............................     (75,000)    (75,000)         .41          .41
                                            ----------  ----------  -----------  -----------
December 31, 1995.........................   6,275,000   6,275,000  $ .23 - .41  $ .14 - .41
  Granted.................................      --          --          --           --
  Exercised...............................      --          --          --           --
  Cancelled...............................      --          --          --           --
                                            ----------  ----------  -----------  -----------
December 31, 1996.........................   6,275,000   6,275,000  $  .23 - 41  $  .14 - 41
                                            ----------  ----------  -----------  -----------
                                            ----------  ----------  -----------  -----------

Options exercisable at December 31,
  1996....................................   6,275,000   6,275,000  $  .23 - 41  $  .14 - 41
Options available at December 31, 1996....   1,098,144   1,225,000

    In connection with the Exchange Offer, the outstanding options set forth above will be cancelled and new options comprising 6% of the Company's fully diluted equity will be granted based on the average trading price for 20-days following completion of the Exchange Offer.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 14--UNAUDITED QUARTERLY FINANCIAL INFORMATION

    The following is a summary of quarterly financial information for 1995 and 1996 (in millions, except per share amounts):

                                                   FIRST      SECOND       THIRD     FOURTH     FULL YEAR
                                                 ---------  -----------  ---------  ---------  -----------
1996
  Revenues (a).................................  $     2.7   $    16.0   $     6.4  $    19.7   $    44.8
  Cost of sales (a)............................        2.5        14.3         5.2       18.2        40.2
  Loss from continuing operations..............       (7.9)       (6.7)       (7.6)      (6.7)      (28.9)
  Net loss.....................................       (7.9)       (6.7)       (7.6)      (6.7)      (28.9)
  Loss per common share........................       (.17)       (.14)       (.16)      (.14)       (.60)
  Weighted average common shares
    outstanding (b)............................       47.7        48.0        48.5       48.9        48.3
1995
  Revenues (c).................................  $     6.4   $     5.7   $     6.8  $    15.1   $    34.0
  Cost of sales (c)............................        7.3         5.2         5.9       13.5        31.9
  Loss from continuing operations (d)..........       (5.7)       (2.6)       (8.5)    (100.1)     (116.9)
  Net loss (d).................................       (5.7)       (2.6)       (8.5)    (100.1)     (116.9)
  Loss per common share........................       (.12)       (.06)       (.18)     (2.11)      (2.48)
  Weighted average common shares
    outstanding (b)............................       46.6        47.0        47.3       47.5        47.1

------------------------

(a) The Company recorded revenues and cost of sales of approximately $10.1 million from residential lot sales at Rancho San Pasqual primarily during the second and fourth quarters. In addition, the second quarter includes the sale of the Eagle Crest golf course at Rancho San Pasqual, and the fourth quarter includes the sale of Fairbanks Highlands as a result of the formation of a joint venture in which the Company has a continuing interest.

(b) The Series A Preferred Stock is not included in the calculation of weighted average shares outstanding because the effect is antidilutive.

(c) The Company recorded revenues and cost of sales of approximately $8.0 million and $8.1 million, respectively, in the fourth quarter of 1995 from the sale of residential land and the marina at its Wentworth By The Sea project in New Hampshire.

(d) The Company recorded asset revaluations of $7.5 million and $116.6 million, which were partially offset by income tax benefits of $2.6 million and $24.0 million, respectively, in the third and fourth quarters of 1995.

                                   APPENDIX A
                       PREPACKAGED PLAN OF REORGANIZATION

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re
                                  Chapter 11
KOLL REAL ESTATE
GROUP, INC.                       Case No. 97-

                                  Honorable
Debtor.                           Bankruptcy Judge

                       PREPACKAGED PLAN OF REORGANIZATION
                        OF KOLL REAL ESTATE GROUP, INC.

                       PREPACKAGED PLAN OF REORGANIZATION
                        OF KOLL REAL ESTATE GROUP, INC.
                                   ARTICLE I
                                  DEFINITIONS

    Unless the context otherwise requires, the following terms shall have the following meanings when used in initially capitalized form in the Plan. Such meanings shall be equally applicable to both the singular and plural forms of such terms. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and the neuter. Any term used in initially capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules.

    ADMINISTRATIVE CLAIM means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and referred to in section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses incurred after the commencement of the Reorganization Case of preserving the Estate and operating the business of the Debtor, including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits under section 1114(e)(2) of the Bankruptcy Code, and all fees and charges assessed against the Estate under section 1930 of Chapter 123 of Title 28, United States Code.

    AFFILIATE means with respect to the Debtor, any corporation, partnership or other entity which, directly or indirectly, controls, is controlled by or is under common control with the Debtor, excluding natural persons. With respect to any entity other than the Debtor, a governmental unit or a natural person, affiliate means any corporation, partnership, association or other entity which, directly or indirectly, controls, is controlled by or is under common control with such entity. For purposes of this definition, the term "control" means the ownership of more than 20% of the beneficial or voting interest in the corporation or other entity referred to herein.

    ALLOWED ADMINISTRATIVE CLAIM means all or that portion of any Administrative Claim which (a) has been allowed by a Final Order, (b) was incurred by the Debtor in the ordinary course of business during the Reorganization Case, or (c) relates to any payment for retiree benefits required to be made before the Plan is confirmed, pursuant to section 1114(e)(2) of the Bankruptcy Code.

    ALLOWED CLAIM means that portion of any Claim, other than an Administrative Claim or a Contested Claim, (a) as to which, on or prior to the Bar Date, (i) no proof of claim has been filed with the Court and (ii) the liquidated non-Contingent amount of which is scheduled by the Debtor pursuant to the Bankruptcy Code as undisputed, (b) as to which a proof of claim has been filed in a liquidated non-Contingent amount with the Court on or prior to the Bar Date, provided that (i) no objection to the allowance of such Claim or motion to expunge or limit recovery of such Claim has been interposed or (ii) if such objection or motion has been filed, such objection or motion has been overruled by a Final Order, or such Claim has been otherwise allowed by a Final Order, and
(c) a Claim against the Debtor that is allowed (i) in any contract, instrument, or other agreement entered into in connection with the Plan, or (ii) pursuant to the terms of the Plan.

    ALLOWED INTEREST means that portion of any Interest, other than a contested Interest, of record held prior to the Effective Date, as to which, (a) no objection to the allowance of such Interest or motion to expunge or limit recovery of such Interest has been interposed or (b) if such objection or motion has been filed, such objection or motion has been overruled by a Final Order, or such Interest has been otherwise allowed by a Final Order.

    AMENDED AND RESTATED BYLAWS means the Amended and Restated Bylaws of the Reorganized Debtor which shall be substantially in the form set forth in Exhibit 2.

    AMENDED AND RESTATED CERTIFICATE means the Amended and Restated Certificate of Incorporation of the Reorganized Debtor which shall be substantially in the form set forth in Exhibit 1.

    BANKRUPTCY CODE means chapter 11, Title 11 of the United States Code, 11 U.S.C. Section 101 ET SEQ., as amended.

    BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. Section 2075 and the local rules of practice and procedure of the Court, as applicable, from time to time in the Reorganization Case.

    BAR DATE means the date set by the Court as the last date for filing proofs of Claims against and Interests in the Debtor, and with respect to Claims arising from the rejection of executory contracts or unexpired leases, the earlier of the date set forth in the order rejecting such executory contract or unexpired lease or thirty (30) days after the Confirmation Date.

    BUSINESS DAY means any day except Saturday, Sunday or any other day on which commercial banks in Los Angeles, California are authorized by law to be closed for business.

    CAPITAL STOCK COMBINATION means the combination of the Class A Common Stock, Class B Common Stock (none of which is outstanding), and Preferred Stock into one (1) combined class and series (the "Capital Stock Combination") designated "Common Stock" and having the same rights that the Class A Common Stock had prior to the Capital Stock Combination.

    CASH  means cash and cash equivalents.

    CLAIM means a claim against the Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

    CLASS  means a category of holders of Claims or Interests as classified in
Article III of the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code.

    CLASS A COMMON STOCK means all the outstanding Class A Common Stock, par value $0.05 per share, of the Company.

    COMMON STOCK means the 11,772,691 shares of the Reorganized Debtor's new common stock having a par value of $0.05 per share being issued pursuant to the Plan.

    COMPANY  means Koll Real Estate Group, Inc., a Delaware corporation.

    CONFIRMATION DATE means the date on which the Court enters the Confirmation Order.

    CONFIRMATION ORDER means the order confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

    CONSUMMATION  means the occurrence of the Effective Date.

    CONTESTED CLAIM OR INTEREST means any Claim or Interest against which the Debtor or the Reorganized Debtor, as the case may be, or any other party in interest, has filed an objection to the allowance of such Claim or Interest or a motion to expunge or limit the recovery of such Claim or Interest and which objection or motion has not been withdrawn or overruled by a Final Order.

    CONTINGENT means a Claim is contingent as to liability if the debt is one which the debtor may be called upon to pay only upon the occurrence or happening of an extrinsic event which will trigger the liability of the debtor to the alleged creditor.

    COURT means the United States Bankruptcy Court for the District of Delaware, or such other court that exercises jurisdiction over the Reorganization Case, including the United States District Court of the District of Delaware to the extent reference of the Reorganization Case is withdrawn.

    CREDITOR  means any holder of a Claim.

    DEBTOR means the Company, when acting in its capacity as representative of the Estate.

    DEBENTURE HOLDERS' COMMITTEE MEANS THE GROUP OF RESTRICTED HOLDERS OF THE OUTSTANDING DEBENTURES ORGANIZED PRIOR TO THE PETITION DATE TO NEGOTIATE WITH THE COMPANY REGARDING THE RECAPITALIZATION.

    DELAWARE GENERAL CORPORATION LAW MEANS TITLE 8 OF THE DELAWARE CODE, AS NOW IN EFFECT OR HEREAFTER AMENDED.

    DISTRIBUTION RECORD DATE  means            , 1997.

    EFFECTIVE DATE means a date selected by the Reorganized Debtor that is no more than ten (10) Business Days following the date on which all conditions to consummation set forth in Section 8.2 of the Plan have been satisfied or waived.

    ESTATE means the bankruptcy estate of the Company created by section 541 of the Bankruptcy Code upon the commencement of the Reorganization Case.

    EXCHANGE AGENT  means the entity or entities designated pursuant to Section
7.2 of the Plan to make distributions under the Plan.

    EQUITY HOLDER  means a holder of an Interest.

    FINAL ORDER means an order or judgment entered by the Court or any other court exercising jurisdiction over the subject matter and the parties (i) that has not been reversed, stayed, modified or amended, (ii) as to which no appeal, certiorari proceeding, reargument, or other review or rehearing has been requested or is still pending, and (iii) as to which the time for filing a notice of appeal or petition for certiorari shall have expired.

    IMPAIRED  means a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

    IMPAIRED SECURITIES means collectively the Outstanding Debentures, Preferred Stock and Class A Common Stock.

    INDENTURE TRUSTEES means the trustee under the Indenture dated July 15, 1992 governing the Senior Debentures and the Indenture dated July 15, 1992 governing the Subordinated Debentures.

    INTEREST means the rights of the owners of the issued and outstanding shares of any class of stock of the Debtor or the rights of the owners of warrants issued by the Debtor.

    LITIGATION CLAIMS means all Claims against the Company asserted under lawsuits or complaints which are pending as of the commencement of the Reorganization Case in state or federal court.

    MANAGEMENT STOCK OPTION PLAN means the Company's 1993 Stock Option/Stock Issuance Plan.

    OUTSTANDING DEBENTURES means collectively the Senior Debentures and the Subordinated Debentures.

    OTHER CLASS 5 CLAIMS means all Allowed Claims in Class 5 other than those relating to the Senior Debentures.

    PETITION DATE means the date on which the Company files its chapter 11 bankruptcy petition.

    PLAN means this Prepackaged Plan of Reorganization, together with any exhibits or schedules attached hereto, as they may be amended, modified or supplemented by the Debtor from time to time in accordance with the provisions set forth herein, in the Bankruptcy Code and in the Bankruptcy Rules.

    PREFERRED STOCK means all of the outstanding Series A Convertible Redeemable Preferred Stock of the Company.

    PRIORITY CLAIM  means a Claim for an amount entitled to priority under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Tax Claim.

    PROSPECTUS  means the Proxy Statement/Prospectus and Disclosure Statement of
the Company dated            , 1997.

    NET CLAIM means the amount owed to Affiliates, after allowing for the set off of the respective Affiliates' Claims owed to the Debtor.

    RECAPITALIZATION means the capital restructuring of the Company whereby all Senior Debentures and Subordinated Debentures are exchanged for Common Stock of the Reorganized Debtor.

    REORGANIZATION CASE means the Debtor's case under chapter 11 of the Bankruptcy Code.

    REORGANIZED DEBTOR means the Debtor on and after the Confirmation Date, and the entity that shall succeed to all of the rights and obligations of the Debtor under the Plan.

    REVERSE STOCK SPLIT means the one for one hundred (l:100) reverse stock split of the outstanding Common Stock to be effected by the Debtor immediately following the Capital Stock Combination.

    SECURED CLAIM means any Claim of a creditor secured by a valid, perfected and enforceable lien on any property of the Estate, but only to the extent such Claim constitutes a secured claim under section 506 or 1111(b) of the Bankruptcy Code.

    SENIOR DEBENTURE INDENTURE means the Indenture dated July 15, 1992 governing the Senior Debentures.

    SENIOR DEBENTURES means all of the outstanding 12% Senior Subordinated Pay-In-Kind Debentures due March 15, 2002.

    SENIOR DEBT means Senior Debt as defined in the Senior Debenture Indenture and the Subordinated Debenture Indenture.

    SUBCLASS  means a category of holders of Claims or Interests within a Class.

    SUBORDINATED DEBENTURES means all of the outstanding 12% Subordinated Pay-In-Kind Debentures due March 15, 2002.

    SUBORDINATED DEBENTURE INDENTURE means the Indenture dated July 15, 1992 governing the Subordinated Debentures.

    TAX CLAIM means a Claim for an amount entitled to priority under section 507(a)(7), 507(a)(8) and 502(i) of the Bankruptcy Code, other than a Claim for a penalty.

    UNIMPAIRED means a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

    UNLIQUIDATED means if the amount of the Claim cannot be ascertained by a mere computation, based on the terms of the obligation or on some other accepted standard.

    Unless otherwise specified herein, any reference to an entity as a holder of a Claim or Interest includes that entity's successors, assigns, and affiliates.

                                   ARTICLE II
            TREATMENT OF UNCLASSIFIED ADMINISTRATIVE AND TAX CLAIMS

    2.1 ADMINISTRATIVE CLAIMS. Unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (a) the Effective Date, and (b) the date on which such Claim becomes an Allowed Administrative Claim; PROVIDED, HOWEVER, that Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of its business during the Reorganization Case shall be paid in the ordinary course of business and in accordance with any terms and conditions of any agreements relating thereto.

    2.2 TAX CLAIMS. On the Effective Date, each holder of a Tax Claim (a) shall be paid cash in an amount equal to the amount of its Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed to between such holder and the Debtor, or (b) shall receive on account of its Allowed Claim deferred cash payments, in equal quarterly installments over a period not exceeding six years after the date of assessment of such Tax Claim, of a value, as of the Effective Date, equal to the amount of such Allowed Claim. The amount of any Tax Claim that is not an Allowed Claim, and the rights of the holder of such Claim, if any, to payment in respect thereof shall (a) be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Reorganization Case had not been commenced, (b) survive the Effective Date and the consummation of the Plan as if the Reorganization Case had not been commenced, and (c) not be discharged pursuant to Section 9.1 of the Plan and section 1141 of the Bankruptcy Code.

                                  ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

    This classification of Claims and Interests is made for purposes of voting on the Plan and making distribution hereunder and for ease of administration hereof. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class.

    3.1 CLASS 1--PRIORITY CLAIMS. Class 1 consists of all Priority Claims, not otherwise treated as unclassified in Article II above.

    3.2 CLASS 2--SECURED CLAIMS. Class 2 consists of each Claim secured by a security interest in or lien upon property of the Company, including, but not limited to, Claims secured by (i) mortgages or trust deeds on real property,
(ii) mechanics' or materialmen's liens, (iii) security deposits, or (iv) liens on miscellaneous personal property such as office furniture, telephone systems, copiers and mailing equipment. Each Class 2 Secured Claim shall be treated for all purposes of the Plan and under the Bankruptcy Code as a separate Subclass of Class 2.

    3.3 CLASS 3--UNLIQUIDATED OR CONTINGENT CLAIMS. Class 3 consists of all Claims of holders of Unliquidated or Contingent Claims, including but not limited to, Litigation Claims.

    3.4 CLASS 4--AFFILIATES' CLAIMS. Class 4 consists of all Net Claims of Affiliates.

    3.5 CLASS 5--GENERAL UNSECURED CLAIMS. Class 5 consists of all general unsecured Claims of Creditors against the Company, however arising, and not included in any other Class in the Plan or otherwise provided for in the Plan, including (i) Senior Debentures, and (ii) Claims for damages resulting from the rejection of leases or executory contracts.

    3.6 CLASS 6--SUBORDINATED DEBENTURES. Class 6 consists of all Claims of holders of Subordinated Debentures.

    3.7 CLASS 7--PREFERRED STOCK. Class 7 consists of all Interests of holders of Preferred Stock.

    3.8 CLASS 8--CLASS A COMMON STOCK. Class 8 consists of all Interests of holders of Class A Common Stock.

    3.9 CLASS 9--WARRANTS. Class 9 consists of all Interests of holders of outstanding warrants.

                                   ARTICLE IV
                      TREATMENT OF CLASSES UNDER THE PLAN
                                    SUMMARY

CLASS                                                                                 STATUS
---------------------------------------------------------------------  ------------------------------------
Class 1--Priority Claims                                               Unimpaired; deemed to have accepted
                                                                         the Plan

Class 2--Secured Claims                                                Unimpaired; deemed to have accepted
                                                                         the Plan

Class 3--Unliquidated or Contingent Claims                             Unimpaired; deemed to have accepted
                                                                         the Plan

Class 4--Affiliates' Claims                                            Impaired; while such claimants
                                                                         deemed to have rejected the Plan,
                                                                         the Company shall cause such
                                                                         holders to support the Plan

Class 5--General Unsecured Claims                                      Impaired; entitled to vote

Class 6--Claims of Holders of Subordinated Debentures                  Impaired; entitled to vote

Class 7--Interests of Holders of Preferred Stock                       Impaired; entitled to vote

Class 8--Interests of Holders of Class A Common Stock                  Impaired; entitled to vote

Class 9--Interests of Holders of Warrants                              Impaired; deemed to have rejected
                                                                         the Plan

    4.1 PRIORITY CLAIMS. Class 1 Claims are Unimpaired. Unless otherwise agreed to by the parties, each holder of an Allowed Claim in Class 1 shall be paid the allowed amount of such Claim in full in cash on the later of (a) the Effective Date, and (b) the date such Claim becomes an Allowed Claim.

    4.2 SECURED CLAIMS. Class 2 Claims are Unimpaired. Unless otherwise agreed to by the parties, either (a) the legal, equitable and contractual rights of each holder of an Allowed Claim in any Subclass of Class 2 shall be unaltered by the Plan, or (b) at the option of the Debtor, any Allowed Claim in any Subclass of Class 2 shall be treated in any other manner that will result in such Allowed Claim being deemed Unimpaired under section 1124 of the Bankruptcy Code. To the extent not previously paid, any accrued and unpaid interest due on the Secured Claims will be paid in Cash on the Effective Date.

    4.3 UNLIQUIDATED OR CONTINGENT CLAIMS. Class 3 Claims are Unimpaired. The legal, equitable and contractual rights of the holders of Class 3 Claims shall not be affected by the Plan, Class 3 Claims shall survive the discharge provided for in Section 9.1 of the Plan and section 1141 of the Bankruptcy Code, and the rights of a holder of such Claim and the rights of such holder of such Claim to payment, if any, in respect thereof shall be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Reorganization Case had not been commenced.

    4.4 AFFILIATES' CLAIMS. Class 4 Claims are Impaired. The holders of Allowed Net Claims, if any, in Class 4 shall receive no distributions nor retain any property under the Plan on account of such Allowed Net Claims.

    4.5 GENERAL UNSECURED CLAIMS. Class 5 Claims are Impaired. In the event Classes 6, 7 and 8 accept the Plan, on the Effective Date, without regard to the subordination provisions in the Senior Debenture Indenture but giving effect to the rights of Senior Debt, each holder of an Allowed Claim in Class 5 shall receive its pro rata share of 9,359,208 shares of Common Stock so that collectively Class 5 Claims shall hold 80% of the outstanding shares of the Common Stock of the Reorganized Debtor on the Effective Date. If Class 6, 7, or 8 fails to accept the Plan, the holders of the Senior Debentures shall enforce the subordination provisions of the Senior Debenture Indenture with respect to such rejecting Class of Claims and/or Interests and the Plan shall be deemed automatically amended pursuant to Article V.

    4.6  SUBORDINATED DEBENTURES.  Class 6 Claims are Impaired. Subject to
Article V, on the Effective Date, each holder of an Allowed Claim in Class 6 shall receive its pro rata share of 1,169,901 shares of Common Stock so that collectively Class 6 Claims shall hold 10% of the outstanding shares of the Common Stock of the Reorganized Debtor on the Effective Date.

    4.7 PREFERRED STOCK. Class 7 Interests are Impaired. Subject to Article V, on the Effective Date, after giving effect to the Capital Stock Combination and the Reverse Stock Split, each holder of an Allowed Interest in Class 7 shall be deemed to hold on a one and three quarter for one (1.75:1) basis Common Stock.

    4.8  CLASS A COMMON STOCK.  Class 8 Interests are Impaired. Subject to
Article V, on the Effective Date, after giving effect to the Capital Stock Combination and the Reverse Stock Split, each holder of an Allowed Interest in Class 8 shall be deemed to hold on a one for one (1:1) basis Common Stock.

    4.9 WARRANTS. Class 9 Interests are Impaired. On the Effective Date, all outstanding warrants shall be cancelled.

    4.10 ACCRUAL OF INTEREST. Distributions of Common Stock to holders of Outstanding Debentures will be based upon the principal amount of the Outstanding Debentures as of the Petition Date plus interest accrued through the Petition Date at the applicable non-default rate.

                                   ARTICLE V
          REALLOCATION OF DISTRIBUTIONS FOR NONCONSENSUAL CONFIRMATION

    5.1 HOLDERS OF SUBORDINATED DEBENTURES FAIL TO ACCEPT THE PLAN. In the event that the holders of Allowed Claims in Class 6 shall, as a Class, fail to accept the Plan as set forth in Section 6.3 of the Plan, then (a) the Plan shall be deemed automatically amended without further action by the Debtor such that
(i) the distributions which would otherwise have been made in accordance with
Section 4.6 of the Plan shall be made to holders of Allowed Claims in Class 5,
(ii) the holders of Allowed Claims in Class 6 shall receive no distributions nor retain any property under the Plan on account of such Allowed Claims, (iii) the existing Subordinated Debentures held by holders of Class 6 Allowed Claims shall be deemed to be cancelled, and (iv) such holders shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code; and (b) the Debtor shall seek to confirm the Plan as so automatically amended pursuant to this Article, in accordance with section 1129(b) of the Bankruptcy Code.

    5.2 HOLDERS OF PREFERRED STOCK FAIL TO ACCEPT THE PLAN. In the event that the holders of Allowed Interests in Class 7 shall, as a Class, fail to accept the Plan as set forth in Section 6.3 of the Plan, then (a) the Plan shall be deemed automatically amended without further action by the Debtor such that (i) the Common Stock which would otherwise have been retained by the holders of the Preferred Stock in accordance with Section 4.7 of the Plan shall be delivered by the Exchange Agent to holders of Allowed Claims in Class 5, (ii) the holders of Allowed Interests in Class 7 shall receive no distributions nor retain any property under the Plan on account of such Allowed Interests, (iii) the Preferred Stock held by holders of Allowed Interests in Class 7 shall be deemed to be cancelled and, (iv) such holders shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code; and (b) the Debtor shall seek to confirm the Plan as so automatically amended pursuant to this Article, in accordance with section 1129(b) of the Bankruptcy Code.

    5.3 HOLDERS OF CLASS A COMMON STOCK FAIL TO ACCEPT THE PLAN. In the event that the holders of Allowed Interests in Class 8 shall, as a Class, fail to accept the Plan as set forth in Section 6.3 of the Plan, then (a) the Plan shall be deemed automatically amended without further action by the Debtor such that
(i) the Common Stock which would otherwise have been retained by the holders of the Class A Common Stock in accordance with Section 4.8 of the Plan shall be delivered by the Exchange Agent to holders of Allowed Claims in Class 5, (ii) the holders of Allowed Interests in Class 8 shall receive no distributions nor retain any property under the Plan on account of such Allowed Interests, (iii) the Class A Common Stock held by holders of Allowed Interests in Class 8 shall be deemed to be cancelled, and (iv) such holders shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code; and (b) the Debtor shall seek to confirm the Plan as so automatically amended pursuant to this Article, in accordance with section 1129(b) of the Bankruptcy Code.

                                   ARTICLE VI
                      ACCEPTANCE OR REJECTION OF THE PLAN

    6.1 UNIMPAIRED CLASSES. The Allowed Claims in Classes 1, 2 and 3 are Unimpaired under the Plan and the holders of such Allowed Claims are conclusively presumed to have accepted the Plan.

    6.2 IMPAIRED CLASSES TO VOTE ON PLAN. The Allowed Claims in Classes 5 and 6 and the Allowed Interests in Classes 7 and 8 are Impaired; consequently, the holders in such Classes are entitled to vote to accept or reject the Plan. The holders of Allowed Interests in Classes 4 and 9 are conclusively presumed to have rejected the Plan. The Company shall cause the holders of Class 4 Claims (which it controls) to support the Plan.

    6.3 ACCEPTANCE BY IMPAIRED CLASSES. An Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders (other than any holder designated under section 1126(e) of the

Bankruptcy Code) that hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan. An Impaired Class of Interests shall have accepted the Plan if the Plan is accepted by the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) that hold at least two-thirds (2/3) in amount of the Allowed Interests of such Class that have voted to accept or reject the Plan.

    6.4 NONCONSENSUAL CONFIRMATION/CRAMDOWN. In the event that any Impaired Class of Claims or Class of Interests shall fail to accept the Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right to (i) seek to have the Court confirm the Plan in accordance with
Section 1129(b) of the Bankruptcy Code, or (ii) modify the Plan in accordance with Section 13.6 of the Plan.

                                  ARTICLE VII
                      MEANS FOR IMPLEMENTATION OF THE PLAN

    7.1 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTOR. The Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise expressly provided in the Plan on the Confirmation Date, the Reorganized Debtor shall be vested with all of the property of the Estate free and clear of all claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and may operate its businesses free of any restrictions imposed by the Bankruptcy Code or by the Court, including, without limitation, any contracts or leases entered into or assumed by the Debtor after the Petition Date; PROVIDED, HOWEVER, that the Reorganized Debtor shall continue as a debtor in possession under the Bankruptcy Code until the Effective Date, and, thereafter, the Reorganized Debtor may operate its business free of any restrictions imposed by the Bankruptcy Code or the Court.

    7.2 EXCHANGE AGENT. The Debtor may designate an entity or entities to serve as Exchange Agent to distribute all the property to be distributed under the Plan, including, without limitation, the delivery of the Common Stock in exchange for the Outstanding Debentures and as replacement for the Preferred Stock and Class A Common Stock.

    7.3 PLAN IMPLEMENTATION STEPS. On or as soon as practicable after the Effective Date (unless otherwise expressly indicated), the following actions shall be effectuated in the following sequential order:

        (a) AMENDMENTS TO CERTIFICATE OF INCORPORATION. The Reorganized Debtor shall file its Amended and Restated Certificate with the office of the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The Amended and Restated Certificate will, among other things, provide (to the extent necessary to effectuate the terms of the Plan) for (i) the prohibition of the issuance of non-voting equity securities, (ii) the authorization of 18 million shares of Common Stock, (iii) the Reverse Stock Split, (iv) the Capital Stock Combination, (v) the elimination of the provisions providing for the Company's Board of Directors to be classified into three classes with staggered terms, (vi) the removal of all supermajority voting provisions, and (vii) the elimination of the provisions prohibiting stock holders from acting by written consent.

        (b) AMENDMENTS TO BYLAWS. The Reorganized Debtor shall adopt and effect the Amended and Restated Bylaws which shall provide for, among other things,
    (i) the elimination of the provisions providing for the Company's Board of Directors to be classified into three classes with staggered terms, and (ii) the removal of all supermajority voting provisions.

        (c) CAPITAL STOCK COMBINATION. To the extent necessary to effectuate the Plan, the Reorganized Debtor shall effect the Capital Stock Combination whereby the Class A Common Stock, Class B

    Common Stock (none of which is outstanding), and Preferred Stock are combined into one (1) class and series designated "Common Stock" having the same rights that the Class A Common Stock had prior to the Capital Stock Combination. Pursuant to the Capital Stock Combination, each share of outstanding Preferred Stock will be reclassified to be one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one share of Common Stock.

        (d) REVERSE STOCK SPLIT. To the extent necessary to effectuate the Plan, the Reorganized Debtor shall effect the Reverse Stock Split.

        (e) DELIVERY OF AUTHORIZED SHARES. The Reorganized Debtor shall deliver the shares of Common Stock authorized for issuance to the Exchange Agent for delivery to the holders of Allowed Claims and Allowed Interests in accordance with the Plan.

        (f) DEBENTURE EXCHANGE. The Exchange Agent shall deliver to holders of Outstanding Debentures and Other Class 5 Claims, Common Stock in accordance with the Plan.

        (g) STOCK OPTION PLAN. The Reorganized Debtor shall execute an amendment to the Management Stock Option Plan which shall be substantially in the form attached as Exhibit 3.

    7.4 EXCHANGE OF PREFERRED AND COMMON STOCK. Subject to Article V, upon presentment of certificates evidencing Preferred Stock and Class A Common Stock, the Exchange Agent shall deliver to holders thereof, Common Stock.

    7.5 CANCELLATION OF SECURITIES AND AGREEMENTS. On the Effective Date, all Outstanding Debentures, Class A Common Stock, Class B Common Stock (none of which is outstanding), Preferred Stock and warrants shall be cancelled. Also, on the Effective Date, the Senior Debenture Indenture and the Subordinated Debenture Indenture shall be cancelled.

    7.6 DIRECTORS. After giving effect to the Amended and Restated Certificate and the Amended and Restated Bylaws, there shall be a declassification of the Board of Directors of the Company. The Reorganized Debtor's Board of Directors shall be comprised of ten (10) directors, four (4) of whom are present directors of the Company and six (6) of whom shall be designated by the Debenture Holders' Committee in consultation with the Debtor. The names of the present directors and director nominees are set forth in the Prospectus. Any changes from that set forth in the Prospectus shall be disclosed at or prior to the hearing to consider confirmation of the Plan. All such directors shall be deemed elected, and those directors not continuing in office shall be deemed removed therefrom, effective on the Effective Date, pursuant to the Confirmation Order. Such directors' tenure and the manner of selection of new directors shall be as provided in the Amended and Restated Certificate and the Amended and Restated Bylaws.

    7.7 OFFICERS. On the Effective Date, the existing officers of the Reorganized Debtor shall be retained and shall remain as officers and shall continue to serve until such time as they may resign, be removed or be replaced.

    7.8 EMPLOYMENT CONTRACTS. From and after the Effective Date, the Reorganized Debtor may enter into employment contracts with its respective officers, agents or employees.

    7.9 SECTION 1145. The shares of Common Stock issued pursuant to the Plan shall be issued pursuant to the exemption from securities registration contained in section 1145 of the Bankruptcy Code.

    7.10 CORPORATE ACTION. The adoption of the Amended and Restated Certificate, the Amended and Restated Bylaws, the selection of directors and officers for the Reorganized Debtor, the issuance and distribution of the Common Stock, execution and delivery of all contracts, leases, instruments, releases, and other agreements related to any of the foregoing; and the other matters provided for under the Plan involving the corporate action to be taken by or required of the Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Debtor or Reorganized Debtor.

    7.11 SOURCES OF CASH FOR PLAN DISTRIBUTION. All Cash necessary for the Reorganized Debtor to make payments pursuant to the Plan shall be obtained from existing Cash balances, under existing debt agreements, the operations of the Debtor or Reorganized Debtor, or from the sale of fractional shares of Common Stock as described in Section 13.4(a) of the Plan. The Reorganized Debtor may also make such payments using Cash received from its subsidiaries in the ordinary course of its business, either by way of advances or dividends.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

    8.1 CONDITIONS TO CONFIRMATION. It is a condition to confirmation of the Plan that the Confirmation Order include provisions:

        (a) authorizing the Reorganized Debtor to adopt and file the Amended and Restated Certificate;

        (b) authorizing the Reorganized Debtor to adopt and effect the Amended and Restated Bylaws;

        (c) authorizing the Capital Stock Combination;

        (d) authorizing the Reverse Stock Split;

        (e) authorizing the Reorganized Debtor to issue authorized shares of Common Stock and to deliver such shares to the Exchange Agent;

        (f) authorizing and directing the Exchange Agent to deliver the Common Stock to holders of Other Class 5 Claims, the Outstanding Debentures, the Preferred Stock and the Class A Common Stock in accordance with the Plan and to sell aggregated fractional shares and to distribute the proceeds in accordance with Section 13.4 of the Plan;

        (g) authorizing the Reorganized Debtor to amend and assume the Management Stock Option Plan;

        (h) giving effect to the releases set forth in Section 9.4 of the Plan;

        (i) giving effect to the injunction set forth in Section 9.5 of the Plan;

        (j) authorizing all of the other transactions contemplated by the Plan in order to effectuate the Plan; and

        (k) making the provisions of the Confirmation Order non-severable and mutually dependent.

    8.2 CONDITIONS TO CONSUMMATION. The Confirmation Order shall contain the provisions set forth in Section 8.1 of the Plan and the Confirmation Order shall have become a Final Order before the Plan will be consummated.

    8.3 WAIVER OF CONDITIONS. The Debtor may waive any condition set forth in this Article VIII at any time, without notice, without leave of or order of the Court, and without any formal action other than proceeding to consummate the Plan.

                                   ARTICLE IX
                          EFFECTS OF PLAN CONFIRMATION

    9.1 DISCHARGE. Except as otherwise expressly provided in the Plan, the confirmation of the Plan shall (i) bind all holders of Claims and Interests, whether or not they accept the Plan, and (ii) discharge and release, pursuant to section 1141(d)(1) of the Bankruptcy Code, the Debtor effective immediately from any Claim, Interest or any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code) that arose or was incurred before the Confirmation Date, and completely extinguish the Debtor's and the Reorganized Debtor's liability in respect thereof, including, without limitation, any liability of a kind specified in section 502(g) of the Bankruptcy Code, regardless of whether: (a) a proof of the Claim or Interest was filed, or the Interest or Claim was scheduled by the Debtor, (b) the Claim or Interest is an Allowed Claim or Allowed Interest, as the case may be, or (c) the holder of such Claim or Interest voted to accept or reject, or abstained from voting on, the Plan. In addition, except as otherwise provided in the Plan, confirmation of the Plan pursuant to the Confirmation Order acts as a discharge and release, effective as of the Confirmation Date, as to each holder of a Claim or Interest receiving or entitled to receive any distribution under the Plan in respect of any direct or indirect right, Claim or Interest such holder had or may have had against or in the Debtor. On and after the Confirmation Date, as to every discharged Claim and Interest, every holder of a Claim and Interest shall be precluded from asserting against the Debtor or the Reorganized Debtor or its assets or properties any further Claim or Interest based on any document or instrument or act, omissions, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

    9.2  RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.

        (a) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtor or the Reorganized Debtor may have currently or which the Reorganized Debtor may choose to assert on behalf of the Estate under any provision of the Bankruptcy Code or any similar applicable non-bankruptcy law, including, without limitation, (i) the avoidance of any transfer by or obligation of the Company or the Debtor or (ii) the turnover of any property to the Estate, all of which are expressly reserved by the Plan.

        (b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Company had immediately prior to the Petition Date, against or with respect to any Claim left unaltered or Unimpaired by the Plan. The Reorganized Debtor shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which it had immediately prior to the Petition Date fully as if the chapter 11 case had not been commenced; and all of the Reorganized Debtor's legal and equitable rights respecting any Claim left unaltered or Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the chapter 11 case had not been commenced.

    9.3  POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR
INTERESTS. Outstanding Debentures, stock certificates and other evidences of Claims against or Interests in the Debtor shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

    9.4 RELEASE. Except as otherwise expressly provided in the Plan, on the Effective Date, in consideration for, or as part of, the treatment accorded to the holders of Claims and Interests under the Plan, each holder of a Claim or Interest against or in the Debtor shall be deemed to have released the Debtor from any and all causes of action and claims, in law or in equity, whether based on tort, fraud, contract or otherwise, which they individually or collectively theretofore or thereafter possessed or may possess.

    9.5 LIMITED RELEASE OF DIRECTORS, OFFICERS AND EMPLOYEES. As of the Effective Date, the Debtor shall be deemed to have waived and released its present and former directors, officers and employees from any and all claims of the Debtor (including claims which the Debtor or Debtor in Possession otherwise has legal power to assert, compromise or settle in connection with its chapter 11 case) arising on or prior to the Effective Date; PROVIDED HOWEVER, that this provision shall not operate as a waiver or release of any claim (i) in respect to any loan, advance or similar payment by the Debtor to any such person, (ii) in respect of any contractual obligation owed by such person to the Debtor, or (iii) or to the extent based upon or attributable to such person gaining in fact a personal profit to which such person was not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Debtor which are recoverable by the Debtor pursuant to section 16(b) of the Securities Exchange Act of 1934, as amended.

    9.6 TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided, all injunctions or stays provided for in the Reorganization Case pursuant to section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

    9.7 EXCULPATION. Neither the Company, the Reorganized Debtor nor any of their respective officers, directors, employees, advisors, agents or representatives shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with or arising out of their solicitation of votes on or their administration of the Plan or the property to be distributed under the Plan except for any liabilities which may arise under the statutes or regulations administered by the Securities and Exchange Commission or from willful misconduct or gross negligence, and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                                   ARTICLE X
                    CONTESTED CLAIMS AND CONTESTED INTERESTS

    10.1 OBJECTIONS TO CLAIMS AND INTERESTS. The Debtor may object to the allowance of Claims or Interests filed with the Bankruptcy Court. From and after the Effective Date, the Reorganized Debtor, or any entity chosen by the Reorganized Debtor, shall have the exclusive responsibility for reviewing and objecting to the allowance of Claims and Interests. All objections shall be litigated to a Final Order; PROVIDED, HOWEVER, that the Debtor or the Reorganized Debtor, as the case may be, may compromise and settle any objections to Claims or Interests, subject to the approval of the Court, and may seek Court estimation of Contested Claims or Contested Interests pursuant to section 502(c) of the Bankruptcy Code.

    10.2 DISTRIBUTIONS. At such time as a Contested Claim or Contested Interest becomes an Allowed Claim or Allowed Interest, in whole or in part, the holder of such Claim or Interest shall receive the property that would have been distributed to such holder under the Plan if such Allowed Claim or Allowed Interest was an Allowed Claim or Allowed Interest on the Effective Date. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Court allowing such Claim or Interest becomes a Final Order.

                                   ARTICLE XI
             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    11.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. On the Effective Date, and to the extent permitted by applicable law all executory contracts and unexpired leases of the Debtor shall be assumed in accordance with the provisions of section 365 and section 1123 of the Bankruptcy Code, excluding
(a) any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to section 365 of the Bankruptcy Code by the Debtor prior to the commencement of the hearing on confirmation of the Plan, (b) such contracts or leases as are listed on any "Schedule of Rejected Executory Contracts and Unexpired Leases" filed by the Debtor on or before entry of the Confirmation Order, all of which contracts or leases shall be deemed rejected pursuant to the provisions of section 365 and section 1123 of the Bankruptcy Code, and (c) any and all executory contracts or unexpired leases rejected prior to entry of the Confirmation Order.

    Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtor in the ordinary course of business. Without limiting the generality of the foregoing, the agreements set forth on Exhibit 4 attached hereto will be deemed assumed immediately prior to the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code.

    11.2  CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED
LEASES. Any Claims arising out of the rejection of contracts or leases must be filed with the Court within the time set by any Final Order rejecting an executory contract or unexpired lease or 30 days after the Confirmation Date. Any Claims not filed within such time will be forever barred from assertion against the Debtor or Reorganized Debtor, its estate and property. Unless otherwise ordered by the Bankruptcy Court or provided in this Plan, all such Claims for which proofs of Claim are required to be filed will be treated as General Unsecured Claims.

    11.3 INDEMNIFICATION OBLIGATIONS. Notwithstanding any provision of the Plan to the contrary, the obligations of the Company or the Debtor to indemnify its present and former directors, controlling persons, officers, affiliates, employees, advisors or agents against any obligations pursuant to its Amended and Restated Certificate, Amended and Restated Bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification is owed in connection with an event occurring before or after the Petition Date.

                                  ARTICLE XII
                           RETENTION OF JURISDICTION

    12.1 RETENTION OF JURISDICTION. Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Court shall retain jurisdiction to (a) determine any Contested Claims, (b) determine requests for payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto, (c) resolve controversies and disputes regarding interpretation and implementation of the Plan, (d) enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor and the Reorganized Debtor,
(e) modify the Plan pursuant to Section 13.6 of the Plan, (f) determine any and all applications, adversary proceedings and contested or litigated matters pending on the Effective Date, (g) allow, disallow, estimate, liquidate or determine any Claim or Interest and to enter or enforce any order requiring the filing of any such Claim before a particular date, (h) determine any and all pending applications for the rejection or disaffirmance of executory contracts or leases, or for the assignment of assumed executory contracts and leases, and to hear and determine, and if need to be liquidate, any and all Claims arising therefrom, (i) determine any actions or controversies arising under or in connection with the Plan, the Prospectus, the Confirmation Order, or any contract, instrument, release, or other agreement created in connection with the Plan or the Prospectus, (j) enter and implement orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, and (k) enter a final decree closing the Reorganization Case.

    12.2 FAILURE OF COURT TO EXERCISE JURISDICTION. If the Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Case, including the matters set forth in this Article XII, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

    13.1 DISTRIBUTION RECORD DATE. As of the close of business on the Distribution Record Date, the respective transfer registers for each of the Impaired Securities in Classes 5, 6, 7 and 8 as maintained by the Debtor, the respective Indenture Trustees, or their respective agents, shall be closed and the transfers of Impaired Securities, or any interest therein, will be prohibited. Moreover, the Exchange Agent shall have no obligation to recognize the transfer of any Impaired Securities in such Classes occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

    13.2 SURRENDER OF INSTRUMENTS--DEBENTURE HOLDERS. As a condition to participation under the Plan, each holder of an Outstanding Debenture evidencing a Claim that desires to receive the Common Stock to be distributed on account of an Allowed Claim based on such debenture shall surrender such debenture to the Reorganized Debtor, or its designee, and shall execute and deliver such other documents as are necessary to effectuate the Plan. If such debenture is not surrendered and the holder does not provide an affidavit that such debenture was lost, and any other required documents, all in form and substance satisfactory
to the Reorganized Debtor, within    years of the Effective Date, then no
distribution will be made to such holder whose Allowed Claim is based on such debenture. Such holder shall be deemed to forfeit all rights under the Plan.

    13.3 UNCLAIMED DISTRIBUTIONS. If any holder of Outstanding Debentures entitled to Common Stock directly from the Exchange Agent under the Plan cannot be located on the Effective Date, such securities shall be set aside and
maintained by the Exchange Agent. If such person is located within    years of
the Effective Date, such securities shall be distributed to such person. If such
person cannot be located within    years of the Effective Date, any such
securities shall become the property of and shall be released to the Reorganized Debtor; PROVIDED, HOWEVER, that nothing contained in this Plan shall require the Reorganized Debtor to attempt to locate such person.

    13.4  FRACTIONAL SHARES.

        (a) CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT. If the Capital Stock Combination or the Reverse Stock Split creates a fraction of a share of Common Stock, holders of an Allowed Class 7 or 8 Interest, respectively, shall not receive or be deemed to hold any fractional shares. All fractional shares which would otherwise have been created by the Capital Stock Combination or the Reverse Stock Split shall be aggregated and after the Effective Date, such shares shall be sold in the market by the Exchange Agent and the net proceeds thereof disbursed pro rata to the holders of Allowed Class 7 and 8 Interests based upon the fraction of the shares each holder would have been entitled to receive or would have been deemed to hold had the Company authorized the issuance of fractional shares.

        (b) DEBENTURE EXCHANGE. Whenever any distribution of a fraction of a share of Common Stock to any holder of an Allowed Class 5 or 6 Claim would otherwise be called for, the actual distribution shall reflect a rounding down of such fraction to the nearest whole share.

    13.5  RETIREE BENEFITS.  On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to be obligated to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, and shall continue to pay such retiree benefits as they become due at the level established at any time prior to confirmation of the Plan pursuant to subsection (e)(1)(B) or (g) of section 1114, for the duration of the period the Debtor has obligated itself to provide such benefits.

    13.6 MODIFICATION OF PLAN. The Debtor reserves the right, in accordance with the Bankruptcy Code, to amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Reorganized Debtor may, upon order of the Court, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

    13.7 WITHDRAWAL OF PLAN. The Debtor reserves the right, at any time prior to the entry of the Conformation Order, to revoke and withdraw the Plan. If the Debtor revokes or withdraws the Plan under this section, or if entry of the Confirmation Order does not occur, then the Plan shall be deemed null and void. In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against or any Interests in the Debtor or to prejudice in any manner the rights of the Debtor in any further proceedings involving the Debtor.

    13.8 TAX PROVISIONS. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument of transfer under the Plan, shall not be taxed under any state or local law imposing a stamp tax or similar tax.

    13.9 PAYMENT DATES. Whenever any payment to be made under the Plan is due on a day other than a Business Day, such payment will instead by made, without interest, on the next Business Day.

    13.10 HEADINGS. The headings used in this Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

    13.11 SUCCESSORS AND ASSIGNS. The rights, benefits and obligations of any person or entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such person.

    13.12 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

    13.13 GOVERNING LAW. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

Dated:             , 1997
Newport Beach, California

                                          KOLL REAL ESTATE GROUP, INC.
                                          By:
                                          --------------------------------------

                                          Name: Raymond J. Pacini
                                          Title:  Executive Vice President and
                                                 Chief Financial Officer

                                          Robert J. Dehney, Esq.
                                          MORRIS, NICHOLS, ARSHT & TUNNELL

                                          By:
                                          --------------------------------------

                                              Attorneys for Debtor and
                                              Debtor-in-Possession

                                          Brian S. Hucker, P.C., Esq.
                                          Gregory W. Preston, Esq.
                                          McDERMOTT, WILL & EMERY

                                          By:
                                          --------------------------------------

                                              Attorneys for Debtor and
                                              Debtor-in-Possession

                                   EXHIBIT 1

                                 [TO BE FILED]

                                   EXHIBIT 2

                                 [TO BE FILED]

                                   EXHIBIT 3

                                 [TO BE FILED]

                                   EXHIBIT 4

                                 [TO BE FILED]

    Letters of Transmittal, Master Ballots, Ballots and Proxies should be sent by the respective holders of Outstanding Debentures, Preferred Stock, Common Stock, Impaired Claims and Impaired Interests or by the respective broker, dealer, commercial bank, trust company or other nominee of such entities, to the Exchange Agent at the address set forth below:

                              The Exchange Agent:
                              [MELLON BANK, N.A.]

                                        By Facsimile:
           By Mail, Hand                () -
       or Overnight Courier:            Telephone:
         [Insert Address]               () -

    Any questions or requests for assistance with respect to the Exchange Offers, Consent Solicitation, Annual Meeting or the Plan or requests for additional copies of this Prospectus, the Letter of Transmittal, Master Ballots, Ballots or Proxies may be directed to the Information Agent at its address or telephone number set forth below. Holders of Outstanding Debentures, Preferred Stock or Common Stock may also contact their broker, dealer, commercial bank, trust company or other nominee, as applicable concerning the Exchange Offers, Consent Solicitation, Annual Meeting or the Plan.

                             THE INFORMATION AGENT:

                           Georgeson & Company, Inc.
                               Wall Street Plaza
                                 88 Pine Street
                                   30th Floor
                               New York, NY 10005
                            (___) ___-____ (collect)
                         Call Toll Free (800) ___-____

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article FIFTEENTH(b)(1) of the Amended Certificate of Incorporation of the Registrant requires the Registrant to indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). The effect of the DGCL is summarized as follows:

        (a) The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

        (b) The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) above, or in defense of any claim, issue or matter therein, the DGCL provides that the director, officer, employee or agent shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

        (d) The DGCL also provides that any indemnification under paragraphs (a) and (b) above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in paragraphs (a) and (b) above. Such determination shall be made
    (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that that person is not entitled to be indemnified by the corporation as authorized by the DGCL. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by or granted pursuant to the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The rights of indemnification or advancement of expenses described above are not exclusive of any other rights of indemnification to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

    The Registrant has directors' and officers' liability insurance coverage which insures directors and officers of the Registrant and its subsidiaries against certain liabilities.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

   3.01 Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.01 to the Registrant's Annual Report on Form 10-K for 1992.

   3.02   Amended By-Laws of the Registrant, incorporated by reference to
          Exhibit 3.02 to the Registrant's Annual Report on Form 10-K for 1992.

   4.01   Restated Certificate of Incorporation of the Registrant (filed as
          Exhibit 3.01).

   4.02   Amended By-Laws of the Registrant (filed as Exhibit 3.02).

   4.03   Indenture dated as of July 15, 1992 for 12% Senior Subordinated
          Pay-In-Kind Debentures Due March 15, 2002 ("Senior Subordinated
          Debentures"), issued by the Registrant in the aggregate principal amount of $127,550,000, incorporated by reference to Exhibit 4.08 to the Registrant's Annual Report on Form 10-K for 1992.

   4.04   Indenture dated as of July 15, 1992 for 12% Subordinated Pay-In-Kind
          Debentures Due March 15, 2002, ("Subordinated Debentures"), issued by the Registrant in the aggregate principal amount of $75,688,000, incorporated by reference to Exhibit 4.09 to the Registrant's Annual
          Report on Form 10-K for 1992.

   4.05   Form of Senior Subordinated Debentures (included in Exhibit 4.03).

   4.06   Form of Subordinated Debentures (included in Exhibit 4.04).

   5.01 Legal Opinion of McDermott, Will & Emery with respect to the legality of the securities being issued.**

  10.01   Tax Sharing Agreement dated as of December 18, 1989, between the
          Registrant and The Henley Group, Inc. ("Henley Group"), incorporated by reference to Exhibit 10.03 to the Registrant's Annual Report on Form 10-K for 1989.

  10.02   Tax Sharing Agreement dated as of December 15, 1988, between
          Wheelabrator Technologies, Inc. (formerly The Wheelabrator Group,
          Inc.) ("WTI") and the Registrant ("WTI Tax Sharing Agreement"), incorporated by reference to Exhibit 10.02 to Amendment No. 3 on Form
          8 to the Registrant's Registration Statement on Form 10.

  10.02A Amendment No. 1 to WTI Tax Sharing Agreement dated February 14, 1994, incorporated by reference to Exhibit 10.02A to the Registrant's
          Annual Report on Form 10-K for 1993.

  10.03   1993 Stock Option/Stock Issuance Plan, incorporated by reference to
          Exhibit 10.03A to the Registrant's Annual Report on Form 10-K for
          1993.

  10.04   Deferred Compensation Plan for Non-Employee Directors of the
          Registrant, incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form 10.

  10.05 Retirement Plan for Non-Employee Directors of the Registrant, incorporated by reference to Exhibit 10.15 to the Registrant's
          Registration Statement on Form 10.

  10.06   Retirement Plan of the Registrant, incorporated by reference to
          Exhibit 10.16 to Amendment No. 3 on Form 8 to the Registrant's
          Registration Statement on Form 10.

  10.06A  Amendment to Retirement Plan of the Registrant dated December 8,
          1993, incorporated by reference to Exhibit 10.07A to the Registrant's
          Annual Report on Form 10-K for 1993.

  10.07   The Koll Company 401(k) Plus Plan and Trust Agreement dated July 1,
          1989 under which the Registrant elected to participate as an employer effective as of October 1, 1993, incorporated by reference to Exhibit
          10.08 to the Registrant's Annual Report on Form 10-K for 1993.

  10.08 Restated Environmental Matters Agreement dated as of July 28, 1989, among a predecessor to the Registrant, Allied-Signal, New Hampshire
          Oak, Fisher Scientific Group Inc. ("Fisher Group") and the
          Registrant, incorporated by reference to Exhibit 10(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June
          30, 1989 as amended by the Assignment, Assumption and Indemnification
          Agreement dated as of December 21, 1989, among the Registrant, Henley
          Group, New Hampshire Oak, Fisher Group, WTI and Allied-Signal, incorporated by reference to Exhibit 10.21 to the Registrant's Annual
          Report on Form 10-K for 1989.

  10.09 Environmental Expenditures Agreement dated as of July 28, 1989, among the Registrant, WTI, New Hampshire Oak and Fisher Group, incorporated by reference to Exhibit 10(b) to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1989 as amended by Assignment and Assumption Agreement dated as of January 1, 1990, among the Registrant, Henley Group, New Hampshire Oak, Fisher Group,
          WTI and Henley Holdings, Inc., incorporated by reference to Exhibit
          10.22 to the Registrant's Annual Report on Form 10-K for 1989.

  10.10   Transition Agreement dated as of July 16, 1992 ("Transition
          Agreement"), among the Registrant, Henley Group and Abex Inc., incorporated by reference to Exhibit 10.14 to the Registrant's Annual
          Report on Form 10-K for 1992.

  10.10A Amendment to Transition Agreement dated April 1, 1993, incorporated by reference to Exhibit 10.12A to the Registrant's Annual Report on Form 10-K for 1993.

  10.11 Tax Sharing Agreement dated as of June 10, 1992, between Henley Group and Abex Inc., incorporated by reference to Exhibit 10.15 to the Registrant's Annual Report on Form 10-K for 1992.

  10.12   Conditional Guarantee dated as of July 9, 1992, among the Registrant,
          Abex Inc., Henley Group and Allied-Signal, incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for
          1992.

  10.13   Reimbursement Agreement dated as of July 16, 1992, among the
          Registrant, Henley Group and Abex Inc., incorporated by reference to
          Exhibit 10.17 to the Registrant's Annual Report on Form 10-K for
          1992.

  10.14   Pension Agreement dated as of July 16, 1992, among the Registrant,
          Henley Group and Abex Inc., incorporated by reference to Exhibit
          10.18 to the Registrant's Annual Report on Form 10-K for 1992.

  10.15 Stock Purchase Agreement ("Stock Agreement") dated December 17, 1993 between the Registrant, certain of its subsidiaries and Libra Invest
          & Trade Ltd. ("Libra") incorporated by reference to Exhibit 10.19 to the Registrant's Annual Report on Form 10-K for 1993.

  10.15A Amendment No. 1 to the Stock Agreement dated as of February 15, 1994, incorporated by reference to Exhibit 10.19A to the Registrant's
          Annual Report on Form 10-K for 1993.

  10.16 Exchange Agreement dated December 17, 1993, between the Registrant and Libra, incorporated by reference to Exhibit 10.20 to the Registrant's Annual Report on Form 10-K for 1993.

  10.17   Financing and Accounting Services Agreement dated as of September 30,
          1993 between the Registrant and The Koll Company, incorporated by reference to Exhibit 10.21 to the Registrant's Annual Report on Form
          10-K for 1993.

  10.18 Management Information Systems and Human Resources Services Agreement dated as of September 30, 1993 between the Registrant and Koll
          Management Services, Inc., incorporated by reference to Exhibit 10.22 to the Registrant's Annual Report on Form 10-K for 1993.

  10.19   License Agreement dated September 30, 1993 between the Registrant,
          The Koll Company and Mr. Donald M. Koll, incorporated by reference to
          Exhibit 10.3 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.

  10.20   Amendment to License Agreement dated September 30, 1993 between the
          Registrant and Mr. Donald M. Koll.**

  10.21 Sublease Agreement dated September 30, 1993 between the Registrant and the Koll Company, incorporated by reference to Exhibit 10.24 to the Registrant's Annual Report on Form 10-K for 1993.

  10.22 Netting Agreement dated as of October 1, 1993 between a subsidiary of the Registrant and an executive officer of the Registrant, together with a schedule identifying five (5) substantially identical documents not filed therewith, incorporated by reference to Exhibit
          10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

  10.23 Agreement of Limited Partnership dated as of October 1, 1993 between a subsidiary of the Registrant and an executive officer of the Registrant, together with a schedule identifying five (5) substantially identical documents not filed therewith, incorporated by reference to Exhibit 10.3 to Registrant's Quarterly Report on Form
          10-Q for the quarter ended September 30, 1994.

  10.24 Agreement Respecting Vesting of Rights dated as of October 1, 1993 between a subsidiary of the Registrant and an executive officer of the Registrant, together with a schedule identifying five (5) substantially identical documents not filed therewith, incorporated by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form
          10-Q for the quarter ended September 30, 1994.

  10.25 Promissory Note Agreement dated April 29, 1995 between the Registrant and AV Partnership, incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended
          March 31, 1995.

  10.26   Koll Asia Pacific Development Services Amended and Restated Pacific
          Rim Joint Business Opportunity Agreement, incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

  10.27   Bargain Purchase and Sale Agreement and Escrow Instructions between a
          Subsidiary of the Registrant and the State of California, acting by and through the State Lands Commission, incorporated by reference to
          Exhibit 10.26 to the Registrant's Annual Report on Form 10-K for
          1996.

  10.28   Employment Agreement between the Registrant and Mr. Donald M. Koll.**

  10.29   Employment Agreement between the Registrant and Mr. Richard M.
          Ortwein.**

  10.30   Employment Agreement between the Registrant and Mr. Raymond J.
          Pacini.**

  10.31   Consulting Agreement between the Registrant and Mr. Ray Wirta.**

  21.01   Subsidiaries of the Registrant, incorporated by reference to Exhibit
          21.01 to the Registrant's Annual Report on Form 10-K for 1996.

  23.01   Consent of McDermott, Will & Emery (included in opinion filed as
          Exhibit 5.01).**

  23.02   Consent of Deloitte & Touche, LLP.*

  24.01   Power of Attorney (included on page II-8).

  27.01 Financial Data Schedule, incorporated by reference to Exhibit 27.01 to the Registrant's Annual Report on Form 10-K for 1996.

  99.01   Form of Proxy for Class A Common Stock.*

  99.02   Form of Proxy for Series A Convertible Preferred Stock.*

  99.03   Form of Letter of Transmittal for exchange of the 12% Senior
          Subordinated Pay-In-Kind Debentures due March 15, 2002.**

  99.04   Form of Letter of Transmittal for exchange of the 12% Subordinated
          Pay-In-Kind due March 15, 2002.**

  99.05   Forms of Master Ballots.**

  99.06   Forms of Ballots.**

------------------------

*    Filed herewith.

**  To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    See Item 20 hereof for the Registrant's undertaking with respect to indemnification.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Newport Beach, State of California, on February 20, 1997.

                                          KOLL REAL ESTATE GROUP, INC.

                                          By: /s/ RAYMOND J. PACINI
                                          --------------------------------------
                                             Raymond J. Pacini
                                             EXECUTIVE VICE PRESIDENT AND
                                             CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Koll Real Estate Group, Inc., do hereby constitute and appoint Richard M. Ortwein and Raymond J. Pacini, and each of them, our true and unlawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURES                                       TITLE                              DATE
-----------------------------------------------  ------------------------------------------  ----------------------
              /s/ DONALD M. KOLL                 Chairman of the Board and
     -------------------------------------        Chief Executive Officer                      February 20, 1997
               (Donald M. Koll)                   (Principal Executive Officer)

             /s/ RAYMOND J. PACINI               Executive Vice President and Chief
     -------------------------------------        Financial Officer (Principal Financial       February 20, 1997
              (Raymond J. Pacini)                 and Accounting Officer)

                 /s/ RAY WIRTA
     -------------------------------------       Director                                      February 20, 1997
                  (Ray Wirta)

           /s/ HAROLD A. ELLIS, JR.
     -------------------------------------       Director                                      February 20, 1997
            (Harold A. Ellis, Jr.)

              /s/ PAUL C. HEGNESS
     -------------------------------------       Director                                      February 20, 1997
               (Paul C. Hegness)

             /s/ J. THOMAS TALBOT
     -------------------------------------       Director                                      February 20, 1997
              (J. Thomas Talbot)

             /s/ MARCO F. VITULLI
     -------------------------------------       Director                                      February 20, 1997
              (Marco F. Vitulli)